As filed with the Securities and Exchange Commission on March 12, 2004

Registration No. 333-113007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

AMENDMENT NO. 1

TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Levitt Corporation

(Exact name of registrant as specified in its charter)

Florida	11-3675068
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304
(954) 760-5200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan B. Levan

Chairman of the Board and Chief Executive Officer
Levitt Corporation
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304
(954) 760-5200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Alison W. Miller Michael I. Keyes Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, Florida 33130 (305) 789-3200	Jay L. Bernstein Larry P. Medvinsky Clifford Chance US LLP 200 Park Avenue New York, New York 10166 (212) 878-8000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Shares to	Amount to	Offering	Aggregate	Amount of
Be Registered	Be Registered	Price per Share(1)	Offering Price(1)	Registration Fee

Class A Common Stock ($0.01 par value)	5,750,000 shares	$20.78	$119,485,000	$15,138.75(2)

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the Class A Common Stock as reported on the New York Stock Exchange as of a date within five business days prior to the initial filing of this Registration Statement solely for the purpose of calculating the registration fee.

(2)	Previously paid with the initial filing of this Registration Statement on February 23, 2004.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 12, 2004

PROSPECTUS

5,000,000 Shares

Class A Common Stock

     We are offering 5,000,000 shares of our Class A Common Stock, par value $0.01 per share, at a price of $          per share. We will receive all of the net proceeds from the sale of these shares. Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “LEV.” On March 10, 2004, the last reported sale price of our Class A Common Stock on the New York Stock Exchange was $24.82 per share.

     Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 13 for a discussion of certain factors you should consider before buying our Class A Common Stock.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

     We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional 750,000 shares of Class A Common Stock to cover over-allotments at the public offering price per share, less the underwriting discounts and commissions.

     The underwriters are offering our Class A Common Stock as described in “Underwriting.” The underwriters expect to deliver the shares to purchasers on or about                     , 2004.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Friedman Billings Ramsey

Raymond James

BB&T Capital Markets

The date of this prospectus is                     , 2004.

      You should rely only on the information contained in this document or documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all the information that you should consider in making your investment decision. You should read the entire prospectus carefully, including the risk factors and the documents referred to in “Where You Can Find More Information,” including our financial statements. Unless we indicate otherwise, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional shares of Class A Common Stock. When we refer to the “Company,” “we,” or “our” in this prospectus, we are referring to Levitt Corporation, a Florida corporation, and all of its consolidated subsidiaries. When we refer to “Levitt Corporation” or “Levitt” in this prospectus, we are referring to Levitt Corporation, excluding any subsidiaries. When we refer to “Levitt and Sons” in this prospectus, we are referring to our wholly-owned subsidiary Levitt and Sons, LLC and its subsidiaries. When we refer to “Core Communities,” we are referring to our wholly-owned subsidiary Core Communities, LLC and its subsidiaries. When we refer to “Levitt Commercial,” we are referring to our wholly-owned subsidiary Levitt Commercial, LLC and its subsidiaries. When we refer to “Bluegreen,” we are referring to Bluegreen Corporation and its subsidiaries. When we refer to “BankAtlantic Bancorp,” we are referring to BankAtlantic Bancorp, Inc., excluding any subsidiaries. When we refer to “BankAtlantic,” we are referring to BankAtlantic, the federal savings bank subsidiary of BankAtlantic Bancorp.

The Company

      We are a homebuilder and real estate development company with activities throughout Florida. We primarily develop single-family home and master-planned communities, but we also develop, on a limited basis, commercial and industrial properties and multi-family complexes. In our single-family communities, we specialize in serving homebuyers in the active adult and the primary and family-oriented markets who desire significant customization to our standard production homes. Our standard base price for homes is between $135,000 to $325,000, but our closing price is on average approximately 15% higher due to design modifications, customizations and lot premiums. For 2003, the average closing price of our homes was approximately $220,000. Through our master-planned communities, we generate substantial long-term revenue from large acreage sales to third-party residential, commercial and industrial developers, as well as create opportunities for our homebuilding activities.

      Our principal real estate activities are conducted through Levitt and Sons, our homebuilding subsidiary, and Core Communities, our master-planned community development subsidiary. We also engage in commercial real estate activities through our Levitt Commercial subsidiary and invest with third parties in joint ventures, which develop rental and single-family residential properties and commercial properties. In addition, we own approximately 38.2% of the outstanding common stock of Bluegreen Corporation, a publicly-traded corporation (NYSE: BXG), which acquires, develops, markets and sells ownership interests in “drive-to” vacation resorts and develops and sells residential home sites around golf courses or other amenities.

Levitt and Sons

      Levitt and Sons is a real estate developer and residential homebuilder specializing in single-family home communities and condominiums. Levitt and Sons and its predecessors have built more than 200,000 homes since 1929. It has strong brand awareness as America’s oldest homebuilder and is recognized nationally for having built the Levittown communities in New York, New Jersey and Pennsylvania. The Company acquired Levitt and Sons in December 1999.

      Levitt and Sons is currently developing eleven residential communities in or around the Orlando, Lake County, St. Lucie County, Palm Beach County, Fort Myers and Sarasota areas of Florida. These communities range in size from 110 to 1,200 homes with average closing prices ranging from $167,000 to $273,000. Typically, Levitt and Sons develops the land on which it builds homes. As such, it acquires raw land, obtains appropriate entitlements, and develops roads and other infrastructure before building homes on the finished parcels. In other cases, Levitt and Sons acquires finished lots in master-planned communities developed by Core Communities or third parties. Levitt and Sons also develops rental apartments and condominiums through joint ventures.

      During 2000, our first year of owning and operating Levitt and Sons, it delivered 441 homes with total revenue from house and lot sales of $84.3 million, a margin (which we measure as sales of real estate minus cost of sales of real estate) of $12.7 million, and a margin percentage (which we measure as margin divided by revenues from sales of real estate) of 15.1%. For the year ended December 31, 2003, Levitt and Sons delivered over 1,000 new homes with total revenues of $222.3 million, a margin of $49.2 million and a margin percentage of 22.1%. Over this period, Levitt and Sons’ backlog (which we measure as homes subject to sales contracts) grew from 487 units representing $95.0 million in revenue as of year-end 2000 to 2,053 units representing $459.0 million in revenue as of year-end 2003.

Core Communities

      Core Communities develops master-planned communities and has two existing communities in South Florida. Our original and best-known community, St. Lucie West, has been the fastest growing community on Florida’s Treasure Coast since we acquired it in October 1997 and was ranked by Robert Charles Lesser & Co. as the 8th fastest selling master-planned community in the United States for 2002. St. Lucie West is a 4,600-acre community with approximately 5,000 built and occupied homes, numerous businesses, a university campus and the New York Mets spring training facility. Our second master-planned community, Tradition, is planned to include over 15,000 residences, a corporate park, a K-12 charter/lab school, commercial properties and mixed-use parcels. We currently own approximately 4,700 acres in Tradition and have options to acquire another 4,300 acres, which would provide us with a total of approximately five miles of frontage along I-95, a major north/south interstate highway.

      As a master-planned community developer, Core Communities’ primary activities include the acquisition of large tracts of raw land, planning, entitlement and infrastructure development, and the sale of entitled land and/or developed lots to homebuilders (including Levitt and Sons) and commercial, industrial and institutional end-users. During 1998, our first full year of owning and operating Core Communities, it sold 406 acres of land representing total revenues of $13.2 million and a margin percentage of 45.8%. In 2003, Core Communities sold 1,337 acres of land representing total revenues of $55.0 million and a margin percentage of 43.0%. Our inventory of 3,556 unsold acres at December 31, 1998 had grown to approximately 4,900 acres at December 31, 2003.

Competitive Strengths

      We believe we possess the following competitive strengths:

      Strong National Brand Awareness. Levitt and Sons is recognized as America’s oldest homebuilder, with operations since 1929. As a result of its successful Levittown developments, Levitt and Sons made housing affordable to thousands of Americans after World War II. With over 200,000 home closings during its 75-year history, Levitt and Sons has established credibility with land sellers and homebuyers. Sellers have confidence that we can obtain the necessary entitlements to complete the purchase of their property, while homebuyers have confidence that we will construct and deliver quality homes by the targeted completion date.

      Broad Range of Customer Choice and Customization. We have up to 14 model homes in each of our communities that serve as a starting point for a potential homebuyer. While certain of our competitors offer some design flexibility, we believe that we offer the broadest range of customizations and modifications (both structural and non-structural) of the homebuilders offering homes in our price range. We showcase our many customization options in a design center located on site at our communities. Each design center is staffed by a trained design consultant, who provides our homebuyers with personalized, one-on-one design assistance. As a result of our attention to buyers’ needs and their individual design concepts, we believe that we are able to attract more discriminating homebuyers who are willing to pay a higher price for customization. On average, the base sales prices of our homes are increased by approximately 15% for lot premiums, design modifications and customizations. Design modifications and customizations generally generate higher margins than those generated by sales of our standard homes.

      Strong Understanding of the Active Adult Market. We believe that we have a competitive advantage in the development of age-restricted, or “active adult” communities. Active adult communities are becoming more prevalent as “Baby Boomers” approach retirement age and municipalities seek to increase their tax bases without burdening their school systems. Serving this market requires the creation of a lifestyle for homebuyers that extends well beyond the home. In our active adult communities, we provide recreational facilities, fitness instruction and other organized activities. We also staff our community centers with full-time activities directors. We believe that this approach gives us a marketing advantage with homebuyers. Additionally, we believe that our established record of success in this market increases the likelihood that we will obtain zoning and development approvals from local municipalities where we seek to develop our communities.

      Respected Merchandising Strategy. We believe that we have an advantage in acquiring land for development. In addition to price and certainty of closing, builder reputation is important when buying land from farmers or other non-developers. Often, individual sellers are concerned about the impact a builder’s planned development will have on the area and express concerns about the aesthetics of the final development. Our communities showcase quality homes, attractive landscaping, pleasant street designs and overall site planning that capitalizes on natural features such as lakes, ponds and greenbelts. Similarly, master-planned community developers are concerned about builder quality and presentation because a homebuilder’s success impacts the value of nearby land parcels and the success of the development as a whole. We believe we bring a tradition of excellence and a long record of success to the land we purchase and develop both as a developer of master-planned communities and as a homebuilder.

      Track Record of Success in Assembling and Developing Large Master-Planned Communities. Our success at St. Lucie West and Tradition demonstrates that we are able to assemble, develop and sell sizeable master-planned communities. We believe our record enhances our ability to negotiate with sellers of land, especially those that may have concerns about a developer’s likelihood of completing a purchase. We believe that we have a competitive advantage when assembling tracts of land for our master-planned communities because we are willing to bid on very large land parcels. Additionally, we believe our success in master-planning and our reputation assist us with municipalities that may have concerns about the impact of an incomplete or poorly designed community. We also believe that our development model, which identifies and targets job growth, is a key factor in our ability to obtain the regulatory approvals required for our master-planned communities.

Business Strategy

      Our business strategy involves the following principal elements:

      Build and sell homes profitably in strong growth markets throughout Florida. Currently, we build homes throughout Florida. Our markets are expected to remain strong due to favorable demographic and economic trends, such as retiring “Baby Boomers” and continuing new employment opportunities. As we complete existing developments in these markets, we expect to acquire new land that will not only replenish, but also increase our inventory.

      Continue to acquire land and develop master-planned communities in desirable markets. We intend to acquire land parcels in desirable markets that are suited for developing large master-planned communities. Generally, land sale revenues tend to be sporadic and fluctuate more than home sale revenues, but land sale transactions result in a higher margin percentage, which typically ranges from approximately 40% to 55%. Our land development activities in our master-planned communities complement our homebuilding activities by offering a potential source of land for future homebuilding. At the same time, Levitt and Sons’ homebuilding activities complement our master-planned community development activities since we believe that its strong merchandising and quality developments support future land sales in our master-planned communities. We expect that Levitt and Sons will continue to purchase land for its residential home developments in our master-planned communities in the future.

      Explore joint ventures and/or acquisitions to expand our penetration throughout the United States. We believe that our brand and our core competence as a homebuilder and real estate developer can be extended to new markets both inside and outside of Florida. Our strength in developing active adult communities and our brand awareness also positions us to pursue joint venture opportunities in new markets. We enter into joint ventures in order to defray a portion of the risk associated with certain real estate projects. For instance, we have utilized joint ventures to develop multi-residential complexes, such as condominiums and apartments, and anticipate using joint ventures to expand our business in new geographic areas.

      Maintain a conservative risk profile. We endeavor to apply a disciplined risk management approach to all aspects of our business activities. Other than our model homes, substantially all of our homes are pre-sold before construction begins. We require customer deposits of at least 5% to 10% of the base sales price of our homes and higher percentage deposits for design customizations and upgrades. Our deposit requirements strengthen our backlog and lower our cancellation rates. We seek to maintain our land inventory at Levitt and Sons at levels that can be absorbed within three years. While our land inventory in Tradition, our newest master-planned community, can support eight to ten years of development, we can mitigate the risk associated with this investment by selling parcels to other developers throughout the development period. Additionally, early sales can provide us with funds that allow us to assemble substantially more acreage with less required additional capital investment. We can also utilize this early sales strategy to improve the attractiveness of the development. For instance, we sold approximately 1,000 acres adjacent to Tradition which we expect to be developed with one or more golf courses, thereby adding an attractive amenity to the local area.

      Utilize community development districts to fund development costs. We establish community development or improvement districts to access bond financing to fund infrastructure and other projects at our master-planned community developments. The ultimate owners of the property are responsible for amounts owed on these bonds as part of an assessment on their tax bills. Generally, no payments under the bonds are required from property owners during the first two years after issuance. While we are responsible for these amounts until the affected property is sold, this strategy allows us to more effectively manage the cash required to fund development of the project.

      Pursue other strategic real estate opportunities. We own approximately 38.2% of the outstanding common stock of Bluegreen. Bluegreen is an independently operated company that primarily acquires, develops, markets and sells vacation ownership interests in “drive-to” resorts and develops and sells residential home sites around golf courses or other amenities. We believe that our investment in Bluegreen will be beneficial over time since Bluegreen’s current customers are potential future homebuyers in our active adult communities and because the investment diversifies our real estate activities. In the future, we may increase our ownership in Bluegreen, and we may pursue strategic investments and acquisitions in other companies that we believe complement our existing businesses.

Recent Developments

Spin-off from BankAtlantic Bancorp

      On December 31, 2003, BankAtlantic Bancorp, Inc. completed the spin-off of Levitt Corporation by means of a pro rata distribution to its shareholders of all of our issued and outstanding capital stock. Prior to the spin-off, we were a wholly-owned subsidiary of BankAtlantic Bancorp. As a result of the spin-off, BankAtlantic Bancorp no longer owns any shares of our capital stock. However, at the time of the spin-off, BFC Financial Corporation was the holder of all of the issued and outstanding shares of BankAtlantic Bancorp’s Class B Common Stock and approximately 15% of the issued and outstanding shares of BankAtlantic Bancorp’s Class A Common Stock. As a result of the spin-off, BFC Financial Corporation now holds the same relative percentages of our Class A and Class B Common Stock. In the aggregate, BFC Financial Corporation’s investment represents approximately 55% of the total voting power of all of our common stock.

      We believe that our spin-off from BankAtlantic Bancorp provides:

•	Increased access to capital markets. The spin-off should improve our financing structure and flexibility, including providing us with the ability to effectively and efficiently raise a significant amount of debt and/or equity in public offerings, such as this offering, and in private offerings.

•	Increased corporate clarity. As a result of the spin-off, institutional and other investors will have access to additional information about us. Investors are now able to access more information about our real estate, homebuilding and development operations. As such, it is easier for both investors and the research community to analyze and value us as a stand-alone entity and as a separate investment in the real estate industry.

•	Greater flexibility in designing compensation plans. Our growth strategy requires the retention and addition of several key employees. As a stand-alone company, we will be able to offer stock-based incentive packages to attract, recruit and retain our employees.

      In connection with the spin-off, we converted a $30.0 million demand note owed by us to BankAtlantic Bancorp to a five-year term note due December 30, 2008 with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional 0.25% every six months. Prior to the spin-off, BankAtlantic Bancorp also transferred to us its 1.2 million shares of Bluegreen common stock in exchange for a $5.5 million term note and additional shares of our common stock (which were included in the spin-off). This $5.5 million term note is due on December 30, 2004, with principal and interest payable monthly and bearing interest at the prime rate. We expect to use a portion of the net proceeds of this offering to repay the $5.5 million term note. Additionally, prior to the spin-off, we declared an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a five-year term note with the same payment terms as the $30.0 million note described above.

Announcement of Fourth Quarter and Year End 2003 Results

      On January 20, 2004, we announced that we had fourth quarter 2003 net income of $9.5 million, an increase of 15% from the $8.3 million earned in the fourth quarter of 2002, and fourth quarter diluted earnings per share of $0.63, up from $0.55 in the fourth quarter of 2002. We reported net income for 2003 of $26.8 million, up 37% from the $19.5 million earned in 2002, and earnings per share of $1.77 for 2003, up 36% from $1.30 in 2002. Total revenues for the fourth quarter 2003 increased 20% to $99.0 million from $82.7 million in the comparable 2002 quarter. Pre-tax income for the fourth quarter 2003 increased 39% to $15.0 million versus $10.8 million in the comparable 2002 quarter. Total revenues for 2003 increased 36% to $285.5 million versus $209.4 million in 2002. Pre-tax income for 2003 increased 68% to $43.2 million versus $25.8 million in 2002.

      The following tables summarize and set forth additional information relating to our year-end and fourth quarter 2003 results:

	As of December 31,

	2003	2002

	(Unaudited)

	(Dollars in thousands)
Balance sheet data:
Inventory of real estate	$257,556	$198,126
Investment in Bluegreen Corporation	70,852	57,332
Total assets	392,714	295,461
Notes, mortgage notes and bonds payable	174,093	147,445
Total liabilities	267,238	187,774
Shareholders’ equity	125,452	107,533
Backlog of homes (value)(a)	458,771	167,526
Backlog of homes (units)(a)	2,053	824

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,

	2003	2002	2003	2002

			(Unaudited)
	(Unaudited)

	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues
Sales of real estate	$98,125	$82,111	$283,058	$207,808
Other revenues	878	562	2,466	1,595

Total revenues	99,003	82,673	285,524	209,403
Costs and Expenses
Cost of sales of real estate	74,269	64,282	209,431	159,675
Selling, general and administrative expenses	13,241	9,508	41,794	30,359
Interest expense, net	0	6	233	389
Other expenses	616	406	1,838	1,311
Minority interest	(41)	—	86	—

Total costs and expenses	88,085	74,202	253,382	191,734

	10,918	8,471	32,142	17,669
Earnings from Bluegreen Corporation	2,277	2,107	7,433	4,570
Other income, net	1,813	259	3,645	3,527

Income before income taxes	15,008	10,837	43,220	25,766
Provision for income taxes	5,509	2,579	16,400	6,254

Net income	$9,499	$8,258	$26,820	$19,512

Basic earnings per share	$0.64	$0.56	$1.81	$1.32
Diluted earnings per share(b)	0.63	0.55	1.77	1.30
Weighted average shares outstanding	14,816	14,816	14,816	14,816
Diluted shares outstanding	14,816	14,816	14,816	14,816
Consolidated margin(c)	23,856	17,829	73,627	48,133
Consolidated margin percentage(d)	24.3%	21.7%	26.0%	23.2%
New home orders	473	259	2,240	980
Homes delivered	392	247	1,011	740

(a)	Backlog includes all homes subject to sales contracts.

(b)	Diluted earnings per share takes into account the dilution in the earnings we recognize from Bluegreen as a result of outstanding securities issued by Bluegreen that enable the holders thereof to acquire shares of Bluegreen’s common stock.

(c)	Margin is calculated as sales of real estate minus cost of sales of real estate.

(d)	Margin percentage is calculated by dividing margin by sales of real estate.

Levitt Corporation Organization Chart

      Levitt Corporation is a holding company. We conduct real estate operations through our subsidiaries named below, each of which has separate, experienced management teams. The following chart illustrates our organizational structure as of December 31, 2003:

      Our principal executive offices are located at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. Our telephone number is (954) 760-5200. Our website is located at www.levittcorporation.com. Information contained on our website is not part of this prospectus.

The Offering

Common stock offered	5,000,000 shares of Class A Common Stock

Common stock to be outstanding after the offering(a)	18,597,166 shares of Class A Common Stock 1,219,031 shares of Class B Common Stock

Over-allotment option	750,000 shares of Class A Common Stock

Voting rights	Holders of Class A Common Stock are entitled to one vote per share, and the Class A Common Stock possesses a fixed 53% of the aggregate voting power of all of our common stock. Our Class B Common Stock possesses a fixed 47% of the aggregate voting power of all of our common stock. BFC Financial Corporation currently owns all of our outstanding Class B Common Stock. In addition, BFC Financial Corporation owns approximately 15% of our Class A Common Stock and, based on such ownership together with its ownership of our Class B Common Stock, possesses in the aggregate approximately 55% of the total voting power of all of our common stock. BFC Financial Corporation is controlled by Alan B. Levan, our Chairman of the Board and Chief Executive Officer, and John E. Abdo, our Vice-Chairman of the Board and President. The holders of our Class A Common Stock and Class B Common Stock vote as a single class, except as may be required by law or as provided in our amended and restated articles of incorporation.

Dividends	Holders of Class A Common Stock and Class B Common Stock participate equally in dividends on a per share basis. Stock dividends and other non-cash distributions on Class A Common Stock are identical to those issued on Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of Class A Common Stock may be declared and issued in the form of Class A Common Stock while a stock dividend or other non-cash distribution to holders of Class B Common Stock may be issued in either the form of Class A Common Stock or Class B Common Stock at the discretion of our Board of Directors.

Convertibility	Our Class B Common Stock is convertible at the holder’s discretion into Class A Common Stock on a one-for-one basis. Any conversion of these shares would not impact our outstanding equity or any earnings per share computations.

Use of proceeds	We intend to use the net proceeds from this offering to fund our growth, both internally and through acquisitions, to repay indebtedness and for general corporate purposes.

Class A Common Stock New York Stock Exchange Symbol	“LEV.”

(a)	Does not include (i) 674,250 shares of Class A Common Stock issuable upon exercise of outstanding options, all of which have an exercise price of $20.15 per share, or (ii) 750,000 shares of Class A Common Stock issuable upon exercise of the underwriters’ over-allotment option.

Summary Financial Data

      The following table sets forth summary consolidated financial data as of and for the years ended December 31, 1998 through 2002 and as of and for the nine months ended September 30, 2003 and 2002. Certain summary financial data presented below as of December 31, 2002, 2001, 2000, 1999 and 1998 and for each of the years in the five-year period ended December 31, 2002, are derived from our audited consolidated financial statements. Our financial statements were audited by KPMG LLP, independent certified public accountants, with respect to 2001, 2000, 1999 and 1998, and PricewaterhouseCoopers LLP, independent certified public accountants, with respect to 2002. The selected financial data presented below as of and for the nine-month periods ended September 30, 2003 and 2002, are derived from our unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data. Results for the nine-month period ended September 30, 2003 are not necessarily indicative of results that may be expected for the entire year or any future period. This table is a summary and should be read in conjunction with the consolidated financial statements and related notes thereto which are included elsewhere in this prospectus as well as the information contained in this prospectus in the section entitled “Pro Forma Financial Information.”

	As of or for the
	Nine Months Ended		As of or for the Year Ended
	September 30,		December 31,

	2003	2002	2002	2001	2000(a)	1999	1998

	(Unaudited)

	(Dollars in thousands, except per share and average price data)
Statement of Operations Data:
Revenues
Sales of real estate	$184,933	$125,697	$207,808	$143,140	$100,322	$18,499	$13,229
Other revenues	1,588	1,033	1,595	1,106	5,664	—	—

Total revenues	186,521	126,730	209,403	144,246	105,986	18,499	13,229

Costs and Expenses
Cost of sales of real estate	135,162	95,393	159,675	111,685	79,029	9,437	7,174
Selling, general and administrative expenses	28,553	20,851	30,359	26,031	18,644	5,217	5,169
Interest expense, net	249	383	389	180	1,315	1,001	338
Other expenses	1,206	905	1,311	930	747	700	250
Minority interest	127	—	—	556	1,064	58	21

Total costs and expenses	165,297	117,532	191,734	139,382	100,799	16,413	12,952

	21,224	9,198	17,669	4,864	5,187	2,086	277
Earnings from Bluegreen Corporation(b)	5,156	2,463	4,570	—	—	—	—
Other income, net	1,832	3,268	3,527	6,776	4,976	3,514	946

Income before income taxes	28,212	14,929	25,766	11,640	10,163	5,600	1,223
Provision (benefit) for income taxes	10,891	3,675	6,254	4,118	3,208	1,568	(232)

Net income	$17,321	$11,254	$19,512	$7,522	$6,955	$4,032	$1,455

Basic earnings per share	$1.17	$0.76	$1.32	$0.51	$0.47	$0.27	$0.10
Diluted earnings per share(c)	$1.14	$0.75	$1.30	$0.51	$0.47	$0.27	$0.10
Weighted average shares outstanding	14,816	14,816	14,816	14,816	14,816	14,816	14,816
Diluted shares outstanding	14,816	14,816	14,816	14,816	14,816	14,816	14,816

	As of or for the
	Nine Months Ended				As of or for the Year Ended
	September 30,				December 31,

	2003		2002		2002		2001	2000(a)	1999	1998

	(Unaudited)

	(Dollars in thousands, except per share and average price data)
Other Data:

Consolidated margin(d)	$49,771		$30,304		$48,133		$31,455	$21,293	$9,062	$6,055

Consolidated margin percentage(e)	26.9%		24.1%		23.2%		22.0%	21.2%	49.0%	45.8%

Levitt and Sons(a)(f):

Homes delivered	619		493		740		597	441	—	—

Average selling price of homes delivered	$218,000		$214,000		$219,000		$195,000	$190,000	$—	$—

Margin percentage on sales of homes(e)	22.2%		17.9%		19.1%		18.8%	15.1%	—	—

Backlog of homes (units)	1,972		812		824		584	487	329	—

Backlog of homes (value)	$429,997		$168,578		$167,526		$125,041	$94,751	$64,116	$—

Core Communities(g):

Acres sold	1,268		388		1,715		253	145	312	406

Average selling price of acres sold	$35,000		$69,000		$31,000		$85,000	$110,000	$59,000	$33,000

Margin percentage on land sales(e)	43.4%		65.5	%(h)	46.7	%(h)	51.0%	56.3%	49.0%	45.8%

Acres acquired	1,963		1,826		1,826		1,285	—	—	2,033

Average purchase price of acres acquired	$7,500		$10,000		$10,000		$13,200	$—	$—	$3,100

Unsold acres	4,937		5,569		4,242		4,131	3,099	3,244	3,556

Acres under contract for sale	871		2,447		1,845		469	428	250	211

Sales value of acres under contract	$62,506		$44,153		$72,767		$27,234	$33,693	$16,689	$8,163

Balance Sheet Data:

Inventory of real estate	$234,854		$198,001		$198,126		$142,433	$110,390	$105,524	$28,070

Investment in Bluegreen	63,583		56,520		57,332		—	—	—	—

Total assets	356,523		290,582		295,461		196,193	168,863	154,831	54,700

Notes and mortgage notes payable	108,323		88,522		85,359		55,625	41,047	50,631	6,300

Notes and mortgage notes payable to affiliates	53,242		56,111		57,505		27,870	27,796	20,653	—

Development bonds payable	1,020		4,503		4,581		8,635	9,891	7,533	1,745

Total liabilities	230,750		190,358		187,774		126,254	105,874	98,659	9,711

Shareholders’ equity	125,523		100,070		107,533		70,028	62,506	55,551	44,966

Financial Statistics:

Return on average shareholders’ equity(i)	19.8	%(j)	17.6	%(j)	22.0%		11.4%	11.8%	8.0%	4.4%

Ratio of total debt to shareholders’ equity	1.30		1.49		1.37		1.32	1.26	1.42	0.18

(a)	Levitt Corporation acquired Levitt and Sons in December 1999.

(b)	Levitt Corporation acquired its interest in Bluegreen Corporation in April 2002.

(c)	Diluted earnings per share takes into account the dilution in the earnings we recognize from Bluegreen as a result of outstanding securities issued by Bluegreen that enable the holders thereof to acquire shares of Bluegreen’s common stock.

(d)	Margin is calculated as sales of real estate minus cost of sales of real estate.

(e)	Margin percentage is calculated by dividing margin by sales of real estate.

(f)	Excludes joint ventures. Backlog includes all homes subject to sales contracts.

(g)	Levitt Corporation acquired Core Communities in October 1997.

(h)	Land sales from Core Communities to Levitt and Sons for the nine months ended September 30, 2002 equaled $6.7 million and the net gain recognized was $4.9 million. For the year ended December 31, 2002 land sales from Core Communities to Levitt and Sons equaled $8.5 million and the net gain recognized was $6.5 million. These inter-company transactions were eliminated in consolidation.

(i)	Calculated by dividing net income by average shareholders’ equity. Average shareholders’ equity is calculated by averaging beginning and end of period shareholders’ equity balances.

(j)	Annualized by dividing annualized net income by average shareholders’ equity. Annualized net income is calculated by dividing net income for the period by the number of months in the period and multiplying the result by twelve.

FORWARD LOOKING STATEMENTS

      Some of the statements contained or incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties including certain risks described in this prospectus or other documents incorporated herein by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made or incorporated by reference in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include:

•	general economic and market conditions, including interest rate levels;

•	our ability to service our substantial indebtedness;

•	inherent risks in investment in real estate;

•	our ability to compete in the Florida real estate market;

•	regulatory concerns;

•	fluctuations in operating results;

•	our anticipated growth strategies;

•	shortages and increased costs of labor or building materials;

•	availability and cost of land in desirable areas;

•	natural disasters;

•	our ability to raise debt and equity capital and grow our operations on a profitable basis;

•	our continuing relationship with affiliates; and

•	the other risks described under the heading “Risk Factors.”

      Many of these factors are beyond our control. For a discussion of factors that could cause actual results to differ, please see the discussion in the section of this prospectus entitled “Risk Factors” and the risk factors and other information contained in our other publicly available filings with the Securities and Exchange Commission (the “SEC”).

RISK FACTORS

      You should carefully consider the following risks before purchasing our stock. Our most significant risks and uncertainties are described below; however, they are not the only ones we may face. Our business, operating results or financial condition could be materially and adversely affected by any of these risks. In such case, the trading price of our Class A Common Stock could decline, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus.

Risks Relating to Our Business and the Real Estate Business Generally

We engage in real estate activities which are speculative and involve a high degree of risk

      The real estate industry is highly cyclical by nature and future market conditions are uncertain. Factors which adversely affect the real estate and homebuilding industries, many of which are beyond our control, include:

•	the availability and cost of financing;

•	unfavorable interest rates and increases in inflation;

•	overbuilding or decreases in demand;

•	changes in national, regional and local economic conditions;

•	cost overruns, inclement weather, and labor and material shortages;

•	the impact of present or future environmental legislation, zoning laws and other regulations;

•	availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property; and

•	increases in real estate taxes and other local government fees.

Because real estate investments are illiquid, a decline in the real estate market or in the economy in general could adversely impact our business

      Real estate investments are generally illiquid. Companies that invest in real estate have a limited ability to vary their portfolio of real estate investments in response to changes in economic and other conditions. In addition, the market value of any or all of our properties or investments may decrease in the future. Moreover, we may not be able to dispose of an investment in a timely manner when we find dispositions advantageous or necessary, and any such dispositions may not result in proceeds in excess of the amount of our investment in such properties or even in excess of the amount of any indebtedness incurred to acquire such property. Declines in real estate values or in the economy generally could have a material adverse impact on our results of operations.

Adverse events in Florida, where our business is concentrated, could reduce our revenues or our ability to grow our business

      We currently develop and sell our properties solely in Florida. Consequently, any economic downturn in Florida could reduce our revenues or our ability to grow our business. In addition, the appeal of becoming an owner of one of our residential units may decrease if potential purchasers do not continue to view the locations of our communities as attractive primary, second home or retirement destinations.

      Further, the markets in which we operate are subject to the risks of natural disasters. The State of Florida is affected by tropical storms and hurricanes, which can damage or destroy homes and business structures in Florida. The occurrence of these storms or other natural disasters could have a material adverse effect on our business including:

•	uninsured losses;

•	delays in construction; and

•	shortages and increased costs of labor and building materials.

      Additionally, a number of insurance carriers have opted either not to write insurance in Florida at all or to only renew existing policies and not to write new policies. These practices have resulted in substantial increases in the cost of insurance, a widespread shortage of available private insurance for property owners in the State of Florida and the creation of a state joint underwriting association. The state-provided insurance coverages generally afford less protection at greater costs than typically provided by private insurance carriers. The inability of property owners to obtain cost-effective insurance could have an adverse effect on demand for property in our markets. Further, there are periods of time during which insurance companies will not write policies because of the presence of a named storm that may pass over the areas in which we sell homes. During these periods, home closings in areas that could be affected by such a storm will be delayed until the risk of the storm has passed and the required insurance can be obtained.

Because our business depends on the acquisition of new land, the unavailability of land could reduce our revenues or negatively impact our results of operations

      Our operations and revenues are highly dependent on our ability to acquire land for development at reasonable prices. We may compete for available land with other homebuilders that possess significantly greater financial, marketing and other resources. This competition may ultimately reduce the amount of land available as well as increase the bargaining position of property owners seeking to sell. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning regulations that limit density and other market conditions may hurt our ability to obtain land for new communities. If land appropriate for development becomes less available, the cost of land could increase, and our business, financial condition and results of operations would be adversely affected.

Our ability to successfully develop communities could affect our financial condition

      It may take several years for a community development to achieve positive cash flow. Before a community development generates any revenues, material expenditures are required to acquire land, to obtain development approvals and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. If we are unable to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner, it would have a material adverse effect on our ability to meet our working capital requirements.

If we experience shortages of labor or supplies or other circumstances beyond our control, there could be delays or increased costs in developing our projects, which would adversely affect our operating results

      Our ability to develop our projects may be affected by circumstances beyond our control, including:

•	work stoppages, labor disputes and shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers;

•	lack of availability of adequate utility infrastructure and services;

•	our need to rely on local subcontractors who may not be adequately capitalized or insured; and

•	shortages or fluctuations in prices of building materials.

      Any of these circumstances could give rise to delays in the start or completion of, or increase the cost of, developing one or more of our projects. We may not be able to recover these increased costs by raising our home prices because, typically, the price for each home is set months prior to delivery in a home sale contract with the customer. If we are unable to increase our home prices to offset these increased costs, our operating results could be adversely affected.

Our ability to sell lots and homes, and, accordingly, our operating results, will be affected by the availability of financing to potential purchasers

      Most purchasers of real estate finance their acquisitions through third-party mortgage financing. Real estate demand is generally adversely affected by:

•	increases in interest rates;

•	decreases in the availability of mortgage financing;

•	increasing housing costs;

•	unemployment; and

•	changes in federally sponsored financing programs.

Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs or the unavailability of financing to potential homebuyers. Even if potential customers do not need financing, increases in interest rates and decreased mortgage availability could make it harder for them to sell their homes. This could adversely affect our operating results and financial condition.

We may not be able to compete successfully in the highly competitive real estate development industry

      The real estate development industry is highly competitive and fragmented. Overbuilding in certain local markets, among other competitive factors, may materially adversely affect real estate values in that market. Developers compete for financing, raw materials and skilled labor, as well as for the sale of homes. We compete with other local, regional and national real estate companies, some of which have greater financial, marketing, sales and other resources than we do. See “Business — Competition.”

      In addition, there are relatively low barriers to entry into our business. There are no required technologies that would preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct products that are superior or substantially similar to our products. We currently build solely in Florida, which contains some of the top markets in the nation, and therefore we expect to continue to face additional competition from new entrants into our markets.

Product liability litigation and claims that arise in the ordinary course of business may be costly or negatively impact sales, which could adversely affect our business

      Our homebuilding and commercial development business is subject to construction defect and product liability claims arising in the ordinary course of business. These claims are common in the homebuilding and commercial real estate industries and can be costly. Among the claims for which developers and builders have financial exposure are mold-related property damage and bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property and health-related bodily injury. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with pollution and product and workmanship defects. As a developer and a homebuilder, we may be at risk of loss for mold-related property and bodily injury claims in amounts that exceed available limits on our comprehensive general liability policies. In addition, the costs of insuring against construction defect and product liability claims, if applicable, are high and the amount of coverage offered by insurance companies is limited. There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we would be forced to bear all of the financial risk associated with such claims and may experience losses that could negatively impact our operating results.

      Further, as a community developer, we may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation or development of our communities. Any efforts made by us in resolving these issues or disputes may not satisfy the affected residents and any subsequent action by these residents could negatively impact our sales and results of operations. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans.

We are subject to governmental regulations that may limit our operations, increase our expenses or subject us to liability

      We are subject to laws, ordinances and regulations of various federal, state and local governmental entities and agencies concerning, among other things:

•	environmental matters;

•	wetland preservation;

•	health and safety;

•	zoning, land use and other entitlements;

•	building design; and

•	density levels.

      In developing a project and building homes or apartments, we may be required to obtain the approval of numerous governmental authorities regulating matters such as:

•	installation of utility services such as gas, electric, water and waste disposal;

•	the dedication of acreage for open space, parks and schools;

•	permitted land uses; and

•	the construction design, methods and materials used.

      These laws or regulations could, among other things:

•	limit the number of homes, apartments or commercial properties that may be built;

•	change building codes and construction requirements affecting property under construction;

•	increase the cost of development and construction;

•	delay development and construction; and

•	otherwise have a material adverse effect on the real estate industry in general and on our business, financial condition and results of operations, specifically.

      We may also at times not be in compliance with all regulatory requirements. If we are not in compliance with regulatory requirements, we may be subject to penalties or we may be forced to incur significant expenses to cure any noncompliance. In addition, some of our land and some of the land that we may acquire has not yet received planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlements necessary for further development of this land on a timely basis or to the extent desired may adversely affect our future results and prospects.

      Several governmental authorities have also imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas, and many of these fees have increased significantly during recent years.

Building moratoriums and changes in governmental regulations may subject us to delays or increased costs of construction or prohibit development of our properties

      We may be subject to delays or may be precluded from developing in certain communities because of building moratoriums or changes in statutes or rules that could be imposed in the future. The State of Florida and various counties have in the past and may in the future continue to declare moratoriums on the issuance of building permits and impose restrictions in areas where the infrastructure, such as roads, schools, parks, water and sewage treatment facilities and other public facilities, does not reach minimum standards. Additionally, certain counties including Miami-Dade, Broward and Palm Beach Counties have enacted more stringent building codes, which have resulted in increased costs of construction. As a consequence, we may incur significant expenses in connection with complying with new regulatory requirements that we may not be able to pass on to buyers.

We are subject to certain environmental laws and the cost of compliance could adversely affect our business

      As a current or previous owner or operator of real property, we may be liable under federal, state, and local environmental laws, ordinances and regulations for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances. The cost of investigating, remediating or removing such hazardous or toxic substances may be substantial. The presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect our ability to sell or lease the property, to use the property for our intended purpose, or to borrow using the property as collateral.

Increased insurance risk could negatively affect our business

      Insurance and surety companies have reassessed many aspects of their business and, as a result, may take actions that could negatively affect our business. These actions could include increasing insurance premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverages, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these actions may adversely affect our ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on our business.

We rely on outside professionals whose errors could increase our costs

      We often collaborate with numerous professionals such as architects, engineers and general contractors in the development of our real estate projects. In the course of our business, we rely on the work of these professionals to help design and build the homes and commercial buildings that we develop, and errors in their work can create significant increases in cost and delays in construction.

Risks Relating to Us

Our indebtedness and leverage could adversely affect our financial condition, could restrict our ability to operate and could prevent us from fulfilling our obligations

      We have a significant amount of debt. At September 30, 2003, our consolidated debt was approximately $162.6 million, and we incurred an additional $13.5 million of indebtedness in connection with our spin-off from BankAtlantic Bancorp. The amount of our debt could have important consequences to you. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payment of or on our debt and reduce our ability to use our cash flow for other purposes;

•	impact our flexibility in planning for, or reacting to, the changes in our business;

•	place us at a competitive disadvantage if we have more debt than our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Our ability to meet our debt service and other obligations, to refinance our indebtedness and to fund planned capital expenditures will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under a significant portion of our debt instruments bear interest at floating rates.

      Our anticipated debt payment obligations for the 12 months beginning September 30, 2003 total $12.6 million on a pro forma basis after giving effect to payment obligations under the $13.5 million of debt incurred in connection with the spin-off and adjusted for the repayment of approximately $13.9 million of indebtedness to be repaid from the net proceeds of this offering. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available under our existing credit facilities or any other financing sources in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all.

Our outstanding debt instruments impose restrictions on our operations, which, if violated, could adversely affect our financial condition

      Our outstanding debt instruments and bank credit facilities impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, lien incurrence, sales of significant assets and cash distributions by us and require us to comply with certain financial covenants. If we fail to comply with any of these restrictions or covenants, the holders of the applicable debt could cause our debt to become due and payable prior to maturity. In addition, some of our debt instruments contain cross-default provisions, which could cause a default in a number of debt instruments if we default on only one debt instrument.

Our future growth requires additional capital, which may not be available

      The real estate development industry is capital intensive and requires significant expenditures for land purchases, land development and construction. We intend to pursue a strategy of continued investment in additional real estate related projects. We anticipate that we will need to obtain additional financing as we expand our operations. These funds may be obtained through public or private debt or equity financings, additional bank borrowings or from strategic alliances or joint ventures. We may not be successful in obtaining additional funds in a timely manner, on favorable terms or at all. Moreover, certain of our bank financing agreements contain provisions that limit the type and amount of debt we may incur in the future without our lenders’ consent. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced, and lenders may require increased amounts of equity to be invested in a project by us in connection with both new loans and the extension of existing loans. If we do not have access to additional capital, we may be required to delay, scale back or abandon some or all of our acquisition plans or growth strategies or reduce capital expenditures and the size of our operations.

      Prior to August 2001, Levitt Corporation was a subsidiary of BankAtlantic. While Levitt Corporation was a subsidiary of BankAtlantic, BankAtlantic was permitted to lend money to Levitt Corporation and its subsidiaries on terms consistent with those available from unaffiliated third party lenders. In August 2001,

BankAtlantic transferred ownership of Levitt Corporation to BankAtlantic Bancorp, and Levitt Corporation and its subsidiaries became “affiliates,” rather than subsidiaries of BankAtlantic. As a consequence, we became subject to different regulatory requirements, including regulatory restrictions on BankAtlantic’s ability to provide us with additional financing. Notwithstanding the spin-off, we remain an affiliate of BankAtlantic by virtue of BFC Financial Corporation’s control, and accordingly, BankAtlantic remains subject to restrictions on its ability to provide us with additional financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Our growth strategy to expand into new geographic areas poses risks

      We may expand our business to new geographic areas outside of Florida. We will face additional risks if we develop communities in geographic areas or climates in which we do not have experience or if we develop a different size or style of community than those currently being developed, including:

•	adjusting our construction methods to different geographies and climates;

•	obtaining the necessary construction materials and labor in sufficient amounts and on acceptable terms;

•	attracting potential customers to a market in which we do not have significant experience; and

•	the cost of hiring new employees and increased infrastructure costs.

Our results may vary

      We historically have experienced, and expect to continue to experience, variability in operating results on a quarterly basis and from year to year. Factors expected to contribute to this variability include:

•	the cyclical nature of the real estate and construction industries;

•	prevailing interest rates and the availability of mortgage financing;

•	the uncertain timing of closings;

•	weather and the cost and availability of materials and labor;

•	competitive variables; and

•	the timing of receipt of regulatory and other governmental approvals for construction of projects.

      The volume of sales contracts and closings typically varies from quarter to quarter depending on the stages of development of our projects. In the early stages of a project’s development (two to three years depending on the project), we incur significant start-up costs associated with, among other things, project design, land acquisition and development, construction and marketing expenses. Since revenues from sales of properties are generally recognized only upon the transfer of title at the closing of a sale, no revenue is recognized during the early stages of a project unless land parcels or residential homesites are sold to other developers. Our operating expenses were approximately $30.0 million, $32.1 million and $27.7 million during the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively. Periodic sales of properties and distributions from our joint venture investments may be insufficient to fund operating expenses. Further, if sales and other revenues are not adequate to cover operating expenses, we will be required to seek sources of additional operating funds. Accordingly, our financial results will vary from community to community and from time to time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our success depends on key management, the loss of which could disrupt our business operations

      Our future success depends largely upon the continued efforts and abilities of key management employees, including Alan B. Levan, our Chairman and Chief Executive Officer, John E. Abdo, our Vice Chairman and President, Glen R. Gilbert, our Executive Vice President and Chief Financial Officer, Seth M. Wise, our Executive Vice President, Paul J. Hegener, President of Core Communities and Elliott

Wiener, President of Levitt and Sons. In addition, our success will depend on our ongoing ability to attract, retain and motivate qualified personnel. The competition for such personnel is intense in the real estate industry. We cannot assure you that we will be able to continue to attract and retain qualified management and other personnel. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

Certain members of our Board of Directors and certain of our executive officers are also directors and executive officers of our affiliates

      Alan B. Levan, our Chairman and Chief Executive Officer, and John E. Abdo, our Vice Chairman and President, are also members of the Board of Directors and/or executive officers of our affiliates, BankAtlantic Bancorp, BankAtlantic, BFC Financial Corporation and Bluegreen Corporation. In addition, Glen R. Gilbert, our Chief Financial Officer, is also the Chief Financial Officer of BFC Financial Corporation. None of these shared management personnel are obligated to allocate a specific amount of time to the management of the Company, and, in certain circumstances, they may devote more time and attention to the operations of our affiliates than they devote to our operations.

Our ownership of real estate with others involves risks and results in a lack of flexibility

      Our investments in joint ventures are subject to the terms and conditions of the agreements which govern the ventures. We do not have sole control over decisions regarding sale and financing of the joint ventures’ properties. Our investments in these joint ventures may, under certain circumstances, involve risks that would not otherwise be present if we owned the properties directly, including:

•	our partner in a joint venture may become bankrupt;

•	our partners may have economic or other business interests or goals that are inconsistent with our business interests or goals; or

•	our partners may be in a position to veto actions, which veto may be inconsistent with our objectives and policies.

Accordingly, important decisions may be made with respect to our joint venture investments that could conflict with our best interests.

      We have also provided guarantees on indebtedness of certain of our joint ventures. The guarantees were required of both us and our joint venture partners to obtain financing for the joint ventures. We and the relevant joint venture partner would be required to perform on the guarantee if the joint venture defaults on its loan agreement. At September 30, 2003 and December 31, 2002, we had guarantees on $24.9 million and $26.2 million of joint venture debt, respectively.

We may not successfully integrate acquired businesses into ours

      As part of our business strategy, we have in the past and expect to continue to review acquisition prospects that would complement our existing business, or that might otherwise offer growth opportunities. Acquisitions entail numerous risks, including:

•	difficulties in assimilating acquired management and operations;

•	risks associated with achieving profitability;

•	the incurrence of significant due diligence expenses relating to acquisitions that are not completed;

•	unforeseen expenses;

•	risks associated with entering new markets in which we have no or limited prior experience;

•	the potential loss of key employees of acquired organizations; and

•	risks associated with transferred assets and liabilities.

      We may not be able to acquire or manage profitably additional businesses, or to integrate successfully any acquired businesses, properties or personnel into our business, without substantial costs, delays or other operational or financial difficulties. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur debt or contingent liabilities in connection with future acquisitions, which could materially adversely affect our operating results.

As a result of the spin-off, our historical financial information may not be representative of our results as a separate company

      Although we were a separate subsidiary of BankAtlantic Bancorp, we do not have an operating history separate from BankAtlantic Bancorp prior to December 31, 2003. As a result, the historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. Had we been a separate entity in the past, we may not have been able to borrow money at the same rates, we may have incurred greater costs and expenses for human resources and administrative services that were provided by our affiliates and we may have incurred greater costs and expenses of reporting and compliance associated with being a public company. We cannot assure you that we will maintain any particular level of performance or that future performance will be reflective of past performance.

Although we have entered into an agreement with BankAtlantic Bancorp in connection with the spin-off to obtain certain transitional services, we may not rely on obtaining such services beyond the initial term

      BankAtlantic Bancorp and its affiliates have historically provided us with certain general and administrative services. In connection with the spin-off, we entered into a transitional services agreement with BankAtlantic Bancorp for continued provision of certain services; however, it does not require the provision of such services beyond the initial term of one year. Accordingly, we will need to create our own, or engage third parties to provide, systems and business functions to replace many of the services and business functions formerly provided by our affiliates and the costs of these services may be higher than those currently being incurred by us. When our transitional services agreement expires, if we do not have in place our own business functions or if we do not have agreements with third parties to provide services on similar terms as currently available or at all, our business, results of operations and financial condition may be negatively affected.

Risks Associated with Our Class A Common Stock

BFC Financial Corporation holds shares representing a majority of our voting power

      As of December 31, 2003, BFC Financial Corporation owned 1,219,031 shares of our Class B Common Stock, which represented all of our issued and outstanding Class B Common Stock, and 2,074,244 shares, or approximately 15%, of our issued and outstanding Class A Common Stock. In the aggregate these shares represent approximately 55% of our total voting power and will represent approximately 53% of our total voting power after the completion of the offering. Since the Class A Common Stock and Class B Common Stock vote as a single group on most matters, BFC Financial Corporation is in a position to control our company and elect a majority of our Board of Directors. Additionally, Alan B. Levan, our Chairman and Chief Executive Officer, and John E. Abdo, our Vice Chairman and President, beneficially own approximately 46% and 23% of the shares of BFC Financial Corporation, respectively. As a consequence, Alan B. Levan and John E. Abdo effectively have the voting power to control the outcome of any shareholder vote of Levitt Corporation, except in those limited circumstances where Florida law mandates that the holders of our Class A Common Stock vote as a separate class. BFC Financial Corporation’s interests may conflict with the interests of our other shareholders, and BFC Financial Corporation’s control position may have an adverse effect on the market price of our Class A Common Stock.

BFC Financial Corporation can reduce its economic interest in us and still maintain voting control

      The Class A Common Stock and Class B Common Stock generally vote together as a single class, with the Class A Common Stock possessing a fixed 53% of the aggregate voting power of all of our common stock and the Class B Common Stock possessing a fixed 47% of such aggregate voting power. Our Class B Common Stock currently represents approximately 8% of our common equity and 47% of the voting power. As a result, the voting power of the Class B Common Stock does not bear a direct relationship to the economic interest represented by the shares. Further, our amended and restated articles of incorporation provide that these relative voting percentages will remain fixed until such time as BFC Financial Corporation and its affiliates own less than 600,000 shares of Class B Common Stock, which is approximately 50% of the number of shares that BFC Financial Corporation now owns, even if additional shares of Class A Common Stock are issued. Therefore, BFC Financial Corporation may sell up to approximately 50% of its shares of Class B Common Stock (after converting those shares to Class A Common Stock), and significantly reduce its economic interest in us, while still maintaining its voting power. If BFC Financial Corporation were to take this action, it would widen the disparity between the equity interest represented by the Class B Common Stock and its voting power. Any conversion of shares of Class B Common Stock into shares of Class A Common Stock in connection with the sale would further dilute the voting interests of the holders of the Class A Common Stock.

Provisions in our charter documents may make it difficult for a third party to acquire our company and could depress the price of our Class A Common Stock

      Our amended and restated articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change of control of the Company or our management. These provisions could make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for the shares of our Class A Common Stock. These provisions include:

•	the provisions in our articles of incorporation regarding the voting rights of our Class B Common Stock;

•	the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our Board of Directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

Our Class A Common Stock only recently began trading and the stock price may be volatile

      Our Class A Common Stock commenced trading on the New York Stock Exchange on a when-issued basis on December 16, 2003. The Class A Common Stock was distributed on December 31, 2003 to effect our spin-off from BankAtlantic Bancorp. The Class A Common Stock commenced trading on a regular-way basis on the New York Stock Exchange on January 2, 2004. Accordingly, there has been only a limited public market for our Class A Common Stock. While our Class A Common Stock is listed on the New York Stock Exchange, there can be no assurance that an active trading market will be sustained or that the shares will in the future trade in a manner consistent with the limited trading to date.

The price of our Class A Common Stock may be particularly volatile because of the industry we are in

      The market prices of securities of homebuilding companies have been volatile and have experienced fluctuations that have often been unrelated, or disproportionate, to the operating performance of such companies. These broad market fluctuations could adversely affect the price of our Class A Common Stock.

We have never paid regular cash dividends on our common stock, and there is no assurance that we will pay any dividends in the future

      We have never paid regular cash dividends on our common stock. Further, our ability to pay dividends is restricted by certain covenant restrictions contained in the indentures and loan agreements that govern the terms of our debt. From time to time, we intend to evaluate the payment of regular cash dividends on our common stock based upon our results of operations, financial condition, cash requirements and prospects. We cannot assure you that we will declare any cash dividends in the foreseeable future.

Risks Associated With Our Investment in Bluegreen Corporation

We own a significant, illiquid investment in Bluegreen, from which we do not expect to receive any cash flow

      We currently own approximately 38.2% of the common stock of Bluegreen, a publicly-traded corporation whose common stock is listed on the New York Stock Exchange under the symbol “BXG.” Although traded on the New York Stock Exchange, our shares may be deemed restricted stock, which limits our ability to liquidate our investment if we choose to do so. While we have made a significant investment in Bluegreen and may seek to acquire additional shares of Bluegreen in the future, we do not expect to receive any dividends from Bluegreen for the foreseeable future.

Our results of operations would be adversely affected by decreased earnings or losses at Bluegreen

      For the nine months ended September 30, 2003 and twelve months ended December 31, 2002, our earnings from our investment in Bluegreen were $5.2 million and $4.6 million, respectively, representing approximately 18% of our pre-tax earnings for each of those periods. At September 30, 2003, the book value of our investment in Bluegreen was $63.6 million. Accordingly, a significant portion of our earnings and book value are dependent upon Bluegreen’s ability to continue to generate earnings and maintain its market value. In addition to the risks described above that are applicable to the real estate industry generally, Bluegreen’s business is subject to additional risks, including the following:

•	Bluegreen’s liquidity depends on its ability to sell or borrow against the notes receivable it receives from purchasers on the sale of vacation ownership interests. The gains recognized and the fair value of the retained interests recorded on the sale of notes receivable are based on management’s estimates of future prepayment, default and loss severity rates, discount rates and other considerations in light of their then current expectations. Bluegreen’s results of operations could be adversely impacted if prepayments or defaults are greater than estimated or the notes receivable sold fail to meet specified performance criteria;

•	Bluegreen faces risks associated with its leverage. Bluegreen initially experiences negative cash flow upon the sale of financed vacation ownership interests, and Bluegreen depends on additional funding to finance its operations;

•	Bluegreen’s sale of vacation ownership interests and homesites is extensively regulated and Bluegreen’s results of operations may be adversely affected by future regulations. Recent regulations relating specifically to direct marketing and telemarketing have resulted in increased marketing costs; and

•	Adverse occurrences in the travel and tourism industry, such as acts of terrorism, natural disasters or a disruption in gasoline available could significantly impact Bluegreen’s financial condition and results of operations.

USE OF PROCEEDS

      We estimate that our net proceeds from the sale of the 5,000,000 shares of Class A Common Stock we are offering will be approximately $116.6 million after deducting estimated offering expenses and underwriting discounts. For purposes of this calculation we have assumed a public offering price of $24.82 per share, which was the closing price of our Class A Common Stock on the New York Stock Exchange on March 10, 2004. We intend to use the net proceeds from the sale of the securities offered by this prospectus for the operations and growth of our subsidiaries both internally and through acquisitions (which may include an additional investment in Bluegreen), to repay the indebtedness described below and for general corporate purposes. From time to time in the ordinary course of our business, we evaluate potential business acquisition opportunities, some of which may be material. At the present time we have not reached any agreements in principle relating to any material business acquisitions.

      The indebtedness to be repaid includes:

•	the approximately $8.4 million of indebtedness owed to Ohio Savings Bank F.S.B. as of December 31, 2003. This loan bears interest at the prime rate plus 0.5%, with monthly principal payments currently equal to $175,000 and the remaining principal due September 15, 2005; and

•	the $5.5 million term note in favor of BankAtlantic Bancorp incurred as payment for the transfer of the Bluegreen shares prior to the spin-off. This note bears interest at the prime rate, with principal and interest payable monthly, and is due December 30, 2004.

      The precise amounts and timing of the application of such proceeds depends upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements. Until the proceeds are used, we may invest the proceeds, depending on our cash flow requirements, in short and long-term investments, including, but not limited to:

•	treasury bills;

•	commercial paper;

•	certificates of deposit;

•	securities issued by U.S. government agencies;

•	money market funds;

•	repurchase agreements; and

•	other similar investments.

PRICE RANGE OF COMMON STOCK

      Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “LEV.” Our Class B Common Stock is not traded on any exchange or quoted through any automated quotation system but is convertible at any time into shares of Class A Common Stock on a one-for-one basis. From January 2, 2004, the date our Class A Common Stock first began regular way trading on the New York Stock Exchange, through March 10, 2004, the high and low sale prices of our Class A Common Stock as reported by the New York Stock Exchange were $26.22 and $16.25, respectively. The stock prices do not include retail mark-ups, mark-downs or commissions.

      On March 10, 2004, the closing sale price of our Class A Common Stock as reported on the New York Stock Exchange was $24.82 per share.

      As of March 4, 2004, there were approximately 11,000 holders of record of our Class A Common Stock.

DIVIDEND POLICY

      We have never paid regular cash dividends on our common stock. From time to time, we intend to evaluate the payment of regular cash dividends on our common stock based upon our results of operations, financial condition, cash requirements and prospects. We cannot assure you that we will declare any cash dividends in the foreseeable future.

      Our ability to pay dividends is restricted by certain covenant restrictions contained in the indentures and loan agreements that govern the terms of our debt. For more information on these restrictions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

PRO FORMA FINANCIAL INFORMATION

      The following pro forma financial information gives effect to the consummation of our spin-off from BankAtlantic Bancorp on December 31, 2003 and was derived by taking our reported historical financial information and making adjustments to the information to reflect transactions that occurred prior to or concurrently with the spin-off. The following pro forma condensed consolidated statement of operations for the year ended December 31, 2002 also gives effect to our acquisition during April 2002 of 8,317,325 shares of common stock of Bluegreen.

      The pro forma condensed consolidated statement of financial condition assumes the spin-off occurred on September 30, 2003. The pro forma condensed consolidated statements of operations assume the spin-off occurred at the beginning of the earliest period presented. The pro forma condensed consolidated statement of operations for the year ended December 31, 2002 assumes the acquisition of the interest in Bluegreen occurred on January 1, 2002. The pro forma information should be read in conjunction with our historical financial statements and related notes thereto which are included elsewhere in this prospectus.

      The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations which would actually have been recorded if the spin-off had occurred during the periods presented, nor is it necessarily indicative of our future operating results or financial condition.

Summary Pro Forma Condensed Consolidated Statement of Financial Condition

	As of September 30, 2003

	Historical	Adjustments		Pro Forma

	(Unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$36,045	$—		$36,045
Restricted cash	3,301	—		3,301
Notes receivable	5,163	—		5,163
Inventory of real estate and investments in real estate joint ventures	238,715	—		238,715
Investment in Bluegreen Corporation	63,583	4,681	(a)	68,264
Other assets	9,716	—		9,716

Total assets	$356,523	$4,681		$361,204

Liabilities and shareholders’ equity
Notes and mortgage notes payable	$108,323	$—		$108,323
Notes and mortgage notes payable to affiliates	53,242	13,500	(b)	66,742
Development bonds payable	1,020	—		1,020
Other liabilities	68,415	—		68,415

Total liabilities	$231,000	$13,500		$244,500

Shareholders’ equity	125,523	(8,819	)(c)	116,704

Total liabilities and shareholders’ equity	$356,523	$4,681		$361,204

(a)	To reflect the transfer by BankAtlantic Bancorp of 1.2 million shares of Bluegreen to the Company, which is recorded at BankAtlantic Bancorp’s carrying value.

(b)	To reflect the $5.5 million term note issued to BankAtlantic Bancorp as partial consideration for the Bluegreen shares and the $8.0 million dividend issued to BankAtlantic Bancorp prior to the spin-off in the form of a note.

(c)	To reflect the $8.0 million dividend note and the difference between BankAtlantic Bancorp’s carrying value of the Bluegreen shares and the $5.5 million note.

Summary Pro Forma Condensed Consolidated Statement of Operations

	For the Nine Months Ended
	September 30, 2003

	Historical	Adjustments		Pro Forma

	(Unaudited)
	(In thousands)
Revenues	$186,521	$—		$186,521
Costs and expenses	165,297	430	(a)	165,726

	21,224	(430)		20,795
Earnings from Bluegreen Corporation	5,156	1,161	(b)	6,317
Other income	1,832	—		1,831

Income before income taxes	28,212	731		28,943
Provision for income taxes	10,891	282	(c)	11,173

Net income	$17,321	$449		$17,770

(a)	To reflect additional interest expense as a result of the $5.5 million term note and the $8.0 million dividend note payable to BankAtlantic Bancorp and the change in interest rate related to the $30.0 million note owed to BankAtlantic Bancorp.

(b)	To reflect the increased earnings from Bluegreen as a result of the 1.2 million additional shares of Bluegreen acquired from BankAtlantic Bancorp in connection with the spin-off.

(c)	To reflect the tax effect of the items described in (a) and (b).

Summary Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2002

	Historical	Adjustments		Pro Forma

	(Unaudited)
	(In thousands)
Revenues	$209,403	$—		$209,403
Costs and expenses	191,734	843	(a)	192,577

	17,669	(843)		16,826
Earnings from Bluegreen Corporation	4,570	1,055	(b)	5,625
Other income	3,527	—		3,527

Income before income taxes	25,766	212		25,978
Provision for income taxes	6,254	82	(c)	6,336

Net income	$19,512	$130		$19,642

(a)	To reflect additional interest expense to give effect to the interest due on (i) the $30.0 million note issued to BankAtlantic Bancorp in April 2002 in connection with our purchase of the 8,317,325 shares of common stock of Bluegreen, (ii) the $8.0 million dividend note issued to BankAtlantic Bancorp in December 2003, and (iii) the $5.5 million term note issued to BankAtlantic Bancorp in December 2003, as if all notes were outstanding as of January 1, 2002.

(b)	To reflect earnings from Bluegreen as if all of the Bluegreen shares currently owned by us had been held as of January 1, 2002, net of purchase accounting adjustments.

(c)	To reflect the related tax effects for the items described in (a) and (b).

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2003 on a pro forma basis to reflect our spin-off from BankAtlantic Bancorp and on a pro forma as adjusted basis to reflect the spin-off from BankAtlantic Bancorp and the sale of the 5,000,000 shares of Class A Common Stock to be sold by us in this offering at a price of $24.82 per share, the closing price on March 10, 2004 (after deducting underwriting discounts and commissions and estimated offering expenses), and the application of the estimated net proceeds from the offering as described in the section of this prospectus entitled “Use of Proceeds,” on page 24. You should read the information in the following table in conjunction with our consolidated financial statements and related notes thereto which are included elsewhere in this prospectus, as well as the information contained in this prospectus in the section entitled “Pro Forma Financial Information.”

	As of September 30, 2003

	Pro Forma	Offering		Pro Forma
	(a)	Adjustments		As Adjusted

	(In thousands, except share data)
Cash and cash equivalents	$36,045	$102,150		$138,195
Restricted cash	3,301	—		3,301
Notes and mortgage notes payable	108,323	(8,925)	(b)	99,398
Notes and mortgage notes payable to affiliates	66,742	(5,500)	(b)	61,242
Development bonds payable	1,020	—		1,020
Shareholders’ equity
Preferred stock, ($0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding)	—	—		—
Class A Common Stock ($0.01 par value; 50,000,000 shares authorized; 13,597,166 shares issued and outstanding pro forma; 18,597,166 shares issued and outstanding pro forma as adjusted)(c)	136	50	(d)	186
Class B Common Stock ($0.01 par value; 10,000,000 shares authorized; 1,219,031 shares issued and outstanding pro forma)	12	—		12
Additional paid-in-capital	68,148	116,525	(d)	184,673
Retained earnings	48,039	—		48,039
Accumulated other comprehensive income	369	—		369

Total shareholders’ equity	$116,704	$116,575		$233,279

Total capitalization	$292,789	$102,150		$394,939

(a)	As adjusted to reflect the spin-off of the Company from BankAtlantic Bancorp.

(b)	Reflects the retirement of specific debt using the proceeds of the offering.

(c)	Does not include (i) 674,250 shares of Class A Common Stock issuable upon exercise of outstanding options or (ii) 750,000 shares of Class A Common Stock issuable upon exercise of the underwriters’ over-allotment option.

(d)	Reflects the net proceeds of the offering.

SELECTED FINANCIAL DATA

      The following table sets forth selected consolidated financial data as of and for the years ended December 31, 1998 through 2002 and as of and for the nine months ended September 30, 2003 and 2002. Certain selected financial data presented below as of December 31, 2002, 2001, 2000, 1999 and 1998 and for each of the years in the five-year period ended December 31, 2002, are derived from our audited consolidated financial statements. Our financial statements were audited by KPMG LLP, independent certified public accountants, with respect to 2001, 2000, 1999 and 1998, and PricewaterhouseCoopers LLP, independent certified public accountants, with respect to 2002. The selected financial data presented below as of and for the nine-month periods ended September 30, 2003 and 2002, are derived from our unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data. Results for the nine-month period ended September 30, 2003 are not necessarily indicative of results that may be expected for the entire year or any future period. This table is a summary and should be read in conjunction with the consolidated financial statements and related notes thereto which are included elsewhere in this prospectus as well as the information contained in this prospectus in the section entitled “Pro Forma Financial Information.”

	As of or for the
	Nine Months Ended		As of or for the Year Ended
	September 30,		December 31,

	2003	2002	2002	2001	2000(a)	1999	1998

	(Unaudited)

	(Dollars in thousands, except per share and average price data)
Statement of Operations Data:

Revenues

Sales of real estate	$184,933	$125,697	$207,808	$143,140	$100,322	$18,499	$13,229

Other revenues	1,588	1,033	1,595	1,106	5,664	—	—

Total revenues	186,521	126,730	209,403	144,246	105,986	18,499	13,229

Costs and Expenses

Cost of sales of real estate	135,162	95,393	159,675	111,685	79,029	9,437	7,174

Selling, general and administrative expenses	28,553	20,851	30,359	26,031	18,644	5,217	5,169

Interest expense, net	249	383	389	180	1,315	1,001	338

Other expenses	1,206	905	1,311	930	747	700	250

Minority interest	127	—	—	556	1,064	58	21

Total costs and expenses	165,297	117,532	191,734	139,382	100,799	16,413	12,952

	21,224	9,198	17,669	4,864	5,187	2,086	277

Earnings from Bluegreen Corporation(b)	5,156	2,463	4,570	—	—	—	—

Other income, net	1,832	3,268	3,527	6,776	4,976	3,514	946

Income before income taxes	28,212	14,929	25,766	11,640	10,163	5,600	1,223

Provision (benefit) for income taxes	10,891	3,675	6,254	4,118	3,208	1,568	(232)

Net income	$17,321	$11,254	$19,512	$7,522	$6,955	$4,032	$1,455

Basic earnings per share	$1.17	$0.76	$1.32	$0.51	$0.47	$0.27	$0.10

Diluted earnings per share(c)	$1.14	$0.75	$1.30	$0.51	$0.47	$0.27	$0.10

Weighted average shares outstanding	14,816	14,816	14,816	14,816	14,816	14,816	14,816

Diluted shares outstanding	14,816	14,816	14,816	14,816	14,816	14,816	14,816

	As of or for the
	Nine Months Ended				As of or for the Year Ended
	September 30,				December 31,

	2003		2002		2002		2001	2000(a)	1999	1998

	(Unaudited)

	(Dollars in thousands, except per share and average price data)
Other Data:

Consolidated margin(d)	$49,771		$30,304		$48,133		$31,455	$21,293	$9,062	$6,055

Consolidated margin percentage(e)	26.9%		24.1%		23.2%		22.0%	21.2%	49.0%	45.8%

Levitt and Sons(a)(f):

Homes delivered	619		493		740		597	441	—	—

Average selling price of homes delivered	$218,000		$214,000		$219,000		$195,000	$190,000	$—	$—

Margin percentage on sales of homes(e)	22.2%		17.9%		19.1%		18.8%	15.1%	—	—

Backlog of homes (units)	1,972		812		824		584	487	329	—

Backlog of homes (value)	$429,997		$168,578		$167,526		$125,041	$94,751	$64,116	$—

Core Communities(g):

Acres sold	1,268		388		1,715		253	145	312	406

Average selling price of acres sold	$35,000		$69,000		$31,000		$85,000	$110,000	$59,000	$33,000

Margin percentage on land sales(e)	43.4%		65.5	%(h)	46.7	%(h)	51.0%	56.3%	49.0%	45.8%

Acres acquired	1,963		1,826		1,826		1,285	—	—	2,033

Average purchase price of acres acquired	$7,500		$10,000		$10,000		$13,200	$—	$—	$3,100

Unsold acres	4,937		5,569		4,242		4,131	3,099	3,244	3,556

Acres under contract for sale	871		2,447		1,845		469	428	250	211

Sales value of acres under contract	$62,506		$44,153		$72,767		$27,234	$33,693	$16,689	$8,163

Balance Sheet Data:

Inventory of real estate	$234,854		$198,001		$198,126		$142,433	$110,390	$105,524	$28,070

Investment in Bluegreen	63,583		56,520		57,332		—	—	—	—

Total assets	356,523		290,582		295,461		196,193	168,863	154,831	54,700

Notes and mortgage notes payable	108,323		88,522		85,359		55,625	41,047	50,631	6,300

Notes and mortgage notes payable to affiliates	53,242		56,111		57,505		27,870	27,796	20,653	—

Development bonds payable	1,020		4,503		4,581		8,635	9,891	7,533	1,745

Total liabilities	230,750		190,358		187,774		126,254	105,874	98,659	9,711

Shareholders’ equity	125,523		100,070		107,533		70,028	62,506	55,551	44,966

Financial Statistics:

Return on average shareholders’ equity(i)	19.8	%(j)	17.6	%(j)	22.0%		11.4%	11.8%	8.0%	4.4%

Ratio of total debt to shareholders’ equity	1.30		1.49		1.37		1.32	1.26	1.42	0.18

(a)	Levitt Corporation acquired Levitt and Sons in December 1999.

(b)	Levitt Corporation acquired its interest in Bluegreen Corporation in April 2002.

(c)	Diluted earnings per share takes into account the dilution in the earnings we recognize from Bluegreen as a result of outstanding securities issued by Bluegreen that enable the holders thereof to acquire shares of Bluegreen’s common stock.

(d)	Margin is calculated as sales of real estate minus cost of sales of real estate.

(e)	Margin percentage is calculated by dividing margin by sales of real estate.

(f)	Excludes joint ventures. Backlog includes all homes subject to sales contracts.

(g)	Levitt Corporation acquired Core Communities in October 1997.

(h)	Land sales from Core Communities to Levitt and Sons for the nine months ended September 30, 2002 equaled $6.7 million and the net gain recognized was $4.9 million. For the year ended December 31, 2002 land sales from Core Communities to Levitt and Sons equaled $8.5 million and the net gain recognized was $6.5 million. These inter-company transactions were eliminated in consolidation.

(i)	Calculated by dividing net income by average shareholders’ equity. Average shareholders’ equity is calculated by averaging beginning and end of period shareholders’ equity balances.

(j)	Annualized by dividing annualized net income by average shareholders’ equity. Annualized net income is calculated by dividing net income for the period by the number of months in the period and multiplying the result by twelve.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      We engage in real estate activities through Levitt and Sons, Core Communities, Levitt Commercial, an investment in Bluegreen and investments in real estate projects in Florida through subsidiaries and joint ventures. Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes in Florida. Core Communities owns the unsold land and other entitlements of the 4,600 acre master-planned community commonly known as St. Lucie West in St. Lucie County, Florida. Core Communities also owns approximately 4,700 acres in Tradition, our second master-planned community, and has options to acquire another 4,300 acres, which would provide us with a total of approximately five miles of frontage along I-95. Tradition is in the initial development stage in St. Lucie County, Florida.

      On December 31, 2003, BankAtlantic Bancorp completed the spin-off of the Company, and BankAtlantic Bancorp no longer owns any shares of our capital stock. As a result of the spin-off, our reported financial information may not necessarily be indicative of our future operating results or of our future financial condition. As reflected in the pro forma financial statements included elsewhere herein, the consummation of the spin-off resulted in our incurrence of $13.5 million of additional indebtedness and an increase in interest expense of approximately $600,000 per year. Additionally, we may not be able to borrow money at the same rates, we will incur greater costs and expenses for general and administrative services provided by our affiliates and we will incur greater costs and expenses of reporting and compliance associated with being a public company.

      In April 2002, we acquired 8,317,325 shares (approximately 34.2% at that date) of common stock of Bluegreen for approximately $53.8 million. In connection with the spin-off, BankAtlantic Bancorp transferred 1,200,000 shares (approximately 4.9%) of Bluegreen’s common stock to us in exchange for a $5.5 million term note and additional shares of our common stock (which additional shares were subsequently included in the spin-off). Bluegreen is a New York Stock Exchange-listed company that primarily acquires, develops, markets and sells vacation ownership interests in “drive-to” resorts and develops and sells residential home sites around golf courses or other amenities. The investment in Bluegreen was recorded at cost and the carrying amount of the investment is adjusted to recognize our interest in the earnings or loss of Bluegreen after the acquisition date. At September 30, 2003 and December 31, 2002, our investment in Bluegreen was approximately $63.6 million and $57.3 million, respectively.

Critical Accounting Policies and Estimates

      Management views critical accounting policies as accounting policies that are important to the understanding of our financial statements and also involve estimates and judgments about inherently uncertain matters. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the next year relate to the determination of the valuation of real estate, the valuation of carrying values of investments in joint ventures, the valuation of the fair market value of assets and liabilities in the application of the purchase method of accounting and the amount of the deferred tax asset valuation allowance. We have identified the following accounting policies that management views as critical to the portrayal of our financial condition and results of operations.

Real Estate Inventories and Investment in Joint Ventures

      Our inventory of real estate includes land acquisition costs, land development costs, interest and other construction costs, all of which are accounted for in our financial statements at the lower of accumulated cost or estimated fair value. Estimated fair value is based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation takes into consideration the current status of the property, various restrictions, carrying costs, costs of disposition and any other circumstances that may affect fair value, including management’s plans for the property. Due to the large acreage of land holdings, disposition in the normal course of business is expected to extend over a number of years. Uncertainties associated with the economy, interest rates and the real estate market in general may significantly change the valuation of our real estate investments.

      Land and indirect land development costs are accumulated and allocated to various parcels or housing units using specific identification and allocation based upon the relative sales value, unit or area methods. Direct construction costs are assigned to housing units based on specific identification. Other capitalized costs consist of capitalized interest, real estate taxes, tangible selling costs, local government fees and field overhead incurred during the development and construction period. Start-up costs and selling expenses are expensed as incurred. Interest is capitalized as a component of inventory at the effective rates paid on borrowings during the pre-construction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project.

      We account for joint ventures in which we have a 50% or less ownership interest or a less than controlling interest using the equity method of accounting. Under the equity method, the initial investment in a joint venture is recorded at cost and is subsequently adjusted to recognize the Company’s share of the joint venture’s earnings or losses. Joint venture investments are evaluated annually for other than temporary losses in value. Evidence of other than temporary losses includes the inability of the joint venture to sustain an earnings capacity that would justify the carrying amount of the investment and consistent joint venture operating losses. The evaluation is based on available information including condition of the property and current and anticipated real estate market conditions. At September 30, 2003, December 31, 2002 and December 31, 2001, the combined balances of inventory of real estate, investments in real estate joint ventures and investment in Bluegreen were $302.3 million, $259.7 million and $150.8 million, respectively.

Revenue Recognition

      Revenue and all related costs and expenses from house and land sales are recognized at the time that closing has occurred, when title and possession of the property and risks and rewards of ownership transfer to the buyer and other sale and profit recognition criteria are satisfied as required under accounting principles generally accepted in the United States of America for real estate transactions.

      Title and mortgage operations include agency and other fees received for processing of title insurance policies and mortgage loans. Revenues from title and mortgage operations are recognized when the transfer of the corresponding property has been consummated.

Capitalized Interest

      Interest incurred relating to land under development and construction is capitalized to real estate inventories during the active development period. Interest is capitalized as a component of inventory at the effective rates paid on borrowings during the pre-construction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project. Interest is amortized to cost of sale as related homes, land and units are sold.

Income Taxes

      The Company utilizes the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it is more likely than not that a portion of the deferred tax asset will not be realized.

Consolidated Results Of Operations

      The following table summarizes our consolidated results of operations for the nine months ended September 30, 2003 and 2002, and for each of the years ended December 31, 2002, 2001 and 2000:

	Nine Months Ended September 30,			Year Ended December 31,			2002 and	2001 and
							2001	2000
	2003	2002	Change	2002	2001	2000	Change	Change

	(Unaudited)

	(In thousands)
Revenues
Sales of real estate	$184,933	$125,697	$59,236	$207,808	$143,140	$100,322	$64,668	$42,818
Title and mortgage operations	1,588	1,033	555	1,595	1,106	783	489	323
Utility expansion income	—	—	—	—	—	4,881	—	(4,881)

Total revenues	186,521	126,730	59,791	209,403	144,246	105,986	65,157	38,260

Costs and Expenses
Cost of sales of real estate	135,162	95,393	39,769	159,675	111,685	79,029	47,990	32,656
Selling, general and administrative expenses	28,553	20,851	7,702	30,359	26,031	18,644	4,328	7,387
Interest expense, net	249	383	(134)	389	180	1,315	209	(1,135)
Other expenses	1,206	905	301	1,311	930	747	381	183
Minority interest	127	—	127	—	556	1,064	(556)	(508)

Total costs and expenses	165,297	117,532	47,765	191,734	139,382	100,799	52,352	38,583

	21,224	9,198	12,026	17,669	4,864	5,187	12,805	(323)
Earnings from Bluegreen Corporation	5,156	2,463	2,693	4,570	—	—	4,570	—
(Loss) earnings from joint ventures	(98)	1,506	(1,604)	849	2,888	1,141	(2,039)	1,747
Interest and other income	1,930	1,762	168	2,678	3,888	3,835	(1,210)	53

Income before income taxes	28,212	14,929	13,283	25,766	11,640	10,163	14,126	1,477
Provision for income taxes	10,891	3,675	7,216	6,254	4,118	3,208	2,136	910

Net income	$17,321	$11,254	$6,067	$19,512	$7,522	$6,955	$11,990	$567

For the Nine Months Ended September 30, 2003 Compared to the Same 2002 Period:

      Consolidated net income increased by $6.1 million, or 54%, to $17.3 million for the nine months ended September 30, 2003 from $11.3 million for the same 2002 period. The increase in net income primarily resulted from an increase in sales of real estate by Levitt and Sons, Core Communities, and Levitt Commercial, as well as from higher earnings from Bluegreen Corporation. These increases in income were partially offset by a decrease in earnings in joint ventures of $1.6 million, an increase in selling, general and administrative expenses of $7.7 million and an increase in the provision for income taxes of $7.2 million.

      Revenues from sales of real estate increased $59.2 million, or 47%, to $184.9 million for the nine months ended September 30, 2003 from $125.7 million for the same 2002 period. Levitt and Sons’ home deliveries in the first nine months of 2003 increased 26% to 619 homes from 493 homes delivered in the first nine months of 2002. This increase in deliveries resulted in a $29.4 million increase in revenues at Levitt and Sons over the corresponding periods. Core Communities’ revenues from land sales in the first nine months of 2003 increased 68% to $45.0 million from $26.8 million in the same 2002 period. Core

Communities 2002 revenues include sales to Levitt and Sons of $6.7 million. These inter-company transactions were eliminated in consolidation. Consolidated cost of sales in 2003 has been reduced by $320,000 relating to previously deferred margins on inter-company transactions being allocated to home sales to third parties. Levitt Commercial commenced deliveries of its flex warehouse units in 2003, and revenues from sales of these units in the first nine months of 2003 totaled $4.8 million. Earnings from Bluegreen for the nine months ended September 30, 2003 were $5.2 million, as compared with $2.5 million for the same 2002 period, where we only owned our interest in Bluegreen commencing April 10, 2002. Bluegreen’s net income for the first nine months of 2003 was $18.6 million, as compared to $9.2 million for the period of our ownership ended September 30, 2002.

      The increase in selling, general and administrative expenses for the nine months ended September 30, 2003 as compared to the first nine months of 2002 primarily related to higher employee compensation and benefits, increased advertising expenses and higher professional fees. The increase in employee compensation and benefits and advertising expenses was directly related to our new development projects in central and southeast Florida and the increase in home deliveries at Levitt and Sons. As a result of these new projects and higher home deliveries, our full time employees increased to 316 at September 30, 2003 from 216 at September 30, 2002, and the number of part time employees increased to 33 at September 30, 2003 from 26 at September 30, 2002. The increase in professional fees primarily related to our public offering of investment notes in 2003.

      Interest incurred totaled $6.0 million and $5.9 million for the 2003 period and 2002 period, respectively. The increase in interest incurred was primarily due to increases in borrowings associated with several new development projects, as well as interest accruing on the Company’s $30.0 million note payable to BankAtlantic Bancorp for nine months in 2003, as compared to only six months in 2002. The increase in interest incurred was partially offset by a decline in average interest rates from 6.0% for the 2002 period to 4.8% for the 2003 period. Interest capitalized for the 2003 period and 2002 period totaled $5.8 million and $5.6 million, respectively. Cost of sales of real estate for the nine months ended September 30, 2003 and 2002 included previously capitalized interest of approximately $3.9 million and $3.7 million, respectively.

      Earnings from joint ventures decreased $1.6 million in 2003 as compared to 2002. The decrease in earnings from joint ventures primarily resulted from completion of a joint venture community during 2002.

For the Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001:

      Consolidated net income increased by $12.0 million, or 159%, to $19.5 million for the year ended December 31, 2002 from $7.5 million for the same 2001 period. This increase primarily resulted from an increase in the margin on the sales of real estate of $16.7 million, an increase in title and mortgage operations of $500,000 and earnings in Bluegreen of $4.6 million. These increases in income were partially offset by decreases in earnings in joint ventures of $2.0 million, interest and other revenues of $1.2 million, an increase in selling, general and administrative expenses of $4.3 million and an increase in the provision for income taxes of $2.1 million.

      Margin from sales of real estate primarily reflect the activities of Levitt and Sons and Core Communities. During the year ended December 31, 2002, Core Communities’ margin on land sales was $18.7 million as compared to $11.0 million in 2001. Core Communities’ 2002 margin on land sales excludes sales to Levitt and Sons of $6.5 million. This inter-company transaction was eliminated in consolidation. Core Communities’ increases in sales revenue and gross profit are primarily attributable to an increase in commercial land sales and residential lot sales in 2002. During the 2002 period, margin from home sales at Levitt and Sons were $31.1 million as compared to $22.1 million during the same 2001 period. This was primarily due to increases in home sales and a higher average selling price of homes. In 2001, we recognized a gain of $680,000 from the sale of a marine rental property.

      The increase in selling, general and administrative expenses primarily resulted from the addition of several new development projects and an increase in home deliveries at Levitt and Sons, as well as an increase in compensation and benefits associated with increases in incentive accruals and personnel resulting from the addition of several new development projects. The number of full time employees increased to 221 at December 31, 2002 from 202 at December 31, 2001.

      Interest incurred totaled $8.1 million and $6.2 million for the 2002 period and 2001 period, respectively. The increase in interest incurred was primarily due to increases in borrowings associated with several new development projects. This increase in interest incurred was partially offset by a decline in average interest rates from 7.5% for the 2001 period to 6.0% for the 2002 period. Capitalized interest totaled $7.7 million and $6.0 million for the 2002 period and 2001 period, respectively. Throughout 2002 and 2001, a larger portion of total interest incurred was capitalized to real estate inventory. At the time of home sale closings and land sales the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the year ended December 31, 2002 and 2001 included previously capitalized interest of approximately $6.2 million and $4.8 million, respectively.

      Minority interest declined due to the sale of the marine rental property and the sell-out of a development in which we had a majority joint venture interest.

      Our income from Bluegreen for the year ended December 31, 2002 was $4.6 million. The earnings from Bluegreen included approximately $353,000 of amortization associated with purchase accounting adjustments. Bluegreen’s income before cumulative effect of change in accounting principle for the nine months ended December 31, 2002 was $15.4 million and net income was $9.8 million.

      Earnings in joint ventures decreased $2.0 million in 2002 as compared to 2001. The decrease in earnings in joint ventures primarily resulted from declines in home deliveries from 282 in 2001 to 140 in 2002 because a joint venture project was nearing sell-out of its inventory in 2002.

      Interest and other income consisted of interest income from interest on deposits from BankAtlantic and other financial institutions, loans receivable interest income, and other income. The decline in interest and other income was primarily associated with a decrease in interest income resulting from lower average deposit balances and yields and lower rental income as a result of our disposition of a marine rental property in May 2001.

      The provision for income taxes for the years ended December 31, 2002 and 2001 included a reduction in the deferred tax asset valuation allowance of approximately $2.6 million and $1.3 million, respectively. On January 1, 2002, Levitt Corporation converted from a subchapter C corporation to a limited liability company. In connection with the conversion, Levitt Corporation established a valuation allowance of approximately $840,000 at December 31, 2001. Effective July 1, 2002, Levitt Corporation elected to be treated as an association taxable as a corporation.

For the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000:

      Consolidated net income increased 8% to $7.5 million for the year ended December 31, 2001 from $7.0 million for the same 2000 period. This increase in net income primarily resulted from an increase in margin on sales of real estate of $10.2 million, an increase in earnings in joint ventures of $1.7 million and a $1.1 million decline in net interest expense. The increase in income was partially offset by approximately $4.3 million, net of minority interest, relating to utility expansion income recognized in 2000 and an increase in selling, general and administrative expenses of $7.4 million.

      Margin from sales of real estate were $31.5 million for the year ended December 31, 2001 compared to $21.3 million for the same period in 2000. The increase in margin from sales of real estate primarily resulted from increased margin on land and home sales. Margin from land sales increased from $9.0 million during the year ended December 31, 2000 to $11.0 million during the same 2001 period. Likewise, margin increased from $12.7 million during the year ended December 31, 2000 to $22.1 million during 2001, primarily due to more sales of homes as well as a higher average sale price of homes sold. The increases in sales and higher average sales price were due to new developments combined with changes in product mix and existing lines. In 2001, Levitt Corporation recognized a gain of $680,000 from the sale of a marine rental property.

      During 2000, Core Communities received an early cash payment of $8.5 million relating to a receivable it held from a public municipality providing water and wastewater services to St. Lucie West. The 1991 agreement that gave rise to the receivable required the municipality to reimburse Core Communities for its cost of increasing the service capacity of the utility plant through payments to Core Communities of future connection fees. When Core Communities was acquired, this non-interest bearing receivable was recorded at fair value. The payment resulted in a $4.3 million gain, net of minority interest of approximately $636,000. The gain was calculated as the difference between the amount received and the current balance of the receivable.

      The increase in selling, general and administrative expenses for the 2001 period as compared to the same 2000 period primarily resulted from an increase in compensation and benefits associated with the expansion of our activities. The number of full time employees increased to 202 at December 31, 2001 from 170 at December 31, 2000. The expansion also resulted in higher selling and other general and administrative expenses. Also included in selling, general and administrative expenses was a $2.6 million legal accrual reflecting an adverse verdict in a jury trial against a subsidiary. The complaint alleged that a partnership in which Levitt and Sons’ wholly-owned subsidiary is a 50.0% partner wrongfully terminated a contract, failed to pay for extra work performed outside the scope of the contract and breached the contract.

      Interest incurred totaled $6.2 million and $8.0 million for the 2001 period and 2000 period, respectively. The decrease in interest incurred primarily resulted from declines in average interest rates from 9.6% for the 2000 period to 7.5% for the 2001 period. This decrease in interest incurred was partially offset by an increase in average borrowings from $76.5 million for 2000 to $81.2 million for 2001. Capitalized interest totaled $6.0 million and $6.7 million for the 2001 period and 2000 period, respectively. Throughout 2001 and 2000, a large portion of total interest incurred was capitalized to real estate inventory. At the time of home sales, the capitalized interest allocated to such property is charged to cost of sales. Cost of sales of real estate for the years ended December 31, 2001 and 2000 included previously capitalized interest of approximately $4.8 million and $1.8 million, respectively.

      Earnings in joint ventures increased from $1.1 million during the year ended December 31, 2000 to $2.9 million during the same 2001 period primarily due to increases in margin from sales of homes by a joint venture.

Levitt and Sons Results of Operations

      The following tables summarize Levitt and Sons’ results of operations and other relevant data as of or for the nine months ended September 30, 2003 and 2002, and as of or for each of the years ended December 31, 2002, 2001 and 2000:

	Nine Months Ended September 30,			Year Ended December 31,			2002 and	2001 and
							2001	2000
	2003	2002	Change	2002	2001	2000	Change	Change

	(Unaudited)

	(In thousands)
Revenues

Sales of real estate	$135,107	$105,675	$29,432	$162,359	$117,663	$84,295	$44,696	$33,368

Title and mortgage operations	1,588	1,033	555	1,595	1,106	783	489	323

Total Revenues	136,695	106,708	29,987	163,954	118,769	85,078	45,185	33,691

Costs and expenses

Cost of sales of real estate	105,073	86,790	18,283	131,281	95,553	71,556	35,728	23,997

Selling, general and administrative expenses	19,774	14,666	5,108	21,100	18,454	11,010	2,646	7,444

Other expenses	1,047	770	277	1,121	830	647	291	183

Minority interest	(75)	—	(75)	—	150	388	(150)	(238)

Total costs and expenses	125,819	102,226	23,593	153,502	114,987	83,601	38,515	31,386

	10,876	4,482	6,394	10,452	3,782	1,477	6,670	2,305

(Loss) earnings in joint ventures	(120)	1,525	(1,645)	1,171	2,766	1,444	(1,595)	1,322

Interest and other income	432	702	(270)	1,053	1,460	1,101	(407)	359

Income before income taxes	11,188	6,709	4,479	12,676	8,008	4,022	4,668	3,986

Provision for income taxes	4,319	1,929	2,390	3,364	2,916	1,481	448	1,435

Net income	$6,869	$4,780	$2,089	$9,312	$5,092	$2,541	$4,220	$2,551

	As of or for the
	Nine Months Ended		As of or for the Year Ended
	September 30,		December 31,

	2003	2002	2002	2001	2000

	(Unaudited)

	(Dollars in thousands)
Levitt and Sons:
Margin percentage on sales of homes(a)	22.2%	17.9%	19.1%	18.8%	15.1%
Homes delivered	619	493	740	597	441
New sales contracts (units)	1,767	721	980	694	599
New sales contracts (value)	$397,512	$149,142	$204,730	$146,869	$114,617
Backlog of homes (units)	1,972	812	824	584	487
Backlog of homes (value)	$429,997	$168,578	$167,526	$125,041	$94,751
Levitt and Sons Joint Ventures:
Homes delivered	—	138	140	282	178
New sales contracts (units)	42	—	61	206	264
New sales contracts (value)	$10,141	$—	$16,027	$44,934	$57,070
Backlog of homes (units)	103	2	61	140	216
Backlog of homes (value)	$26,168	$461	$16,027	$29,052	$43,366

(a)	Margin percentage is calculated by dividing margin (sales of real estate minus cost of sales of real estate) by sales of real estate.

      In recent months, the costs of lumber, steel, concrete and other building materials have risen significantly. While we may be able to increase our selling prices to absorb these increased costs in future sales, the sales prices of homes in our backlog are set. Accordingly, we expect that the margins on the delivery of homes in backlog may be adversely affected by this trend.

For the Nine Months Ended September 30, 2003 Compared to the Same 2002 Period:

      Levitt and Sons’ revenues from home sales increased 28% to $135.1 million in 2003 from $105.7 million in 2002. This was primarily due to increased home deliveries, as well as a 2% increase in the average selling price of homes. The increases in homes delivered and average selling price were the result of communities nearing completion and the introduction of new projects and product lines. During 2003, 619 homes were delivered at an average selling price of approximately $218,000, as compared to 493 homes delivered in 2002 at an average selling price of approximately $214,000.

      Cost of sales increased by approximately 21% to $105.1 million in 2003 from $86.8 million in 2002. The increase in cost of sales was primarily associated with the increased number of home deliveries. Cost of sales as a percentage of related revenue was 78% for the nine months ended September 30, 2003, as compared to 82% for the nine months ended September 30, 2002. The improvement in margin as a percentage of sales was primarily due to changes in product mix and the higher average selling price.

      Selling, general and administrative expenses increased 35% to $19.8 million in the first nine months of 2003 from $14.7 million for the same period in 2002. The increase in selling, general and administrative expenses was primarily associated with the increase in sales and the addition of several new development projects in central and southwest Florida, as well as an increase in employee compensation and benefits resulting from the addition of several new projects.

      Interest incurred totaled $3.7 million and $3.0 million for the 2003 and 2002 periods, respectively. The increase in interest incurred was primarily due to the increases in borrowings associated with several new development projects. This increase was partially offset by a decline in average interest rates from 5.6% for the 2002 period to 4.8% for the 2003 period. Interest capitalized for the 2003 and 2002 periods totaled $3.7 million and $3.0 million, respectively. Throughout the first nine months of 2003 and 2002, real estate inventory under active development was greater than the interest-bearing debt. Therefore, all interest incurred during the 2003 and 2002 periods was capitalized. At the time of a home sale, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the 2003 and 2002 periods included previously capitalized interest of approximately $2.7 million and $2.3 million, respectively.

      The decrease in earnings in joint ventures resulted primarily from the completion of home sales by one joint venture. The joint venture’s initial inventory was 600 units and the last 140 homes were delivered during 2002.

For the Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001:

      Levitt and Sons revenues from home sales increased 38% to $162.4 million in 2002 from $117.7 million in 2001. This was primarily due to increased home sales, as well as an increase in the average selling price of homes. The increases in homes sold and average selling price were the result of communities nearing completion and the introduction of new projects and product lines. During 2002, 740 homes were sold as compared to 597 homes in 2001. The average selling price of homes sold during the 2002 period was approximately $219,000, increasing 12% from $195,000 in 2001.

      Cost of sales increased by approximately 37% to $131.3 million in 2002 from $95.6 million in 2001. The increase in cost of sales was primarily associated with the increased number of home sales. Cost of sales as a percentage of home sales revenue was 81% for both the year ended December 31, 2002 and the year ended December 31, 2001.

      Selling, general and administrative expenses increased 14%, to $21.1 million in 2002 from $18.5 million in 2001. The increase in selling, general and administrative expenses was primarily associated with the increase in sales and the addition of several new development projects in central and southwest

Florida, as well as an increase in employee compensation and benefits resulting from the addition of several new projects.

      Interest incurred totaled $4.1 million and $3.8 million for 2002 and 2001, respectively. The increase in interest incurred was primarily due to the increases in borrowings associated with several new development projects. This increase was partially offset by a decline in average interest rates from 7.4% for the 2001 period to 5.5% for the 2002 period. Capitalized interest for the 2002 and 2001 periods totaled $4.1 million and $3.8 million, respectively. Throughout 2002 and 2001, real estate inventory was greater than the interest-bearing debt. Therefore, all interest incurred during the 2002 and 2001 periods was capitalized. At the time of a home sale, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for 2002 and 2001 included previously capitalized interest of approximately $3.6 million and $2.5 million, respectively.

      The decrease in earnings in joint ventures primarily resulted from declines in home sales by one joint venture as that joint venture’s development neared completion. The joint venture’s initial inventory was 600 units, and home sales during the 2002 and 2001 periods were 140 and 282, respectively. The joint venture entered into contracts for most of its inventory during the 1999 and 2000 periods, and contracts for all remaining inventory were entered into by the fourth quarter of 2001.

      The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 included a reduction in the deferred tax asset valuation allowance and the change in state tax valuation of approximately $1.5 million, $240,000 and $69,000 respectively.

For the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000:

      Revenues from home sales increased $33.4 million during the year ended December 31, 2001 as compared to 2000 primarily due to increased home sales and a higher average sales price of homes sold. The increase in sales and higher average sales price was due to new developments combined with changes in product mix and existing lines.

      The margin percentage on home sales increased from 15.1% during the year ended December 31, 2000 to 18.8% during 2001. The increase was the result of several factors, including new products offered for sale, product mix and premiums received on lots sold.

      Selling, general and administrative costs increased $7.4 million during the year ended December 31, 2001 as compared to 2000 primarily due to a $2.8 million increase in selling costs, a $4.0 million increase in general and administrative costs and a $681,000 increase in amortized real estate taxes. General and administrative costs increased primarily due to a $2.6 million reserve established in connection with a jury verdict entered against a joint venture, as well as other administrative cost increases incurred due to the increased number of home sales.

      Interest incurred totaled $3.8 million and $5.0 million for the 2001 period and 2000 period, respectively. The decrease in interest incurred was primarily due to decreases in average interest rates from approximately 9.9% for the 2000 period to approximately 7.4% for the 2001 period. Capitalized interest for the 2001 and 2000 periods totaled $3.8 million and $5.0 million, respectively. Throughout 2001 and 2000, real estate inventory was greater than the interest-bearing debt. Therefore, all interest incurred during the 2001 and 2000 periods was capitalized. At the time of a home sale, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the years ended December 31, 2001 and 2000 included previously capitalized interest of approximately $2.5 million and $1.3 million, respectively.

      Earnings in joint ventures increased $1.3 million during the year ended December 31, 2001, as compared to 2000 primarily due to an increase in home sales by one joint venture.

Core Communities Results Of Operations

      The following table summarizes Core Communities’ results of operations for the nine months ended September 30, 2003 and 2002, and for each of the years ended December 31, 2002, 2001 and 2000:

	Nine Months Ended September 30,			Year Ended December 31,			2002 and	2001 and
							2001	2000
	2003	2002	Change	2002	2001	2000	Change	Change

	(Unaudited)

	(In thousands)
Revenues
Sales of real estate	$45,019	$26,759	$18,260	$53,919	$21,555	$16,027	$32,364	$5,528
Utility expansion income	—	—	—	—	—	4,881	—	(4,881)

Total revenues	45,019	26,759	18,260	53,919	21,555	20,908	32,364	647

Costs and expenses
Cost of sales of real estate	25,484	9,237	16,247	28,722	10,570	6,997	18,152	3,573
Selling, general and administrative expenses	5,770	4,260	1,510	5,867	5,774	6,335	93	(561)
Interest expense, net	224	303	(79)	451	1,644	1,519	(1,193)	125
Minority interest	—	—	—	—	6	636	(6)	(630)

Total costs and expenses	31,478	13,800	17,678	35,040	17,994	15,487	17,046	2,507

	13,541	12,959	582	18,879	3,561	5,421	15,318	(1,860)
Interest and other income	1,339	1,266	73	1,413	2,039	1,716	(626)	323

Income before income taxes	14,880	14,225	655	20,292	5,600	7,137	14,692	(1,537)
Provision for income taxes	5,744	3,808	1,936	5,414	2,078	2,261	3,336	(183)

Net income	$9,136	$10,417	$(1,281)	$14,878	$3,522	$4,876	$11,356	$(1,354)

	As of or for the
	Nine Months
	Ended			As of or for the Year Ended
	September 30,			December 31,

	2003	2002		2002		2001	2000

	(Unaudited)
Core Communities:
Acres sold	1,268	388		1,715		253	145
Margin percentage(a)	43.4%	65.5	%(b)	46.7	%(b)	51.0%	56.3%
Unsold Acres	4,937	5,569		4,242		4,131	3,099

(a)	Margin percentage is calculated by dividing margin (sales of real estate minus cost of sales of real estate) by sales of real estate.

(b)	Land sales from Core Communities to Levitt and Sons for the nine months ended September 30, 2002 equaled $6.7 million and the net gain recognized was $4.9 million. For the year ended December 31, 2002, land sales from Core Communities to Levitt and Sons equaled $8.5 million and the net gain recognized was $6.5 million. These inter-company transactions were eliminated in consolidation.

For the Nine Months Ended September 30, 2003 Compared to the Same 2002 Period:

      Core Communities’ revenues from land sales increased 68% to $45.0 million in the first three quarters of 2003 from $26.8 million in 2002. Margin on the 2003 land sales was approximately $19.5 million as compared to $17.5 million in 2002. The increases in sales revenue and related margin were primarily attributable to an increase in sales of residential land and residential lots in 2003 as compared to 2002. This was primarily a result of growth in the residential home sales market during 2003. The proportional increase in residential property sales in 2003 has resulted in a decrease in margin as a percentage of revenue, as commercial and industrial properties generally provide a higher margin than residential properties. In the nine months ended September 30, 2002, land sales to Levitt and Sons equaled $6.7 million and the gain recognized was $4.9 million. These inter-company transactions were eliminated in consolidation. There have been no sales to Levitt and Sons in 2003.

      Selling, general and administrative expenses increased 35% to $5.8 million during the nine months ended September 30, 2003 as compared to the same 2002 period. This increase was primarily associated with an increase in advertising expenses as a result of the launch of the Tradition community during the first quarter of 2003.

      Interest incurred for the first nine months of 2003 and 2002 was approximately $1.0 million and $1.9 million, respectively. The decrease in interest incurred was primarily due to the satisfaction of indebtedness associated with Live Oak Preserve, as discussed above. During the 2003 period, interest capitalized was approximately $763,000, as compared with $1.6 million for the same 2002 period. At the time of land sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the first three quarters of 2003 and 2002 included previously capitalized interest of approximately $98,000 and $243,000, respectively.

For the Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001:

      Core Communities’ revenues from land sales increased 150% to $53.9 million in 2002 from $21.6 million in 2001. Margin on the 2002 land sales was approximately $25.2 million as compared to $11.0 million in 2001. The increases in sales revenue and margin were primarily attributable to an increase in commercial land sales and residential lot sales in St. Lucie West in 2002 as compared to 2001. This was primarily a result of growth in the residential home sales market during 2002. In 2002, land sales to Levitt and Sons equaled $8.5 million and the net gain recognized was $6.5 million. This inter-company transaction was eliminated in consolidation.

      Interest incurred for 2002 and 2001 was approximately $2.4 million and $1.6 million, respectively. The increase in interest incurred was primarily due to an increase in borrowings associated with the purchase in September 2001 of a tract of land known as Live Oak Preserve located in Hillsborough County, Florida. The borrowings associated with the acquisition were fully repaid in October 2002 as a result of the sale of all of the residential land in Live Oak Preserve to a single homebuilder. During the 2002 period, capitalized interest was approximately $1.9 million for interest costs incurred on real estate inventory components. At the time of land sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for 2002 included previously capitalized interest of approximately $980,000. During 2001, no capitalization of interest was recorded.

      The provision for income taxes for the years ended December 31, 2002 and 2001 included a reduction in the deferred tax asset valuation allowance and the change in state tax valuation of approximately $1.9 million and $212,000, respectively.

For the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000:

      Land sales increased 35% to $21.6 million in 2001 from $16.0 million in 2000. During 2001, approximately 253 acres were sold as compared to 145 acres sold during 2000. Margin on the 2001 land sales was approximately $11.0 million as compared to $9.0 million in 2000.

      During 2000, Core Communities received an early cash payment of $8.5 million relating to a receivable it held from a public municipality providing water and wastewater services to St. Lucie West. The 1991 agreement that gave rise to the receivable required the municipality to reimburse Core Communities for its cost of increasing the service capacity of the utility plant through payments to Core Communities of future connection fees. When Core Communities was acquired, this non-interest bearing receivable was recorded at fair value. The payment resulted in a $4.3 million gain, net of minority interest of approximately $636,000. The gain was calculated as the difference between the amount received and the current balance of the receivable.

Investment in Bluegreen Results of Operations

      The following table summarizes our earnings and net income from Bluegreen Corporation for the nine months ended September 30, 2003 and 2002, and for the year ended December 31, 2002:

	Nine Months Ended
	September 30,			Year Ended
				December 31,
	2003	2002	Change	2002

		(Unaudited)

	(In thousands)
Earnings from Bluegreen	$5,156	$2,463	$2,693	$4,570

Income before income taxes	5,156	2,463	2,693	4,570
Provision for income taxes	1,989	950	1,039	1,763

Net income	$3,167	$1,513	$1,654	$2,807

      During April 2002, we acquired 8,317,325 shares of common stock of Bluegreen for an aggregate purchase price of approximately $53.8 million. The investment in Bluegreen was recorded at cost and the carrying amount of the investment is adjusted to recognize our interest in the earnings or loss of Bluegreen after the acquisition date. The funds for the investment in Bluegreen were obtained through $30 million of borrowings from BankAtlantic Bancorp, an $18.6 million capital contribution from BankAtlantic Bancorp and $5.2 million of working capital. Our carrying amount in the Bluegreen investment was in the aggregate $4.2 million greater than our ownership percentage in the underlying equity in the net assets of Bluegreen. Of such amount, $4.1 million was allocated to goodwill, $1.6 million to deferred taxes, and the balance of $1.7 million was assigned to various assets and liabilities of Bluegreen, which will be amortized into the statement of operations as an adjustment to income from equity method investment. On December 22, 2003, in connection with our spin-off from BankAtlantic Bancorp, we acquired an additional 1,200,000 shares of Bluegreen’s common stock from BankAtlantic Bancorp in exchange for a $5.5 million promissory note and additional shares of our common stock (which were subsequently included in the spinoff). At September 30, 2003 and December 31, 2002, our shares of Bluegreen common stock represented approximately 33.6% (38.4% including the 1.2 million shares acquired from BankAtlantic Bancorp in December 2003) and 33.8% (38.7% including the 1.2 million shares acquired from BankAtlantic Bancorp in December 2003), respectively, of the outstanding common stock of Bluegreen.

      Our earnings in Bluegreen represents our pro rata share of Bluegreen’s reported net income, reduced by the effects of purchase accounting adjustments. Bluegreen’s reported net income for the nine months ended September 30, 2003 was $18.6 million and, for the period of our ownership during 2002, income before the cumulative effect of a change in accounting principle was $9.2 million. Our ownership interest in Bluegreen’s earnings during the nine month periods ended September 30, 2003 and 2002 was approximately $5.2 million and $2.5 million, respectively. Our interest in Bluegreen’s earnings was reduced by $1.1 million in the first nine months of 2003 due to the effects of purchase accounting adjustments, as compared with a reduction of $1.0 million during the period of our ownership from April to September 2002. The purchase accounting adjustments for 2002 primarily related to Bluegreen’s sale of notes receivable which existed at the acquisition date. At the acquisition date, the notes receivable were adjusted to reflect unrealized gain in our carrying amount of the asset, and accordingly, when such gain was recorded by Bluegreen, we recognized no gain. The purchase accounting adjustments for 2003 primarily related to Bluegreen’s sale of retained interests in notes receivable which existed at the acquisition date. As with the underlying notes receivable, at the acquisition date the retained interests were adjusted to reflect unrealized gain in our carrying amount of the asset, and, when such gain was recorded by Bluegreen, we recognized no gain.

      During the period ended December 31, 2002, our earnings in Bluegreen was $4.6 million. The earnings in Bluegreen included approximately $353,000 of amortization from purchase accounting adjustments. Bluegreen’s income before cumulative effect of change in accounting principle for the period of our ownership in 2002 was $15.4 million.

Other Business Segment Results of Operations

      The following table summarizes our other business segment results of operations for the nine months ended September 30, 2003 and 2002, and for each of the years ended December 31, 2002, 2001 and 2000:

	Nine Months Ended
	September 30,			Year Ended December 31,			2002 and	2001 and
							2001	2000
	2003	2002	Change	2002	2001	2000	Change	Change

		(Unaudited)

	(In thousands)
Revenues
Sales of real estate	$4,807	$—	$4,807	$—	$3,922	$—	$(3,922)	$3,922

Total revenues	4,807	—	4,807	—	3,922	—	(3,922)	3,922

Costs and expenses
Cost of sales of real estate	4,925	1,167	3,758	1,601	5,562	476	(3,961)	5,086
Selling, general and administrative expenses	3,009	1,925	1,084	3,392	1,803	1,299	1,589	504
Interest expense, net	25	136	(111)	(6)	(1,022)	350	1,016	(1,372)
Other expenses	159	135	24	190	100	100	90	—
Minority interest	202	—	202	—	400	40	(400)	360

Total costs and expenses	8,320	3,363	4,957	5,177	6,843	2,265	(1,666)	4,578

	(3,513)	(3,363)	(150)	(5,177)	(2,921)	(2,265)	(2,256)	(656)
Earnings (loss) from joint ventures	22	(19)	41	(322)	122	(303)	(444)	425
Interest and other income	159	225	(66)	268	1,031	1,787	(763)	(756)

Loss before income taxes	(3,332)	(3,157)	(175)	(5,231)	(1,768)	(781)	(3,463)	(987)
Benefit for income taxes	(1,284)	(1,108)	(176)	(1,940)	(799)	(451)	(1,141)	(348)

Net loss	$(2,048)	$(2,049)	$1	$(3,291)	$(969)	$(330)	$(2,322)	$(639)

For the Nine Months Ended September 30, 2003 Compared to the Same 2002 Period:

      During the first quarter of 2003, Levitt Commercial commenced the delivery of its flex warehouse units and the margin on the sales of its inventory for the nine months ended September 30, 2003 was approximately $908,000. Margin from the sales of real estate also reflects the Company’s amortization of interest previously capitalized of $1.0 million and $1.2 million for the 2003 and 2002 periods, respectively.

      Selling, general and administrative and other expenses increased to $3.2 million during the nine months ended September 30, 2003 as compared to $2.1 million for the same 2002 period. This increase was primarily associated with increases in employee compensation and benefits relating to our expansion and professional fees related to our public offering of investment notes in 2003.

      Interest incurred was approximately $1.3 million and $1.1 million for the nine months ended September 30, 2003 and 2002, respectively. The increase in interest incurred is primarily associated with a $30.0 million loan from BankAtlantic Bancorp in connection with the acquisition of Levitt Corporation’s investment in Bluegreen Corporation, which was outstanding for the entire nine month period in 2003 as compared with six months during the 2002 period. Partially offsetting this increase was a reduction in average interest rates for the first nine months of 2003 to approximately 4.2%, as compared to 5.6% for the first nine months of 2002. Interest capitalized for this business segment totaled $1.3 million and $1.0 million for the nine months ended September 30, 2003 and 2002, respectively. Included in cost of sales of real estate for the nine months ended September 30, 2003 and 2002 is the amortization of previously capitalized interest of $1.0 million and $1.2 million, respectively.

      Minority interest for the 2003 period is associated with a joint venture’s margin from the sale of its flex warehouse units in which we have a majority joint venture interest.

For the Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001:

      During May 2001, our investment in a marine manufacturing service and sales facility in Miami, Florida was sold for approximately $3.9 million, and we recognized a net gain on this sale of approximately $680,000. We owned a 50% interest in the property and were the sole general partner. Accordingly, the financial position and results of operations of the partnership were consolidated for financial statement purposes and the partner’s equity position was disclosed as a minority interest.

      Interest and other revenues primarily consisted of interest income from interest on deposits at BankAtlantic and other financial institutions, interest income on a loan to Core Communities (eliminated in consolidation) and rental income. The decline in interest and other revenues was primarily associated with decreases in:

•	interest on a loan to Core Communities (eliminated in consolidation) as a consequence of the repayment of the loan in 2002;

•	interest income resulting from lower average deposits balances and yields; and

•	rental income received through May 2001, which was not received in 2002 due to the sale of the marine manufacturing service and sales facility.

      Selling, general and administrative expenses increased during the year ended December 31, 2002 as compared to the same 2001 period primarily due to an increase in compensation and benefits associated with our expansion.

      Interest incurred was approximately $1.6 million and $1.2 million for the 2002 and 2001 periods, respectively. The increase in interest incurred was primarily due to an increase in borrowings associated with a $30.0 million loan from BankAtlantic Bancorp for the acquisition of our investment in Bluegreen. This increase in interest incurred was partially offset by a decrease in average interest rates resulting from a reduction in the prime rate. During 2001, the capitalized interest amount exceeded interest incurred for this segment because this segment was able to utilize consolidated interest incurred but not capitalized at other segments. At the time of property sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the years ended December 31, 2002 and 2001 included previously capitalized interest of approximately $1.6 million and $2.3 million, respectively.

For the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000:

      Sales of real estate and cost of sales of real estate for the 2001 period included the sale of a marine manufacturing service and sales facility in Miami, Florida. Cost of sales of real estate for the years ended December 31, 2001 and 2000 included previously capitalized interest of approximately $2.3 million and $476,000, respectively, based upon Levitt and Sons home sale closings.

      The decline in interest and other revenues was primarily due to lower rental income as a result of our disposition of the above-described marine manufacturing service and sales facility in May 2001 and decreases in interest income because of lower cash balances and lower yields.

      Selling, general and administrative expenses increased during the 2001 period as compared to the 2000 period primarily due to an increase in compensation and benefits associated with our expansion.

      Interest incurred was approximately $1.2 million and $2.0 million for the 2001 and 2000 periods, respectively. The decrease in interest incurred was primarily associated with decreases in average interest rates resulting from reductions in the prime rate. Capitalized interest was approximately $2.2 million and $1.7 million, for the 2001 and 2000 periods, respectively. During 2001, the capitalized interest amount exceeded interest incurred for this segment because this segment was able to utilize consolidated interest incurred but not capitalized at other segments. At the time of property sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for the 2001 and 2000 periods included previously capitalized interest of approximately $2.3 million and $476,000, respectively.

Financial Condition

      Prior to August 2001, the Company was a subsidiary of BankAtlantic. While the Company was a subsidiary of BankAtlantic, BankAtlantic was permitted to lend money to the Company and its subsidiaries on terms consistent with those available from unaffiliated third party lenders. In August 2001, BankAtlantic transferred ownership of the Company to BankAtlantic Bancorp, and as a consequence, the Company and its subsidiaries became “affiliates,” rather than subsidiaries, of BankAtlantic. As a consequence, we became subject to different regulatory requirements, including regulatory restrictions on BankAtlantic’s ability to provide us with additional financing in the future. Notwithstanding the spin-off, we remain an affiliate of BankAtlantic by virtue of BFC Financial Corporation’s control, and accordingly, BankAtlantic remains subject to restrictions on its ability to provide us with additional financing. However, we believe that our current financial condition and credit relationships, together with anticipated cash flows from operations, will provide for our current liquidity needs for the foreseeable future.

September 30, 2003 versus December 31, 2002

      Our total assets at September 30, 2003 and December 31, 2002 were $356.5 million and $295.5 million, respectively. The increase in total assets primarily resulted from:

•	A net increase in cash and cash equivalents of $20.0 million.

•	An increase in inventory of real estate of approximately $36.7 million resulting from land acquisitions in central Florida by Levitt and Sons and Core Communities’ acquisition of an additional 1,706-acre parcel in the Tradition project, as well as increases in land development and construction costs. These increases in inventory of real estate were partially offset by the sale of homes and land sales;

•	An increase of approximately $6.3 million in our investment in Bluegreen Corporation associated with our equity in earnings and unrealized gains associated with Bluegreen’s other comprehensive income; and

•	An increase in other assets associated with prepayment of commissions and insurance.

      The above increases in total assets were partially offset by a reduction in the deferred tax asset of approximately $3.5 million which primarily resulted from purchase accounting adjustments.

      Total liabilities at September 30, 2003 and December 31, 2002 were $230.8 million and $187.8 million, respectively.

      The increase in total liabilities primarily resulted from:

•	Additional borrowings to fund land purchase, land development and construction costs; and

•	Increases in accounts payable and accrued liabilities primarily related to an increase in customer deposits for units under contract at Levitt and Sons.

      The above increases in total liabilities were partially offset by reductions in development bonds payable and current income tax payable.

December 31, 2002 versus December 31, 2001

      Total assets at December 31, 2002 and 2001 were $295.5 million and $196.2 million, respectively. The increase in total assets primarily resulted from:

•	An increase in the inventory of real estate of approximately $55.7 million resulting from the acquisition of several projects by Core Communities and Levitt and Sons, as well as increases in development costs. This increase in inventory of real estate was partially offset by the sale of homes and land sales; and

•	The April 2002 acquisition of 8,317,325 shares of common stock of Bluegreen for approximately $53.8 million.

      The above increases in total assets were partially offset by:

•	Decreases in cash and cash equivalents including restricted cash of approximately $5.2 million. Cash was used for the funding of our real estate acquisitions and development costs, as well as the purchase of our investment in Bluegreen, offset by cash flows provided by our operations;

•	A decrease in other assets of $2.0 million primarily due to the prepayment of assessments and taxes for 2002 in 2001, while taxes for 2003 were not paid until 2003. Other assets also decreased in 2001 as a result of a land deposit and unamortized loan fees; and

•	Decreases in the deferred tax asset primarily related to purchase accounting adjustments associated with real estate acquisitions.

      Total liabilities at December 31, 2002 were $187.8 million compared to $126.3 million at December 31, 2001.

      The increase in total liabilities primarily resulted from:

•	Additional borrowings to fund land purchases and the investment in Bluegreen; and

•	Increases in accounts payable and accrued liabilities primarily related to an increase in customer deposits for units under contract at Levitt and Sons and trade and retention payables.

Liquidity and Capital Resources

      Our primary sources of funds for the nine months ended September 30, 2003 and 2002 and for each of the years in the three year period ended December 31, 2002 were proceeds from the sale of real estate inventory, distributions from real estate joint ventures, borrowings, proceeds from development bonds payable and, in 2002, capital contributions from BankAtlantic Bancorp.

      We expect to meet our short-term liquidity requirements, such as operating expenses and current debt service, generally through net cash provided by operations and existing cash balances. As of September 30, 2003, December 31, 2002 and December 31, 2001, we had cash and cash equivalents of $36.0 million, $16.0 million and $23.6 million, respectively.

      We expect to meet our long-term liquidity requirements, such as development, construction and acquisition of our real estate and investments in joint ventures, primarily with the unallocated proceeds from this offering, net cash provided by operations, long-term secured and unsecured indebtedness and future issuances of equity and debt securities.

      Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating and investing activities. Historically, we have funded our operations, development, construction and acquisitions with internally generated cash flow, debt from independent third parties and capital contributions and debt from BankAtlantic and BankAtlantic Bancorp. We will not receive any additional loans from BankAtlantic, and, as a result of the spin-off, we will not receive any future cash capital contributions from BankAtlantic Bancorp, but it is anticipated that the other available sources identified above will be adequate for current needs. However, in order to fund desired growth, additional sources of funding will be required. These may take the form of equity offerings or the issuance of secured indebtedness or subordinated debt.

      We believe that this offering will improve our liquidity and capital structure by increasing our common equity capitalization relative to our current indebtedness. Upon completion of this offering and taking into account the repayment of approximately $13.9 million of indebtedness, we expect to have approximately $160.2 million of outstanding indebtedness and our ratio of total debt to shareholders’ equity will be approximately 66%.

      We have entered into various loan agreements which provide financing for acquisition and site improvements and construction of residential units. As of September 30, 2003, these loan agreements provided in the aggregate for advances, subject to available collateral, on a revolving basis of up to a maximum of $192.7 million, of which $122.3 million was outstanding. The loans are secured by mortgages on properties, including improvements. Principal payments are required as sales of the collateral are consummated. Certain notes and mortgage notes provide that events of default include a change in ownership, management or executive management.

      We borrowed $15 million from an unaffiliated financial institution to finance the purchase of Levitt and Sons. The obligation is secured by the Company’s membership interest in Levitt and Sons. At September 30, 2003, $8.9 million was outstanding under this loan and we intend to repay this loan with the proceeds of this offering.

      At September 30, 2003, Levitt and Sons had a credit agreement with the same non-affiliated financial institution to provide a working capital line of credit of $10.0 million. The Company has guaranteed amounts outstanding under the line of credit, but the guarantee is limited to a security interest evidenced by a second priority lien on the Company’s membership interest in Levitt and Sons. At September 30, 2003, no amounts were outstanding under this line of credit. The credit facility matures in September 2005.

      In April 2002, we received an $18.6 million capital contribution and borrowed $30.0 million from BankAtlantic Bancorp. We utilized these funds, together with $5.2 million of working capital, to purchase 8,317,325 shares of common stock of Bluegreen. The $30.0 million loan was due on demand and bore interest, payable monthly at the prime rate minus 25 basis points, but was modified in connection with the spin-off as described below.

      On September 30, 2003, the SEC declared effective our Registration Statement on Form S-1 for the public offering of up to $100 million of unsecured subordinated investment notes. The investment notes are unsecured obligations of Levitt Corporation and are subordinated to substantially all of our other liabilities. The investment notes are not guaranteed by any of our subsidiaries or any other entity. At September 30, 2003, we had $39.7 million of debt and other liabilities ranking senior in right of payment to the investment notes. On a consolidated basis, we had $231.0 million of senior indebtedness at September 30, 2003. At September 30, 2003, no investment notes had been issued, and approximately $1.3 million of investment notes were outstanding as of December 31, 2003. In late 2003, we ceased advertising the offering of the investment notes, and in March 2004, we deregistered the unsold balance of investment notes remaining under the registration statement. However, we currently anticipate that during the next twelve months we may issue approximately $100 million of debt securities which may consist of investment notes, subordinated debt, senior debt or other similar securities.

      On December 31, 2003, BankAtlantic Bancorp completed the spin-off of the Company. In connection with the spin-off, BankAtlantic Bancorp converted the $30.0 million demand note to a five-year term note due December 30, 2008 with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional 0.25% every six months. In connection with the spin-off, BankAtlantic Bancorp also transferred 1.2 million shares of common stock of Bluegreen to the Company in exchange for a $5.5 million note and additional shares of our common stock (which additional shares were included in the spin-off). This note is due December 30, 2004, with interest and principal payable monthly and bearing interest at the prime rate. We expect to use a portion of the net proceeds of this offering to retire this note. Additionally, prior to the spin-off, we declared an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a five-year term note with the same payment terms as the $30.0 million note described above. The restructuring of the $30.0 million demand note and the incurrence of the additional indebtedness in connection with the spin-off will result in an additional annual interest expense of approximately $600,000 based on interest rates at September 30, 2003. Additionally, it is anticipated that general and administrative expenses will increase due to expenses associated with being a public company.

      At September 30, 2003, December 31, 2002 and 2001, we had outstanding mortgage financing from BankAtlantic, excluding joint ventures, of approximately $23.2 million, $27.5 million and $27.9 million, respectively. Our joint ventures’ total borrowings from BankAtlantic were $23.5 million, $24.9 million and $28.8 million at September 30, 2003, December 31, 2002 and 2001, respectively. As an “affiliate” of BankAtlantic, the amounts that we are permitted to borrow from BankAtlantic are now restricted by applicable Office of Thrift Supervision regulations, and accordingly, financing may only be available from unaffiliated third party lenders.

      The following table summarizes the general type, source and amount of our outstanding consolidated indebtedness on a historical basis as of December 31, 2002 and September 30, 2003 and on a pro forma basis as of September 30, 2003 to give effect to the spin-off.

	Historical as of	Historical as of	Pro Forma as of
	December 31, 2002	September 30, 2003	September 30, 2003

	(In thousands)
Real estate acquisition, site improvement and construction debt payable to non-affiliates	$70,801	$99,051	$99,051
Real estate acquisition, site improvement and construction debt payable to affiliates	27,505	23,242	23,242

Total real estate acquisition, site improvement and construction debt payable	98,306	122,293	122,293
Lines of credit and other notes payable	4,058	347	347
Business acquisition debt (a)	10,500	8,925	8,925
Bluegreen shares acquisition debt	30,000	30,000	30,000
Spin-off related debt (b)	—	—	13,500
Community development district special assessment bonds (c)	4,581	1,020	1,020

Total indebtedness	$147,445	$162,585	$176,085

(a)	Incurred in connection with the acquisition of Levitt and Sons in December 1999.

(b)	To reflect the $5.5 million term note issued to BankAtlantic Bancorp as partial consideration for the Bluegreen shares and the $8.0 million dividend issued to BankAtlantic Bancorp prior to the spin-off in the form of a note.

(c)	Does not include $28.9 million of community development district bond anticipation notes, for which no assessments have been levied by the development district.

      Some of our borrowings contain covenants that, among other things, require us to maintain certain financial ratios and a minimum net worth. These covenants may have the effect of limiting the amount of debt that we can incur in the future and restricting the payment of dividends by us and our subsidiaries. At September 30, 2003, we were in compliance with all loan agreement financial covenants. Our financial covenants currently include:

•	A requirement of a minimum tangible net worth of $55.6 million of Levitt Corporation on a consolidated basis and $32.0 million at Levitt and Sons;

•	Unrestricted liquidity of Levitt Corporation of not less than $3.0 million;

•	A maximum debt to unaffiliated entities to tangible net worth ratio, as defined, of 1.5 to 1.0 for Levitt Corporation and 3.0 to 1.0 for Levitt and Sons.

      We have provided guarantees on indebtedness of joint ventures accounted for under the equity method of accounting. The guarantees were required of both us and our joint venture partners to obtain financing for the joint ventures. The loans to which the guarantees relate are collateralized by the respective joint venture properties and improvements. We and our joint venture partners, jointly and severally, have guaranteed the payment and performance obligations of the respective joint venture borrowers. We and our joint venture partners would be required to perform on our guarantees only in the event of default on the underlying loan agreements by the joint venture. In certain instances, our guaranteed obligations are capped at a percentage of project debt. At September 30, 2003 and December 31, 2002, we had guarantees on $24.9 million and $26.2 million, respectively, of joint venture debt. Our management believes that, based on the loans’ collateral, no payments will be required under the guarantees.

      In connection with the development of certain of our communities, community development or improvement districts have been established which may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements performed by us near or at these communities. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district and a priority assessment lien may be placed on benefited parcels to provide security for the debt service. The bonds, including interest and redemption premiums, if any, and the associated priority lien on the property typically are payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. We pay a portion of the revenues, fees, and assessments levied by the districts on the properties we still own that are benefited by the improvements. We may also agree to pay down a specified portion of the bonds at the time of the sale of the affected unit or parcel.

      In accordance with Emerging Issues Task Force Issue 91-10 (“EITF 91-10”), Accounting for Special Assessments and Tax Increment Financing, we record a liability, net of cash held by the districts available to offset the particular bond obligation, for the estimated developer obligations that are fixed and determinable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. We reduce this liability by the corresponding assessment assumed by property purchasers and the amounts paid by us at the time of closing and transfer of the property. Interest is calculated and paid based upon the gross bond obligation.

      A development district for the Tradition project issued $28.9 million of bond anticipation notes to provide funding for common infrastructure. During the fourth quarter of 2003, a development district for the Tradition project issued $62.8 million of long-term assessment bonds to refinance the outstanding bond anticipation notes and to provide financing for infrastructure development. The development district assesses property owners to fund debt service and the ultimate repayment of the bonds. We are assessed based on our pro-rata ownership of the property in the district. At September 30, 2003, we owned approximately 96% of the property in the district. Our pro-rata share of the assessment transfers to third party purchasers upon property sales. The assessments are projected to be levied beginning in 2005. In accordance with EITF 91-10, we will recognize an expense for our pro rata portion of assessments, based upon our ownership of benefited property.

      We are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on our financial condition or results of operations. We are also subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate in the ordinary course of its business.

      At September 30, 2003, we had commitments to purchase properties for development of $77.6 million, of which approximately $70.3 million is subject to due diligence and satisfaction of certain requirements and conditions, as well as the obtaining of financing. The following table summarizes certain information relating to outstanding purchase contracts.

			Expected
	Purchase Price	Units/Acres	Closing

Levitt and Sons	$17.7 million	1,357 units	2004
Core Communities	$54.6 million	3,156 acres	2004
Levitt Commercial	$5.3 million	39 acres	2004

      At September 30, 2003, cash deposits of approximately $1.3 million secured our commitments under these contracts.

      At September 30, 2003, our backlog of 1,972 homes and our 871 acres subject to sales contracts had estimated sales values of approximately $430.0 million and $62.5 million, respectively. Our backlog is measured as homes subject to sales contracts.

Quantitative and Qualitative Disclosure About Market Risk

      Market risk is defined as the risk of loss arising from adverse changes in market valuations that arise from interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. We are subject to interest rate risk on our long-term debt. At September 30, 2003, we had $160.3 million in borrowings with adjustable rates tied to the prime rate and/or the London Interbank Offered Rate and $2.2 million in borrowings with fixed rates. Consequently, for debt tied to an indexed rate, changes in interest rates may affect our earnings and cash flows, but would generally not impact the fair value of such debt. For fixed rate debt, changes in interest rates generally affect the fair market value of the debt, but not our earnings or cash flow.

      The table below sets forth our debt obligations, principal cash flows by scheduled maturity, weighted-average interest rates and estimated fair market value as of September 30, 2003:

	Three Months
	Ended								Fair Market
	December 31	Twelve Months Ended December 31,							Value at
									September 30,
	2003	2004	2005	2006	2007	2008	Thereafter	Total	2003

	(Dollars in thousands)
Fixed rate debts:
Development bonds payable(a)	$—	$—	$—	$—	$—	$—	$1,020	$1,020	$1,024
Average interest rate	—	—	—	—	—	—	5.88%	5.88%
Notes and mortgage payable(a)	$—	$93	$80	$86	$108	$17	$832	$1,216	$1,219
Average interest rate	—	5.75%	5.69%	5.64%	5.58%	5.52%	5.53%	5.62%
Variable rate debts:
Notes and mortgage payable(b)	$30,525 (c)	$7,095	$60,187	$10,895	$50,151	$1,496	$—	$160,349	$160,349
Average interest rate	4.24%	4.24%	4.27%	4.88%	5.19%	5.90%	—	4.62%

Total debt obligations	$30,525	$7,188	$60,267	$10,981	$50,259	$1,513	$1,852	$162,585	$162,592

(a)	Fair value calculated based upon recent borrowings in same category of debt.

(b)	The 2003 principal cash flow includes the $30.0 million loan due on demand to BankAtlantic Bancorp. In connection with the spin-off, this note was converted to a five-year term note with interest payable monthly at the prime rate initially plus an additional 0.25% every six months thereafter, with all principal due at maturity.

(c)	At September 30, 2003 our total borrowings from BankAtlantic were approximately $23.2 million.

      Based upon the amount of variable rate debt outstanding at September 30, 2003 and holding the variable rate debt balance constant, each one percentage point increase in interest rates would increase the interest incurred by us by approximately $1.6 million per year.

Impact of Inflation

      The financial statements and related financial data and notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

      Inflation can have a long-term impact on us because increasing costs of land, materials and labor result in a need to increase the sales prices of homes. In addition, inflation is often accompanied by higher interest rates, which can have a negative impact on housing demand and the costs of financing land development activities and housing construction. Rising interest rates, as well as increased materials and labor costs may reduce margins. In recent years, the increases in these costs have followed the general rate of inflation and hence have not had a significant adverse impact on us. In addition, deflation can impact the value of real estate and make it difficult for us to recover our land costs. Therefore, either inflation or deflation could adversely impact our future results of operations.

New Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), which replaces FIN 46. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The interpretation also requires disclosures about variable interest entities that we are not required to consolidate but in which we have a significant variable interest. We are required to adopt FIN 46R by the end of the first reporting period ending after March 15, 2004. We have completed our initial evaluation of FIN 46R, and concluded that adoption of FIN 46R is not expected to have a material impact on our results of operations or financial condition.

      In May 2003, the FASB issued SFAS No. 150 (“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Statement also requires that mandatorily redeemable minority interests in finite-lived entities be classified as liabilities and reported at settlement value. The FASB has deferred those requirements related to mandatorily redeemable minority interests until the issues are addressed in either Phase II of the FASB’s Liabilities and Equity project or Phase II of the FASB’s Business Combinations Project. We are currently classifying financial instruments within the scope of this Statement in accordance with this Statement and management believes that our minority interests in finite-lived entities are not significant. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on our financial statements.

BUSINESS

Overview and Background

      We are a homebuilder and real estate development company with activities throughout Florida. We were organized in December 1982 under the laws of the State of Florida. Until December 31, 2003, we were a wholly-owned subsidiary of BankAtlantic Bancorp, a diversified financial services holding company. We refer you to the discussion in “Prospectus Summary” for a description of our spin-off on December 31, 2003 to the shareholders of BankAtlantic Bancorp.

      We primarily develop single-family home and master-planned communities, but we also develop, on a limited basis, commercial and industrial properties and multi-family complexes. In our single-family communities, we specialize in serving homebuyers in the active adult and the primary and family-oriented markets who desire significant customization to our standard production homes. Our standard base price for homes is between $135,000 to $325,000, but our closing price is on average approximately 15% higher due to design modifications, customizations and lot premiums. For 2003, the average closing price of our homes was approximately $220,000. Through our master-planned communities, we generate substantial long-term revenue from large acreage sales to third-party residential, commercial and industrial developers as well as create opportunities for our homebuilding activities.

      Our principal real estate activities are conducted through Levitt and Sons, our homebuilding subsidiary, and Core Communities, our master-planned community development subsidiary. We also engage in commercial real estate activities through our Levitt Commercial subsidiary and invest with third parties in joint ventures, which develop rental and single-family residential properties and commercial properties. In addition, we own approximately 38.2% of the outstanding common stock of Bluegreen Corporation, a publicly-traded corporation (NYSE: BXG) which acquires, develops, markets and sells ownership interests in “drive-to” vacation resorts and residential home sites around golf courses or other amenities.

      Levitt and Sons is a real estate developer and residential homebuilder specializing in single-family home communities and condominiums. Levitt and Sons and its predecessors have built more than 200,000 homes since 1929. It has strong brand awareness as America’s oldest homebuilder and is recognized nationally for having built the Levittown communities in New York, New Jersey and Pennsylvania. The Company acquired Levitt and Sons in December 1999.

      Core Communities develops master-planned communities and has two existing communities in South Florida. Our original and best-known community, St. Lucie West, has been the fastest growing community on Florida’s Treasure Coast since we acquired it in October 1997 and was ranked by Robert Charles Lesser & Co. as the 8th fastest selling master-planned community in the United States for 2002. St. Lucie West is a 4,600-acre community with approximately 5,000 built and occupied homes, numerous businesses, a university campus and the New York Mets spring training facility. Our second master-planned community, Tradition, is planned to include over 15,000 residences, a corporate park, a K-12 charter/lab school, commercial properties and mixed-use parcels. We currently own approximately 4,700 acres in Tradition and have options to acquire another 4,300 acres, which would provide us with a total of approximately five miles of frontage along I-95, a major north/south interstate highway.

Business Strategy

      Our business strategy involves the following principal elements:

      Build and sell homes profitably in strong growth markets throughout Florida. Currently, we build homes throughout Florida. Our markets are expected to remain strong due to favorable demographic and economic trends, such as retiring “Baby Boomers” and continuing new employment opportunities. As we complete existing developments in these markets, we expect to acquire new land that will not only replenish but also increase our inventory.

      Continue to acquire land and develop master-planned communities in desirable markets. We intend to acquire land parcels in desirable markets that are suited for developing large master-planned communities. Generally, land sale revenues tend to be sporadic and fluctuate more than home sale revenues, but land sale transactions result in a higher margin percentage, which typically ranges from approximately 40% to 55%. Our land development activities in our master-planned communities complement our homebuilding activities by offering a potential source of land for future homebuilding. At the same time, Levitt and Sons’ homebuilding activities complement our master-planned community development activities since we believe that its strong merchandising and quality developments support future land sales in our master-planned communities. We expect that Levitt and Sons will continue to purchase land for its residential home developments in our master-planned communities in the future.

      Explore joint ventures and/or acquisitions to expand our penetration throughout the United States. We believe that our brand and our core competence as a homebuilder and real estate developer can be extended to new markets both inside and outside of Florida. Our strength in developing active adult communities and our brand awareness also positions us to pursue joint venture opportunities in new markets. We enter into joint ventures in order to defray a portion of the risk associated with certain real estate projects. For instance, we have utilized joint ventures to develop multi-residential complexes, such as condominiums and apartments, and anticipate using joint ventures to expand our business in new geographic areas.

      Maintain a conservative risk profile. We endeavor to apply a disciplined risk management approach to all aspects of our business activities. Other than our model homes, substantially all of our homes are pre-sold before construction begins. We require customer deposits of at least 5% to 10% of the base sales price of our homes and higher percentage deposits for design customizations and upgrades. Our deposit requirements strengthen our backlog and lower our cancellation rates. We seek to maintain our land inventory at Levitt and Sons at levels that can be absorbed within three years. While our land inventory in Tradition, our newest master-planned community, can support eight to ten years of development, we can mitigate the risk associated with this investment by selling parcels to other developers throughout the development period. Additionally, early sales can provide us with funds that allow us to assemble substantially more acreage with less required additional capital investment. We can also utilize this early sales strategy to improve the attractiveness of the development. For instance, we sold approximately 1,000 acres adjacent to Tradition which we expect to be developed with one or more golf courses, thereby adding an attractive amenity to the local area.

      Utilize community development districts to fund development costs. We establish community development or improvement districts to access bond financing to fund infrastructure and other projects at our master-planned community developments. Amounts owed on these bonds are the responsibility of the ultimate owners of the property within the district who are assessed as part of their tax bills. Generally, no payments under the bonds are required from property owners during the first two years after issuance. While we are responsible for these amounts until the affected property is sold, this strategy allows us to more effectively manage the cash required to fund development of the project.

      Pursue other strategic real estate opportunities. We own approximately 38.2% of the outstanding common stock of Bluegreen. Bluegreen is an independently operated company that primarily acquires, develops, markets and sells vacation ownership interests in “drive-to” resorts and develops and sells residential home sites around golf courses or other amenities. We believe that our investment in Bluegreen will be beneficial over time since Bluegreen’s current customers are potential future homebuyers in our active adult communities and because the investment diversifies our real estate activities. In the future, we may increase our ownership in Bluegreen, and we may pursue strategic investments and acquisitions in other companies that we believe complement our existing businesses.

Levitt and Sons

      Levitt and Sons develops planned communities featuring homes with average closing prices ranging from $167,000 to $273,000. While in prior years Levitt and Sons focused on active adult communities,

Levitt and Sons recently expanded into developing communities for the primary and family-oriented market. At September 30, 2003, Levitt and Sons had ten communities under development. Additionally, through a joint venture, Levitt and Sons is constructing a 164-unit condominium project. All of the communities are located within the State of Florida. The following table sets forth information relating to Levitt and Sons’ communities under development as of September 30, 2003:

		Type of	Sales	Planned	Closed	Contracted	Unsold
Community	Location	Community	Commenced	Units(a)	Units	Units	Balance

Current Development
Cascades(b)	St. Lucie West	Active Adult	2000	1,158	573	413	172
Summit Greens	Clermont	Active Adult	2000	763	399	205	159
Bellaggio	Boynton Beach	Active Adult	2001	537	268	164	105
Cascades	Estero	Active Adult	2002	520	54	255	211
Cascades	Sarasota	Active Adult	2003	466	—	59	407

Total Active Adult				3,444	1,294	1,096	1,054

Avalon Park	Orlando	Family	2002	806	33	249	524
Magnolia Lakes(b)	St. Lucie West	Family	2002	481	23	372	86
Regency Hills	Clermont	Family	2002	265	31	118	116
Summerport	Windermere	Family	2003	316	3	137	176
Riomar	Sarasota	Family	2004	154	—	—	154

Total Family				2,022	90	876	1,056

Total Current Development				5,466	1,384	1,972	2,110

Properties Under Contract(c)
Cascades	Estero	Active Adult		83	—	—	83
Cascades	Groveland	Active Adult		999	—	—	999

Total Active Adult				1,082	—	—	1,082

Summerport(d)	Windermere	Family		164	—	—	164
Hunter’s Creek(d)	Orange County	Family		111	—	—	111

Total Family				275	—	—	275

Total Properties Under Contract				1,357	—	—	1,357

Total Properties				6,823	1,384	1,972	3,467

(a)	Actual number of units may vary from original project plan due to engineering and architectural changes.

(b)	Acquired from Core Communities.

(c)	There can be no assurance that current property contracts will be consummated.

(d)	Property acquisition closed during the fourth quarter of 2003.

      The properties under contract listed above represent properties for which due diligence had been completed as of September 30, 2003 and represent an aggregate purchase price of $17.7 million. While financing is not yet finalized for the two Cascades properties, these transactions are expected to close by the end of 2004.

      At September 30, 2003, Levitt and Sons’ backlog (excluding joint ventures) was 1,972 units, or $430.0 million. Backlog is measured as the number of units subject to sales contracts. Information regarding closed units and backlog units, excluding joint ventures, since our acquisition of Levitt and Sons is as follows:

	Closed	Backlog
	Units	Units

As of and for the year ended December 31, 2000	441	487
As of and for the year ended December 31, 2001	597	584
As of and for the year ended December 31, 2002	740	824
As of and for the nine months ended September 30, 2003	619	1,972

Core Communities

      Core Communities was founded in May 1996 to develop the master-planned community now known as St. Lucie West. Core Communities is also currently developing the master-planned community known as Tradition.

      St. Lucie West is a 4,600 acre master-planned community located in St. Lucie County, Florida. It is bordered by I-95 to the west and Florida’s Turnpike to the east. St. Lucie West contains residential, commercial and industrial developments. Within the community, residents are close to recreational and entertainment facilities, houses of worship, retail businesses, medical facilities and schools. PGA of America owns and operates a golf course and a country club. The community’s baseball stadium serves as the spring training headquarters for the New York Mets. There are approximately 5,000 homes in St. Lucie West housing nearly 8,000 residents. At September 30, 2003, approximately 195 acres remained available for sale in this project.

      Tradition will be an approximately 9,000 acre master-planned community if all contracted acquisitions are completed. Tradition is located approximately two miles south of St. Lucie West, and will have approximately five miles of frontage on I-95. Tradition is being developed as a master-planned community including a corporate park, a K-12 charter/lab school, commercial properties, residential homes and other uses in a series of mixed-use parcels. Community Development District special assessment bonds are being utilized to provide financing for certain infrastructure development elements of the project.

      At September 30, 2003, Core Communities owned 4,742 acres in Tradition. Core Communities also has under contract an additional parcel of approximately 3,200 acres contiguous to the existing land for a purchase price of $54.6 million scheduled to close in May 2004. During June 2003, Core Communities acquired a 1,706-acre parcel in Tradition and subsequently sold 979 of those acres in a single transaction to a developer. This sale was profitable as well as strategic since we anticipate that the construction of up to three new golf courses planned for the land will be considered attractive local amenities to new homeowners in our community.

      First phase development is underway at the Tradition project and is expected to continue through 2004. First phase development includes the construction of primary access to I-95 and of connector roadways from the interior of Tradition out to the highway, construction of the storm water infrastructure, commercial pod development, and traditional and neo-traditional residential lot development. Core Communities has entered into contracts with two homebuilders for the sale of 857 homesites in the first phase residential development. While there is no assurance that all of these lot sale transactions will be consummated, 269 of the contracted lots had been delivered as of September 30, 2003. Core Communities has also entered into contracts with two other builders for the sale of approximately 577 acres of residential land which are expected to begin closing in the first quarter of 2004.

      In September 2001, Core Communities acquired a 1,285-acre tract of land known as Live Oak Preserve in Hillsborough County on the west coast of Florida for approximately $17.0 million. During October 2002, Core Communities sold 1,267 acres of this property, representing all of the residential land, in a single transaction for approximately $25.0 million. The remaining 18 acres of land represented land zoned for commercial property and were sold in September 2003 for approximately $6.1 million.

      The following table sets forth information relating to Core Communities’ land in development as of September 30, 2003:

		Type of			Saleable	Closed	Contracted	Unsold
Project	Location	Project	Acquired		Acres(a)	Acres	Acres	Balance

Current Development
St. Lucie West	St. Lucie County	Mixed Use	1997	(b)	1,970	1,775	59	136

Total St. Lucie West					1,970	1,775	59	136

Tradition	St. Lucie County	Mixed Use	1998		2,033	101	378	1,554
Tradition	St. Lucie County	Mixed Use	2002		1,826	—	434	1,392
Tradition	St. Lucie County	Mixed Use	2003		984	—	—	984

Total Tradition					4,843	101	812	3,930

Total Current Development					6,813	1,876	871	4,066

Properties Under Contract(c)
Tradition	St. Lucie County	Mixed Use	2004		3,156	—	—	3,156

Total Properties Under Contract					3,156	—	—	—

Total Properties					9,969	1,876	871	7,222

(a)	Actual saleable acres may vary from original plan due to changes in zoning, project design or other factors.

(b)	Land inventory as of date of acquisition of Core Communities.

(c)	There can be no assurance that current property contracts will be consummated.

Levitt Commercial

      Levitt Commercial was formed in 2001 to develop industrial and retail properties. Levitt Commercial currently has three projects under development. The first project, developed by a joint venture of which Levitt Commercial is an 82% owner, is the High Ridge Commerce Center located in Boynton Beach, Florida. This is a 70,000 square foot flex industrial building with 900 feet of frontage on I-95. The project is divided into 14 bays averaging 5,000 square feet. The second project, developed by a joint venture of which Levitt Commercial is a 50% owner, is a 298-unit apartment complex in Melbourne, Florida known as the Preserve at Long Leaf. The land for the apartment complex was acquired by the joint venture in October 2002. An affiliate of our joint venture partner will be the general contractor and we anticipate construction to commence during 2004. The third project, owned 100% by Levitt Commercial, is Phase 2 and 3 of the High Ridge Commerce Center. This project is a 133,000 square foot flex industrial building divided into 40 bays averaging 3,325 square feet each.

      Additionally, at September 30, 2003, Levitt Commercial had contracts to acquire three additional properties to develop flex industrial space for a land acquisition cost of approximately $5.3 million, one of which, with an acquisition cost of $3.5 million, was cancelled in January 2004.

      The following table sets forth information relating to Levitt Commercial’s projects under development as of September 30, 2003:

		Type of	Sales	Total	Closed	Contracted	Unsold
Project	Location	Project	Commenced	Units(a)	Units	Units	Balance

Current Development
High Ridge Commerce Center	Boynton Beach	Flex	2002	14	11	1	2
High Ridge Commerce Center 2 & 3	Boynton Beach	Flex	2003	40	—	9	31

Total Current Development				54	11	10	33

Properties Under Contract(b)
Boynton Commerce Center(c)	Boynton Beach	Flex	2003	21	—	—	21
Andrews Business Center(c)	Pompano Beach	Flex		28	—	—	28

Total Properties Under Contract				49	—	—	49

Total Properties				103	11	10	82

(a)	Actual number of units may vary from original project plan due to engineering and architectural changes.

(b)	There can be no assurance that current property contracts will be consummated.

(c)	Property acquisition closed during the fourth quarter of 2003.

Bluegreen Corporation

      Bluegreen is a leading provider of vacation and residential lifestyle choices through its vacation ownership and residential land businesses. Bluegreen is organized into two divisions: Bluegreen Resorts and Bluegreen Communities.

      Bluegreen Resorts acquires, develops and markets vacation ownership interests in resorts generally located in popular, high-volume, “drive-to” vacation destinations. Bluegreen sells vacation ownership interests in its Bluegreen Vacation Club® product through sales offices at all of its owned resorts and at four off-site sales offices. A vacation ownership interest in any of Bluegreen’s resorts entitles the buyer to an annual allotment of “points” in perpetuity in the Bluegreen Vacation Club.® These points may be exchanged for stays at any of Bluegreen’s participating, fully-furnished vacation resorts or for other vacation options, including cruises and stays at approximately 3,700 resorts offered by Bluegreen’s affiliated worldwide vacation ownership network. Bluegreen currently develops, markets and sells vacation ownership interests in 16 resorts located in the United States and one resort located in the Caribbean.

      Bluegreen Communities acquires, develops and subdivides property and markets the subdivided residential lots to retail customers seeking to build a home in a high quality residential setting. In some cases these properties feature a golf course and/or other amenities. The strategy of this division is to locate its projects (i) near major metropolitan centers (but outside the perimeter of intense subdivision development) or (ii) in popular retirement areas. Bluegreen has focused this division’s activities in certain core markets in which Bluegreen has developed substantial marketing expertise and has a strong track record of success.

      Bluegreen also generates significant interest income through its financing of individual purchasers of vacation ownership interests and, to a lesser extent, homesites sold by its Bluegreen Communities division.

Levitt Corporation Joint Ventures

      From time to time, we attempt to defray portions of risk associated with certain real estate projects by entering into joint ventures. For example, we currently own an interest in Brittany Bay at Andros Isles, Ltd., a Florida limited partnership formed to develop a single family attached (duplex) residential development consisting of 222 units located in West Palm Beach, Florida. At September 30, 2003, the venture had closed on 192 units and had entered into contracts to sell the remaining 30 units. We own a

39.9% limited partnership interest in this venture and BankAtlantic Venture Partners 3, Inc., our subsidiary and a co-general partner, owns a 0.1% general partnership interest. The remaining partnership interests are held by unaffiliated third parties.

      Additionally, we own an interest in Fairways at Grand Harbor, Ltd., a Florida limited partnership organized to develop 257 luxury rental apartments in Vero Beach, Florida. We own a 44.5% limited partnership interest in this venture and BankAtlantic Venture Partners 2, Inc., our subsidiary and a co-general partner, owns a 0.5% general partnership interest. The remaining partnership interests are held by unaffiliated third parties. The rental apartment property was sold to an unaffiliated third party in January 2004; however the partnership continues to provide rental management services at neighboring Grand Harbor.

Competition

      The real estate development and homebuilding industries are highly competitive and fragmented. Competitive overbuilding in local markets, among other competitive factors, could materially adversely affect homebuilders in the affected market. Homebuilders compete for financing, raw materials and skilled labor, as well as for the sale of homes. Additionally, competition for prime properties is intense and the acquisition of such properties may become more expensive in the future to the extent demand and competition increase. We compete with other local, regional and national real estate companies and homebuilders, often within larger subdivisions designed, planned and developed by such competitors. Some of our competitors have greater financial, marketing, sales and other resources than we have.

Employees

      As of September 30, 2003, we employed a total of 316 full-time employees and 33 part-time employees. The breakdown of employees by entity is as follows:

	Full	Part
	Time	Time

Levitt Corporation	6	—
Core Communities	26	2
Levitt and Sons	277	31
Other Subsidiaries	7	—

Total	316	33

      Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good.

      Our future success is heavily dependent upon our ability to hire and retain qualified marketing, sales and management personnel. The competition for such personnel is intense in the real estate industry. There can be no assurance that we will be able to continue to attract and retain qualified management and other personnel. See “Risk Factors — Our success depends on key management, the loss of which could disrupt our business operations.”

Cyclicality; Seasonality

      The real estate industry is highly cyclical by nature and future market conditions are uncertain. Factors which adversely affect the real estate and homebuilding industries, many of which are beyond our control, include:

•	the availability and cost of financing;

•	unfavorable interest rates and increases in inflation;

•	overbuilding or decreases in demand;

•	changes in national, regional and local economic conditions;

•	cost overruns, inclement weather, and labor and material shortages;

•	the impact of present or future environmental legislation, zoning laws and other regulations;

•	availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property; and

•	increases in real estate taxes and other local government fees.

Governmental and Environmental Matters

      We are subject to laws, ordinances and regulations of various federal, state and local governmental entities and agencies concerning, among other things:

•	environmental matters;

•	wetland preservation;

•	health and safety;

•	zoning, land use and other entitlements;

•	building design; and

•	density levels.

      In developing a project and building homes or apartments, we may be required to obtain the approval of numerous governmental authorities regulating matters such as:

•	installation of utility services such as gas, electric, water and waste disposal;

•	the dedication of acreage for open space, parks and schools;

•	permitted land uses; and

•	the construction design, methods and materials used.

      These laws or regulations could, among other things:

•	limit the number of homes, apartments or commercial properties that may be built;

•	change building codes and construction requirements affecting property under construction;

•	increase the cost of development and construction;

•	delay development and construction; and

•	otherwise have a material adverse effect on the real estate industry in general and on our business, financial condition and results of operations, specifically.

      We may also at times not be in compliance with all regulatory requirements. If we are not in compliance with regulatory requirements, we may be subject to penalties or we may be forced to incur significant expenses to cure any noncompliance. In addition, some of our land and some of the land that we may acquire has not yet received planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlements necessary for further development of this land on a timely basis or to the extent desired may adversely affect our future results and prospects.

      Several governmental authorities have also imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas, and many of these fees have increased significantly during recent years.

      We consider the costs of compliance with environmental regulations to be part of the ordinary course of our business, and such compliance has not had any material adverse effect on the Company.

Legal Proceedings

      From time to time, we are involved in various litigation matters arising in the ordinary course of our business. We do not expect the outcome of any such matters to materially impact our financial condition or results of operations.

MANAGEMENT

      Our Board of Directors is divided into three classes with the members of each class serving three-year terms expiring at the third annual meeting of the shareholders after their elections, upon the election and qualification of their successors. The table below sets forth the names and ages of our directors and executive officers as well as the positions and offices held by them. A summary of the background and experience of each of these individuals, as well as certain key employees of our subsidiaries, follows the table.

			Term as
Name	Age	Position	Director Expires

Alan B. Levan	59	Chairman of the Board and Chief Executive Officer	2006
John E. Abdo	60	Vice Chairman of the Board and President	2005
James J. Blosser	66	Director	2006
William R. Scherer	56	Director	2004
Darwin C. Dornbush	74	Director	2006
S. Lawrence Kahn, III	57	Director	2004
William R. Nicholson	58	Director	2005
Joel Levy	64	Director	2004
Glen R. Gilbert	59	Executive Vice President and Chief Financial Officer	—
Seth M. Wise	34	Executive Vice President	—

      All officers serve until they resign or are replaced or removed by the Board of Directors.

Biographical Information

      Alan B. Levan has been Chairman of the Board and Chief Executive Officer since our inception. He has been Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp, Inc., the holding company for BankAtlantic, since 1994, and President and Chairman of the Board of BankAtlantic since 1987. He is also a director and Chairman of the Board of Bluegreen Corporation. He formed the I.R.E. Group (predecessor to BFC Financial Corporation) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of BFC Financial Corporation or its predecessors. Mr. Levan exercises strategic oversight of the Company. He is focused on capital raising activities, crafting the Company’s business plan and executing the Company’s growth strategy. Mr. Levan is Chairman of the Company’s Investment Committee of the Board of Directors, the committee charged with oversight of the Company’s acquisition strategy, project finance and business development activities.

      John E. Abdo has been Vice Chairman of the Board and President since our inception. He has been principally employed as Vice Chairman of BankAtlantic since April 1987 and Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of BFC Financial Corporation since 1988 and Vice Chairman of the Board of BFC Financial Corporation since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp, Inc. since 1994 and a director of BankAtlantic since 1984. He is also a director of Benihana, Inc., a national restaurant chain, and a director and Vice Chairman of the Board of Bluegreen Corporation. Mr. Abdo has direct oversight of the Company’s day-to-day operations, and each of the presidents of our wholly-owned subsidiaries report to him. He sits on the Investment Committee of the Board of Directors, the committee charged with oversight of the Company’s acquisition strategy, project finance and business development activities.

      James J. Blosser has been a Director since April 2001. He has been an attorney with the law firm of Blosser & Sayfie since 2001. Additionally, since 1999, he has been a partner with the governmental relations firm of Poole, McKinley & Blosser. Prior to 1999, he was an Executive Vice President for Huizenga Holdings, the sports, investment and entertainment conglomerate in Fort Lauderdale, Florida.

Mr. Blosser also served at Huizenga Holdings as President of Blockbuster Entertainment’s Park Division where he led the planning for a proposed multi-purpose, multi-billion dollar sports and entertainment complex. His duties included coordinating the passage of legislation to create a special taxing district. Mr. Blosser also served as General Counsel for Huizenga Holdings for four years. Mr. Blosser’s legal career spanned more than twenty years, and he practiced banking, government and real estate law. He is a member of the Investors’ Council of the Broward Alliance and of the Broward County Economic Development Agency. He is a former Chairman of the State Tax Reform Task Force created by the Florida legislature in 2000 where he was charged with recommending changes to Florida’s tax structure during his two-year tenure. He is a graduate of the University of Miami School of Law in Coral Gables, Florida.

      William R. Scherer has been a Director since April 2001. He has been an attorney with the law firm of Conrad & Scherer, P.A. since 1974. Mr. Scherer is a trial lawyer in South Florida. He is a former gubernatorial appointee to the Judicial Nominating Commission for the 17th Judicial Circuit (1987-1991) and a current gubernatorial appointee to the Judicial Nominating Commission for the Fourth District Court of Appeal. He serves on the City of Fort Lauderdale Downtown Development Authority and on the Board of Trustees of the Franklin College of Indiana. He is a graduate of Indiana University where he earned his law degree.

      Darwin C. Dornbush has been a Director since June 2003. Mr. Dornbush is currently and has for more than the past five years been a partner in the law firm of Dornbush Mensch Mandelstam & Schaeffer, LLP. He has served as the Secretary of Benihana, Inc., a national restaurant chain, and its predecessor since 1983, and has been a Director of Benihana, Inc. since 1995. He has served as Secretary and a Director of Benihana of Tokyo, the parent company of Benihana, Inc., since 1980. Mr. Dornbush is also a director of Cantel Medical Corp, a healthcare company.

      S. Lawrence Kahn, III has been a director since October 2003. Mr. Kahn has been President and Chief Executive Officer of Lowell Homes, Inc., a Florida corporation engaged in the business of home building, since 1986. Prior to 1986, he served as Executive Vice President of Planned Development Company, Ltd., a limited partnership in Miami, Florida that developed office buildings, office parks, shopping centers and mini-warehouses. He also served as a director and Chairman of the investment committee at Florida International Bank in Miami, Florida from 1981 through 1986. Among other civic posts, he has served as the Treasurer and is a member of the Executive Committee at Baptist Hospital since 1992 and as a member of the Board of Directors of the Dade County Affordable Housing Foundation since 1998 and as a Trustee and member of the Board of Governors of the Greater Miami Chamber of Commerce since 1996. Previously, he served as President of the Builders Association of South Florida and as a director of the City of Miami Downtown Development Authority. He is the past Chairman of Amherst College (1999-2001) as well as past Chairman of the Executive Committee of the Amherst College Alumni Association. From 1998 to 2003, Mr. Kahn was a member of the Board of Directors of the Miami-Dade County Affordable Housing Foundation. Mr. Kahn holds a Master’s Degree in Business Administration from the Harvard Business School.

      William R. Nicholson has been a director since October 2003. Mr. Nicholson is a Principal with Heritage Capital Group. He has 30 years of diversified experience in real estate, having served as Managing Director of Bank of America Securities with responsibility for that institution’s national investment banking practice that served private real estate companies and investors. Mr. Nicholson also served in numerous positions at Barnett Bank of Florida; he was the Director of Commercial Real Estate, Chairman of the bank’s Community Development Corporation and a member of the bank’s seven-member Executive Loan Committee. While at Barnett Bank, Mr. Nicholson formed Barnett Realty Partners, a mortgage banking and real estate investment bank. He also served as Vice Chairman and Director of Main American Capital, a mortgage banking joint venture involved in commercial real estate loan securitizations. Mr. Nicholson is a past Chairman of the American Bankers Association Real Estate and Finance Committee. He holds a Master’s Degree in Finance and Real Estate from the University of North Carolina, Chapel Hill.

      Joel Levy has been a director since November 2003. Mr. Levy has been Chief Operating Officer of the Adler Group, Inc., a commercial real estate company, since 1984. Mr. Levy has also been Vice Chairman of the Board of The Adler Group since 1984. Mr. Levy is a certified public accountant with over twenty-four years experience in public accounting. He is a member of the American Institute of Certified Public Accountants and the National Association of Industrial and Office Properties.

      Glen R. Gilbert has been our Executive Vice President, Chief Financial Officer and Secretary since 1997. He has been Executive Vice President of BFC Financial Corporation since July 1997. Prior to that date he served in the position of Senior Vice President of BFC Financial Corporation. In May 1987 he was appointed Chief Financial Officer and in October 1988 was appointed Secretary of BFC Financial Corporation. He joined BFC Financial Corporation in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970.

      Seth M. Wise joined the Company in 2000 and was named Executive Vice President of the Company in September 2003. Mr. Wise has served as President of Levitt Commercial since 2001. Previously, Mr. Wise was a Vice President of Abdo Companies, Inc., a South Florida-based private real estate development company controlled by John E. Abdo, our Vice Chairman and President. Mr. Wise is a member of the Executive Committee of the South Florida-Caribbean Council of the Urban Land Institute. He is also a member of the National Association of Industrial and Office Properties. He holds a Bachelor’s Degree in Finance from the University of Florida.

      The following individuals are other significant employees:

      Elliott Wiener joined Levitt and Sons in 1975 and became its President in 1982. Prior to 1982, he served as Senior Vice President and Chief Financial Officer for Levitt and Sons. Mr. Wiener has worked in real estate throughout his career. He is a certified public accountant and a graduate of the University of Cincinnati. He is a member of the Urban Land Institute and the National Association of Home Builders, and he is an Advisory Board Member at Lynn University in Boca Raton, Florida.

      Paul J. Hegener joined Core Communities in 1992 and became its President in 1992. He also serves as President of Core Communities’ wholly-owned subsidiaries, St. Lucie West Development Company and Tradition Development Company. Mr. Hegener has over 30 years experience in real estate development, including residential and commercial development. Prior to joining Core Communities in 1992, Mr. Hegener was a partner in Lee Sammis and Associates, a firm that developed office and industrial space throughout the United States. While at Lee Sammis and Associates, he was responsible for the acquisition, planning and development of a 1,300-acre development in southwest Broward County, Florida known as “Huntington.” Mr. Hegener is a member of the National Association of Industrial and Office Parks and the Urban Land Institute. In addition to his active involvement in community based projects in and around St. Lucie County, Florida, Mr. Hegener is Chairman of the Central Florida Foreign Trade Zone, a member of the Florida Atlantic University Advisory Board for the northern campus and a member of the St. Lucie County Economic Development Council. Mr. Hegener holds a Master’s Degree in Business Administration from University of Southern California.

      Seth S. Werner joined the Company in 2003. He has 30 years of real estate banking experience, having served as Chairman and Chief Executive Officer of First Capital Financial Corporation from 1974 to 1984 and of Werner Capital Corporation from 1984 to 1992. Mr. Werner was the Chairman and Chief Executive Officer of Mortgage.com (n/k/a MDCM Holdings, Inc.; “MDCM”), a company formerly traded on Nasdaq. Mortgage.com was an internet platform for online mortgages and other technology-related services to business and customers. On December 14, 2000, MDCM executed an assignment for the benefit of creditors pursuant to Chapter 727, Florida Statutes. The action is pending. Mr. Werner holds a Bachelor of Science Degree in History and Political Science from the University of Illinois. In 2000, he was honored as a Florida State Finalist for the Ernst & Young Entrepreneur of the Year Award.

Board of Directors

      Our Board of Directors is currently comprised of eight directors.

Committees of the Board of Directors

      As a subsidiary of BankAtlantic Bancorp, we did not have any committees of the Board of Directors in 2003 or any prior years. Compensation decisions relating to our executive officers and employees were made by BankAtlantic Bancorp, as our sole shareholder, or by senior management. During the fourth quarter of 2003, the Board of Directors established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee has at least three directors and is composed exclusively of directors who are independent within the meaning of the New York Stock Exchange Listing Standards and applicable SEC regulations.

Audit Committee

      The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. Additionally, the Audit Committee assists the Board of Directors’ oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, performance and independence of the Company’s independent auditor and (iv) the performance of the Company’s internal audit function. The Audit Committee currently consists of Joel Levy, Chairman, Darwin C. Dornbush, William R. Nicholson and S. Lawrence Kahn, III.

Compensation Committee

      The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of the Chief Executive Officer and determines or makes recommendations with respect to the compensation of the Company’s other executive officers. It also assists the Board of Directors in the administration of the Company’s equity-based compensation plans. The Compensation Committee currently consists of Darwin C. Dornbush, Chairman, William R. Nicholson and S. Lawrence Kahn, III.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors by identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the Board of Directors a set of corporate governance principles for the Company, overseeing the evaluation of the Board of Directors and management, overseeing the selection, composition and evaluation of committees of the Board of Directors and overseeing the management continuity and succession planning process. The Nominating and Corporate Governance Committee currently consists of James J. Blosser, Chairman, Joel Levy and Darwin C. Dornbush.

Compensation of Directors

      Employee directors do not receive additional compensation for serving on our Board of Directors. Non-employee directors receive $3,000 per month for serving on our Board and additional compensation for service on committees of the Board. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services.

Compensation of Executive Officers

      The following table and the notes thereto set forth certain information with respect to the annual compensation for services rendered in all capacities to us during the year ended December 31, 2002 by the Chief Executive Officer and our other most highly compensated executive officers whose compensation exceeded $100,000 as well as the total annual compensation paid to each of those individuals for the prior two years. The compensation described in this table was paid by the Company for services rendered to the Company and its subsidiaries.

Summary Compensation Table

					Long-Term Compensation

					Awards
		Annual Compensation					Payouts
					Restricted	Stock
				Other Annual	Stock	Option	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	Award(s)	Payouts	Compensation
Name and Principal Position	Year	($)	($)	(a)($)	($)	(#)	($)	($)

Alan B. Levan	2002	83,791	62,500	—	—	—	—	—
Chairman of the Board,	2001	—	50,000	—	—	—	—	—
Chief Executive Officer	2000	—	—	—	—	—	—	—
John E. Abdo	2002	263,187	425,000	—	—	—	—	291,000	(b)
Vice Chairman of the	2001	250,000	250,000	—	—	—	—	291,000	(b)
Board, President	2000	91,000	91,000	—	—	—	—	475,000	(b)
Glen R. Gilbert	2002	123,938	97,192	—	—	—	—	—
Executive Vice President, Chief	2001	119,600	29,900	—	—	—	—	—
Financial Officer and Secretary	2000	93,130	17,250	—	—	—	—	—
Seth M. Wise(c)	2002	168,269	—	12,000	—	—	—	—
Executive Vice President	2001	145,192	—	12,000	—	—	—	—
	2000	75,721	—	12,000	—	—	—	—

(a)	Each of the named executive officers separately received compensation from affiliates of the Company for services rendered to those affiliates. None of such compensation was received in connection with services rendered to the Company.

(b)	These payments were made to Abdo Companies, Inc., a company controlled by Mr. Abdo as a management fee for certain services. Such payments are included in the above table as compensation to Mr. Abdo. There is no written agreement with respect to the payment of these amounts.

(c)	Mr. Wise joined the Company in March 2000. Other annual compensation reflects amounts paid as auto and phone allowance.

Options/ Grants

      We had no option plans, stock appreciation rights or long-term incentive plans in 2003 or any prior years.

Compensation Committee Interlocks and Insider Participation

      We did not have a compensation committee in 2003 or any prior years. Compensation decisions relating to our executive officers and key employees were made primarily by BankAtlantic Bancorp, as our sole shareholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Since 2002, we have utilized the services of Conrad & Scherer, a law firm in which William R. Scherer, a member of our Board of Directors, is a member. We paid fees aggregating $79,000 to this firm during the nine months ended September 30, 2003 and $364,000 during the year ended December 31, 2002.

      Each of our executive officers separately receives compensation from our affiliates for services rendered to those affiliates. Members of our Board of Directors and certain of our executive officers also have banking relationships with BankAtlantic. Such banking relationships are in the ordinary course of BankAtlantic’s business.

      At September 30, 2003 and December 31, 2002, 2001 and 2000, $20.1 million, $5.4 million, $5.1 million and $15.0 million, respectively, of cash and cash equivalents were held on deposit by BankAtlantic. Interest on deposits held at BankAtlantic for the nine months ended September 30, 2003 and for each of the years ended December 31, 2002, 2001 and 2000 was approximately $89,000, $84,000, $396,000 and $947,000, respectively. Additionally, at September 30, 2003 and December 31, 2002, 2001 and 2000, $3.1 million, $2.9 million, $3,700 and $637,000, respectively, of restricted cash was held on deposit by BankAtlantic.

      BFC Financial Corporation and BankAtlantic each received management fees in connection with providing accounting, general and administrative services to us. The amounts paid may not be representative of the amounts that would be paid in an arms-length transaction. The table below sets forth our management fees to related parties (in thousands).

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
BFC Financial Corporation	$160	$120	$170	$80	$80
BankAtlantic	15	15	20	20	20

Total management fees	$175	$135	$190	$100	$100

      Our employees participated in BankAtlantic’s defined contribution plan, pursuant to Section 401(k) of the Internal Revenue Code for all employees who have completed three months of service and have reached the age of 18. Our contributions to the plan were at the discretion of BankAtlantic’s Board of Directors. Included in our Consolidated Statements of Operations for the nine months ended September 30, 2003 and 2002 was approximately $355,000 and $281,000, respectively, and for each of the years ended December 31, 2002, 2001 and 2000 was approximately $344,000, $198,000 and $130,000, of expenses relating to the employer 401(k) contribution under the plan.

      In connection with the spin-off, we entered into a transitional services agreement for a term of one year with BankAtlantic Bancorp under which BankAtlantic Bancorp will provide us with certain human resources, risk management and investor and public relations services and receive compensation for such services on a percentage of cost basis. Additionally, we entered into an employee matters agreement providing for the allocation of responsibility and liability between the Company and BankAtlantic Bancorp with respect to the welfare and benefit plans for Company employees after the spin-off.

      The Company will be included in the consolidated federal income tax return of BankAtlantic Bancorp in 2003. There is a tax sharing agreement between the Company, BankAtlantic Bancorp and its subsidiaries to assure that (i) the subsidiaries (including the Company) would not be required to contribute a share of the consolidated tax liability for a year in an amount in excess of that which they would have incurred for that particular year on the basis of a separate income tax return, (ii) any permanent benefit accruing to the affiliated group by reason of the filing of a consolidated return would be enjoyed by the member to which the benefit is attributed or shall be otherwise shared in proportion to the respective amounts of tax liability incurred on the basis of separate returns for the year, and (iii) any tax benefit attributable to the subsidiaries (including the Company) realized by reason of the consolidated return for the year would be enjoyed by the subsidiaries (including the Company) regardless of the possibility that the benefit of any tax credit or deduction may not have been enjoyed under a separate income tax return.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Listed in the table below are the beneficial owners known by us to hold as of March 10, 2004 more than 5% of either class of our outstanding common stock. In addition, this table includes the outstanding securities beneficially owned by our executive officers and directors and the number of shares owned by directors and executive officers as a group.

	Class A	Class B	Percent of	Percent of
	Common Stock	Common Stock	Class A	Class B
	Ownership	Ownership	Common Stock	Common Stock

BFC Financial Corporation(a)	2,074,244	1,219,031	15.2%	100.0%
Alan B. Levan(a)(b)(c)	16,619	—	0.1%	0.0%
John E. Abdo(a)(c)	14,796	—	0.1%	0.0%
Glen R. Gilbert(c)	126	—	0.0%	0.0%
Seth M. Wise(c)	214	—	0.0%	0.0%
Darwin C. Dornbush(d)	7,625	—	0.1%	0.0%
Joel I. Levy(d)	7,500	—	0.1%	0.0%
James J. Blosser(d)	7,500	—	0.1%	0.0%
William R. Nicholson(d)	9,600	—	0.1%	0.0%
William R. Scherer(d)	7,500	—	0.1%	0.0%
S. Lawrence Kahn, III(d)	8,000	—	0.1%	0.0%
All directors and executive officers of the Company as a group (10 persons, including the individuals identified above)(e)	2,153,599	1,219,031	15.8%	100.0%

(a)	BFC Financial Corporation may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 68.6% of the outstanding common stock of BFC Financial Corporation. Alan B. Levan serves as Chairman and CEO of the Company and Chairman, President and CEO of BFC Financial Corporation. John E. Abdo serves as Vice Chairman and President of the Company and Vice Chairman of BFC Financial Corporation.

(b)	Includes beneficial ownership of 92 shares of Class A Common Stock held indirectly.

(c)	Includes beneficial ownership of shares of Class A Common Stock in the BankAtlantic 401(k) plan as a result of the spin-off as follows: Alan B. Levan — 2,772 shares; John E. Abdo — 9,744 shares; Glen R. Gilbert — 95 shares; Seth M. Wise — 89 shares.

(d)	Includes beneficial ownership of the following shares of Class A Common Stock which may be acquired within 60 days pursuant to stock options: Darwin C. Dornbush — 7,500 shares; Joel I. Levy — 7,500 shares; James J. Blosser — 7,500 shares; William R. Nicholson — 7,500 shares; William R. Scherer — 7,500 shares; S. Lawrence Kahn, III — 7,500 shares.

(e)	Includes beneficial ownership of 45,000 shares of Class A Common Stock, which may be acquired by directors within 60 days pursuant to stock options.

DESCRIPTION OF CAPITAL STOCK

      The following summary describes the material terms of our common stock. For the complete terms of our common stock you should read the more detailed provisions of our amended and restated articles of incorporation and bylaws.

      Our authorized capital stock consists of 50,000,000 shares of Class A Common Stock, par value $0.01 per share, 10,000,000 shares of Class B Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. At December 31, 2003, we had 13,597,166 shares of Class A Common Stock and 1,219,031 shares of Class B Common Stock issued and outstanding and no shares of preferred stock were outstanding.

Voting Rights

      Except as provided by law or as specifically provided in our amended and restated articles of incorporation, holders of Class A Common Stock and Class B Common Stock vote as a single group. Each share of Class A Common Stock is entitled to one vote and the Class A Common Stock represents in the aggregate 53% of the total voting power of the Class A Common Stock and Class B Common Stock. Each share of Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 47% of the total voting power of the Class A Common Stock and Class B Common Stock. The fixed voting percentages will be eliminated, and shares of Class B Common Stock will be entitled to only one vote per share, from and after the date that BFC Financial Corporation or its affiliates no longer own in the aggregate at least 600,000 shares of Class B Common Stock (which amount is approximately one-half the number of shares it now holds).

      Under Florida law, holders of Class A Common Stock are entitled to vote as a separate voting group and would therefore have an effective veto power on certain amendments to our amended and restated articles of incorporation, including:

•	an exchange or reclassification of all or part of the shares of Class A Common Stock into shares of another class of stock;

•	an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of Class A Common Stock;

•	changing the designation, rights, preferences, or limitations of all or a part of the shares of Class A Common Stock;

•	changing all or a portion of the shares of Class A Common Stock into a different number of shares of Class A Common Stock;

•	creating a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock; or

•	increasing the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock.

      Under Florida Law, holders of Class B Common Stock are entitled to vote as a separate voting group and would therefore have effective veto power on certain amendments to our amended and restated articles of incorporation that would effect the rights of the Class B Common Stock in the substantially same manner as described above.

      Further, under Florida law, holders of Class A Common Stock and Class B Common Stock will be entitled to vote as a separate voting group on any plan of merger or plan of share exchange that contains a provision which, if included in a proposed amendment to our amended and restated articles of incorporation, would require their vote as a separate voting group.

      In addition to the rights afforded to our shareholders under Florida law, our amended and restated articles of incorporation provide that the approval of the holders of Class B Common Stock voting as a separate voting group will be required before any of the following actions may be taken:

•	the issuance of any additional shares of Class B Common Stock, other than a stock dividend issued to holders of Class B Common Stock;

•	the reduction of the number of outstanding shares of Class B Common Stock (other than upon conversion of the Class B Common Stock into Class A Common Stock or upon a voluntary disposition to us); or

•	any amendments of the capital stock provisions of our amended and restated articles of incorporation.

      Our Board of Directors is classified into three classes with staggered terms of three years. Cumulative voting is not provided for in our amended and restated articles of incorporation, which means that the holders of shares of common stock representing a majority of the votes cast can elect all of the directors then standing for election.

Convertibility of Class B Common Stock into Class A Common Stock; Ownership Restrictions on Class B Common Stock

      Holders of Class B Common Stock possess the right, at any time, to convert any or all of their shares into shares of Class A Common Stock on a one-for-one basis. Only BFC Financial Corporation or its affiliates may hold Class B Common Stock and accordingly sales of Class B Common Stock to unaffiliated parties would require the conversion of those shares to Class A Common Stock prior to or contemporaneously with the sale. However, the sale of BFC Financial Corporation or any other change in control of BFC Financial Corporation would not result in the conversion of the shares of Class B Common Stock held by BFC Financial Corporation into shares of Class A Common Stock.

Dividends and Other Distributions; Liquidation Rights

      Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by the Board of Directors out of legally available assets. Any distribution per share with respect to Class A Common Stock will be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of Class A Common Stock may be declared and issued only in the form of Class A Common Stock while a dividend or other non-cash distribution to holders of Class B Common Stock may be declared and issued in the form of either Class A Common Stock or Class B Common Stock at the discretion of the Board of Directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

      Upon any liquidation, the assets legally available for distribution to shareholders will be distributed ratably among the holders of Class A Common Stock and Class B Common Stock.

No Preemptive or Payment Rights

      Common stockholders have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions relating to shares of our common stock.

Certain Anti-Takeover Effects

      The terms of our Class A and Class B Common Stock make the sale or transfer of control of the Company or the removal of incumbent directors unlikely without BFC Financial Corporation’s concurrence. Our articles of incorporation and bylaws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation:

•	the provisions in our articles of incorporation regarding the voting rights of our Class B Common Stock;

•	the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our Board of Directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

Indemnification

      Our amended and restated articles of incorporation and bylaws provide that the Company shall indemnify each of our directors and officers to the fullest extent permitted by law. The Florida Business Corporation Act provides for indemnification of each of our directors and officers, with certain exceptions, against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, which may include liabilities under the Securities Act. In addition, we carry insurance permitted by the laws of the State of Florida on behalf of directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting solely as a director or officer of the Company, which acts may also include liabilities under the Securities Act.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc. are acting as representatives, have severally agreed to purchase from us and we have agreed to sell to each of the underwriters, the number of shares of Class A Common Stock set forth opposite their respective names.

Underwriters	Number of Shares

Friedman, Billings, Ramsey & Co., Inc.
Raymond James & Associates, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

Total	5,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The underwriters propose to offer the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $           per share. The underwriters may allow, and selected dealers may re-allow, a concession not in excess of $           per share on sales to certain other dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may be changed.

      We have granted to the underwriters an option, exercisable by the representatives for 30 days after the date of this prospectus, to purchase up to an additional 750,000 shares of Class A Common Stock at the public offering price less the underwriting discount set forth on the cover page. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering. To the extent that the representatives exercise such option, each of the underwriters has severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Class A Common Stock to be purchased by each of them, as shown in the table above, bears to the 5,000,000 shares of Class A Common Stock offered hereby.

      Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “LEV.”

      The following table summarizes the per share and total underwriting discounts and commissions we will pay to underwriters in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 750,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

      The expenses associated with the offer and sale of our Class A Common Stock, excluding the underwriters’ discount and commissions, are estimated to be approximately $700,000 and, subject to certain limitations, will be paid by us.

      In connection with the offering, the Company, BFC Financial Corporation and our executive officers and directors have agreed that for a period of 180 days with respect to the Company and BFC Financial Corporation and 90 days with respect to our executive officers and directors, they will not, subject to certain exceptions, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., directly or indirectly, issue, sell, or offer to sell, contract to sell, solicit or offer to buy, grant any option, right or warrant for the purchase or sale of, assign, pledge, hypothecate, distribute or otherwise transfer, dispose of, encumber or reduce any risk of ownership of (or make any announcement with respect to any of the foregoing) any shares of our common stock or any options, rights, warrants or other securities convertible into or exercisable or exchangeable for our common stock or evidencing any right to purchase or subscribe for shares of our common stock.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

      Until the distribution of the Class A Common Stock is completed, rules of the SEC may limit the ability of the underwriters to bid for and purchase shares of our Class A Common Stock. As an exception to these rules, the representatives are permitted to and may over-allot, or engage in syndicate transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of Class A Common Stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Class A Common Stock made for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock while the offering is in progress. The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares of Class A Common Stock in the open market to reduce the underwriters’ short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Common Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once begun, will not be discontinued without notice.

      The maximum commission or discount to be received by any dealer or underwriter will not exceed eight percent. The underwriters have informed us that they do not intend to confirm sales to any discretionary accounts without the prior approval of the customer.

      From time to time, Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., have provided, and may continue to provide, investment banking services to us for which we have paid customary fees and commissions.

CERTAIN OFFERING AND SELLING RESTRICTIONS

      This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any shares of Class A Common Stock in any jurisdiction in which it would be unlawful to make such offer or solicitation. In this regard, we have been advised by the underwriters that:

•	they have not offered or sold and, prior to the expiration of a period of six months from the date of this prospectus, will not offer or sell any shares of Class A Common Stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995;

•	they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA), received by them in connection with the issue or sale of any shares of Class A Common Stock offered hereby in circumstances in which section 21(1) of the FSMA does not apply to the Company;

•	they have complied and will comply with all applicable provisions of the FSMA and the Financial Services and Markets Act 2000 (Financial Promotions) Order 2001 with respect to anything done by them in relation to the shares of Class A Common Stock offered hereby in, from or otherwise involving the United Kingdom;

•	in order to comply with the Netherlands Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995), the shares of Class A Common Stock offered hereby shall only be offered in The Netherlands, as part of their initial distribution or by way of reoffering, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that it must be made clear both upon making the offer and in any documents or advertisements in which a forthcoming offering of such shares is publicly announced (whether electronically or otherwise) that such offer is exclusively made to such Professional Investors;

•	the shares of Class A Common Stock offered hereby may not be offered, sold or distributed in Spain except in accordance with the requirements of Law 24/1988, of 28 July, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and the decrees and regulations made thereunder. Accordingly, the shares of Class A Common Stock offered hereby may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Spanish securities laws and regulations or without complying with all legal and regulatory requirements in relation thereto;

•	this prospectus has not been verified or registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and therefore it is not intended for any public offer of the shares of Class A Common Stock in Spain;

•	this prospectus has not been submitted to the registration procedures of the French Autorité des Marchés Financiers and, accordingly, the shares of Class A Common Stock offered hereby may not be advertised, offered or sold to the public in France. Pursuant to Articles 1.411-1, 1.411-2 and 1.412-1 of the French Monetary and Financial Code (the “MF Code”), purchasers of the Class A Common Stock offered hereby may take part in the transaction only for their own account. Individual sales of these securities in France may only be made either to qualified investors in France as defined in Article 1.411-2 of the MF Code or to a restricted circle of investors as defined in Article 1.411-2 of the MF Code. When sales of securities are made to a restricted circle of investors as defined in Article 1.411-2 of the MF Code which is not less than 100 individuals, each of these individuals must provide certification as to their personal association, of a professional or family nature, with a member of the management of the Company. This prospectus or any other offering materials relating to the shares of Class A Common Stock offered hereby may not be distributed in France to any person other than a qualified investor as defined therein;

•	no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to the shares of Class A Common Stock offered hereby. Individual sales of the Class A Common Stock offered hereby to any person in Germany may only be made to (i) certain persons who on a professional or commercial basis (as defined in § 2 para. 1 German Sales Prospectus Act) purchase or sell securities for their own account or for the account of third parties, or (ii) to a limited group of persons (as defined in § 2 para. 2 German Sales Prospectus Act), and according to any other German securities, prospectus, tax, and other applicable laws and regulations. Each underwriter will comply with the Act and all other applicable legal and regulatory requirements. In particular, each of the underwriters has not engaged and will not engage in the public offering (öffentliches Angebot) within the meaning of the Act with respect to any of the shares of Class A Common Stock offered hereby otherwise than in accordance with the Act;

•	any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the Class A Common Stock offered hereby to the public in Austria. Accordingly, the Class A Common Stock offered hereby may not be offered, sold or delivered and neither this prospectus nor any other offering materials relating to these securities may be distributed or made available to the public in Austria. Any individual sales of the Class A Common Stock offered hereby to any person in Austria were made only to a limited circle of institutional investors in accordance with § 3/1/11 of the Austrian Capital Markets Act or in a private placement where a maximum of 250 individuals were individually approached and identified by name. These securities must not be resold or sold other than in compliance with the Capital Markets Act;

•	this prospectus has not been and will not be registered with the Belgian Banking, Finance and Insurance Commission (“BFIC”). The securities offering has not and will not be approved by the BFIC and the transaction will not be advertised in Belgium. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the Class A Common Stock offered hereby to the public in Belgium. Accordingly, the Class A Common Stock offered hereby may not be offered, sold or delivered and neither this prospectus nor any other offering materials relating to these securities may be distributed or made available to the public in Belgium. The Class A Common Stock offered hereby must not be offered, distributed or sold in Belgium except in compliance with the requirements for a non-public offering laid down in Articles 2 and 3 of the Royal Decree of 7 July 1999. Individual sales of these securities to any person in Belgium may only be made if (i) no unauthorized intermediary has been involved, (ii) the offer has not been advertised to more than fifty (50) individuals, and (iii) a maximum of fifty (50) individuals has been actively solicited. Individual sales of the Class A Common Stock offered hereby to professional investors, as defined in Article 3 of the Royal Decree of 7 July 1999 are permitted, as well as individual sales for a consideration of at least Euro 250,000 per investor;

•	this prospectus has not been and will not be filed with or approved by the Danish Securities Council (“Fondsradet”) or any other regulatory authority in the Kingdom of Denmark. The Class A Common Stock offered hereby has not been offered or sold and may not be offered or sold or delivered directly or indirectly in Denmark, unless in compliance with Chapter 12 of the Danish Act on Trading in Securities, as amended from time to time, and the Danish Executive Order No. 166 of 13 March 2003 on the first public offer of certain securities issued pursuant thereto. The recipient of this prospectus may not forward any offer to, or replace themselves with any other investor in Denmark, without complying with the relevant laws;

•	this prospectus has not been prepared to comply with the standards and requirements applicable under Finnish law, including the Securities Market Act (26.5.1989/495), as amended, and it has not been approved by the Finnish Financial Supervision Authority. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the Class A Common Stock offered hereby to the public in Finland. The securities must not be, directly or indirectly, offered distributed or sold in Finland except in compliance with all applicable provisions of the laws of Finland, including the Finnish Securities Market Act (26.5.1989/495) and the regulations issued thereunder, as amended;

•	this prospectus has not been and will not be registered with the Icelandic Financial Supervisory Authority (“FME”). The securities offering has not and will not be approved by the FME and the transaction will not be advertised in Iceland. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the Class A Common Stock to the public in Iceland. Accordingly, the Class A Common Stock offered hereby may not be offered, sold or delivered and neither this prospectus nor any other offering materials relating to these securities may be distributed or made available to the public in Iceland;

•	this prospectus has not been and will not be registered with any regulatory or other authorities in Ireland. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the Class A Common Stock offered hereby to the public in Ireland. Accordingly, the Class A Common Stock offered hereby may not be offered, sold or delivered and neither this prospectus nor any other offering materials relating to these securities may be distributed or made available to the public in Ireland. Individual sales of these securities to any person in Ireland may only be made to less than twenty (20) persons, whether institutional or individuals, and whether on a solicited or unsolicited basis;

•	this prospectus has not been submitted to the clearance procedures of Commissione Nazionale per le Societa e la Borsa (“CONSOB”) and has not been and will not be subject to the formal review or clearance procedures of CONSOB and accordingly may not be used in connection with any offering of Class A Common Stock offered hereby in the Republic of Italy (“Italy”) other than to “Professional Investors” (as defined below and in accordance with applicable Italian securities laws and regulations). Any offer of shares of the Class A Common Stock offered hereby in Italy in relation to the offering is being made only to professional investors (each a “Professional Investor”), pursuant to Article 30, paragraph 2 and Article 100 a) of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”), and as defined in Articles 25 and 31, paragraph 2 of CONSOB Regulation No. 11522 of 1 July 1998, as amended (“Regulation No. 11522”), and excluding individuals as defined pursuant to the aforementioned Article 31, paragraph 2, who meet with requirements in order to exercise administrative, managerial or supervisory functions at a registered securities dealing firm (a Societa di Intermediazione Mobiliare, or “SIM”), management companies authorized to manage individual portfolios on behalf of third parties (Societa di Gestione del Risparmio, or “SGR”) and fiduciary companies (societa fiduciarie) managing portfolio investments regulated by Article 60, paragraph 4 of Legislative Decree No. 415 of 23 July 1996 and otherwise in accordance with applicable Italian laws and regulations provided therein. Under no circumstances should this prospectus be circulated among, or be distributed in Italy to any member of the general public in Italy or to individuals or entities falling outside the categories of Professional Investors. Any such offer or issue or any distribution of this prospectus within Italy and/or the rendering of advice of any nature whatsoever in connection with the offering must be conducted either by banks, investment firms (as defined in Decree No. 58) and financial companies enrolled in the special register provided for by Article 107 of Legislative Decree No. 385 of 1 September 1993, as amended, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the relevant provisions of Decree No. 58;

•	this prospectus has not been and will not be registered with the Commission for the Supervision of the Financial Sector (“CSSF”). The Class A Common Stock offered hereby has not been and will not be authorized for public offering in Luxembourg and may not be offered or sold in Luxembourg in circumstances that would constitute a public offer unless the requirements of Luxembourg law concerning public offers have been complied with. This document may not be duplicated or passed to another person;

•	this prospectus has not been and will not be registered with or approved by the regulatory authorities in Monaco. This preliminary prospectus is personal to the recipient and has been prepared solely for use in connection with the offering described herein. Distribution of this preliminary prospectus to any person other than the recipient and those persons, if any, retained to advise such recipient with respect to the offer and sale of the Class A Common Stock offered hereby is unauthorized, and any disclosure of any of its contents if prohibited. Each recipient, by accepting delivery of this preliminary prospectus, agrees to the foregoing and agrees to make no copies of this preliminary prospectus. This preliminary prospectus does not constitute an offer to sell, or any solicitation of any offer to buy, any of the Class A Common Stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this preliminary prospectus nor any sale made hereunder of the Class A Common Stock described herein shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof. If the recipient does not purchase any Class A Common Stock offered hereby, or this offering is terminated, the recipient agrees to return this preliminary prospectus and all documents delivered concerning it to the underwriters or their representative who provided the same;

•	this prospectus has not been filed with the Norwegian company registry or with the Oslo stock exchange in accordance with the Norwegian Securities Trading Act, Chapter 5, and may therefore not be distributed to more than fifty potential investors in Norway;

•	this prospectus has not been and will not be approved by or registered with the Swedish Financial Supervisory Authority (“SFSA”). The securities offering has not and will not be approved by the SFSA and the transaction will not be advertised in Sweden. Any person who is in possession of the prospectus understands that no action has been or will be taken which would allow an offering of the Class A Common Stock offered hereby to the public in Sweden. Accordingly, neither this prospectus nor any other offering materials relating to the securities may be distributed or made available to the public in Sweden;

•	this prospectus may only be used by those persons to whom it has been handed out in connection with the offer described therein. The shares of Class A Common Stock offered hereby are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor a prospectus in accordance with the respective Swiss legislation. Accordingly, this prospectus may not be used in connection with any other offer and shall in particular not be distributed to the public in Switzerland; and

•	they have undertaken that they will comply with all applicable securities laws and regulations in each jurisdiction in which they purchase, offer, sell or deliver the shares of Class A Common Stock offered hereby or possess or distribute this prospectus or any other offering material and will obtain any consent, approval or permission which is required by them for the purchase, offer or sale by them of shares of Class A Common Stock under the laws and regulations in force in any jurisdiction to which they are subject or in which they make such purchases, offers or sales in all cases at their own expense.

LEGAL MATTERS

      The validity of the Class A Common Stock will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. Certain legal matters in connection with the offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. As to matters of Florida law, Clifford Chance US LLP will rely on the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

EXPERTS

      The consolidated audited financial statements of Levitt Corporation as of and for the year ended December 31, 2002 included in this prospectus, except as they relate to Bluegreen Corporation, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants and insofar as they relate to Bluegreen Corporation, by Ernst & Young LLP, independent certified public accountants, whose report thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent certified public accountants given on the authority of such firms as experts in auditing and accounting.

      The consolidated financial statements of Levitt Corporation and subsidiaries as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Bluegreen Corporation at December 31, 2002 and March 31, 2002, and for the nine month period ended December 31, 2002 and each of the two years in the period ended March 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

      On January 7, 2003, BankAtlantic Bancorp dismissed KPMG LLP as its independent public accountants effective upon completion of the audit of the BankAtlantic Bancorp fiscal year ended December 31, 2002. In connection therewith, KPMG LLP declined to perform the separate audit of Levitt Corporation for the year ended December 31, 2002. The reports of KPMG LLP on the financial statements of Levitt Corporation for the two years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision for BankAtlantic Bancorp, Inc. to change accountants was approved by the Audit Committee of the Board of Directors of BankAtlantic Bancorp. In connection with its audits for the fiscal years ended December 31, 2001 and 2000, and through January 7, 2003, there have been no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in their report on the financial statements for such years.

      PricewaterhouseCoopers (“PWC”) was engaged as Levitt Corporation’s principal independent public accountants for the audit of the December 31, 2002 financial statements. PWC was engaged as BankAtlantic Bancorp’s principal independent public accountant for the audit of the December 31, 2003 financial statements. During the three most recent fiscal years and through January 7, 2003, Levitt Corporation had not consulted with PWC regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Levitt Corporation’s financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item (a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning us at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review our electronically filed reports, proxy and information statements on the SEC’s internet site at http://www.sec.gov. Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “LEV.” These reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York City, New York 10005.

      We have filed a registration statement, of which this prospectus is a part, on Form S-3 with the SEC covering the Class A Common Stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the Class A Common Stock you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

      The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference:

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 14, 2003;

•	Our Current Report on Form 8-K, filed with the SEC on December 5, 2003;

•	The description of our Class A Common Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed with the SEC on December 12, 2003; and

•	Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the Class A Common Stock under this prospectus.

      Any statement contained in this prospectus or in a document incorporated by reference shall be deemed modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Communications

Levitt Corporation
P.O. Box 5403
Fort Lauderdale, Florida 33310-5403
(954) 760-5200

INDEX TO FINANCIAL STATEMENTS

Levitt Corporation
Report of Independent Certified Public Accountants	F-2
Independent Auditors’ Report	F-3
Consolidated Statements of Financial Condition As of December 31, 2002 and 2001	F-4
Consolidated Statements of Operations For each of the years in the three year period ended December 31, 2002	F-5
Consolidated Statements of Shareholder’s Equity and Comprehensive Income (Loss) For each of the years in the three year period ended December 31, 2002	F-6
Consolidated Statements of Cash Flows For each of the years in the three year period ended December 31, 2002	F-7
Notes to Consolidated Financial Statements	F-9
Levitt Corporation — Quarterly Financial Statements (unaudited)
Consolidated Statements of Financial Condition September 30, 2003 and December 31, 2002	F-31
Consolidated Statements of Operations For the three and nine months ended September 30, 2003 and 2002	F-32
Consolidated Statements of Stockholders’ Equity and Comprehensive Income For the nine months ended September 30, 2003 and 2002	F-33
Consolidated Statements of Cash Flows For the nine months ended September 30, 2003 and 2002	F-34
Notes to Condensed Consolidated Financial Statements	F-35
Bluegreen Corporation — Annual Financial Statements
Report of Independent Certified Public Accountants	F-45
Consolidated Balance Sheets As of December 31, 2002 and March 31, 2002	F-46
Consolidated Statements of Income For the nine months ended December 31, 2002, the nine months ended December 30, 2001 (unaudited) and for the years ended March 31, 2002 and April 1, 2001	F-47
Consolidated Statements of Shareholders’ Equity For the nine months ended December 31, 2002 and the years ended March 31,2002 and April 1, 2001	F-48
Consolidated Statements of Cash Flows For the nine months ended December 31, 2002, the nine months ended December 30, 2001 (unaudited) and for the years ended March 31, 2002 and April 1, 2001	F-49
Notes to Consolidated Financial Statements	F-51
Bluegreen Corporation — Quarterly Financial Statements (unaudited)
Condensed Consolidated Balance Sheets September 30, 2003 and December 31, 2002	F-98
Condensed Consolidated Statements of Income For the nine months ended September 30, 2003 and 2002	F-99
Condensed Consolidated Statements of Cash Flows For the nine months ended September 30, 2003 and 2002	F-101
Notes to Condensed Consolidated Financial Statements	F-103

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of Levitt Corporation:

      In our opinion, based on our audit and the report of other auditors, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, of shareholder’s equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Levitt Corporation and its subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Bluegreen Corporation for the year ended December 31, 2002, an investment of the Company accounted for under the equity method (Note 6 to the consolidated financial statements.) Those statements were audited by other auditors for the year ended December 31, 2002 whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Bluegreen Corporation, is based solely on the report of the other auditors. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and each of two years in the period then ended were audited by other independent accountants whose report dated January 29, 2002 (except for Note 15 as to which the date is March 7, 2002) expressed an unqualified opinion on those statements.

PRICEWATERHOUSECOOPERS LLP

Fort Lauderdale, Florida

April 11, 2003 except as to Note 2, which is as
of February 16, 2004

INDEPENDENT AUDITORS’ REPORT

Board of Directors of Levitt Corporation:

      We have audited the accompanying consolidated statement of financial condition of Levitt Corporation and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, shareholder’s equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Levitt Corporation and Subsidiaries at December 31, 2001, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Fort Lauderdale, FL

January 29, 2002, except for Note 16 as to which the date is March 7, 2002

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2002 and December 31, 2001

	2002	2001

	(In thousands except
	share data)
ASSETS
Cash and cash equivalents	$16,014	$23,591
Restricted cash	2,988	658
Notes receivable	6,082	6,232
Inventory of real estate	198,126	142,433
Investments in real estate joint ventures	4,251	8,372
Investment in Bluegreen Corporation	57,332	—
Other assets	4,710	6,674
Deferred tax asset, net	5,958	8,233

Total assets	$295,461	$196,193

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable and accrued liabilities	$36,897	$29,152
Current income tax payable to affiliate	3,432	4,972
Notes and mortgage notes payable	85,359	55,625
Notes and mortgage notes payable to affiliates	57,505	27,870
Development bonds payable	4,581	8,635

Total liabilities	187,774	126,254
Minority interest in consolidated joint venture	154	(89)
Shareholder’s equity:
Common stock, $.01 par value, authorized 10,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	68,402	50,003
Retained earnings	39,537	20,025
Accumulated other comprehensive income (loss)	(406)	—

Total shareholder’s equity	107,533	70,028

Total liabilities and shareholder’s equity	$295,461	$196,193

See accompanying notes to consolidated financial statements.

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For Each of the Years in the Three Year Period Ended December 31, 2002

	Year Ended December 31,

	2002	2001	2000

	(In thousands, except per share data)
Revenues:
Sales of real estate	$207,808	$143,140	$100,322
Utility expansion income	—	—	4,881
Title and mortgage operations	1,595	1,106	783

Total revenues	209,403	144,246	105,986

Costs and expenses:
Cost of sales of real estate	159,675	111,685	79,029
Selling, general and administrative expenses	30,359	26,031	18,644
Interest expense, net	389	180	1,315
Other expenses	1,311	930	747
Minority interest	—	556	1,064

Total costs and expenses	191,734	139,382	100,799

	17,669	4,864	5,187
Earnings in Bluegreen Corporation	4,570	—	—
(Loss) earnings in joint ventures	849	2,888	1,141
Interest and other income	2,678	3,888	3,835

Income before income taxes	25,766	11,640	10,163
Provision for income taxes	6,254	4,118	3,208

Net income	$19,512	$7,522	$6,955

Earnings per share:
Basic earnings per share	$1.32	$0.51	$0.47

Fully diluted earnings per share	$1.30	$0.51	$0.47

Basic average number of shares outstanding	14,816	14,816	14,816

Diluted average number of shares outstanding	14,816	14,816	14,816

See accompanying notes to consolidated financial statements.

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY AND COMPREHENSIVE INCOME

For Each of the Years in the Three Year Period Ended December 31, 2002

					Accumulated
	Compre-				Compre-
	hensive		Additional		hensive
	Income	Common	Paid-In	Retained	Income
	(Loss)	Stock	Capital	Earnings	(Loss)	Total

	(In thousands)
Balance at December 31, 1999		$—	$50,003	$5,548	$—	$55,551
Net income and comprehensive income	$6,955	—	—	6,955	—	6,955

Balance at December 31, 2000		—	50,003	12,503	—	62,506
Net income and comprehensive income	$7,522	—	—	7,522	—	7,522

Balance at December 31, 2001		—	50,003	20,025	—	70,028
Net income	$19,512	—	—	19,512	—	19,512
Other comprehensive income, net of tax:
Unrealized loss on retained interests of Bluegreen Corporation, net of tax of $255	(406)	—	—	—	(406)	(406)

Comprehensive income	$19,106

Capital contribution		—	18,618	—	—	18,618
Issuance of Bluegreen Corporation common stock, net of tax of $130		—	(219)	—	—	(219)

Balance at December 31, 2002		$—	$68,402	$39,537	$(406)	$107,533

See accompanying notes to consolidated financial statements.

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For Each of the Years in the Three Year Period Ended December 31, 2002

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Operating activities:
Net income	$19,512	$7,522	$6,955
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	131	95	64
Increase (decrease) in deferred income taxes	2,666	2,243	(413)
Minority interest	—	556	1,064
(Earnings) in Bluegreen Corporation	(4,570)	—	—
Loss (earnings) in joint ventures	(849)	(2,888)	(1,141)
Gain on sale of real estate investment, net	—	(680)	—
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(2,330)	6,399	(375)
Increase in inventory of real estate	(55,693)	(32,043)	(5,579)
(Increase) decrease in notes receivable	150	(1,650)	(2,509)
(Increase) decrease in other assets	2,186	(3,253)	870
Increase (decrease) in accounts payable, accrued expenses and other liabilities	6,205	6,984	7,463

Net cash (used in) provided by operating activities	(32,592)	(16,715)	6,399

Investing activities:
Decrease in investment in real estate, net	—	3,737	—
Investment in real estate joint ventures	(1,244)	(3,523)	(3,525)
Distributions from real estate joint ventures	6,214	6,131	4,568
Investment in Bluegreen Corporation	(53,779)	—	—
Other	(336)	(193)	(118)

Net cash (used in) provided by investing activities	(49,145)	6,152	925

Financing activities:
Proceeds from notes and mortgage notes payable	104,417	56,067	49,929
Proceeds from notes and mortgage payable to affiliates	64,642	24,552	11,470
Repayment of notes and mortgage notes payable	(74,683)	(41,488)	(58,726)
Repayment of notes and mortgage notes payable to affiliates	(35,007)	(24,478)	(5,113)
Proceeds from development bonds payable	915	6,069	7,772
Repayment of development bonds payable	(4,985)	(6,094)	(3,871)
Contributed capital from BankAtlantic Bancorp, Inc.	18,618	—	—
Change in minority interest in consolidated joint ventures	243	(1,128)	(1,203)

Net cash provided by financing activities	74,160	13,500	258

Increase (decrease) in cash and cash equivalents	(7,577)	2,937	7,582
Cash and cash equivalents at the beginning of period	23,591	20,654	13,072

Cash and cash equivalents at end of period	$16,014	$23,591	$20,654

See accompanying notes to consolidated financial statements.

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For Each of the Years in the Three Year Period Ended December 31, 2002

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Supplemental cash flow information
Interest paid on borrowings, net of capitalized interest	$(93)	$114	$1,010
Income taxes paid	5,127	2,752	210
Supplemental disclosure of non-cash operating, investing and financing activities:
Change in stockholder’s equity resulting from the change in other comprehensive loss, net of taxes	(406)	—	—
Change in stockholder’s the net effect of Bluegreen’s capital transactions, net of taxes	(219)	—	—
Assumption of development bonds payable	—	(1,247)	—
Decrease in notes receivable from assumption of development bonds payable	—	1,247	—

See accompanying notes to consolidated financial statements.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Ownership and Business

      Levitt Corporation (the “Company”) is the parent company to other entities operating in the real estate development and investment business. In October 2001, BankAtlantic transferred its direct ownership of the Company to BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”). Effective January 1, 2002, Levitt Corporation converted from a corporation to a limited liability company. On February 12, 2003, Levitt Corporation converted from a limited liability company to a corporation through a merger with a wholly owned subsidiary.

      The Company engages in real estate activities through Levitt and Sons, LLC (“Levitt and Sons”), Core Communities, LLC (“Core Communities”), Levitt Commercial, LLC (“Levitt Commercial”) and several investments in real estate projects in Florida. The Company also acquired in April 2002 an equity investment of 34.2% in Bluegreen Corporation (“Bluegreen”), a New York Stock Exchange-listed company engaged in acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land. Levitt and Sons was acquired in December 1999 for approximately $27.0 million. Levitt and Sons is a developer of single-family home communities and condominium and rental apartment complexes primarily in Florida. Core Communities owns the unsold land and other entitlements of the master planned community commonly known as St. Lucie West in St. Lucie County, Florida. Core Communities also owns a community in the initial development stage in St. Lucie County, Florida known as Tradition and commercial land in Hillsborough County, Florida. Levitt Commercial owns the unsold units in a flex warehouse known as High Ridge Commerce Center in Boynton Beach, Florida, land for development of Phase 2 and 3 of High Ridge Commerce Center and a membership interest in a joint venture that plans to build an apartment complex in Melbourne, Florida. The majority of the Company’s assets and activities are located in Florida. Changes in the economic conditions in Florida would have an impact on the operations of the Company.

Consolidation Policy

      The accompanying consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, and its majority owned joint ventures. All significant inter-company accounts, transactions and profits have been eliminated in consolidation.

      The Company uses the equity method for investments in unconsolidated subsidiaries and unconsolidated joint ventures when the Company owns at least 20% of the voting stock or exercises significant influence over the operating and financial policies but does not own a controlling interest. Under the equity method, the Company’s initial investment is recorded at cost and is subsequently adjusted to recognize its share of earnings or losses. Distributions received reduce the carrying amount of the investment. In the event of issuance of equity interests by an unconsolidated entity to others, the Company recognizes the impact in paid in capital.

      Interest is capitalized on real estate joint ventures while the venture has activities in progress necessary to commence its planned principal operation based on the average balance outstanding of investments and advances to joint ventures.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Equivalents

      Cash equivalents include liquid investments with original maturities of three months or less.

Restricted Cash

      Cash and interest bearing deposits are segregated into restricted accounts for specific uses in accordance with the terms of certain land sale contracts, home sales and other arrangements. Restricted funds may only be utilized in accordance with the terms of the applicable governing documents. The majority of restricted funds are controlled by third-party escrow fiduciaries.

Inventory of Real Estate

      Inventory of real estate includes land, land development costs, and other construction costs and is stated at the lower of accumulated cost or estimated fair value. Estimated fair value is based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation takes into consideration the current status of the property, various restrictions, carrying costs, costs of disposition and any other circumstances, which may affect fair value including management’s plans for the property. Due to the large acreage of certain land holdings, disposition in the normal course of business is expected to extend over a number of years.

      Inventory costs include direct acquisition, development and construction costs, interest and other indirect construction costs. Land and indirect land development costs are accumulated by specific area and allocated to various parcels or housing units using specific identification and allocation based upon the relative sales value, unit or area methods. Direct construction costs are assigned to housing units based on specific identification. Construction costs primarily include direct construction costs and capitalized field overhead. Other costs are comprised of tangible selling costs, prepaid local government fees and capitalized real estate taxes. Tangible selling costs are capitalized by communities and represent costs incurred that are used directly throughout the selling period to aid in the sale of housing units, such as model furnishings and decorations, sales office furnishings and facilities, exhibits, displays and signage. These tangible selling costs are capitalized and amortized over benefited home sales. Direct construction costs are assigned to housing units based on specific identification. Start-up costs and selling expenses are expensed as incurred.

Capitalized Interest

      Interest incurred relating to land under development and construction is capitalized to real estate inventories during the active development period. Interest is capitalized as a component of inventory at the effective rates paid on borrowings during the pre-construction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project. Interest is amortized to cost of sale as related homes, land and units are sold.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table is a summary of interest incurred on notes and mortgage notes payable and the amounts capitalized:

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Interest expense to non-affiliates	$5,751	$4,123	$5,647
Interest expense to BankAtlantic	1,335	2,103	2,320
Interest expense to BankAtlantic Bancorp	971	—	—
Interest capitalized	(7,668)	(6,046)	(6,652)

Interest expense, net	$389	$180	$1,315

Interest included in cost of sales	$6,174	$4,820	$1,775

Revenue Recognition

      Revenue and all related costs and expenses from house and land sales are recognized at the time that closing has occurred, when title and possession of the property and risks and rewards of ownership transfer to the buyer and other sale and profit recognition criteria are satisfied as required under accounting principles generally accepted in the United States of America for real estate transactions.

      Title and mortgage operations include agency and other fees received for processing of title insurance policies and mortgage loans. Revenues from title and mortgage operations are recognized when the transfer of the corresponding property or mortgages to third parties has been consummated.

      Other revenues consist primarily of developers fees earned from real estate joint ventures as homes are delivered, interest income, forfeited deposits and other miscellaneous income.

Goodwill

      In 2002, in connection with the acquisition of Bluegreen common stock, approximately $4.1 million in goodwill was recognized. Goodwill is tested for impairment annually during the third quarter or as events or changes in circumstances indicate that the carrying amount is not recoverable and such decrease in value is other than temporary.

Income Taxes

      The Company is included in BankAtlantic Bancorp’s consolidated federal income tax return. The Company and BankAtlantic Bancorp have entered into a tax sharing agreement with respect to the Federal income tax liability of the consolidated group. The tax sharing agreement provides that the consolidated tax liability for a given year is allocated among the members of the consolidated group in proportion to the taxable income or loss of each member. Income tax expense is calculated on a separate return method that allocates current and deferred taxes to members of BankAtlantic Bancorp’s consolidated group to each member as if it were a separate taxpayer. Current taxes are payable to or receivable from BankAtlantic Bancorp. The Company receives current tax benefits from BankAtlantic Bancorp when the tax benefits are utilized in the consolidated return. The Company utilizes the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets and liabilities is recognized in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it is more likely than not that a portion of the deferred tax asset will not be realized.

Minority Interest in Equity of Consolidated Joint Ventures

      Minority interest reflects third parties’ ownership interest in ventures that the Company controls.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. Material estimates are utilized in the valuation of real estate, estimates of future improvement costs, capitalization of costs, provision for litigation, the valuation of carrying values of investments, the valuation of the fair market value of assets and liabilities acquired when applying the purchase method of accounting and the amount of the deferred tax asset valuation allowance.

New Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“Consolidation of Variable Interest Entities”). The interpretation defines a variable interest entity as a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the equity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The interpretation also requires that the primary beneficiary is the only entity that can consolidate the variable interest entity. A primary beneficiary is the enterprise that has the majority of the risks and rewards of ownership. Upon consolidation of a variable interest entity, the assets, liabilities and non-controlling interest of the variable interest entity are measured at their carrying amounts with any difference between the net amount added to the statement of financial condition and any previously recognized interest being recognized as the cumulative effect of a change in accounting principle. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Company completed its initial evaluation of Interpretation No. 46, and concluded that adoption of Interpretation No. 46 did not and is not expected to have a material impact on the results of operations or financial condition of the Company.

      In May 2003, the FASB issued SFAS No. 150 (“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company’s financial statements.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Recent Events

     Spin-off

      On April 3, 2003, BankAtlantic Bancorp’s Board of Directors authorized management to pursue a spin-off of the Company. The proposed spin-off was subject to receipt of a private letter ruling from the Internal Revenue Service that the transaction would be tax free to holders of BankAtlantic Bancorp stock and any required regulatory approvals.

      In December 2003, BankAtlantic Bancorp received the private letter ruling from the Internal Revenue Service, and on December 31, 2003, BankAtlantic Bancorp completed the spin-off of Levitt Corporation by means of a pro rata distribution to its shareholders of all of our issued and outstanding capital stock. As a result of the spin-off, BankAtlantic Bancorp no longer owns any shares of our capital stock. However, BFC Financial Corporation, holder of all of the issued and outstanding shares of BankAtlantic Bancorp’s Class B Common Stock and approximately 15.3% of the issued and outstanding shares of BankAtlantic Bancorp’s Class A Common Stock, now holds as a result of the spin-off the same relative percentages of our Class A and Class B Common Stock, representing in the aggregate approximately 55% of the total voting power of all of our common stock.

      In connection with the spin-off, the Company converted a $30.0 million demand note owed by us to BankAtlantic Bancorp to a five year term note with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional .25% every six months. Prior to the spin-off, BankAtlantic Bancorp also transferred its 4.9% ownership interest in Bluegreen to us in exchange for a $5.5 million note and additional shares of our common stock (which were included in the spin-off). This $5.5 million note is due in one year, with principal and interest payable monthly and bearing interest at the prime rate. Additionally, prior to the spin-off, the Company declared an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a five year term note with the same payment terms as the $30.0 million note described above.

     Earnings Per Share

      On December 22, 2003 the Company filed Amended Articles of Incorporation with the State of Florida which provided for, among other things, the recapitalization of the Company’s Common Stock into Class A and Class B Common Stock. The Company’s sole shareholder, BankAtlantic Bancorp, received all 13,597,166 issued and outstanding shares of Class A Common Stock and all 1,219,031 issued and outstanding shares of Class B Common Stock as part of the recapitalization. On December 31, 2003, BankAtlantic Bancorp distributed all 14,816,197 issued and outstanding shares of Class A and Class B Common Stock to its shareholders to effect the spin-off of the Company from BankAtlantic Bancorp. Earnings per share for all periods presented herein reflect the recapitalization of the Company’s Common Stock.

      While the Company has two classes of common stock outstanding, the two-class method is not presented because the Company’s capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into account the potential dilution from securities issued by an investee accounted for under the equity method that enable their holders to obtain the investee’s common stock. The resulting net income amount is divided by the weighted average number of dilutive common shares outstanding, when dilutive.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Stock Option Plan

      On December 15, 2003, the board of directors of the Company approved the 2003 Levitt Corporation Stock Incentive Plan (“Plan”); in connection therewith, the board of directors reserved 1,500,000 shares of the Company’s Class A Common Stock for issuance under the Plan and directed the officers of the Company to file on Form S-8 a registration statement of, among other interests, the shares of the Company’s Class A Common Stock issuable under the Plan. On December 18, 2003, BankAtlantic Bancorp, Inc., the Company’s sole shareholder at such time, approved the terms and conditions of the Company’s Plan. Under the terms of the Plan, the compensation committee of the board of directors is authorized to grant incentive stock options or restricted stock to officers, directors, persons employed by the Company or any parent or subsidiary of the Company. On January 2, 2004, the compensation committee granted options for the issuance of 674,250 shares.

3.     Notes Receivable

      Notes receivable represent purchase money notes due from third parties resulting from various land sales at Core Communities. The weighted average interest rate of the notes outstanding is 5% as of December 31, 2002 and the notes are due in March 2012.

4.     Inventory of Real Estate

      At December 31, 2002 and 2001, inventory of real estate is summarized as follows:

	December 31,

	2002	2001

	(In thousands)
Land and land development costs	$161,826	$114,499
Construction costs	23,412	17,949
Other costs	12,888	9,985

	$198,126	$142,433

5.     Investments in Joint Ventures

      Following is a description of joint ventures which the Company accounts for under the equity method:

Brittany Bay at Andros Isle — A single-family residential development consisting of 222 units located in West Palm Beach, Florida. The Company owns a 39.9% limited partnership interest and a 0.1% general partner interest in this venture.

Fairways at Grand Harbor — A multi-family residential development planned for 257 luxury rental apartments located in Vero Beach, Florida. The Company owns a 44.5% limited partnership interest and a 0.5% general partner interest in this venture.

Fountains at St. Lucie West — A multi-family residential development consisting of 300 luxury rental apartments in St. Lucie West, Florida. The Company owned a 49.5% limited partnership interest and a 0.5% general partner interest in this venture. This project was sold during 2001.

Cascade Lakes — A single-family residential development consisting of 600 homes located in Boynton Beach, Florida. The Company owns a 49.999% limited partnership interest and a 0.001% general partner interest in this venture. At December 31, 2002, this development was completed and all homes delivered.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Third Street Partners — A multi-family residential development on 2.4 acres consisting of 164 condominium units, 20,000 square feet of retail space and a separate parking garage structure. The property was acquired in December 2000, and the Company owns a 47.4% limited partnership interest and a 0.1% general partnership interest.

Preserve at Melbourne — A multi-family residential development of 93 acres acquired for the future development of approximately 298 apartment units in 23 buildings located in Melbourne, Florida. The property was acquired in October 2002 and the Company owns a 50% membership interest in the acquired land and a 20% membership interest in pursuit costs related to the development of the project.

      The Condensed Combined Balance Sheets and Statements of Operations for the joint ventures accounted for using the equity method are as follows:

Condensed Combined Balance Sheets

December 31, 2002 and 2001

	December 31,

	2002	2001

	(Unaudited)

	(In thousands)
Real estate assets	$44,628	$48,234
Other assets	6,065	10,158

Total assets	$50,693	$58,392

Mortgage notes payable to BankAtlantic	$24,873	$28,833
Mortgage notes payable non-affiliates	11,263	3,445
Other liabilities	6,699	11,664

Total liabilities	42,835	43,942

Partners’ capital	7,858	14,450

Total liabilities and partners’ capital	$50,693	$58,392

Condensed Combined Statements of Operations

	Year Ended December 31,

	2002	2001	2000

	(Unaudited)

	(In thousands)
Revenues	$43,924	$79,655	$74,487
Cost and expenses	41,962	74,617	68,055

Net income	1,962	5,038	6,432

Company’s share of net income (loss)	$849	$2,888	$1,141

      Levitt Corporation has provided guarantees on indebtedness to joint ventures accounted for under the equity method of accounting. The guarantees arose in order to obtain joint venture financing. Levitt Corporation and its joint venture partners would have to perform on their guarantees if the joint ventures default on the various loan agreements. At December 31, 2002, Levitt Corporation had guarantees on $26.2 million of joint venture debt. Included in these guarantees were $24.5 million of loans from BankAtlantic. All such guarantees were entered into prior to December 31, 2002. Levitt Corporation’s

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management believes that based on the loans’ collateral, no payments will be required under the guarantees. The other joint venture partners are also guarantors to the joint venture debt and any payments associated with the guarantees may be recovered from these third parties.

      The Company made contributions to the Brittany Bay joint venture in excess of its proportionate ownership interest. The partnership agreement provides for the Company to receive preferential income and cash distributions until the Company’s invested capital is proportionate to its ownership interest.

      For the years ended December 31, 2002, 2001 and 2000, interest paid to BankAtlantic was approximately $2.2 million, $2.7 million and $3.1 million, respectively.

6.     Investment in Real Estate

      During May 2001, a marine manufacturing service and sales facility investment was sold for approximately $3.9 million and a net gain on the sale of approximately $680,000 was recognized. The Company owned a 50% interest in the investment which was consolidated.

7.     Investment in Bluegreen Corporation

      During April 2002, Levitt Corporation acquired approximately 34.2% of the outstanding shares of Bluegreen. This interest in Bluegreen was acquired for an aggregate purchase price of approximately $53.8 million. The funds for the investment in Bluegreen were obtained from $30 million of borrowings from BankAtlantic Bancorp, $18.6 million from BankAtlantic Bancorp’s capital contribution and $5.2 million from the Company’s working capital. The purchase price was in the aggregate $4.2 million greater than the equity in the underlying net assets of Bluegreen. The amount attributed to goodwill is evaluated for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The amount attributed to various other assets and liabilities will be amortized into the statement of operations as an adjustment to income from equity method investment and any related deferred taxes will be adjusted accordingly. The cost of the investment in Bluegreen is adjusted to recognize our interest in the earnings or losses of Bluegreen after the acquisition date.

      The difference between our percentage ownership in Bluegreen Corporation multiplied by its earnings and the amount of our equity in earnings of Bluegreen Corporation as reflected on our financial statements relates to amortization or accretion of purchase accounting adjustments made at the time of the acquisition of our interest in Bluegreen Corporation. One of these purchase accounting adjustments related to deferred telemarketing costs. Such costs at the time of our acquisition were being capitalized by Bluegreen Corporation rather than expensed as incurred. Levitt Corporation did not ascribe any value to the deferred telemarketing costs in its purchase price allocation. Subsequently, Bluegreen Corporation changed its method of accounting for these costs and now expenses such costs as incurred.

      Based on a comparison of Bluegreen’s historical cost bases of assets and liabilities to their corresponding estimated fair values, the excess purchase price was attributed to the following (in thousands):

Goodwill	$4,100
Deferred taxes	(1,600)
Various assets and liabilities (net)	1,700

$4,200

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A condensed balance sheet and condensed statement of income are as follows:

Condensed Consolidated Balance Sheet

December 31,
2002

(Unaudited)
(In thousands)
Total assets	$433,992

Total liabilities	275,709
Total shareholders’ equity	158,283

Total liabilities and shareholders’ equity	$433,992

Condensed Consolidated Statements of Income

Nine Months
Ended
December 31,
2002

(Unaudited)
(In thousands)
Revenues	$271,973
Cost and expenses	247,302
Provision for income taxes	8,793
Minority interest	502

Income before cumulative effect of a change in accounting principle	15,376
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	(5,579)

Net income (loss)	$9,797

8.     Accounts Payable and Accrued Liabilities

      Accounts payable and accrued liabilities at December 31, 2002 and 2001 are summarized as follows:

	December 31,

	2002	2001

	(Unaudited)

	(In thousands)
Trade and retention payables	$7,721	$4,954
Accrued construction obligations	2,663	781
Customer deposits	18,187	13,919
Land acquisition payable	—	2,598
Accrued litigation reserve (Note 15)	2,330	2,550
Other accrued liabilities	5,996	4,350

	$36,897	$29,152

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Notes and Mortgage Notes Payable

      Notes payable at June 30, 2003, December 31, 2002 and 2001 consisted of the following (dollars in thousands):

		December 31,

	Issue Date	2002	2001	Interest Rate	Maturity Date

Levitt and Sons
Mortgage notes payable(a)	Various	$54,887	$26,698	From Prime less 0.25% to 5.50%	Range from August 2005 to March 2008
Mortgage notes payable due to BankAtlantic(a)	Various	27,505	27,870	From Prime to LIBOR + 2.70%	Range from September 2005 to November 2005
Line of credit(b)	March 2002	3,500	3,500	Prime + 1.00%	September 2004

		85,892	58,068

Core Communities
Land acquisition mortgage note(c)	May 2002	12,995	11,050	LIBOR + 2.10	June 2006
Notes payable(c)	Various	—	1,458	From 7.00% fixed to 8.50% fixed	At December 31, 2001, maturities range from January 2021 to August 2022
Line of credit(d)	September 2001	112	—	LIBOR + 2.75%	At December 31, 2002, maturity date was September 2003. Closed during March 2003.
Unsecured obligation	March 1987	378	439	7.00% Fixed	March 2007
Equipment loan payables	Various	68	80	From 5.99% fixed to 8.50% fixed	Range from September 2003 to April 2007

		13,553	13,027

Levitt Commercial
Land acquisition and construction mortgage notes payable	February 2003	2,919	—	LIBOR + 3.00%	February 2006

		2,919	—

Levitt Corporation
Demand promissory note due to BankAtlantic Bancorp	April 2002	30,000	—	Prime less 0.25%	On Demand
Levitt and Sons acquisition note payable	September 2000	10,500	12,400	Prime + 0.50%	September 2005

		40,500	12,400

Total Notes and Mortgage Notes Payable		$142,864	$83,495

(a)	Levitt and Sons has entered into various loan agreements to provide financing for the acquisition, site improvements and construction of residential units. As of December 31, 2002 and 2001, these loan agreements provided for advances on a revolving loan basis up to a maximum outstanding balance of $152.7 million and $86.1 million, respectively. The loans are secured by mortgages on respective properties including improvements. Notes and mortgage notes payable were collateralized by inventory of real estate with net carrying values aggregating $119.1 million and $74.1 million, at December 31, 2002 and 2001, respectively. Certain mortgage notes contain provisions for accelerating the payment of principal as individual homes are sold by Levitt and Sons. Certain notes and mortgage notes provide that events of default may include a change in ownership, management or executive management.
(b)	Levitt and Sons has a credit agreement with a non-affiliated financial institution to provide a $7.5 million line of credit. At December 31, 2002, Levitt and Sons had available credit of approximately $3.5 million and had a balance outstanding of none

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and $3.5 million, respectively. The credit facility currently matures September 2004. On or before June 30th of each calendar year, the financial institution may at its sole discretion offer the option to extend the term of the loan for a one-year period. The Company has guaranteed amounts outstanding under the line of credit, but the guarantee is limited to a security interest evidenced by a second priority lien upon the Company’s equity interest in Levitt and Sons.

(c)	Core Communities notes and mortgage notes payable are collateralized by inventory of real estate with net carrying values aggregating $23.9 million and $22.9 million at December 31, 2002 and December 31, 2001, respectively.
(d)	Core Communities had a credit agreement with a non-affiliated financial institution to provide a $10.5 million line of credit. At December 31, 2002, Core Communities had available credit under this agreement of $1.7 million, based upon the available collateral remaining under contract. In 2003, the amount outstanding of $112,365 was paid and the credit agreement was terminated.

      Some of the Company’s borrowings contain covenants that, among other things, require it to maintain certain financial ratios and a minimum net worth. These covenants may have the effect of limiting the amount of debt that the Company can incur in the future and restricting the payment of dividends from subsidiaries to the Company. At December 31, 2002, the Company was in compliance with all loan agreement financial covenants.

      At December 31, 2002, the minimum aggregate required principal payment of the above indebtedness in each of the next five years is approximately as follows:

December 31,
2002

(in thousands)
Year ended December 31, 2003	$45,122
Year ended December 31, 2004	5,760
Year ended December 31, 2005	57,280
Year ended December 31, 2006	2,718
Year ended December 31, 2007	18,990
Thereafter	12,994

$142,864

10.     Development Bonds Payable

      In connection with the development of certain of our communities, community development or improvement districts have been established and may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements performed by the Company near or at these communities. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district and a priority assessment lien may be placed on benefited parcels to provide security for the debt service. The bonds, including interest and redemption premiums, if any, and the associated priority lien on the property are typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. The Company pays a portion of the revenues, fees, and assessments levied by the districts on the properties the Company still owns that are benefited by the improvements. The Company may also agree to pay down a specified portion of the bonds at the time of each unit or parcel closing.

      In accordance with Emerging Issues Task Force Issue 91-10 (“EITF 91-10”), Accounting for Special Assessments and Tax Increment Financing, the Company records a liability, net of cash held by the districts available to offset the particular bond obligation, for the estimated developer obligations that are fixed and determinable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. The Company reduces this liability by the corresponding assessment assumed by property purchasers and the amounts paid by the Company at the time of closing and transfer of the property. Interest is calculated and paid based upon the gross bond obligation.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Development bonds payable at December 31, 2002 and 2001 are summarized as follows (dollars in thousands):

		December 31,

	Issue Date	2002	2001	Interest Rate	Maturity Date

Capital improvement	Range from May 1999	$4,581	$8,635	From 5.875% fixed	Range from October
revenue bonds	to November 2000			to 6.50% fixed	2004 to May 2009

		$4,581	$8,635

      At December 31, 2002, the aggregate required principal payment of the above indebtedness in each of the next five years is approximately as follows (in thousands):

December 31,
2002

(In thousands)
Year ended December 31, 2003	—
Year ended December 31, 2004	$1,137
Year ended December 31, 2005	1,228
Year ended December 31, 2006	—
Year ended December 31, 2007	—
Thereafter	2,216

$4,581

      A development district for the Company’s Tradition master planned community issued $28.9 million of bond anticipation notes to provide funding for phase I common infrastructure. The bond anticipation notes are direct obligations of the development district and are projected to be refinanced prior to maturity into long-term assessment and/or revenue bonds. The development district assesses property owners to fund debt service and the ultimate repayment of the bonds. The Company is assessed based on its pro-rata ownership of the property in the district. The Company’s pro-rata share of the assessment transfers to third party purchasers upon property sales. The assessments are projected to be levied beginning in 2005. In accordance with EITF 91-10, the Company will recognize an expense for its pro rata portion of assessments, based upon its ownership of benefited property.

Utility Revenue Refunding Bonds and Water Management Benefit Tax Bonds

      The Utility Revenue Refunding Bonds and Water Management Benefit Tax Bonds are other bonds of the development district that are not recorded on the books of the Company. As an owner of property within the development district, the Company is responsible for the payment of its pro rata share of tax assessments regarding the water management benefit tax bonds, only until land parcels are sold. The Company recognized a tax assessment expense, based upon its pro rata share of taxes and assessments of $544,176, $1,082,954 and $1,134,053 for the years ended December 31, 2002, 2001 and 2000, respectively, which is included in selling, general and administrative expenses on the accompanying consolidated statement of operations. With respect to the Utility Revenue Refunding Bonds, the Company entered into a Connection Fee Guarantee Agreement when the bonds were issued in 2000. This Agreement did not secure the bonds, but did provide the development district with assurances that sufficient water and sewer connection fees would be prepaid by the Company to service the Bonds in the event that utility operating income and third-party connection fee receipts were insufficient. There have been no prepaid connection fees incurred to date with regard to the Agreement. Amounts have been deposited by the development district with the bond trustee for complete redemption of these bonds prior to the end of 2003. The

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has no underlying guarantee obligation in connection with the Water Management Benefit Tax Bonds.

11.     Related Party Transactions

Relationships of Directors and Executive Officers with the Company and its Affiliate Companies

      Alan B. Levan, Chairman of the Board of the Company, also serves as Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp and BankAtlantic. Alan B. Levan is also Chairman of the Board of Bluegreen Corporation and BFC Financial Corporation (“BFC”).

      John E. Abdo, Vice Chairman of the Board and President of the Company, also serves as Vice Chairman of the Board of BankAtlantic Bancorp and BankAtlantic. John E. Abdo is also Vice Chairman of the Board of Bluegreen Corporation and BFC.

      Glen R. Gilbert, Executive Vice President, Chief Financial Officer and Secretary of the Company, also serves in the same capacity at BFC.

      Since 2002, the Company has utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer, a member of the Company’s Board of Directors, is a member. The Company paid fees aggregating $364,000 to this firm during the year ended December 31, 2002.

      Each of the Company’s executive officers separately receives compensation from affiliates of the Company for services rendered to those affiliates. Members of the Company’s Board of Directors and executive officers also have banking relationships with BankAtlantic. Such banking relationships are in the ordinary course of BankAtlantic’s business.

Relationships of the Company with its Affiliate Companies

      In October 2001, BankAtlantic transferred its direct ownership of Levitt Corporation to BankAtlantic Bancorp. As a consequence of the transfer, Levitt Corporation became a wholly owned subsidiary of BankAtlantic Bancorp.

      At December 31, 2002 and 2001, $5.4 million and $5.1 million, respectively, of cash and cash equivalents were held on deposit by BankAtlantic. Interest on deposits held at BankAtlantic for each of the years ended December 31, 2002, 2001 and 2000 was approximately $84,000, $396,000 and $947,000, respectively. Additionally, at December 31, 2002 and 2001, $2.9 million and $3,700, respectively, of restricted cash was held on deposit by BankAtlantic.

      BFC, the parent company of BankAtlantic Bancorp, and BankAtlantic each received management fees in connection with providing accounting, general and administrative services to the Company. The amounts paid may not be representative of the amounts that would be paid in an arms-length transaction. The table below sets forth the Company’s management fees to related parties.

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
BFC	$170	$80	$80
BankAtlantic	20	20	20

	$190	$100	$100

      Employees of the Company participate in BankAtlantic’s defined contribution plan, pursuant to Section 401(k) of the Internal Revenue Code for all employees who have completed three months of service and have reached the age of 18. The Company’s contributions to the plan are at the discretion of

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

BankAtlantic’s Board of Directors. Included in the Company’s Consolidated Statements of Operations for each of the years ended December 31, 2002, 2001 and 2000 was approximately $344,000, $198,000 and $130,000, of expenses relating to the employer 401(k) contribution under the plan.

      The Company is included in the consolidated federal income tax return of BankAtlantic Bancorp. There is a tax sharing agreement with BankAtlantic Bancorp and its subsidiaries, including the Company, to assure that (i) the subsidiaries will not be required to contribute a share of the consolidated tax liability for a year in an amount in excess of that which they would have incurred for that particular year on the basis of a separate income tax return, (ii) any permanent benefit accruing to the affiliated group by reason of the filing of a consolidated return shall be enjoyed by the member to which the benefit is attributed or shall be otherwise shared in proportion to the respective amounts of tax liability incurred on the basis of separate returns for the year, and (iii) any tax benefit attributable to the subsidiaries realized by reason of the consolidated return for the year be enjoyed by the subsidiaries regardless of the possibility that the benefit of any tax credit or deduction may not have been enjoyed under a separate income tax return.

12.	Commitments and Contingencies

      The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. Management believes it has meritorious defenses in these matters. However, in the opinion of management, the disposition of these matters, even if adverse to the Company, would not have a material adverse effect on the Company’s financial condition or results of operations. The Company is subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate in the routine conduct of its business.

      The Company is obligated to fund homeowner association operating deficits incurred by its communities under development. This obligation ends upon turnover of the association to the residents of the community.

      The Company’s rent expense for the years ended December 31, 2002, 2001 and 2000 was $435,000, $367,000 and $332,000, respectively. At December 31, 2002, Levitt and Sons is committed under long-term leases expiring at various dates through January 2006. Core Communities is committed under a lease for office space expiring on August 31, 2004. Approximate minimum future rentals due are as follows (in thousands):

Year ended December 31, 2003	$506
Year ended December 31, 2004	453
Year ended December 31, 2005	58
Year ended December 31, 2006	36

$1,053

      At December 31, 2002, the Company had commitments to purchase properties for development of $52.4 million as well as commitments to sell development property of $30.0 million. These commitments are subject to due diligence and the obtaining of financing.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Income Taxes

      The provision for income tax expense (benefit) consisted of the following:

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Current tax provision
Federal	$3,380	$1,515	$3,099
State	208	360	522

	3,588	1,875	3,621

Deferred income tax provision (benefit)
Federal	3,025	750	(358)
State	(359)	1,493	(55)

	2,666	2,243	(413)

Total income tax provision	$6,254	$4,118	$3,208

      The Company’s provision for income taxes differs from the federal statutory tax rate of 35% due to the following:

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Income tax provision at expected federal income tax rate of 35%	$9,018	$4,074	$3,557
Provision for state taxes, net of federal benefit	705	487	363
Change in valuation allowance for deferred tax asset	(2,639)	(1,292)	(721)
Change in state tax valuation allowance	(840)	840	—
Other, net	10	9	9

Provision for income taxes	$6,254	$4,118	$3,208

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets consists of the following:

	December 31,

	2002	2001

	(In thousands)
Deferred tax assets:
Net operating loss carry forward acquired	$353	$788
Real estate held for sale capitalized for tax purposes in excess of amounts capitalized for financial statement purposes	1,729	2,318
Accrued litigation reserve	898	984
Purchase accounting adjustments from real estate acquisitions:
Levitt and Sons	4,233	6,691
Core Communities	534	1,349

Total gross deferred tax assets	7,747	12,130
Less valuation allowance	(418)	(3,897)

Total deferred tax assets	7,329	8,233
Deferred tax liabilities:
Investment in Bluegreen	1,371	—

Total gross deferred tax liabilities	1,371	—

Net deferred tax assets	5,958	8,233
Less deferred income tax assets at beginning of period	(8,233)	(10,476)
Deferred income taxes on Bluegreen’s unrealized loss on retained interests	(261)	—
Deferred income taxes on issuance of Bluegreen common stock	(130)	—

Provision for deferred income taxes	$(2,666)	$(2,243)

      At December 31, 2002 and 2001, the Company had a valuation allowance of $418,000 and $3.9 million, respectively. The Company’s valuation allowance was reduced based on the Company’s assessment of future profitability from sales of real estate. Due to Internal Revenue Code limitations, the net operating loss carry forward acquired in connection with the Core Communities acquisition can only be utilized if Core Communities has taxable income. The net operating loss carry forward, which was approximately $915,000 and $2.0 million at December 31, 2002 and 2001, respectively, will expire in varying amounts through the year 2011.

      On January 1, 2002, the Company converted from a subchapter C corporation to a limited liability company. As a result of this change in corporate structure, the Company ceased to be recognized as a taxable entity for federal, state and local tax purposes. Effective July 1, 2002, the Company elected to be treated as an association taxable as a corporation. On February 12, 2003, the Company converted to a subchapter C corporation through a merger with a wholly-owned subsidiary.

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Interest Income

      The table below sets forth the sources of interest income:

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Interest on deposits held at BankAtlantic	$84	$396	$947
Interest on deposits held at other financial institutions	151	451	494
Interest from notes receivable	525	550	197
Interest from impact fee receivables	499	592	626

	$1,259	$1,989	$2,264

15.     Estimated Fair Value of Financial Instruments

      Estimated fair values of financial instruments are determined using available market information and appropriate valuation methodologies. However, considerable judgments are involved in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of amounts the Company could realize in a current market exchange.

      The following methods and assumptions were used to estimate fair value:

•	Carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to their short-term nature.

•	Carrying amounts of notes receivable approximate fair values.

•	Carrying amounts of notes and mortgage notes payable that provide for variable interest rates approximate fair value, as the terms of the credit facilities require periodic market adjustment of interest rates. The fair value of the Company’s fixed rate indebtedness, including development bonds payable, was estimated using discounted cash flow analyses, based on the Company’s current borrowing rates for similar types of borrowing arrangements.

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In thousands)
Financial assets:
Cash and cash equivalents	$16,014	$16,014	$23,591	$23,591
Notes receivable	6,082	6,082	6,232	6,232
Financial liabilities:
Notes and mortgage notes payable	142,864	142,864	83,495	83,495
Development bonds payable	4,581	4,570	8,635	8,635

16.	Litigation

      On December 29, 2000, Smith & Company, Inc. (“Smith”) filed an action against Levitt-Ansca Towne Partnership (the “Partnership”), Bellaggio By Levitt Homes, Inc. (“BLHI”), Bellaggio By Ansca, Inc. a/k/a Bellaggio By Ansca Homes, Inc., and Liberty Mutual Insurance Company (collectively, “Defendants”) based on an August 21, 2000 contract entered into with the Partnership. BLHI is a 50% partner of the Partnership and a wholly owned subsidiary of Levitt and Sons. The Complaint alleged, among other things, wrongful termination, breach and failure to pay for extra work performed outside the scope of the contract. The Partnership denied the claims, asserted defenses and asserted a number of

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

counterclaims. This case was tried before a jury, and on March 7, 2002, the jury returned a verdict against the Partnership. The final judgment entered against the Defendants is $3.68 million. Under the final judgment, Smith and its surety company may be entitled to recover legal fees and other costs. Since BLHI is a 50% partner of the Partnership, its share of the potential liability is estimated at $2.6 million. The Partnership appealed the verdict. At December 31, 2002 and December 31, 2001 the Company’s financial statements included a $2.4 million accrual in other liabilities associated with this matter. Levitt and Sons has $2.6 million in restricted cash to secure an appeal bond posted in connection with the appeal.

17.	Segment Reporting

      Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The information provided for segment reporting is based on internal reports utilized by management. The Company has four reportable business segments. The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies. The elimination entries consist of the inter-company sale of real estate and cost of sales of real estate between Core and Levitt and Sons. The Company evaluates segment performance based on net income after tax. The presentation and allocation of the assets, liabilities and results of operations may not reflect the actual economic costs of the segment as a stand-alone business. If a different basis of allocation was utilized, the relative contributions of the segment might differ but the relative trends in segments would, in management’s view, likely not be impacted. The tables below present segment information as of and for the years ended December 31. 2002, 2001 and 2000:

	Levitt and	Core
2002	Sons	Communities	Bluegreen	Other	Eliminations	Total

	(In thousands)
Revenues:
Sales of real estate	$162,359	$45,449	$—	$—	$—	$207,808
Inter-segment sale of real estate	—	8,470	—	—	(8,470)	—
Title and mortgage operations	1,595	—	—	—	—	1,595

	163,954	53,919	—	—	(8,470)	209,403

Costs and expenses:
Cost of sales of real estate	131,281	28,722	—	1,601	(1,929)	159,675
Selling, general and administrative	21,100	5,867	—	3,392	—	30,359
Interest expense, net	—	451	—	(6)	(56)	389
Other expenses	1,121	—	—	190	—	1,311

	153,502	35,040	—	5,177	(1,985)	191,734

	10,452	18,879	—	(5,177)	(6,485)	17,669
Earnings in Bluegreen Corporation	—	—	4,570	—	—	4,570
Earnings (loss) in joint ventures	1,171	—	—	(322)	—	849
Interest income	97	1,037	—	125	—	1,259
Other income	956	376	—	143	(56)	1,419

Income (loss) before income taxes	12,676	20,292	4,570	(5,231)	(6,541)	25,766
Provision (benefit) for income taxes	3,364	5,414	1,763	(1,940)	(2,347)	6,254

Net income (loss)	$9,312	$14,878	$2,807	$(3,291)	$(4,194)	$19,512

Total assets	$159,346	$78,318	$57,332	$7,600	$(7,135)	$295,461

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Levitt and	Core
2001	Sons	Communities	Other	Eliminations	Total

	(In thousands)
Revenues:
Sales of real estate	$117,663	$21,555	$3,922	$—	$143,140
Title and mortgage operations	1,106	—	—	—	1,106

	118,769	21,555	3,922	—	144,246

Costs and expenses:
Cost of sales of real estate	95,553	10,570	5,562	—	111,685
Selling, general and administrative	18,454	5,774	1,803	—	26,031
Interest expense, net	—	1,644	(1,022)	(442)	180
Other expenses	830	—	100	—	930
Minority interest	150	6	400	—	556

	114,987	17,994	6,843	(442)	139,382

	3,782	3,561	(2,921)	442	4,864
Earnings in joint ventures	2,766	—	122	—	2,888
Interest income	197	1,437	355	—	1,989
Other income	1,263	602	676	(642)	1,899

Income (loss) before income taxes	8,008	5,600	(1,768)	(200)	11,640
Provision (benefit) for income taxes	2,916	2,078	(799)	(77)	4,118

Net income (loss)	$5,092	$3,522	$(969)	$(123)	$7,522

Total assets	$116,578	$65,913	$14,192	$(490)	$196,193

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Levitt and	Core
2000	Sons	Communities	Other	Eliminations	Total

	(In thousands)
Revenues:
Sales of real estate	$84,295	$16,027	$—	$—	$100,322
Title and mortgage operations	783	—	—	—	783
Utility expansion income	—	4,881	—	—	4,881

	85,078	20,908	—	—	105,986

Costs and expenses:
Cost of sales of real estate	71,556	6,997	476	—	79,029
Selling, general and administrative	11,010	6,335	1,299	—	18,644
Interest expense, net	—	1,519	350	(554)	1,315
Other expenses	647	—	100	—	747
Minority interest	388	636	40	—	1,064

	83,601	15,487	2,265	(554)	100,799

	1,477	5,421	(2,265)	554	5,187
Earnings in joint ventures	1,444	—	(303)	—	1,141
Interest income	234	1,364	666	—	2,264
Other income	867	352	1,121	(769)	1,571

Income (loss) before income taxes	4,022	7,137	(781)	(215)	10,163
Provision (benefit) for income taxes	1,481	2,261	(451)	(83)	3,208

Net income (loss)	$2,541	$4,876	$(330)	$(132)	$6,955

Total assets	$96,412	$54,852	$17,889	$(290)	$168,863

18.     Parent Company Financial Statements

      Condensed Statements of Financial Condition at June 30, 2003, December 31, 2002 and 2001, Condensed Statements of Operations and Condensed Statements of Cash Flows for the six months ended

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 30, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2002 are shown below:

Condensed Statements of Financial Condition

	December 31,

	2002	2001

	(In thousands except
	share data)
ASSETS
Cash and cash equivalents	$684	$10,551
Inventory of real estate	1,049	1,085
Investments in real estate joint ventures	877	2,520
Investment in subsidiaries	143,385	67,142
Other assets	3,159	1,399

Total assets	$149,154	$82,697

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable and accrued liabilities	$1,066	$—
Notes and mortgage notes payable	10,500	12,400
Notes and mortgage notes payable to affiliates	30,000	—
Deferred tax liabilities	55	269

Total liabilities	41,621	12,669
Shareholder’s equity:
Common stock, $.01 par value, authorized 10,000 shares, issued and outstanding 100 shares	—	—
Additional paid-in capital	68,402	50,003
Retained earnings	39,537	20,025
Accumulated other comprehensive loss	(406)	—

Total shareholder’s equity	107,533	70,028

Total liabilities and shareholder’s equity	$149,154	$82,697

Condensed Statements of Operations

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Revenues (loss)	$(90)	$981	$965
Costs and expenses	4,473	2,702	1,777

Loss before income taxes	(4,563)	(1,721)	(812)
Benefit for income taxes	(1,554)	(664)	(313)

Loss before earnings from subsidiaries	(3,009)	(1,057)	(499)
Earnings from subsidiaries	22,521	8,579	7,454

Net income	$19,512	$7,522	$6,955

LEVITT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flows

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Operating activities:
Net income	$19,512	$7,522	$6,955
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Increase (decrease) in deferred income taxes	(214)	(41)	323
Earnings from subsidiaries	(22,521)	(8,579)	(7,454)
Loss (earnings) in joint ventures	322	(122)	303
Changes in operating assets and liabilities:
(Increase) decrease in inventory of real estate	36	119	(1,204)
Decrease (increase) in other assets	(1,760)	3,453	3,362
(Decrease) increase in accounts payable, accrued expenses and other liabilities	1,066	(1,471)	1,471

Net cash provided by (used in) operating activities	(3,559)	881	3,756

Investing activities:
Distributions and advances from real estate joint ventures	1,321	2,195	(385)
Dividends received from subsidiaries	2,277	7,645	—
Investment in subsidiaries	(56,624)	(6,985)	(4,553)

Net cash provided by (used in) investing activities	(53,026)	2,855	(4,938)

Financing activities:
Proceeds from notes and mortgage payable to affiliates	30,000	—	—
Repayment of notes and mortgage notes payable	(1,900)	(1,600)	(1,000)
Contributed capital from BankAtlantic Bancorp, Inc.	18,618	—	—

Net cash (used in) provided by financing activities	46,718	(1,600)	(1,000)

Increase (decrease) in cash and cash equivalents	(9,867)	2,136	(2,182)
Cash and cash equivalents at the beginning of period	10,551	8,415	10,597

Cash and cash equivalents at end of period	$684	$10,551	$8,415

      Cash dividends received from subsidiaries were $2.3 million, $7.6 million and $0 for the years ended December 31, 2002, 2001 and 2000, respectively. Some subsidiaries’ borrowings contain covenants that, among other things, have the effect of limiting dividends that can be paid.

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION — UNAUDITED

	September 30,	December 31,
	2003	2002

	(In thousands except
	share data)
ASSETS
Cash and cash equivalents	$36,045	$16,014
Restricted cash	3,301	2,988
Notes receivable	5,163	6,082
Inventory of real estate	234,854	198,126
Investments in real estate joint ventures	3,861	4,251
Investment in Bluegreen Corporation	63,583	57,332
Other assets	7,262	4,710
Deferred tax asset, net	2,454	5,958

Total assets	$356,523	$295,461

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable and accrued liabilities	$64,991	$36,897
Current income tax payable to affiliate	3,174	3,432
Notes and mortgage notes payable	108,323	85,359
Notes and mortgage notes payable to affiliates	53,242	57,505
Development bonds payable	1,020	4,581

Total liabilities	230,750	187,774
Minority interest in consolidated joint venture	250	154
Shareholder’s equity:
Common stock, $.01 par value, authorized 10,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	68,296	68,402
Retained earnings	56,858	39,537
Accumulated other comprehensive income (loss)	369	(406)

Total shareholder’s equity	125,523	107,533

Total liabilities and shareholder’s equity	$356,523	$295,461

See accompanying notes to unaudited consolidated financial statements.

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

For the Three and Nine Months Ended September 30, 2003 and 2002

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(In thousands, except per share data)
Revenues:
Sales of real estate	$64,930	$40,980	$184,933	$125,697
Title and mortgage operations	607	393	1,588	1,033

	65,537	41,373	186,521	126,730

Costs and expenses:
Cost of sales of real estate	46,487	32,588	135,162	95,393
Selling, general and administrative expenses	10,167	7,021	28,553	20,851
Interest expense, net	—	63	249	383
Other expenses	422	332	1,206	905
Minority interest	(22)	—	127	—

	57,054	40,004	165,297	117,532

	8,483	1,369	21,224	9,198
Earnings from Bluegreen Corporation	3,350	941	5,156	2,463
(Loss) earnings from joint ventures	(16)	130	(98)	1,506
Interest and other income	663	396	1,930	1,762

Income before income taxes	12,480	2,836	28,212	14,929
Provision for income taxes	4,819	336	10,891	3,675

Net income	$7,661	$2,500	$17,321	$11,254

Earnings per share:
Basic earnings per share	$0.52	$0.17	$1.17	$0.76

Fully diluted earnings per share	$0.50	$0.16	$1.14	$0.75

Basic average number of shares outstanding	14,816	14,816	14,816	14,816

Diluted average number of shares outstanding	14,816	14,816	14,816	14,816

See accompanying notes to unaudited consolidated financial statements.

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY AND

COMPREHENSIVE INCOME — UNAUDITED
For the Nine Months Ended September 30, 2003 and 2002

					Accumulated
	Comprehensive		Additional		Comprehensive
	Income	Common	Paid-In	Retained	Income
	(Loss)	Stock	Capital	Earnings	(Loss)	Total

	(In thousands)
Balance at December 31, 2001		$—	$50,003	$20,025	$—	$70,028
Net income	$11,254	—	—	11,254	—	11,254
Other comprehensive income, net of tax:
Unrealized gain on retained interests of Bluegreen Corporation, net of tax	362	—	—	—	362	362

Comprehensive income	$11,616	—	—	—	—	—

Capital contribution	—	—	18,618	—	—	18,618
Issuance of Bluegreen Corporation common stock, net of tax	—	—	(192)	—	—	(192)

Balance at September 30, 2002		$—	$68,429	$31,279	$362	$100,070

Balance at December 31, 2002		$—	$68,402	$39,537	$(406)	$107,533
Net income	$17,321	—	—	17,321	—	17,321
Other comprehensive income, net of tax:
Unrealized gain on retained interests of Bluegreen Corporation, net of tax	775	—	—	—	775	775

Comprehensive income	$18,096	—	—	—	—	—

Issuance of Bluegreen Corporation common stock, net of tax		—	(106)	—	—	(106)

Balance at September 30, 2003		$—	$68,296	$56,858	$369	$125,523

See accompanying notes to unaudited consolidated financial statements.

LEVITT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

For the Nine Months Ended September 30, 2003 and 2002

	Nine Months Ended
	September 30,

	2003	2002

	(In thousands)
Operating activities:
Net income	$17,321	$11,254
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	226	83
Minority interest expense	127	—
Increase in deferred income taxes	3,078	2,417
(Decrease) increase in current income taxes	(258)	222
Earnings from Bluegreen Corporation	(5,156)	(2,463)
Loss (earnings) from joint ventures	99	(1,506)
Changes in operating assets and liabilities:
Increase in restricted cash	(313)	(2,489)
Increase in inventory of real estate	(36,728)	(55,568)
Decrease in notes receivable	919	288
(Increase) decrease in other assets	(2,405)	1,059
Increase in accounts payable, accrued expenses and other liabilities	28,093	6,876

Net cash provided by (used in) operating activities	5,003	(39,827)

Investing activities:
Investment in real estate joint ventures	(905)	(631)
Distributions from real estate joint ventures	1,196	5,573
Investment in Bluegreen Corporation	—	(53,779)
Other	(343)	(260)

Net cash (used in) investing activities	(52)	(49,097)

Financing activities:
Proceeds from notes and mortgage notes payable	97,784	70,306
Proceeds from notes and mortgage notes payable to affiliates	28,571	52,030
Repayment of notes and mortgage notes payable	(74,820)	(37,409)
Repayment of notes and mortgage notes payable to affiliates	(32,834)	(23,789)
Proceeds from development bonds payable	—	841
Repayment of development bonds payable	(3,590)	(4,985)
Contributed capital from BankAtlantic Bancorp, Inc.	—	18,618
Change in minority interest in consolidated joint ventures	(31)	243

Net cash provided by financing activities	15,080	75,855

Increase (decrease) in cash and cash equivalents	20,031	(13,069)
Cash and cash equivalents at the beginning of period	16,014	23,591

Cash and cash equivalents at end of period	$36,045	$10,522

Supplemental cash flow information
Interest paid on borrowings, net of capitalized interest	$340	$61
Income taxes paid	$8,081	$1,036
Supplemental disclosure of non-cash operating, investing and financing activities:
Change in shareholder’s equity resulting from the change in other comprehensive loss, net of taxes	$775	$362
Change in shareholder’s equity from the net effect of Bluegreen’s capital transactions, net of taxes	$(106)	$(192)

See accompanying notes to unaudited consolidated financial statements.

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Presentation of Interim Financial Statements

      Levitt Corporation (the “Company”) is the parent company to other entities operating in the real estate development and investment business. The Company engages in real estate activities through Levitt and Sons, LLC (“Levitt and Sons”), a developer of residential properties; Core Communities, LLC (“Core Communities”), a land developer; Levitt Commercial, LLC (“Levitt Commercial”), a developer of commercial properties; and several investments in real estate projects in Florida. The Company also acquired in April 2002 an equity investment of 34.2% in Bluegreen Corporation (“Bluegreen”), a New York Stock Exchange-listed company engaged in acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land.

      The accompanying consolidated statement of financial condition as of September 30, 2003, the consolidated statements of operations, of cash flows and of shareholder’s equity and comprehensive income for the three and nine-month periods ended September 30, 2003 and 2002, are unaudited. The consolidated statement of financial condition as of December 31, 2002 was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, such information includes all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this interim information. Results for the three and nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The consolidated financial statements and related notes are presented as permitted by Form 10-Q and should be read in conjunction with the audited and unaudited consolidated financial statements and notes thereto for the year ended December 31, 2002 and the six months ended June 30, 2003, appearing in Amendment No. 3 to the Company’s registration statement on Form S-1 as declared effective by the SEC on September 30, 2003. Certain amounts for prior periods have been reclassified to conform with the statement presentation for 2003.

2.	Comprehensive Income

      The components of other comprehensive income relate to the Company’s proportionate share of Bluegreen Corporation’s net unrealized gain on retained interests, net of taxes. The Company’s other comprehensive income for the three months ended September 30, 2003 and 2002 was $112,000 and $296,000, respectively, net of tax effects of $70,000 and $186,000, respectively. The Company’s resulting total comprehensive income for the three months ended September 30, 2003 and 2002 was $7.8 and $2.8 million, respectively. In the nine month periods ended September 30, 2003 and 2002, the tax effect of the Company’s other comprehensive income was $492,000 and $227,000, respectively.

3.	Inventory of Real Estate

      At September 30, 2003 and December 31, 2002, inventory of real estate is summarized as follows:

	September 30,	December 31,
	2003	2002

	(in thousands)
Land and land development costs	$172,346	$161,826
Construction cost	47,703	23,412
Other costs	14,805	12,888

	$234,854	$198,126

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Interest

      Interest incurred relating to land under development and construction is capitalized to real estate inventories during the active development period. Interest is capitalized as a component of inventory at the effective rates paid on borrowings during the pre-construction and planning stage and the periods that projects are under development.

      Capitalization of interest is discontinued if development ceases at a project. Interest is amortized to cost of sales as related homes, land and units are sold. The following table is a summary of interest incurred on notes and mortgage notes payable and the amounts capitalized:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(In thousands)
Interest incurred to non-affiliates	$1,349	$1,606	$4,254	$4,279
Interest incurred to BankAtlantic	256	326	853	1,010
Interest incurred to BankAtlantic Bancorp	289	345	892	649
Interest capitalized	(1,894)	(2,214)	(5,750)	(5,555)

Interest expense, net	$—	$63	$249	$383

Interest included in cost of sales	$1,451	$1,242	$3,875	$3,698

5.	Investment in Bluegreen Corporation

      During April 2002, Levitt Corporation acquired approximately 34.2% of the outstanding shares of Bluegreen. This interest in Bluegreen was acquired for an aggregate purchase price of approximately $53.8 million, and is accounted for under the equity method. The cost of the investment in Bluegreen is adjusted to recognize our interest in the earnings or losses of Bluegreen after the acquisition date.

      Condensed balance sheets and condensed statements of income for Bluegreen are as follows:

Condensed Consolidated Balance Sheet

	September 30,	December 31,
	2003	2002

	(In thousands)
Total assets	$552,066	$433,992

Total liabilities	373,218	275,709
Total shareholders’ equity	178,848	158,283

Total liabilities and shareholders’ equity	$552,066	$433,992

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statements of Income

	Nine Months Ended

	September 30,	September 29,
	2003	2002

	(In thousands)
Revenues	$315,617	$247,692
Cost and expenses	283,572	230,337
Provision for income taxes	11,615	6,433
Minority interest	1,875	645

Income before cumulative effect of a change in accounting principle	18,555	10,277
Cumulative effect of a change in accounting principle, net of income taxes and Minority interest	—	(5,579)

Net income (loss)	$18,555	$4,698

6.	Notes and Mortgage Notes Payable

      At December 31, 2002, Levitt and Sons had a credit agreement with a non-affiliated financial institution to provide a $7.5 million line of credit, which was scheduled to mature in September 2004. In July 2003, this agreement was amended to increase the maximum available credit to $10.0 million, and extend the maturity date to September 2005. At September 30, 2003 no amounts were outstanding under this agreement. The Company has guaranteed amounts outstanding under the line of credit, but the guarantee is limited to a security interest evidenced by a second priority lien on the Company’s equity interest in Levitt and Sons.

      On September 30, 2003, the Company’s registration statement on Form S-1 with the SEC for the public offering of up to $100 million of unsecured Subordinated Investment Notes (the “Investment Notes”) became effective. Proceeds from the sale of the Investment Notes will be used to support the operations and growth of the Company, for the repayment of indebtedness, and for general corporate purposes. As of September 30, 2003, no Investment Notes had been issued.

7.	Commitments and Contingencies

      The Company has provided guarantees on indebtedness to joint ventures accounted for under the equity method of accounting. The guarantees were required to obtain joint venture financing. The Company and its joint venture partners would be required to perform on their guarantees if the joint ventures default on the respective loan agreements. At September 30, 2003 and December 31, 2002, the Company had guaranteed $24.9 million and $26.2 million, respectively, of joint venture debt. The Company’s management believes that, based on the loans’ collateral, no payments will be required under the guarantees. The other joint venture partners are also guarantors of the joint venture debt.

      At September 30, 2003, the Company had commitments to purchase properties for development of $77.6 million, of which approximately $70.3 million is subject to due diligence and satisfaction of certain requirements and conditions, as well as the obtaining of financing. The following table summarizes certain information relating to outstanding purchase contracts.

Expected
	Purchase Price	Units/Acres	Closing

Levitt and Sons	$17.7 million	1,357 units	2003-04
Core Communities	$54.6 million	3,156 acres	2004
Levitt Commercial	$5.3 million	39 acres	2003-05

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At September 30, 2003, cash deposits of approximately $1.3 million secured the Company’s commitments under these contracts.

8.	Litigation

      On December 29, 2000, Smith & Company, Inc. (“Smith”) filed an action against Levitt-Ansca Towne Partnership (the “Partnership”), Bellaggio By Levitt Homes, Inc. (“BLHI”), Bellaggio By Ansca, Inc. a/k/a Bellaggio By Ansca Homes, Inc., and Liberty Mutual Insurance Company (collectively, “Defendants”) based on an August 21, 2000 contract entered into with the Partnership. BLHI is a 50% partner of the Partnership and a wholly owned subsidiary of Levitt and Sons. The Complaint alleged, among other things, wrongful termination, breach and failure to pay for extra work performed outside the scope of the contract. The Partnership denied the claims, asserted defenses and asserted a number of counterclaims. This case was tried before a jury, and on March 7, 2002, the jury returned a verdict against the Partnership. The final judgment entered against the Defendants is $3.68 million. Under the final judgment, Smith and its surety company may be entitled to recover legal fees and other costs. Since BLHI is a 50% partner of the Partnership, its share of the potential liability is estimated at $2.6 million. The Partnership appealed the verdict. At September 30, 2003, the Company’s financial statements included a $2.5 million accrual in other liabilities associated with this matter. Levitt and Sons has $2.6 million in restricted cash to secure an appeal bond posted in connection with the appeal.

9.	Segment Reporting

      Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company evaluates segment performance based on net income after tax. The information provided for segment reporting is based on internal reports utilized by management. The Company has four reportable business segments. The reportable segments are: Levitt and Sons, Core Communities, Investment in Bluegreen, and Other. The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies. The elimination entries consist primarily of the inter-company sales of real estate and cost of sales of real estate between Core and Levitt and Sons. The presentation and allocation of the assets, liabilities and results of operations may not reflect the actual economic costs of the segment as a stand-alone business. If a different basis of allocation were utilized, the relative contributions of the segments might differ, but management believes that the relative trends in segments would likely not be impacted.

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tables below present unaudited segment information as of and for the three months ended September 30, 2003 and 2002.

	Levitt and	Core
2003	Sons	Communities	Bluegreen	Other	Eliminations	Total

	(In thousands)
Revenues
Sales of real estate	$52,516	$12,414	$—	$—	$—	$64,930
Title and mortgage operations	607	—	—	—	—	607

Total revenues	53,123	12,414	—	—	—	65,537

Costs and expenses
Cost of sales of real estate	41,201	5,197	—	409	(320)	46,487
Selling, general and administrative	7,183	2,072	—	912	—	10,167
Interest expense, net	—	—	—	—	—	—
Other expenses	379	—	—	43	—	422
Minority interest	(25)	—	—	3	—	(22)

Total costs and expenses	48,738	7,269	—	1,367	(320)	57,054

	4,385	5,145	—	(1,367)	320	8,483
Earnings from Bluegreen	—	—	3,350	—	—	3,350
(Loss) earnings from joint ventures	(75)	—	—	59	—	(16)
Interest income	25	153	—	12	—	190
Other income	137	333	—	3	—	473

Income (loss) before income taxes	4,472	5,631	3,350	(1,293)	320	12,480
Provision (benefit) for income taxes	1,725	2,176	1,292	(497)	123	4,819

Net income (loss)	$2,747	$3,455	$2,058	$(796)	$197	$7,661

Total assets	$210,592	$80,926	$63,583	$6,781	$(5,359)	$356,523

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Levitt and	Core
2002	Sons	Communities	Bluegreen	Other	Eliminations	Total

	(In thousands)
Revenues:
Sales of real estate	$36,330	$4,650	$—	$—	$—	$40,980
Title and mortgage operations	393	—	—	—	—	393

Total revenues	36,723	4,650	—	—	—	41,373

Costs and expenses:
Cost of sales of real estate	29,698	2,644	—	246	—	32,588
Selling, general and administrative	4,996	1,319	—	706	—	7,021
Interest expense, net	—	238	—	(119)	(56)	63
Other expenses	277	—	—	55	—	332

Total costs and expenses	34,971	4,201	—	888	(56)	40,004

	1,752	449	—	(888)	56	1,369
Earnings from Bluegreen	—	—	941	—	—	941
Earnings (loss) from joint ventures	302	—	—	(172)	—	130
Interest income	20	192	—	9	—	221
Other income	132	156	—	68	(181)	175

Income (loss) before income taxes	2,206	797	941	(983)	(125)	2,836
Provision (benefit) for income taxes	876	(477)	363	(426)	—	336

Net income (loss)	$1,330	$1,274	$578	$(557)	$(125)	$2,500

Total assets	$144,243	$89,754	$56,520	$7,015	$(6,950)	$290,582

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tables below present unaudited segment information as of and for the nine months ended September 30, 2003 and 2002.

	Levitt and	Core
2003	Sons	Communities	Bluegreen	Other	Eliminations	Total

	(In thousands)
Revenues
Sales of real estate	$135,107	$45,019	$—	$4,807	$—	$184,933
Title and mortgage operations	1,588	—	—	—	—	1,588

Total revenues	136,695	45,019	—	4,807	—	186,521

Costs and expenses
Cost of sales of real estate	105,073	25,484	—	4,925	(320)	135,162
Selling, general and administrative	19,774	5,770	—	3,009	—	28,553
Interest expense, net	—	224	—	25	—	249
Other expenses	1,047	—	—	159	—	1,206
Minority interest	(75)	—	—	202	—	127

Total costs and expenses	125,819	31,478	—	8,320	(320)	165,297

	10,876	13,541	—	(3,513)	320	21,224
Earnings from Bluegreen	—	—	5,156	—	—	5,156
(Loss) earnings from joint ventures	(120)	—	—	22	—	(98)
Interest income	72	547	—	32	—	651
Other income	360	792	—	127	—	1,279

Income (loss) before income taxes	11,188	14,880	5,156	(3,332)	320	28,212
Provision (benefit) for income taxes	4,319	5,744	1,989	(1,284)	123	10,891

Net income (loss)	$6,869	$9,136	$3,167	$(2,048)	$197	$17,321

Total assets	$210,592	$80,926	$63,583	$6,781	$(5,359)	$356,523

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Levitt and	Core
2002	Sons	Communities	Bluegreen	Other	Eliminations	Total

	(In thousands)
Revenues:
Sales of real estate	$105,675	$26,759	$—	$—	$(6,737)	$125,697
Title and mortgage operations	1,033	—	—	—	—	1,033

Total revenues	106,708	26,759	—	—	(6,737)	126,730

Costs and expenses:
Cost of sales of real estate	86,790	9,237	—	1,167	(1,801)	95,393
Selling, general and administrative	14,666	4,260	—	1,925	—	20,851
Interest expense, net	—	303	—	136	(56)	383
Other expenses	770	—	—	135	—	905

Total costs and expenses	102,226	13,800	—	3,363	(1,857)	117,532

	4,482	12,959	—	(3,363)	(4,880)	9,198
Earnings from Bluegreen	—	—	2,463	—	—	2,463
Earnings (loss) from joint ventures	1,525	—	—	(19)	—	1,506
Interest income	74	833	—	113	—	1,020
Other income	628	433	—	112	(431)	742

Income (loss) before income taxes	6,709	14,225	2,463	(3,157)	(5,311)	14,929
Provision (benefit) for income taxes	1,929	3,808	950	(1,108)	(1,904)	3,675

Net income (loss)	$4,780	$10,417	$1,513	$(2,049)	$(3,407)	$11,254

Total assets	$144,243	$89,754	$56,520	$7,015	$(6,950)	$290,582

10.	Parent Company Financial Statements

      Condensed Statements of Financial Condition at September 30, 2003 and December 31, 2002, and Condensed Statements of Operations for the three and nine months ended September 30, 2003 and 2002 are shown below:

Condensed Statements of Financial Condition

	September 30,	December 31,
	2003	2002

	(in thousands)
Total assets	$165,260	$149,154

Total liabilities	39,737	41,621
Total shareholders’ equity	125,523	107,533

Total liabilities and shareholders’ equity	$165,260	$149,154

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(In thousands)
Revenues (loss)	$70	$(105)	$55	$196
Costs and expenses	1,339	644	3,740	2,908

Loss before income taxes	(1,269)	(749)	(3,685)	(2,712)
Benefit for income taxes	(487)	(576)	(1,419)	(1,046)

Loss before equity from income in subsidiaries	(782)	(173)	(2,266)	(1,666)
Equity from income in subsidiaries	8,443	2,673	19,587	12,920

Net income	$7,661	$2,500	$17,321	$11,254

      Cash dividends received from subsidiaries for the nine months ended September 30, 2003 and 2002 were $4.3 million and $1.8 million, respectively. Some subsidiaries’ borrowings contain covenants that, among other things, have the effect of limiting dividends that can be paid.

11.	New Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“Consolidation of Variable Interest Entities”). This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The interpretation also requires that the primary beneficiary is the only entity that can consolidate the variable interest entity. A primary beneficiary is the enterprise that has the majority of the risks and rewards of ownership. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. Application of this interpretation to variable interest entities created on or before January 31, 2003 has been deferred until the fourth quarter of 2003. The Company has completed its initial evaluation of Interpretation No. 46 and concluded that adoption of Interpretation No. 46 did not and is not expected to have a material impact on the results of operations or financial condition of the Company.

      In May 2003, the FASB issued SFAS No. 150 (“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement also requires that mandatorily redeemable minority interests in finite-lived entities be classified as liabilities and reported at settlement value. The FASB has deferred those requirements related to mandatorily redeemable minority interests in finite-lived entities indefinitely pending further FASB action. The Company’s minority interests in finite-lived entities are not significant.

12.	Other Matters

      On September 30, 2003, a registration statement on Form S-1 filed by the Company with the SEC for the public offering of up to $100 million of unsecured Subordinated Investment Notes (the “Investment Notes”) was declared effective. The Investment Notes are unsecured obligations of the Company independent of its subsidiaries, and are subordinated to substantially all of the Company’s other liabilities. The Investment Notes are not guaranteed by any of the Company’s subsidiaries, nor by the

LEVITT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s parent, BankAtlantic Bancorp, nor any of its other subsidiaries. Proceeds from the sale of the Investment Notes will be used to support the operations and growth of the Company, for the repayment of indebtedness, and for general corporate purposes. As of September 30, 2003, no Investment Notes had been issued.

13.	Subsequent Events

      On April 3, 2003, BankAtlantic Bancorp’s Board of Directors authorized management to pursue a spin-off of the Company. The proposed spin-off was subject to receipt of a private letter ruling from the Internal Revenue Service that the transaction would be tax free to holders of BankAtlantic Bancorp stock and any required regulatory approvals.

      In December 2003, BankAtlantic Bancorp received the private letter ruling from the Internal Revenue Service, and on December 31, 2003, BankAtlantic Bancorp completed the spin-off of Levitt Corporation by means of a pro rata distribution to its shareholders of all of our issued and outstanding capital stock. As a result of the spin-off, BankAtlantic Bancorp no longer owns any shares of our capital stock. However, BFC Financial Corporation, holder of all of the issued and outstanding shares of BankAtlantic Bancorp’s Class B Common Stock and approximately 15.3% of the issued and outstanding shares of BankAtlantic Bancorp’s Class A Common Stock, now holds as a result of the spin-off the same relative percentages of our Class A and Class B Common Stock, representing in the aggregate approximately 55% of the total voting power of all of our common stock.

      In connection with the spin-off, we converted a $30.0 million demand note owed by us to BankAtlantic Bancorp to a five year term note with interest only payable monthly initially at the prime rate and thereafter at the prime rate plus increments of an additional 0.25% every six months. Prior to the spin-off, BankAtlantic Bancorp also transferred its 4.9% ownership interest in Bluegreen to us in exchange for a $5.5 million note and additional shares of our common stock (which were included in the spin-off). This $5.5 million note is due in one year, with principal and interest payable monthly and bearing interest at the prime rate. Additionally, prior to the spin-off, we declared an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a five year term note with the same payment terms as the $30.0 million note described above.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders

Bluegreen Corporation

      We have audited the accompanying consolidated balance sheets of Bluegreen Corporation as of December 31, 2002 and March 31, 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the nine-month period ended December 31, 2002 and each of the two years in the period ended March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2002 and March 31, 2002, and the consolidated results of its operations and its cash flows for the nine-month period ended December 31, 2002 and each of the two years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 1 to the consolidated financial statements, in the nine-month period ended December 31, 2002, the Company changed its method of accounting for the cost associated with generating timeshare tours.

ERNST & YOUNG LLP

West Palm Beach, Florida

January 24, 2003, except for Note 21, as to which the date is February 10, 2003

BLUEGREEN CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2002	2002

	(in thousands, except per
	share data)
ASSETS
Cash and cash equivalents (including restricted cash of approximately $20.6 million and $27.7 million at December 31, 2002 and March 31, 2002, respectively)	$46,905	$48,715
Contracts receivable, net	16,230	21,818
Notes receivable, net	61,795	55,648
Prepaid expenses	11,630	11,634
Inventory, net	173,131	187,688
Retained interests in notes receivable sold	44,228	38,560
Property and equipment, net	51,787	49,338
Intangible assets	10,838	—
Goodwill	2,431	2,431
Other assets	15,017	19,329

Total assets	$433,992	$435,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$5,878	$4,700
Accrued liabilities and other	31,537	39,112
Deferred income	19,704	5,043
Deferred income taxes	31,208	28,299
Receivable-backed notes payable	5,360	14,628
Lines-of-credit and notes payable	34,409	40,262
10.50% senior secured notes payable	110,000	110,000
8.00% convertible subordinated notes payable to related parties	—	6,000
8.25% convertible subordinated debentures	34,371	34,371

Total liabilities	272,467	282,415
Minority interest	3,242	3,090
Commitments and contingencies
Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 90,000 shares authorized; 27,343 and 27,059 shares issued at December 31, 2002 and March 31, 2002, respectively	273	271
Additional paid-in capital	123,535	122,734
Treasury stock, 2,756 common shares at both December 31, 2002 and March 31, 2002, at cost	(12,885)	(12,885)
Accumulated other comprehensive income, net of income taxes	460	2,433
Retained earnings	46,900	37,103

Total shareholders’ equity	158,283	149,656

Total liabilities and shareholders’ equity	$433,992	$435,161

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

	(Unaudited)

	(in thousands, except per share data)
Revenues:
Sales	$222,655	$184,703	$240,628	$229,874
Other resort and golf operations	27,048	19,184	25,470	24,649
Interest income	12,235	11,855	15,447	17,317
Gain on sales of notes receivable	10,035	4,214	6,280	3,281

	271,973	219,956	287,825	275,121
Cost and expenses:
Cost of sales	77,923	64,133	86,525	78,795
Cost of other resort and golf operations	26,895	17,844	23,544	24,951
Selling, general and administrative expenses	128,308	106,345	140,244	147,592
Interest expense	9,824	10,129	13,017	15,494
Provision for loan losses	2,832	3,683	4,851	4,887
Other expense	1,520	277	162	400

	247,302	202,411	268,343	272,119

Income before provision for income taxes and minority interest	24,671	17,545	19,482	3,002
Provision for income taxes	8,793	6,755	7,501	1,156
Minority interest in income (loss) of consolidated subsidiary	502	107	249	(871)

Income before cumulative effect of change in accounting principle	15,376	10,683	11,732	2,717
Cumulative effect of change in accounting principle, net of income taxes (see Note 1)	(5,929)	—	—	—
Minority interest in cumulative effect of change in accounting principle, net of income taxes	(350)	—	—	—

Net income	$9,797	$10,683	$11,732	$2,717

Earnings per common share:
Basic:
Income before cumulative effect of change in accounting principle	$.63	$.44	$.48	$.11
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(.23)	—	—	—

Net income	$.40	$.44	$.48	$.11

Diluted:
Income before cumulative effect of change in accounting principle	$.58	$.41	$.46	$.11
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(.19)	—	—	—

Net income	$.39	$.41	$.46	$.11

Pro forma effects of retroactive application of change in accounting principle:
Net income		$7,571	$7,484	$1,634

Basic earnings per share		$.31	$.31	$.07

Diluted earnings per share		$.30	$.31	$.07

Weighted-average number of common and common equivalent shares:
Basic	24,472	24,240	24,256	24,242

Diluted	28,783	29,968	29,993	24,316

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated Other
	Common		Additional	Treasury	Comprehensive
	Shares	Common	Paid-in	Stock at	Income, Net of	Retained
	Issued	Stock	Capital	Cost	Income Taxes	Earnings	Total

	(in thousands)
Balance at April 3, 2000	26,935	$269	$122,533	$(12,313)	$901	$22,654	$134,044
Net income	—	—	—	—	—	2,717	2,717
Net unrealized gains on retained interests in notes receivable sold, net of income taxes	—	—	—	—	570	—	570

Comprehensive income							3,287
Shares issued to employees and directors upon exercise of stock options	11	—	28	—	—	—	28
Income tax benefit from stock options exercised	—	—	3	—	—	—	3
Shares repurchased for treasury stock	—	—	—	(572)	—	—	(572)

Balance at April 1, 2001	26,946	269	122,564	(12,885)	1,471	25,371	136,790
Net income	—	—	—	—	—	11,732	11,732
Net unrealized gains on retained interests in notes receivable sold, net of income taxes	—	—	—	—	962	—	962

Comprehensive income							12,694
Shares issued to employees and directors upon exercise of stock options	113	2	154	—	—	—	156
Income tax benefit from stock options exercised	—	—	16	—	—	—	16

Balance at March 31, 2002	27,059	271	122,734	(12,885)	2,433	37,103	149,656
Net income	—	—	—	—	—	9,797	9,797
Realization of net unrealized gains on retained interests in notes receivable sold, net of income taxes	—	—	—	—	(1,973)	—	(1,973)

Comprehensive income							7,824
Shares issued to employees and directors upon exercise of stock options	284	2	681	—	—	—	683
Income tax benefit from stock options exercised	—	—	120	—	—	—	120

Balance at December 31, 2002	27,343	$273	$123,535	$(12,885)	$460	$46,900	$158,283

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

	(Unaudited)
	(in thousands)
Operating activities:
Net income	$9,797	$10,683	$11,732	$2,717
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net	5,929	—	—	—
Minority interest in income (loss) of consolidated subsidiary	152	107	249	(871)
Depreciation	4,597	3,857	5,280	4,263
Amortization	5,741	2,225	3,006	2,463
Amortization of discount on note payable	40	310	374	708
Gain on sale of notes receivable	(10,035)	(4,214)	(6,280)	(3,281)
Loss on sale of property and equipment	218	127	166	45
Gain on exchange of REMIC certificates	(409)	—	—	—
Provision for loan losses	2,832	3,683	4,851	4,887
Provision for deferred income taxes	4,127	6,755	7,895	5,801
Interest accretion on investments in securities	(4,417)	(2,615)	(3,754)	(2,627)
Proceeds from sale of notes receivable	72,418	58,158	85,975	73,244
Proceeds from borrowings collateralized by notes receivable	2,746	22,734	23,163	34,634
Payments on borrowings collateralized by notes receivable	(11,681)	(15,227)	(16,600)	(35,964)
Changes in operating assets and liabilities, net of the effects of business acquisitions:
Contracts receivable	5,655	6,681	(3,311)	(10,588)
Notes receivable	(99,868)	(76,520)	(97,795)	(89,786)
Prepaid expenses	322	1,576	959	(8,592)
Inventory	22,378	3,958	13,542	21,500
Other assets	(4,462)	(4,597)	(4,423)	(1,096)
Accounts payable, accrued liabilities and other	957	1,941	6,621	4,615

Net cash provided by operating activities	7,037	19,622	31,650	2,072

Investing activities:
Cash received from retained interests in notes receivable sold	14,555	3,552	7,856	6,890
Investment in note receivable	—	(1,685)	(1,685)	(4,711)
Principal payments received on investment in note receivable	—	4,643	4,643	68
Business and minority interest acquisitions	(2,292)	—	—	(250)
Purchases of property and equipment	(4,379)	(10,446)	(12,940)	(9,549)
Proceeds from sales of property and equipment	48	34	44	79

Net cash provided (used) by investing activities	7,932	(3,902)	(2,082)	(7,473)

BLUEGREEN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

	(Unaudited)
	(in thousands)
Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	18,696	46,548	59,870	11,121
Payments under line-of-credit facilities and notes payable	(27,470)	(62,478)	(79,327)	(29,135)
Payment of 8% convertible, subordinated notes payable to related parties	(6,000)	—	—	—
Payment of debt issuance costs	(2,688)	(1,485)	(1,568)	(1,551)
Proceeds from exercise of employee and director stock options	683	156	156	28
Payments for treasury stock	—	—	—	(572)

Net cash used by financing activities	(16,779)	(17,259)	(20,869)	(20,109)

Net increase (decrease) in cash and cash equivalents	(1,810)	(1,539)	8,699	(25,510)
Cash and cash equivalents at beginning of period	48,715	40,016	40,016	65,526

Cash and cash equivalents at end of period	46,905	38,477	48,715	40,016
Restricted cash and cash equivalents at end of period	(20,551)	(24,456)	(27,669)	(22,363)

Unrestricted cash and cash equivalents at end of period	$26,354	$14,021	$21,046	$17,653

Supplemental schedule of non-cash operating, investing and financing activities
Inventory acquired through foreclosure or deed back in lieu of foreclosure	$3,951	$4,349	$7,596	$5,859

Inventory acquired through financing	$2,336	$—	$—	$8,952

Contribution of timeshare inventory (raw land) by minority interest	$—	$—	$—	$3,230

Exchange of REMIC certificates for notes receivable and inventory in connection with termination of REMIC	$2,047	$—	$—	$—

Property and equipment acquired through financing	$545	$353	$427	$891

Retained interests in notes receivable sold	$18,085	$13,694	$21,207	$7,903

Net change in unrealized gains on investments	$2,997	$—	$1,557	$928

Supplemental schedule of operating cash flow information
Interest paid, net of amounts capitalized	$(13,455)	$(13,676)	$(11,947)	$(14,474)

Income taxes refunded (paid)	$(745)	$2,261	$2,014	$(316)

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Significant Accounting Policies

     Organization

      Bluegreen Corporation (the “Company”) is a leading marketer of vacation and residential lifestyle choices through its resort and residential land and golf communities businesses, which are located predominantly in the Southeastern, Southwestern and Midwestern United States. The Company’s resort business (“Bluegreen Resorts”) acquires, develops and markets Timeshare Interests in resorts generally located in popular, high-volume, “drive-to” vacation destinations. “Timeshare Interests” are of two types: one which entitles the buyer of the points-based Bluegreen Vacation Club® (the “Club”) product to an annual allotment of “points” in perpetuity (supported by an underlying deeded fixed timeshare week being held in trust for the buyer) and the second which entitles the fixed-week buyer to a fully-furnished vacation residence for an annual one-week period in perpetuity. “Points” may be exchanged by the buyer in various increments for lodging for varying lengths of time in fully-furnished vacation residences at the Company’s participating resorts. The Company currently develops, markets and sells Timeshare Interests in 13 resorts located in the United States and Aruba. The Company also markets and sells Timeshare Interests in its resorts at four off-site sales locations. The Company’s residential land and golf communities business (“Bluegreen Communities”) acquires, develops and subdivides property and markets the subdivided residential home sites to retail customers seeking to build a home in a high quality residential setting, in some cases on properties featuring a golf course and related amenities. During the nine months ended December 31, 2002, sales generated by Bluegreen Resorts and Bluegreen Communities comprised approximately 65% and 35%, respectively, of the Company’s total sales. The Company’s other resort and golf operations revenues are generated from mini-vacation package sales, timeshare tour sales, resort property management services, resort title services, resort amenity operations, hotel operations and daily-fee golf course operations. The Company also generates significant interest income by providing financing to individual purchasers of Timeshare Interests and, to a nominal extent, home sites sold by Bluegreen Communities.

     Principles of Consolidation

      The consolidated financial statements include the accounts of Bluegreen Corporation, all of its wholly-owned subsidiaries and entities in which the Company holds a controlling financial interest. The only non-wholly owned subsidiary, Bluegreen/Big Cedar VacationsTM LLC (the “Joint Venture”), is consolidated as the Company holds a 51% equity interest in the Joint Venture, has an active role as the day-to-day manager of the Joint Venture’s activities and has majority voting control of the Joint Venture’s management committee. All significant intercompany balances and transactions are eliminated.

     Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Fiscal Year

      On October 14, 2002, the Company’s Board of Directors approved a change in the Company’s fiscal year from a 52- or 53-week period ending on the Sunday nearest the last day of March in each year to the calendar year ending on December 31, effective for the nine months ended December 31, 2002.

      The years ended March 31, 2002 and April 1, 2001 were each 52 weeks long.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information for the nine months ended December 30, 2001, presented throughout these consolidated financial statements, including in the notes thereto, is unaudited.

     Cash and Cash Equivalents

      The Company invests cash in excess of immediate operating requirements in short-term time deposits and money market instruments generally with original maturities of three months or less. The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Canada and Aruba. The Company’s policy is designed to limit exposure to any one institution. However, a significant portion of the Company’s unrestricted cash is maintained with a single bank and, accordingly, the Company is subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining Company deposits are performed to evaluate and mitigate, if necessary, credit risk.

      Restricted cash consists of funds collected as servicer of notes receivable owned by other parties and customer deposits held in escrow accounts. As of December 31, 2002 and March 31, 2002, the Company held $12.4 million and $19.2 million, respectively, of funds collected as servicer of notes receivable owned by or pledged to other parties, primarily notes receivable previously sold to these other parties by the Company. All such funds are held in separate custodial bank accounts. In the case of notes receivable previously sold, funds collected and held in these accounts are periodically transferred to third-party cash administrators, who in turn make payments to the owners of the notes receivable and to the Company for servicing fees and payments on any retained interests in the notes receivable sold. The Company has recorded a corresponding liability, which is included in accrued liabilities on the consolidated balance sheet, for its restricted cash held in connection with its servicing activities for previously sold notes receivable. In the case of notes receivable previously pledged, funds collected and held in these accounts are periodically transferred to the lenders as payment on the Company’s receivable-backed notes payable

     Contracts Receivable and Revenue Recognition

      In accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 66 “Accounting for Sales of Real Estate”, the Company recognizes revenue on retail land sales and sales of Timeshare Interests when a minimum of 10% of the sales price has been received in cash, the legal rescission period has expired, collectibility of the receivable representing the remainder of the sales price is reasonably assured and the Company has completed substantially all of its obligations with respect to any development related to the real estate sold. In cases where all development has not been completed, the Company recognizes revenue in accordance with the percentage-of-completion method of accounting.

      Sales which do not meet the criteria for revenue recognition described above are deferred using the deposit method. Under the deposit method, cash received from customers is classified as a refundable deposit in the liability section of the consolidated balance sheets and profit recognition is deferred until the requirements of SFAS No. 66 are met.

      Contracts receivable is net of an allowance for cancellations of Bluegreen® Communities’ sale contracts amounting to approximately $286,000 and $469,000 at December 31, 2002 and March 31, 2002, respectively.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Other resort and golf operations revenues consist primarily of sales and service fees from the activities listed below together with a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized as:

Mini-vacation package sales	Mini-vacation packages are fulfilled (i.e., guests use mini-vacation packages to stay at a hotel, take a cruise, etc.)
Timeshare tour sales	Timeshare tour sales commissions are earned per contract terms
Resort title fees	Escrow amounts are released and title documents are completed
Club and other resort management fees	Management services are performed.
Rental commissions	Rental services are provided.
Rental of Company-owned Timeshare Interests	Guests complete stays at the resorts.
Golf course and ski hill daily fees	Services are provided.
Retail merchandise, food and beverage sales	Sales are consummated.

Notes Receivable

      Notes receivable are carried at amortized cost. Interest income is suspended on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2002 and March 31, 2002, $9.1 million and $4.5 million, respectively, of notes receivable were more than three months contractually past due and, hence, were not accruing interest income.

      The Company typically defaults notes receivable for Club loans after such notes are delinquent for at least 120 days. Other notes receivable are typically defaulted after being delinquent for 60 or 90 days.

      The Company considers many factors when establishing and evaluating the adequacy of its reserve for loan losses. These factors include recent and historical default rates, static pool analyses, current delinquency rates, contractual payment terms, loss severity rates along with present and expected economic conditions. The Company examines these factors and adjusts its reserve for loan losses on at least a quarterly basis.

Retained Interest in Notes Receivable Sold

      When the Company sells notes receivables either pursuant to its timeshare receivables purchase facilities (more fully described in Note 5) or, in the case of land mortgages receivable, private-placement Real Estate Mortgage Investment Conduits (“REMICs”), it retains subordinated tranches, rights to excess interest spread, servicing rights and in some cases a cash reserve account, all of which are retained interests in the sold notes receivable. Gain or loss on sale of the receivables depends in part on the allocation of the previous carrying amount of the financial assets involved in the transfer between the assets sold and the retained interests based on their relative fair value at the date of transfer. The Company estimates fair value based on the present value of future expected cash flows using management’s best estimates of the key assumptions — prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved.

      The Company’s retained interests in notes receivable sold are considered available-for-sale securities and, accordingly, are carried at fair value in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. Accordingly, unrealized holding gains or losses on available-

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for-sale investments are included in shareholders’ equity, net of income taxes. Declines in fair value that are determined to be other than temporary are charged to operations.

      Fair value of these securities is initially and periodically measured based on the present value of future expected cash flows estimated using management’s best estimates of the key assumptions — prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved.

      Interest on the Company’s securities is accreted using the effective yield method.

Inventory

      Inventory consists of completed Timeshare Interests, Timeshare Interests under construction, land held for future timeshare development and residential land acquired or developed for sale. Inventory is carried at the lower of cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes and other costs incurred during construction, or estimated fair value, less costs to dispose. Home sites and Timeshare Interests reacquired through foreclosure or deedback in lieu of foreclosure are recorded at the lower of fair value, net of costs to dispose, or the original cost of the inventory. The Company periodically evaluates the recovery of the carrying amount of individual resort and residential land properties under the guidelines of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (see Note 7).

Property and Equipment

      Property and equipment are stated at cost. Depreciation is computed on the straight-line method based on the estimated useful lives of the related assets or, in the case of leasehold improvements, over the term of the related lease, if shorter. Depreciation expense includes the amortization of assets recorded under capital leases.

Goodwill and Intangible Assets

      The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” as of April 1, 2002. This statement requires that goodwill and other intangible assets with indefinite lives not be amortized, but rather be tested for impairment on an annual basis. Upon adoption of SFAS No. 142, the Company discontinued amortization of all goodwill. The adoption of SFAS No. 142 did not have a material impact on the Company’s financial position or results of operations as of or for the nine months ended December 31, 2002. The Company’s intangible assets relate to customer lists and were acquired in connection with the business combination discussed in Note 2. The customer lists are being amortized over approximately a one-year period as the Company directly markets to these customers. During the years ended March 31, 2002 and April 1, 2001, goodwill was amortized over periods ranging from 8 to 25 years using the straight-line method. See Note 9 for further discussion.

Treasury Stock

      The Company accounts for repurchases of its common stock using the cost method with common stock in treasury classified in the consolidated balance sheets as a reduction of shareholders’ equity.

Advertising Expense

      The Company expenses advertising costs as incurred. Advertising expense was $47.9 million and $39.3 million for the nine months ended December 31, 2002 and December 30, 2001, respectively, and was $50.6 million and $54.6 million for the years ended March 31, 2002 and April 1, 2001, respectively.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising expense is included in selling, general and administrative expenses in the consolidated statements of income.

Stock-Based Compensation

      SFAS No. 123, “Accounting for Stock-Based Compensation”, encourages, but does not require companies to record compensation cost for employee stock options at fair value. The Company has elected to continue to account for stock options using the intrinsic value method pursuant to Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the exercise price of the option.

      Pro forma information regarding net income and earnings per share as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123 is presented below. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended March 31, 2002 and April 1, 2001, respectively: risk free investment rates of 2.0% and 5.5%; dividend yields of 0% and 0%; a volatility factor of the expected market price of the Company’s common stock of .698 and .532; and a weighted average life of the options of 5.0 years and 5.0 years, respectively. There were no stock option grants during the nine months ended December 31, 2002.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 for the purpose of providing pro forma disclosures are not likely to be representative of the effects on reported pro forma net income for future years, due to the impact of the staggered vesting periods of the Company’s stock option grants. The Company’s pro forma information is as follows (in thousands, except per share data).

	Nine Months	Years Ended
	Ended
	December 31,	March 31,	April 1,
	2002	2002	2001

Net income, as reported in the Consolidated Statements of Income	$9,797	$11,732	$2,717
Pro forma stock-based employee compensation cost, net of tax	(189)	(26)	(844)

Pro forma net income	$9,608	$11,706	$1,873

	Nine Months	Years Ended
	Ended
	December 31,	March 31,	December 31,
	2002	2002	2002

Earnings per share, as reported in the Consolidated Statements of Income:
Basic	$.40	$.48	$.11
Diluted	$.39	$.46	$.11
Pro forma earnings per share:
Basic	$.39	$.48	$.08
Diluted	$.38	$.46	$.08

Cumulative Effect of Change in Accounting Principle

      During the years ended March 31, 2002 and April 1, 2001, the Company deferred the costs of generating timeshare tours through telemarketing programs until the earlier of such time as the tours were

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conducted or the related mini-vacation packages expired, based on an accepted industry accounting principle. Effective April 1, 2002, the Company elected to change its accounting policy to expense such costs as incurred. The Company believes that the new method of accounting for these costs is preferable over the Company’s previous method and has been applied prospectively. The Company believes accounting for these costs as period expenses results in improved financial reporting and consistency with the proposed timeshare Statement of Position (“SOP”), “Accounting for Real Estate Time-Sharing Transactions”, that was exposed for public comment by the Financial Accounting Standards Board (the “FASB”) in February 2003.

      The cumulative effect of this change in accounting principle was an additional expense of $9.2 million, net of taxes of $3.3 million and minority interest’s share of the loss of $350,000. The cumulative effect of this change in accounting principle reduced diluted earnings per share by $0.19. The effect of adopting this new accounting principle on income before cumulative effect of change in accounting principle and net income for the nine months ended December 31, 2002 was additional expense of approximately $1.2 million or $0.04 per diluted share.

Earnings Per Common Share

      Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed in the same manner as basic earnings per share, but also gives effect to all dilutive stock options using the treasury stock method and includes an adjustment, if dilutive, to both net income and weighted-average common shares outstanding as if the Company’s 8.00% convertible subordinated notes payable (after-tax impact of $295,000 on net income and 1.5 million shares) and 8.25% convertible subordinated debentures (after-tax impact of $1.7 million on net income and 4.2 million shares) were converted into common stock at the beginning of the earliest period presented below, for periods during which these convertible debt issues were outstanding. The Company excluded approximately 1.6 million, 2.8 million, 2.5 million and 3.1 million anti-dilutive stock options from its computations of earnings per common share for the nine months ended December 31, 2002, the nine months ended December 30, 2001, the year ended March 31, 2002 and the year ended April 1, 2001, respectively.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

	(Unaudited)
Basic earnings per share — numerators:
Income before cumulative effect of change in accounting principle	$15,376	$10,683	$11,732	$2,717
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(5,579)	—	—	—

Net income	$9,797	$10,683	$11,732	$2,717

Diluted earnings per share — numerators:
Income before cumulative effect of change in accounting principle — basic	$15,376	$10,683	$11,732	$2,717
Effect of dilutive securities (net of income tax effects)	1,379	1,529	2,039	—

Income before cumulative effect of change in accounting principle — diluted	16,755	12,212	13,771	2,717
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(5,579)	—	—	—

Net income — diluted	$11,176	$12,212	$13,771	$2,717

Denominator:
Denominator for basic earnings per share-weighted-average shares	24,472	24,240	24,256	24,242
Effect of dilutive securities:
Stock options	140	26	35	74
Convertible securities	4,171	5,702	5,702	—

Dilutive potential common shares	4,311	5,728	5,737	74

Denominator for diluted earnings per share-adjusted weighted-average shares and assumed conversions	28,783	29,968	29,993	24,316

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$.63	$.44	$.48	$.11
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(.23)	—	—	—

Net income	$.40	$.44	$.48	$.11

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

	(Unaudited)
Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$.58	$.41	$.46	$.11
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(.19)	—	—	—

Net income	$.39	$.41	$.46	$.11

Comprehensive Income

      SFAS No. 130, “Reporting Comprehensive Income”, requires unrealized gains or losses on the Company’s available-for-sale securities to be included in other comprehensive income. Comprehensive income is shown as a subtotal within the consolidated statements of shareholders’ equity in each year presented.

Recent Accounting Pronouncements

      The Company adopted SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets,” during the nine months ended December 31, 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer to be amortized but are instead subject to annual impairment tests in accordance with SFAS No. 142. Other intangible assets will continue to be amortized over their useful lives. The Company applied the new rules on accounting for goodwill and other intangible assets effective April 1, 2002. Application of the nonamortization provisions of SFAS No. 142 resulted in an increase to net income of approximately $114,000 (less than $0.01 per share) during the nine months ended December 31, 2002. The Company did not incur any impairment charges as a result of adopting SFAS No. 142 during the nine months ended December 31, 2002.

      The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” during the nine months ended December 31, 2002. The FASB’s new rules on asset impairment supersede SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and provide a single accounting model for long-lived assets to be disposed of. The adoption of the new statement did not have an impact on the Company’s financial position or results of operations as of and for the nine months ended December 31, 2002.

      The Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections” during the nine months ended December 31, 2002. SFAS No. 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS No. 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS No. 145 was effective for transactions occurring after May 15, 2002, and did not have a material impact on the Company’s financial position or results of operations as of and for the nine months ended December 31, 2002.

      The Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” during the nine months ended December 31, 2002. SFAS No. 148 amends SFAS No. 123,

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not require companies to account for employee stock options using the fair value method proscribed by SFAS No. 123. The adoption of the new statement did not have an impact on the Company’s financial position or results of operations as of and for the nine months ended December 31, 2002.

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This statement is effective for the Company’s fiscal year ending December 31, 2003. The statement is not expected to have a material impact on the results of operations or financial position of the Company.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, and is not expected to have a material impact on the results of operations or financial position of the Company.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that certain guarantees be initially recorded at fair value, which is different from the general current practice of recording a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees. The Company adopted the disclosure requirements under FIN 45 for the year ended December 31, 2002 and will adopt the initial recognition and initial measurement provisions for any guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material impact on the results of operations or financial position of the Company.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46”), which addresses consolidation of variable interest entities. FIN 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, Special Purpose Entities, or SPEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material impact on the results of operations or financial position of the Company.

      In February 2003, the FASB released for public comment an exposure draft of an American Institute of Certified Public Accountants (“AICPA”) SOP, “Accounting for Real Estate Time-Sharing Transactions.” The proposed SOP, if adopted by the FASB, would primarily impact the Company’s recognition of certain sales of Timeshare Interests and the manner in which the Company accounts for the cost of sales of Timeshare Interests. Currently, it appears that a final pronouncement on timeshare transactions would not be effective for the Company until the year ending December 31, 2005. The

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has not as yet evaluated the impact of the proposed SOP on its results of operations or financial position.

     Reclassifications

      Certain reclassifications of prior period amounts have been made to conform to the current year presentation.

2.     Acquisition

      On October 2, 2002, Leisure PlanTM, Inc., a wholly-owned subsidiary (the “Subsidiary”) of the Company, acquired substantially all of the assets and assumed certain liabilities (the “Acquisition”) of TakeMeOnVacationTM, LLC; RVM Promotions, LLC; and RVM Vacations, LLC (collectively, “TMOV”). The Subsidiary was a newly-formed entity with no prior operations. As part of the Acquisition, the Subsidiary agreed to pay to TMOV:

•	$2.3 million, which was paid in cash at the closing of the Acquisition on October 2, 2002 (including a $292,000 payment for certain refundable deposits);

•	$500,000 payable in cash on March 31, 2003; and

•	Additional contingent consideration up to a maximum amount of $12.5 million through December 31, 2007, based on the Subsidiary’s Net Operating Profit (as that term is defined in Section 1.49 of the Asset Purchase Agreement), as follows:

(i) 75% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause is $2.5 million;

(ii) with respect to additional Net Operating Profit not included in the calculation under clause (i), 50% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause (ii) is $5.0 million; and

(iii) with respect to additional Net Operating Profit not included in the calculation under clauses (i) and (ii), 25% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause (iii) is $5.0 million.

      Applicable payments will be made after the end of each calendar year, commencing with the year ending December 31, 2003. Should any additional contingent consideration be paid (over the $500,000 payable on March 31, 2003), the Company will recognize that amount as goodwill. In addition to the purchase price, the Subsidiary assumed certain liabilities of TMOV.

      The $2.3 million paid at the closing was funded from the Company’s operations. The Company anticipates that the Subsidiary will pay the contingent consideration, if earned pursuant to the Asset Purchase Agreement, from operations. The Company has guaranteed the payment by the Subsidiary if earned by TMOV pursuant to the Asset Purchase Agreement. The Company, if made to pay the contingent consideration, expects that it would fund the additional consideration from operations or from borrowings under one or more of the Company’s existing or future credit facilities or timeshare receivable purchase facilities or from a combination thereof.

      TMOV generates sales leads for Timeshare Interest sales utilizing various marketing strategies. Through the application of a proprietary computer software system, these leads are then contacted and given the opportunity to purchase mini-vacation packages. These packages sometimes combine hotel stays, cruises and gift premiums. Buyers of these mini-vacation packages are then usually required to participate in a timeshare sales presentation. The Subsidiary intends to use the assets acquired to generate sales

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prospects for the Company’s timeshare sales business and for sales prospects that will be sold to other timeshare developers.

      The assets acquired include prospects that purchased mini-vacation packages from TMOV. These prospects will become sales leads for timeshare interest sales for pre-determined, third-party developers when these vacations are taken. Additional assets acquired include customer lists for future mini-vacation package sales, property and equipment (including the aforementioned computer software system), trademarks and servicemarks and accounts receivable. The liabilities assumed include trade accounts payable and commissions payable related to the assets acquired. As a result of the acquisition, the Company recognized a nominal amount of negative goodwill, which has been accrued as contingent consideration.

      The effective date of the Acquisition is deemed to be September 30, 2002, in accordance with the Asset Purchase Agreement. The Acquisition was accounted for using the purchase method; therefore the results of operations of the Subsidiary have been included in the Company’s consolidated results for the three months ended December 31, 2002.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the Acquisition as of September 30, 2002:

		As of
		September 30,
		2002

		(In thousands)
Prepaid expenses		$318
Property and equipment		2,388
Intangible assets:
Customer list — vacation packages sold(a)	13,654
Customer list — telemarketing leads(b)	316

		13,970
Other assets		802

Total assets acquired		17,478
Accounts payable and accrued liabilities		1,829
Deferred income(c)		12,290
Deferred income taxes		506

Total liabilities assumed		14,625

Net assets acquired		$2,853

(a)	To be amortized as the vacation packages are fulfilled or expire. This amortization period is estimated to be approximately one year.
(b)	To be amortized as the telemarketing leads are used. This amortization period is estimated to be approximately four months.
(c)	To be recognized as other resort operations revenues as the vacation packages are fulfilled or expire. The recognition period is estimated to be approximately one year.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Supplemental pro forma information presenting the results of operations for the nine months ended December 31, 2002 and the year ended March 31, 2002 as though the Acquisition had occurred at the beginning of each respective period is as follows (in thousands, except per share data):

	Nine Months
	Ended	Year Ended
	December 31,	March 31,
	2002	2002

	(Unaudited)
Total revenues	$294,134	$312,552
Income before cumulative effect of change in accounting principle	15,719	8,621
Net income	10,140	8,621
Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$.64	$.36
Cumulative effect of change in accounting principle, net of income taxes	(.23)	—

Net income	$.41	$.36

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$.59	$.35
Cumulative effect of change in accounting principle, net of income taxes	(.19)	—

Net income	$.40	$.35

3.	Joint Ventures

      On June 16, 2000, a wholly-owned subsidiary of the Company entered into an agreement with Big Cedar® L.L.C. (“Big Cedar”), an affiliate of Bass Pro®, Inc. (“Bass Pro”), to form the Joint Venture, a timeshare development, marketing and sales company. The Joint Venture is developing, marketing and selling Timeshare Interests in a 300-unit, wilderness-themed resort adjacent to the Big Cedar Lodge, a luxury hotel resort owned by Big Cedar, on the shores of Table Rock Lake in Ridgedale, Missouri. During the year ended April 1, 2001, the Company made an initial cash capital contribution to the Joint Venture of approximately $3.2 million, in exchange for a 51% ownership interest in the Joint Venture. In exchange for a 49% interest in the Joint Venture, Big Cedar has contributed approximately 46 acres of land with a fair market value of $3.2 million to the Joint Venture. See Note 4 regarding payment of profit distributions to Big Cedar.

      In addition to its 51% ownership interest, the Company also receives a quarterly management fee from the Joint Venture equal to 3% of the Joint Venture’s net sales in exchange for the Company’s involvement in the day-to-day operations of the Joint Venture. The Company also services the Joint Venture’s note receivable in exchange for a servicing fee.

      Based on the Company’s role as the day-to-day manager of the Joint Venture, its majority control of the Joint Venture’s Management Committee and its controlling financial interest in the Joint Venture, the accounts of the Joint Venture are included in the Company’s consolidated financial statements.

      During the nine months ended December 31, 2002 and the years ended March 31, 2002 and April 1, 2001, the Joint Venture paid approximately $577,000, $785,000 and $354,000, respectively, to Bass Pro and affiliates for construction management services and furniture and fixtures in connection with the development of the Joint Venture’s timeshare resort and sales office. In addition, the Joint Venture paid Big Cedar and affiliates approximately $993,000, $925,000 and $51,000 for gift certificates and hotel

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lodging during the nine months ended December 31, 2002, and the years ended March 31, 2002 and April 1, 2001, respectively, in connection with the Joint Venture’s timeshare marketing activities.

      On December 15, 1997, the Company invested $250,000 of capital in Bluegreen® Properties N.V. (“BPNV”), an entity organized in Aruba that previously had no operations, in exchange for a 50% ownership interest. Concurrently, the Company and an affiliate of the other 50% owner of BPNV (who is not an affiliate of the Company), each loaned BPNV $3 million pursuant to promissory notes due on December 15, 2000 and bearing interest at the prime rate plus 1%. BPNV then acquired from a third party approximately 8,000 unsold timeshare intervals at the La Cabana Beach & Racquet ClubTM, a fully developed timeshare resort in Oranjestad, Aruba, in exchange for $6 million cash and the assumption of approximately $16.6 million of interest-free debt from a bank in Aruba. The debt was recorded by BPNV at approximately $12.5 million, which reflects a discount based on an imputed interest rate of 12%. The debt was repaid by December 31, 2002, through release-prices as intervals were sold, subject to minimum monthly principal payments of approximately $278,000.

      On August 25, 2000, the Company acquired the 50% minority ownership interest in BPNV. The minority interest was acquired for $250,000 in cash, which approximated the book value of the minority interest on the acquisition date. Subsequent to the acquisition, the Company also repaid the $3.0 million loan to an affiliate of the former joint venture partner in BPNV and wrote off approximately $368,000 of forgiven accrued interest. The Company now owns 100% of BPNV.

4.	Marketing Agreement

      On June 16, 2000, the Company entered into an exclusive, 10-year marketing agreement with Bass Pro®, a privately-held retailer of fishing, marine, hunting, camping and sports gear. Bass Pro is an affiliate of Big Cedar® (see Note 3). Pursuant to the agreement, the Company has the right to market its Timeshare Interests at each of Bass Pro’s national retail locations (currently consisting of 15 stores), in Bass Pro’s catalogs and on its web site. The Company also has access to Bass Pro’s customer lists. In exchange for these services, the Company agreed to pay Bass Pro a commission ranging from 3.5% to 7.0% on each sale of a Timeshare Interest, net of cancellations and defaults, that is made to a customer as a result of one of the Bass Pro marketing channels described above (the “Commission”). The amount of the Commission is dependent on the level of additional marketing efforts required by the Company to convert the prospect into a sale and a defined time frame for such marketing efforts. There is no Commission paid to Bass Pro on sales made by the Joint Venture.

      On June 16, 2000, the Company prepaid $9.0 million to Bass Pro (the “Prepayment”). The Prepayment is amortized from future Commissions earned by Bass Pro and future member distributions otherwise payable to Big Cedar from the earnings of the Joint Venture as a member thereof. No additional Commissions or member distributions will be paid in cash to Bass Pro or Big Cedar, respectively, until the Prepayment has been fully utilized. The Company periodically evaluates the Prepayment for any indications of impairment. The Prepayment is included in prepaid expenses on the Consolidated Balance Sheets. As of December 31, 2002 and March 31, 2002, the unamortized balance of the Prepayment was approximately $8.5 million and $8.9 million, respectively.

      During the nine months ended December 31, 2002 and the years ended March 31, 2002 and April 1, 2001, the Company paid Bass Pro Trademarks L.L.C., an affiliate of Bass Pro, approximately $19,000, $333,000 and $35,000, respectively, for advertising services.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Notes Receivable and Note Receivable Sale Facilities

      The table below sets forth additional information relating to the Company’s notes receivable (in thousands).

	December 31,	March 31,
	2002	2002

Notes receivable secured by Timeshare Interests	$53,029	$50,892
Notes receivable secured by land	11,559	7,079
Other notes receivable	1,896	1,884

Notes receivable, gross	66,484	59,855
Reserve for loan losses	(4,689)	(4,207)

Notes receivable, net	$61,795	$55,648

      The weighted-average interest rate on notes receivable from customers was 14.4% and 14.7% at December 31, 2002 and March 31, 2002, respectively. All of the Company’s timeshare loans bear interest at fixed rates. The average interest rate charged on loans secured by Timeshare Interests was 15.3% and 15.4% at December 31, 2002 and March 31, 2002, respectively. Approximately 53.0% of the Company’s notes receivable secured by land bear interest at variable rates, while approximately 47.0% bear interest at fixed rates. The average interest rate charged on loans secured by land was 10.2% and 11.1% at December 31, 2002 and March 31, 2002, respectively.

      The Company’s timeshare receivables are generally secured by property located in Tennessee, Missouri, Wisconsin, Florida, Virginia and South Carolina. The majority of Bluegreen® Communities’ notes receivable are secured by home sites in Texas.

      The table below sets forth activity in the reserve for loan losses (in thousands).

Reserve for loan losses, April 2, 2001	$3,586
Provision for loan losses	4,851
Charge-offs	(4,230)

Reserve for loan losses, March 31, 2002	4,207
Provision for loan losses	2,832
Charge-offs	(2,350)

Reserve for loan losses, December 31, 2002	$4,689

      Installments due on notes receivable held by the Company during each of the five fiscal years subsequent to December 31, 2002, and thereafter, are set forth below (in thousands).

2003	$6,994
2004	5,890
2005	7,077
2006	5,868
2007	8,616
Thereafter	32,039

Total	$66,484

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The GE/Barclays Purchase Facility

      In October 2000, the Company executed agreements for a timeshare receivables purchase facility (the “GE/Barclays Purchase Facility”) with two financial institutions, including Barclays Bank, PLC (the “Senior Purchaser”) and GE (the “Subordinated Purchaser”) (collectively, the “Purchasers”). The GE/Barclays Purchase Facility utilized an owner’s trust structure, pursuant to which the Company sold $95.4 million aggregate principal amount of timeshare receivables to a special purpose finance subsidiary of the Company (the “Subsidiary”) and the Subsidiary sold the receivables to an owner’s trust, which fully utilized the GE/Barclays Purchase Facility. Receivables were sold without recourse except for breaches of customary representations and warranties at the time of sale. Under the GE/Barclays Purchase Facility, a purchase price equal to 95.00% (subject to adjustment in 0.50% increments down to 87.50% depending on the difference between the weighted-average interest rate on the notes receivable sold and the sum of the returns to the Purchasers plus the servicing fee, as more fully defined below) of the principal balance of the receivables sold was paid at closing in cash. For eligible notes generated by BPNV, the Company’s subsidiary in Aruba, the purchase price paid in cash at closing was equal to 85.00% (subject to adjustment in 0.50% increments down to 77.00% depending on the difference between the weighted-average interest rate on the notes receivable sold and the sum of the returns to the Purchasers plus the servicing fee) of the principal balance of the receivables sold. The balance of the purchase price was to be deferred until such time as the Purchasers had received a specified return, all servicing, custodial and similar fees and expenses had been paid and a cash reserve account had been funded. The 95.00% purchase price was funded 71.58% by the Senior Purchaser and 28.42% by the Subordinated Purchaser. For the Aruba receivables, the 85.00% purchase price was funded 70.00% by the Senior Purchaser and 30.00% by the Subordinated Purchaser. The Senior Purchaser earned a return equal to the rate equivalent to its borrowing cost (based on then applicable commercial paper rates) plus 0.60%, subject to use of alternate return rates in certain circumstances. The Subordinated Purchaser earned a return equal to one-month LIBOR plus 4.00%, subject to use of alternate return rates in certain circumstances. The Company acted as servicer under the GE/Barclays Purchase Facility for a fee equal to 1.5% of the principal amount of the receivables serviced, and was required to make advances to the Purchasers to the extent it believed such advances were recoverable. The GE/Barclays Purchase Facility Agreement included various conditions to purchase, covenants, trigger events and other provisions customary for a transaction of this type.

      During the years ended March 31, 2002 and April 1, 2001, the Company sold approximately $17.6 million and $77.7 million, respectively, in aggregate principal amount of timeshare receivables under the GE/Barclays Purchase Facility for aggregate purchase prices of $16.8 million and $73.2 million, respectively, and recognized aggregate gains of $978,000 and $3.3 million, respectively. As a result of all receivables sold under the GE/Barclays Purchase Facility, the Company recorded aggregate retained interests in notes receivable sold of $10.3 million and servicing assets totaling $726,000.

      See the discussion regarding the 2002 Term Securitization (as defined below), for further discussion of the GE/Barclays Purchase Facility.

     The ING Purchase Facility

      In June 2001, the Company executed agreements for a new timeshare receivables purchase facility (the “ING Purchase Facility”) with Credit Suisse First Boston (“CSFB”) acting as the initial purchaser. In April 2002, ING Capital, LLC (“ING”), an affiliate of ING Bank N.V., acquired and assumed CSFB’s rights, obligations and commitments as initial purchaser in the ING Purchase Facility by purchasing the outstanding principal balance under the facility of $64.9 million from CSFB. In connection with its assumption of the ING Purchase Facility, ING expanded and extended the ING Purchase Facility’s size and term. The ING Purchase Facility utilizes an owner’s trust structure, pursuant to which the Company sells receivables to a special purpose finance subsidiary of the Company (the “Finance

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subsidiary”) and the Finance Subsidiary sells the receivables to an owners’ trust without recourse to the Company or the Finance Subsidiary except for breaches of customary representations and warranties at the time of sale. The Company did not enter into any guarantees in connection with the ING Purchase Facility. Pursuant to the agreements that constitute the ING Purchase Facility (collectively, the “Purchase Facility Agreements”), the Finance Subsidiary could receive $125.0 million of cumulative purchase price (as more fully described below) on sales of timeshare receivables to the owner’s trust on a revolving basis, as the principal balance of receivables sold amortizes, in transactions through April 16, 2003 (subject to certain conditions as more fully described in the Purchase Facility Agreements). The ING Purchase Facility has detailed requirements with respect to the eligibility of receivables for purchase and fundings under the ING Purchase Facility are subject to certain conditions precedent. Under the ING Purchase Facility, a variable purchase price expected to approximate 85.00% of the principal balance of the receivables sold, subject to certain terms and conditions, is paid at closing in cash. The balance of the purchase price will be deferred until such time as ING has received a specified return and all servicing, custodial, agent and similar fees and expenses have been paid. ING shall earn a return equal to the London Interbank Offered Rate (“LIBOR”) plus 1.00%, subject to use of alternate return rates in certain circumstances. In addition, ING will receive a 0.25% facility fee during the term of the facility. The ING Purchase Facility also provides for the sale of land notes receivable, under modified terms.

      ING’s obligation to purchase under the ING Purchase Facility may terminate upon the occurrence of specified events. These specified events, some of which are subject to materiality qualifiers and cure periods, include, without limitation, (1) a breach by the Company of the representations or warranties in the Purchase Facility Agreements, (2) a failure by the Company to perform its covenants in the Purchase Facility Agreements, including, without limitation, a failure to pay principal or interest due to ING, (3) the commencement of a bankruptcy proceeding or the like with respect to the Company, (4) a material adverse change to the Company since December 31, 2001, (5) the amount borrowed under the ING Purchase Facility exceeding the borrowing base, (6) significant delinquencies or defaults on the receivables sold, (7) a payment default by the Company under any other borrowing arrangement of $5 million or more (a “Significant Arrangement”), or an event of default under any indenture, facility or agreement that results in a default under any Significant Arrangement, (8) a default or breach under any other agreement beyond the applicable grace period if such default or breach (a) involves the failure to make a payment in excess of 5% of the Company’s tangible net worth or (b) causes, or permits the holder of indebtedness to cause, an amount in excess of 5% of the Company’s tangible net worth to become due, (9) the Company’s tangible net worth not equaling at least $110 million plus 50% of net income and 100% of the proceeds from new equity financing following the first closing under the ING Purchase Facility, or (10) the ratio of the Company’s debt to tangible net worth exceeding 6 to 1, or (11) the failure of the Company to perform its servicing obligations.

      The Company acts as servicer under the ING Purchase Facility for a fee. The Purchase Facility Agreement includes various conditions to purchase, covenants, trigger events and other provisions customary for a transaction of this type.

      During the year ended March 31, 2002, the Company sold $83.2 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a cumulative purchase price of $70.7 million. In connection with these sales, the Company recognized an aggregate $5.2 million gain and recorded retained interests in notes receivable sold of $18.8 million and servicing assets totaling $800,000.

      From April 1, 2002 through November 25, 2002, the Company sold $62.5 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a cumulative purchase price of $51.6 million.

      On December 13, 2002, ING Financial Markets, LLC (“IFM”), an affiliate of ING, consummated a $170.2 million private offering and sale of timeshare loan-backed securities on behalf of the Company (the

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“2002 Term Securitization”). The $181.0 million in aggregate principal of timeshare receivables included in the 2002 Term Securitization included qualified receivables from three sources: 1) $119.2 million in aggregate principal of receivables that were previously sold to ING under the ING Purchase Facility; 2) $54.2 million in aggregate principal of receivables that were previously sold under the GE/Barclays Purchase Facility; and 3) $7.6 million in aggregate principal of receivables that were previously hypothecated with GE under a timeshare receivables warehouse facility (the “GE Warehouse Facility”). The proceeds from the 2002 Term Securitization were used to pay ING, GE and Barclays all amounts then outstanding under the ING Purchase Facility, the GE/Barclays Purchase Facility and the GE Warehouse Facility. The Company received net cash proceeds of $2.1 million, Timeshare Interests with a carrying value of $1.4 million, timeshare notes receivable with an estimated net realizable value of $3.1 million and recorded a retained interest in the future cash flows from the 2002 Term Securitization of $36.1 million. The Company also recognized a gain of $4.7 million in connection with the 2002 Term Securitization, which has been included in gain on sales of notes receivable on the consolidated income statement, and recorded a servicing asset of $2.1 million, which has been included in other assets on the consolidated balance sheet.

      As a result of the 2002 Term Securitization, the Finance Subsidiary may sell additional notes receivable for a cumulative purchase price of up to $75.0 million under the ING Purchase Facility, on a revolving basis, prior to April 16, 2003, at 85% of the principal balance, subject to the eligibility requirements and certain conditions precedent. On December 23, 2002, the Company sold $22.1 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a purchase price of $18.7 million. As a result of sales of notes receivable under the ING Purchase Facility during the nine months ended December 31, 2002, the Company recognized gains of $5.3 million and recorded retained interests in notes receivable sold and servicing assets of $18.1 million and $864,000, respectively. As of December 31, 2002, the Finance Subsidiary could sell an additional $56.3 million under the ING Purchase Facility.

      The following assumptions were used to measure the initial fair value of the retained interests for the above sales under the ING Purchase Facility and the 2002 Term Securitization: Prepayment rates ranging from 17% to 11% per annum as the portfolios mature; loss severity rate of 45%; default rates ranging from 7% to 1% per annum as the portfolios mature; and discount rates ranging from 14% to 11%.

Other Notes Receivable

      On June 26, 2001, the Company loaned $1.7 million to the Casa Grande Resort Cooperative Association I (the “Association”), the property owners’ association controlled by the timeshare owners at the La Cabana Beach and Racquet ClubTM resort in Aruba. This unsecured loan bears interest at Prime plus 1%, payable in semi-annual installments and matures on June 26, 2003.

      On December 15, 2000, the Company loaned $4.7 million to Napa Partners, LLC (“Napa”), a real estate company in Napa, California (the “Napa Loan”). Napa used the proceeds to acquire approximately 32 acres of undeveloped land in Napa, California. On January 4, 2001, Napa repaid approximately $68,000 in principal of the Napa Loan. In May 2001, Napa repaid the remaining outstanding principal balance on the Napa Loan and all accrued interest.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Retained Interests in Notes Receivable Sold and Servicing Assets

Retained Interests in Notes Receivable Sold

      The Company’s retained interests in notes receivable sold, which are classified as available-for-sale investments, and associated unrealized gains and losses are set forth below (in thousands).

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

December 31, 2002
1996 REMIC retained interests	$1,028	$43	$—	$1,071
GE/Wachovia Purchase Facility retained interest	1,231	705	—	1,936
ING Purchase Facility retained interest (see Note 5)	4,662	—	—	4,662
2002 Term Securitization retained interest (see Note 5)	36,559	—	—	36,559

Total	$43,480	$748	$—	$44,228

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

March 31, 2002
1995 REMIC retained interest	$2,066	$442	$—	$2,508
1996 REMIC retained interests	1,248	65	—	1,313
GE/Wachovia Purchase Facility retained interest	4,462	—	96	4,366
GE/Barclays Purchase Facility retained interest (see Note 5)	9,201	2,198	—	11,399
ING Purchase Facility retained interest (see Note 5)	17,602	1,372	—	18,974

Total	$34,579	$4,077	$96	$38,560

      Contractual maturities as of December 31, 2002, are set forth below (in thousands), based on the final maturity dates of the underlying notes receivable sold:

	Amortized
	Cost	Fair Value

After one year but within five	$2,259	$3,007
After five years but within ten	41,221	41,221

Total	$43,480	$44,228

      The following assumptions were used to measure the fair value of the above retained interests: prepayment rates ranging from 23% to 11% per annum as the portfolios mature; loss severity rates of 25% to 45%; default rates ranging from 9% to 0.75% per annum as the portfolios mature; and discount rates ranging from 11% to 15%.

      The following table shows the hypothetical fair value of the Company’s retained interests in notes receivable sold based on a 10% and a 20% adverse change in each of the assumptions used to measure the

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value of those retained interests (the impacts on the fair value of the 1996 REMIC retained interest were not material) (in thousands):

		Hypothetical Fair Value at December 31, 2002 of:

		GE/Wachovia
		Purchase	ING Purchase
		Facility	Facility	2002 Term
		Retained	Retained	Securitization
	Assumption	Interest	Interest	Retained Interest

Prepayment rate:	10% adverse change	$1,913	$4,581	$35,832
	20% adverse change	1,896	4,502	35,153
Loss severity rate:	10% adverse change	1,744	4,555	35,588
	20% adverse change	1,552	4,448	34,616
Default rate:	10% adverse change	1,727	4,486	35,130
	20% adverse change	1,520	4,310	33,661
Discount rate:	10% adverse change	1,924	4,487	35,390
	20% adverse change	1,910	4,321	34,275

      The table below summarizes certain cash flows received from and (paid to) special purpose finance subsidiaries of the Company (in thousands):

	Nine Months Ended	Year Ended
	December 31,	March 31,
	2002	2002

Proceeds from new sales of receivables	$72,418	$85,975
Collections on previously sold receivables	(55,253)	(61,862)
Servicing fees received	2,498	2,693
Purchases of foreclosed assets	(614)	(632)
Resales of foreclosed assets	(13,298)	(4,403)
Remarketing fees received	5,723	1,812
Cash received on investment in securities	14,555	7,856
Cash paid to fund required reserve accounts	(1,865)	—

      Quantitative information about the portfolios of notes receivable previously sold without recourse in which the Company holds the above retained interests as investments in securities is as follows (in thousands):

			For the Nine
			Months Ended
			December 31,
	As of December 31, 2002		2002

		Principal
		Amount of
		Loans More
	Total Principal	Than 60 Days	Credit Losses, Net
	Amount of Loans	Past Due	of Recoveries

1996 REMIC — land mortgages	2,043	112	1
GE/Wachovia Purchase Facility — timeshare receivables	29,002	1,912	—
ING Purchase Facility — timeshare receivables	21,797	—	589
2002 Term Securitization — timeshare receivables	176,094	4,413	—

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net unrealized gain on available-for-sale securities, presented as a separate component of shareholders’ equity, is net of income taxes of approximately $288,000, $1.6 million and $953,000 as of December 31, 2002, March 31, 2002 and April 1, 2001, respectively.

      In connection with the 2002 Term Securitization (see Note 5), the Company recognized a $4.7 million gain and reversed previously recorded unrealized gains related to the GE/Barclays Purchase Facility and the ING Purchase Facility totaling $3.6 million.

      During the nine months ended December 31, 2002, the Company exchanged its retained interest in a 1995 REMIC transaction for the underlying mortgages. The 1995 REMIC retained interest was exchanged in connection with the termination of the REMIC, as all of the senior 1995 REMIC security holders had received all of the required cash flows pursuant to the terms of their REMIC certificates. The Company realized a $409,000 gain on the exchange, based on the net realizable value of the mortgages received and the amortized cost of the retained interest. The Company had previously recorded an unrealized gain of $244,000 on this available-for-sale security.

Servicing Assets

      The changes in the Company’s servicing assets, included in other assets in the Consolidated Balance Sheets, for the nine months ended December 31, 2002, and the year ended March 31, 2002, were as follows (in thousands):

Balance at April 2, 2001	$562
Additions	932
Less: amortization	(305)

Balance at March 31, 2002	1,189
Additions	2,981
Less: Disposal in 2002 Term Securitization (see Note 5)	(1,504)
Less: amortization	(372)

Balance at December 31, 2002	$2,294

      The estimated fair value of the servicing assets approximated their carrying amounts as of December 31, 2002 and March 31, 2002. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates and the other assumptions used to measure the fair value of the Company’s retained interests for portfolios of notes receivable sold. A valuation allowance is recorded where the fair value of the servicing assets is below the related carrying amount. As of December 31, 2002 and March 31, 2002, no such valuation allowance was necessary.

7.	Inventory

      The Company’s net inventory holdings, summarized by division, are set forth below (in thousands).

	December 31, 2002	March 31, 2002

Bluegreen® Resorts	$71,097	$86,288
Bluegreen Communities	102,034	101,400

	$173,131	$187,688

      Bluegreen Resorts inventory as of December 31, 2002, consisted of land inventory of $9.4 million, $27.0 million of construction-in-progress and $34.7 million of completed units. Bluegreen Resorts inventory

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as of March 31, 2002, consisted of land inventory of $10.0 million, $31.0 million of construction-in-progress and $45.3 million of completed units.

      Interest capitalized during the nine months ended December 31, 2002, the nine months ended December 30, 2001, the year ended March 31, 2002 and year ended April 1, 2001, totaled approximately $4.7 million, $6.1 million, $8.0 million and $7.5 million, respectively. Interest expense in the consolidated statements of income is net of capitalized interest.

      During the nine months ended December 31, 2002, the year ended March 31, 2002 and year ended April 1, 2001, the Company recognized impairment charges of $750,000, $4.1 million and $2.0 million, respectively, on the Company’s Crystal CoveTM residential land project in Rockwood, Tennessee. These impairment charges are included in cost of sales in the consolidated statements of income. Certain aspects of the Crystal Cove project have required changes in planned development methods, which are expected to be more costly than the Company’s original estimates. The fair value of the Crystal Cove project was determined based on the estimated aggregate retail sales prices of the home sites in the project.

8.	Property and Equipment

      The table below sets forth the property and equipment held by the Company (in thousands).

	Useful	December 31,	March 31,
	Life	2002	2002

Office equipment, furniture and fixtures	3-14 years	$27,348	$23,225
Golf course land, land improvements, buildings and equipment	10-30 years	25,958	24,958
Land, buildings and building improvements	10-30 years	12,119	11,171
Leasehold improvements	3-14 years	5,152	5,245
Aircraft	3-5 years	1,285	1,070
Vehicles and equipment	3-5 years	694	618

		72,556	66,287
Accumulated depreciation and amortization of leasehold improvements		(20,769)	(16,949)

Total		$51,787	$49,338

9.	Goodwill and Intangible Assets

      The table below sets forth the intangible assets held by the Company as of or for the nine months ended December 31, 2002 (in thousands).

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets:
Customer list — vacation packages sold	$13,654	$(2,883)
Customer list — telemarketing leads	316	(249)

	$13,970	$(3,132)

Aggregate amortization expense	$3,132

Estimated amortization expense:
For the year ended December 31, 2003	$10,838

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Goodwill was $2.4 million at both December 31, 2002 and March 31, 2002. All goodwill relates to Bluegreen® Resorts.

      See also Note 2, for further discussion of intangible assets acquired during the nine months ended December 31, 2002.

10.	Receivable-Backed Notes Payable

      In connection with the 2002 Term Securitization (see Note 5), the Company paid the $7.1 million balance outstanding under the GE Warehouse Facility. The GE Warehouse Facility expired on April 16, 2002.

      The Company has a $30.0 million revolving credit facility with Foothill Capital Corporation (“Foothill”) for the pledge of Bluegreen Communities’ receivables, with up to $10.0 million of the total facility available for Bluegreen Communities’ inventory borrowings and up to $10.0 million of the total facility available for the pledge of Bluegreen Resorts’ receivables. The interest rate charged on outstanding borrowings ranges from prime plus 0.5% to 1.0%, with 7.0% being the minimum interest rate. At December 31, 2002, the outstanding principal balance under this facility was approximately $5.0 million, $1.4 million of which related to Bluegreen Resorts’ receivables borrowings and $3.6 million of which related to Bluegreen Communities’ receivables borrowings. At March 31, 2002, the outstanding principal balance under this facility was approximately $4.1 million, all of which related to Bluegreen Communities’ receivables borrowings. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility. The ability to borrow under the facility expires on December 31, 2003. Any outstanding indebtedness is due on December 31, 2005.

      The remaining $370,000 of receivable-backed notes payable balances is related to notes receivable sold by RDI GroupTM, Inc. (“RDI”) with recourse, prior to the acquisition of RDI by the Company in September 1997.

      At December 31, 2002, $7.1 million in notes receivable secured the Company’s $5.4 million in receivable-backed notes payable.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Lines-of-Credit and Notes Payable

      The Company has outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of inventory and to fund operations. Financial data related to the Company’s borrowing facilities is set forth below (in thousands).

	December 31,	March 31,
	2002	2002

Lines-of-credit secured by inventory and golf courses with a carrying value of $97.2 million at December 31, 2002. Interest rates range from 4.38% to 7.50% at December 31, 2002 and from 4.88% to 6.00% at March 31, 2002. Maturities range from March 2003 to September 2006	$24,522	$27,954
Notes and mortgage notes secured by certain inventory, property and equipment and investments with an aggregate carrying value of $13.5 million at December 31, 2002. Interest rates ranging from 4.25% to 10.00% at December 31, 2002 and from 4.75% to 12.00% at March 31, 2002. Maturities range from April 2003 to September 2015	8,600	10,977
Unsecured notes payable to former stockholders of RDI. Interest rate of 9.00%. Matured in October 1999 (see Note 16)	1,000	1,000
Lease obligations with imputed interest rates ranging from 2.89% to 5.75%. Maturities range from May 2003 to February 2005	287	331

Total	$34,409	$40,262

      The table below sets forth the contractual minimum principal payments required on the Company’s lines-of-credit and notes payable for each of the five fiscal years subsequent to December 31, 2002. Such minimum contractual payments may differ from actual payments due to the effect of principal payments required on a home site or timeshare interval release basis for certain of the above obligations (in thousands).

2003	$5,604
2004	15,799
2005	4,389
2006	7,772
2007	287
Thereafter	558

Total	$34,409

      The following is a discussion of the Company’s significant credit facilities and material new borrowings during the year ended December 31, 2002:

      The Company has a $35.0 million revolving credit facility, the draw period for which ended in March 2002, with Finova Capital Corporation. The Company used this facility to finance the acquisition and development of Bluegreen® Communities projects. The facility is secured by the real property (and personal property related thereto) with respect to which borrowings are made. The interest charged on outstanding borrowings is prime plus 1.25%. On September 14, 1999, in connection with the acquisition of 1,550 acres adjacent to Bluegreen Communities’ Lake RidgeTM at Joe Pool Lake project in Dallas, Texas (“Lake Ridge II”), the Company borrowed approximately $12.0 million under the revolving credit facility.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Principal payments are effected through agreed-upon release prices as home sites in Lake RidgeTM II and in another recently purchased section of Lake Ridge are sold. The principal of this loan must be repaid by September 14, 2004. On October 6, 1999, in connection with the acquisition of 6,966 acres for Bluegreen® Communities’ Mystic ShoresTM project in Canyon Lake, Texas, the Company borrowed $11.9 million under the revolving credit facility. On May 5, 2000, the Company borrowed an additional $2.1 million under this facility in order to purchase an additional 435 acres for the Mystic Shores project. Principal payments on these loans are effected through agreed-upon release prices as home sites in Mystic Shores are sold. The principal under the $11.9 million and $2.1 million loans for Mystic Shores must be repaid by October 6, 2004 and May 5, 2004, respectively. The aggregate outstanding balance on the revolving credit facility was $14.4 million at December 31, 2002.

      On September 25, 2002, certain direct and indirect wholly-owned subsidiaries of the Company entered into a $50 million revolving credit facility (the “GMAC Facility”) with Residential Funding Corporation (“RFC”), an affiliate of General Motors Acceptance Corporation. The Company is the guarantor on the GMAC Facility. The GMAC Facility is secured by the real property home sites (and personal property related thereto) at the following residential land projects of the Company, as well as any residential land projects acquired by the Company with funds borrowed under the GMAC Facility (the “Secured Projects”): BrickshireTM (New Kent County, Virginia); Mountain Lakes RanchTM (Bluffdale, Texas); Ridge Lake ShoresTM (Magnolia, Texas); Riverwood ForestTM (Fulshear, Texas); WaterstoneTM (Boerne, Texas) and Yellowstone Creek RanchTM (Pueblo, Colorado). In addition, the Facility is secured by the Company’s Carolina NationalTM and The Preserve at Jordan LakeTM golf courses in Southport, North Carolina and Chapel Hill, North Carolina, respectively. Borrowings under the GMAC Facility, which are subject to certain conditions, can be made through September 25, 2004. Principal payments are effected through agreed-upon release prices paid to RFC as home sites in the Secured Projects are sold. The outstanding principal balance of any borrowings under the GMAC Facility must be repaid by September 25, 2006. The interest charged on outstanding borrowings is prime plus 1.00% and is payable monthly. The Company is required to pay an annual commitment fee equal to 0.33% of the $50 million GMAC Facility amount. The GMAC Facility documents include customary conditions to funding, acceleration provisions and certain financial affirmative and negative covenants. On September 25, 2002, the Company borrowed $11 million under the GMAC Facility and received cash proceeds of approximately $9 million. The $2 million deducted from the cash proceeds related to the repayment of existing debt on the Secured Projects of approximately $1.5 million and debt issuance costs totaling $500,000 including the first annual commitment fee, as described above. The Company intends to use the proceeds from the GMAC Facility to repay outstanding indebtedness on Bluegreen® Communities’ projects, finance the acquisition and development of Bluegreen Communities’ projects and for general corporate purposes. As of December 31, 2002, $7.5 million was outstanding under the GMAC Facility.

      On September 24, 1999, the Company obtained a $4.2 million line-of-credit with Branch Banking and Trust Company for the purpose of developing a golf course on the Brickshire property (the “Golf Course Loan”). During the years ended March 31, 2002 and April 1, 2001, the Company borrowed $1.4 million and $2.6 million, respectively, under the Golf Course Loan. The outstanding balances under the Golf Course Loan bears interest at prime plus 0.5% and interest is due monthly. Principal payments are payable in equal monthly installments of $35,000. The principal must be repaid by October 1, 2005. The loan is secured by the Brickshire golf course property. As of December 31, 2002, $3.4 million was outstanding under the Golf Course Loan.

      In October 2002, the Company borrowed $2.3 million from Bank One, in connection with the acquisition of 2,463 acres of land for Bluegreen Communities. Bluegreen Communities is developing its Silver Lakes RanchTM community on this land. Principal payments of approximately $195,000 and interest at the prime lending rate are due quarterly. The final maturity of this note payable is October 2005. As of December 31, 2002, $2.2 million was outstanding under this loan.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the nine months ended September 29, 2002, the Company borrowed $7.7 million under a $9.8 million, acquisition and development line-of-credit with Marshall, Miller and Schroeder Investments Corporation (“MM&S”). Borrowings under the line are collateralized by Timeshare Interests in the Company’s Solara SurfsideTM resort in Surfside, Florida (near Miami Beach). Borrowings occurred as MM&S directly paid third-party contractors, vendors and suppliers who were engaged by the Company to perform renovation work on Solara Surfside. The final draw on the loan was released during December 2002. Principal is repaid through agreed-upon release prices as Timeshare Interests in Solara Surfside are sold, subject to minimum required amortization. The indebtedness under the facility bears interest at the prime lending rate plus 1.25%, subject to a minimum interest rate of 7.50%, and all amounts borrowed are due no later than April 1, 2004, however the loan will be paid in full on March 31, 2003, due to the minimum required amortization. The outstanding balance on the MM&S loan was $1.5 million as of December 31, 2002.

      In addition, GE has provided the Company with a $28.0 million acquisition and development facility for its timeshare inventories (the “A&D Facility”). The draw down period on the A&D Facility has expired and outstanding borrowings under the A&D Facility mature no later than July 2006. Principal will be repaid through agreed-upon release prices as Timeshare Interests are sold at the financed resorts, subject to minimum required amortization. The indebtedness under the facility bears interest at LIBOR plus 3%. On September 14, 1999, the Company borrowed approximately $14.0 million under the A&D facility. The outstanding principal of this loan was paid in full during the nine months ended December 31, 2002, through agreed-upon release prices as Timeshare Interests in the Company’s Lodge Alley InnTM resort in Charleston, South Carolina were sold, subject to minimum required amortization. On December 20, 1999, the Company borrowed approximately $13.9 million under the acquisition and development facility. The principal of this loan must be repaid by January 1, 2006, through agreed-upon release prices as Timeshare Interests in the Company’s Shore CrestTM II resort are sold, subject to minimum required amortization. The outstanding balance under the A&D Facility at December 31, 2002 was $1.2 million.

      On August 2, 2001, the Company obtained a revolving line-of-credit with IndyMac Bank F.S.B. (“IndyMac”) for the purpose of developing the Company’s golf course community in Chapel Hill, North Carolina known as The Preserve at Jordan LakeTM. The draw down period on the IndyMac line-of-credit has expired. Through March 2002, the Company borrowed an aggregate $7.9 million under the line-of-credit, on a revolving basis. The outstanding balances under the line-of-credit bore interest at prime plus 1.0%, which was due monthly. Principal payments were effected through agreed-upon release prices as home sites in The Preserve at Jordan Lake were sold. The outstanding balance under the IndyMac line-of-credit was paid in full during the nine months ended December 31, 2002.

      The Company has a $12.5 million unsecured line-of-credit with Wachovia Bank, N.A. Amounts borrowed under the line bear interest at LIBOR plus 2%. Interest is due monthly and all principal amounts are due on December 31, 2003. The Company is only allowed to borrow under the line-of-credit in amounts less than the remaining availability under its current, active timeshare receivables purchase facility plus availability under certain receivable warehouse facilities, less any outstanding letters of credit. The line-of-credit agreement contains certain covenants and conditions typical of arrangements of this type. As of December 31, 2002, there was no amount outstanding under the line.

12.	Note Offering

      On April 1, 1998, the Company consummated a private placement offering (the “Offering”) of $110 million in aggregate principal amount of 10.50% senior secured notes due April 1, 2008 (the “Notes”). Interest on the Notes is payable semiannually on April 1 and October 1 of each year. The Notes are redeemable at the option of the Company, in whole or in part, in cash, on or after April 1,

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2003, together with accrued and unpaid interest, if any, to the date of redemption at the following redemption prices: 2003 — 105.25%; 2004 — 103.50%; 2005 — 101.75% and 2006 and thereafter — 100.00%. The Notes are senior obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company and rank senior in right of payment to all existing and future subordinated obligations of the Company. None of the assets of Bluegreen® Corporation secure its obligations under the Notes, and the Notes are effectively subordinated to secured indebtedness of the Company to any third party to the extent of assets serving as security therefor.

      The Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s existing and future subsidiaries (the “Subsidiary Guarantors”), with the exception of the Joint Venture, BPNV, Resort Title AgencyTM, Inc., any special purpose finance subsidiary, any subsidiary which is formed and continues to operate for the limited purpose of holding a real estate license and acting as a broker, and certain other subsidiaries which have individually less than $50,000 of assets (collectively, “Non-Guarantor Subsidiaries”).

      Each of the Note guarantees covers the full amount of the Notes and each of the Subsidiary Guarantors is 100% owned, directly or indirectly, by the Company. The Note guarantees are senior obligations of each Subsidiary Guarantor and rank pari passu in right of payment with all existing and future senior indebtedness of each such Subsidiary Guarantor and senior in right of payment to all existing and future subordinated indebtedness of each such Subsidiary Guarantor. The Note guarantees of certain Subsidiary Guarantors are secured by a first (subject to customary exceptions) mortgage or similar instrument (each, a “Mortgage”) on certain Bluegreen® Communities properties of such Subsidiary Guarantors (the “Pledged Properties”). Absent the occurrence and the continuance of an event of default, the Notes trustee is required to release its lien on the Pledged Properties as property is sold and the Trustee does not have a lien on the proceeds of any such sale. As of December 31, 2002, the Pledged Properties had an aggregate carrying value of approximately $9.7 million. The Notes’ indenture includes certain negative covenants including restrictions on the incurrence of debt and liens and on payments of cash dividends.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Supplemental financial information for Bluegreen Corporation, its combined Non-Guarantor Subsidiaries and its combined Subsidiary Guarantors is presented below:

CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2002

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$22,373	$17,951	$6,581	$—	$46,905
Contracts receivable, net		1,457	14,773	—	16,230
Intercompany receivable	101,549			(101,549)
Notes receivable, net	1,740	9,434	50,621	—	61,795
Inventory, net		19,440	153,691	—	173,131
Retained interests in notes receivable sold		44,228		—	44,228
Investments in subsidiaries	7,730		3,230	(10,960)
Property and equipment, net	9,791	1,959	40,037	—	51,787
Other assets	6,576	1,792	31,548	—	39,916

Total assets	$149,759	$96,261	$300,481	$(112,509)	$433,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$8,510	$22,485	$26,124	$—	$57,119
Intercompany payable		8,392	93,157	(101,549)
Deferred income taxes	(19,344)	24,706	25,846	—	31,208
Lines-of-credit and notes payable	3,384	3,000	33,385	—	39,769
10.50% senior secured notes payable	110,000	—	—	—	110,000
8.25% convertible subordinated debentures	34,371	—	—	—	34,371

Total liabilities	136,921	58,583	178,512	(101,549)	272,467
Minority interest				3,242	3,242
Total shareholders’ equity	12,838	37,678	121,969	(14,202)	158,283

Total liabilities and shareholders’ equity	$149,759	$96,261	$300,481	$(112,509)	$433,992

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2002

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$18,611	$21,575	$8,529	$—	$48,715
Contracts receivable, net	—	605	21,213	—	21,818
Intercompany receivable	113,436	—	—	(113,436)	—
Notes receivable, net	1,749	6,367	47,532	—	55,648
Inventory, net	—	19,456	168,232	—	187,688
Retained interests in notes receivable sold	—	38,560	—	—	38,560
Investments in subsidiaries	7,730	—	3,230	(10,960)	—
Property and equipment, net	10,009	2,017	37,312	—	49,338
Other assets	6,968	2,663	23,763	—	33,394

Total assets	$158,503	$91,243	$309,811	$(124,396)	$435,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other	$11,074	$21,138	$16,643	$—	$48,855
Intercompany payable	—	12,267	101,169	(113,436)	—
Deferred income taxes	(18,799)	23,173	23,925	—	28,299
Lines-of-credit and notes payable	3,476	5,649	45,765	—	54,890
10.50% senior secured notes payable	110,000	—	—	—	110,000
8.00% convertible subordinated notes payable to related parties	6,000	—	—	—	6,000
8.25% convertible subordinated debentures	34,371	—	—	—	34,371

Total liabilities	146,122	62,227	187,502	(113,436)	282,415
Minority interest	—	—		3,090	3,090
Total shareholders’ equity	12,381	29,016	122,309	(14,050)	149,656

Total liabilities and shareholders’ equity	$158,503	$91,243	$309,811	$(124,396)	$435,161

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Nine Months Ended December 31, 2002

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(In thousands)
REVENUES
Sales	$—	$18,561	$204,094	$—	$222,655
Other resort and golf operations	—	1,901	25,147	—	27,048
Management fees	24,148	—	—	(24,148)	—
Interest income	239	5,652	6,344	—	12,235
Gain on sales of notes receivable	—	10,035	—	—	10,035

	24,387	36,149	235,585	(24,148)	$271,973

COSTS AND EXPENSES
Cost of sales	—	5,103	72,820	—	77,923
Cost of other resort and golf operations	—	782	26,113	—	26,895
Management fees	—	589	23,559	(24,148)	—
Selling, general and administrative expenses	17,518	11,204	99,586	—	128,308
Interest expense	7,389	319	2,116	—	9,824
Provision for loan losses	—	399	2,433	—	2,832
Other expense (income)	(137)	1,156	501	—	1,520

	24,770	19,552	227,128	(24,148)	247,302

Income (loss) before income taxes and minority interest	(383)	16,597	8,457	—	24,671
Provision (benefit) for income taxes	(137)	5,348	3,582	—	8,793
Minority interest in income of consolidated subsidiary	—	—	—	502	502

Income (loss) before cumulative effect of change in accounting principle	(246)	11,249	4,875	(502)	15,376
Cumulative effect of change in accounting principle, net of income taxes	—	(714)	(5,215)	—	(5,929)
Minority interest in cumulative effect of change in accounting principle, net of income taxes	—	—	—	(350)	(350)

Net income (loss)	$(246)	$10,535	$(340)	$(152)	$9,797

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended December 30, 2001

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(Unaudited)

	(In thousands)
REVENUES
Sales	$—	$14,540	$170,163	$—	$184,703
Management fees	20,293	—	—	(20,293)	—
Other resort and golf operations revenue	—	2,600	16,584	—	19,184
Interest income	477	3,446	7,932	—	11,855
Gain on sale of notes receivable	—	4,214	—	—	4,214

	20,770	24,800	194,679	(20,293)	219,956
COST AND EXPENSES
Cost of sales	—	4,603	59,530	—	64,133
Cost of other resort and golf operations	—	1,152	16,692	—	17,844
Management fees	—	825	19,468	(20,293)	—
Selling, general and administrative expenses	18,461	8,620	79,264	—	106,345
Interest expense	6,252	460	3,417	—	10,129
Provision for loan losses	—	140	3,543	—	3,683
Other expense (income)	10	775	(508)	—	277

	24,723	16,575	181,406	(20,293)	202,411

Income (loss) before income taxes	(3,953)	8,225	13,273	—	17,545
Provision (benefit) for income taxes	(1,522)	3,226	5,051	—	6,755
Minority interest in income of consolidated subsidiary	—	—	—	107	107

Net income (loss)	$(2,431)	$4,999	$8,222	$(107)	$10,683

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2002

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(In thousands)
REVENUES
Sales	$—	$21,604	$219,024	$—	$240,628
Other resort and golf operations	—	3,943	21,527	—	25,470
Management fees	26,133	—	—	(26,133)	—
Interest income	564	4,968	9,915	—	15,447
Gain on sales of notes receivable	—	6,280	—	—	6,280

	26,697	36,795	250,466	(26,133)	287,825
COSTS AND EXPENSES
Cost of sales	—	6,606	79,919	—	86,525
Cost of other resort and golf operations	—	1,532	22,067	—	23,599
Management fees	—	1,086	25,047	(26,133)	—
Selling, general and administrative expenses	25,686	12,234	102,269	—	140,189
Interest expense	8,371	578	4,068	—	13,017
Provision for loan losses	—	242	4,609	—	4,851
Other expense (income)	(239)	1,105	(704)	—	162

	33,818	23,383	237,275	(26,133)	268,343

Income (loss) before income taxes and minority interest	(7,121)	13,412	13,191	—	19,482
Provision (benefit) for income taxes	(2,742)	4,846	5,397	—	7,501
Minority interest in income of consolidated subsidiary	—	—	—	249	249

Net income (loss)	$(4,379)	$8,566	$7,794	$(249)	$11,732

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended April 1, 2001

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(In thousands)
REVENUES
Sales	$58	$11,107	$218,709	$—	$229,874
Other resort and golf operations	—	3,508	21,141	—	24,649
Management fees	25,163	—	—	(25,163)	—
Interest income	1,378	4,155	11,784	—	17,317
Gain on sales of notes receivable	—	3,281	—	—	3,281

	26,599	22,051	251,634	(25,163)	275,121
COSTS AND EXPENSES
Cost of sales	—	3,270	75,525	—	78,795
Cost of other resort and golf operations	—	1,577	23,374	—	24,951
Management fees	—	—	25,163	(25,163)	—
Selling, general and administrative expenses	27,085	7,138	113,369	—	147,592
Interest expense	10,189	941	4,364	—	15,494
Provision for loan losses	—	69	4,818	—	4,887
Other expense (income)	44	885	(529)	—	400

	37,318	13,880	246,084	(25,163)	272,119

Income (loss) before income taxes and minority interest	(10,719)	8,171	5,550	—	3,002
Provision (benefit) for income taxes	(4,127)	3,644	1,639	—	1,156
Minority interest in loss of consolidated subsidiary	—	—	—	(871)	(871)

Net income (loss)	$(6,592)	$4,527	$3,911	$871	$2,717

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Nine Months Ended December 31, 2002

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(In thousands)
Operating activities:
Net cash provided (used) by operating activities	$10,471	$(14,917)	$11,483	$—	$7,037

Investing activities:
Cash received from retained interests in notes receivable sold	—	14,555	—	—	14,555
Investment in subsidiary	(100)	—	—	100	—
Business acquisition	—	—	(2,292)	—	(2,292)
Purchases of property and equipment	(1,285)	(315)	(2,779)	—	(4,379)
Proceeds from sales of property and equipment	—	—	48	—	48

Net cash provided (used) by investing activities	(1,385)	14,240	(5,023)	100	7,932

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	—	—	18,696	—	18,696
Payments under line-of-credit facilities and notes payable	(7)	(1,692)	(25,771)	—	(27,470)
Payment of 8% convertible, subordinated notes payable to related parties	(6,000)	—	—	—	(6,000)
Payment of debt issuance costs	—	(1,355)	(1,333)	—	(2,688)
Proceeds from capitalization of subsidiary	—	100	—	(100)	—
Proceeds from exercise of employee and director stock options	683	—	—	—	683

Net cash used by financing activities	(5,324)	(2,947)	(8,408)	(100)	(16,779)

Net (decrease) increase in cash and cash equivalents	3,762	(3,624)	(1,948)	—	(1,810)
Cash and cash equivalents at beginning of year	18,611	21,575	8,529	—	48,715

Cash and cash equivalents at end of year	22,373	17,951	6,581	—	46,905
Restricted cash and cash equivalents at end of year	(173)	(13,797)	(6,581)	—	(20,551)

Unrestricted cash and cash equivalents at end of year	$22,200	$4,154	$—	$—	$26,354

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended December 30, 2001

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated

	(Unaudited)

	(In thousands)
Operating activities:
Net cash provided (used) by operating activities	$(3,095)	$3,556	$19,161	$19,622

Investing activities:
Purchases of property and equipment	(1,999)	(1,104)	(7,343)	(10,446)
Sales of property and equipment	3	—	31	34
Cash received from retained interests in notes receivable sold	—	3,552	—	3,552
Investment in note receivable	(1,685)	—	—	(1,685)
Principal payments received on investment in note receivable	4,643	—	—	4,643

Net cash provided (used) by investing activities	962	2,448	(7,312)	(3,902)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and other notes payable	40,375	—	6,173	46,548
Payments under line-of-credit facilities and other notes payable	(40,626)	(2,979)	(18,873)	(62,478)
Payment of debt issuance costs	(93)	(1,114)	(278)	(1,485)
Proceeds from the exercise of employee and director stock options	156	—	—	156

Net cash used by financing activities	(188)	(4,093)	(12,978)	(17,259)

Net increase (decrease) in cash and cash equivalents	(2,321)	1,911	(1,129)	(1,539)
Cash and cash equivalents at beginning of period	13,290	17,125	9,601	40,016

Cash and cash equivalents at end of period	10,969	19,036	8,472	38,477
Restricted cash and cash equivalents at end of period	—	(17,459)	(6,997)	(24,456)

Unrestricted cash and cash equivalents at end of period	$10,969	$1,577	$1,475	$14,021

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2002

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated

	(In thousands)
Operating activities:
Net cash provided by operating activities	$5,261	$3,107	$23,282	$31,650

Investing activities:
Cash received from retained interests in notes receivable sold	—	7,856	—	7,856
Investment in note receivable	(1,685)	—	—	(1,685)
Principal payments received on investment in note receivable	4,643	—	—	4,643
Purchases of property and equipment	(2,722)	(1,472)	(8,746)	(12,940)
Proceeds from sales of property and equipment	4	—	40	44

Net cash (used) provided by investing activities	240	6,384	(8,706)	(2,082)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	50,225	—	9,645	59,870
Payments under line-of-credit facilities and notes payable	(50,447)	(3,876)	(25,004)	(79,327)
Payment of debt issuance costs	(114)	(1,165)	(289)	(1,568)
Proceeds from exercise of employee and director stock options	156	—	—	156

Net cash used by financing activities	(180)	(5,041)	(15,648)	(20,869)

Net increase (decrease) in cash and cash equivalents	5,321	4,450	(1,072)	8,699
Cash and cash equivalents at beginning of year	13,290	17,125	9,601	40,016

Cash and cash equivalents at end of year	18,611	21,575	8,529	48,715
Restricted cash and cash equivalents at end of year	—	(20,199)	(7,470)	(27,669)

Unrestricted cash and cash equivalents at end of year	$18,611	$1,376	$1,059	$21,046

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended April 1, 2001

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(In thousands)
Operating activities:
Net cash provided (used) by operating activities	$(24,250)	$2,312	$24,010	$—	$2,072

Investing activities:
Cash received from retained interests in notes receivable sold	—	6,890	—	—	6,890
Investment in note receivable	(4,711)	—	—	—	(4,711)
Principal payments received on investment in note receivable	68	—	—	—	68
Acquisition of minority interest	—	—	(250)	—	(250)
Investment in joint venture	—	—	(3,230)	3,230	—
Purchases of property and equipment	(1,539)	(739)	(7,271)	—	(9,549)
Proceeds from sales of property and equipment	—	—	79	—	79

Net cash (used) provided by investing activities	(6,182)	6,151	(10,672)	3,230	(7,473)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and notes payable	6,500	645	3,976	—	11,121
Payments under line-of-credit facilities and notes payable	(5,282)	(6,303)	(17,550)	—	(29,135)
Payment of debt issuance costs	(45)	(1,368)	(138)	—	(1,551)
Proceeds from capitalization of joint venture	—	3,230	—	(3,230)	—
Proceeds from exercise of employee and director stock options	28	—	—	—	28
Payments for treasury stock	(572)	—	—	—	(572)

Net cash (used) provided by financing activities	629	(3,796)	(13,712)	(3,230)	(20,109)

Net (decrease) increase in cash and cash equivalents	(29,803)	4,667	(374)	—	(25,510)
Cash and cash equivalents at beginning of year	43,093	12,458	9,975	—	65,526

Cash and cash equivalents at end of year	13,290	17,125	9,601	—	40,016
Restricted cash and cash equivalents at end of year	—	(15,961)	(6,402)	—	(22,363)

Unrestricted cash and cash equivalents at end of year	$13,290	$1,164	$3,199	$—	$17,653

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Convertible Subordinated Notes Payable and Debentures

Notes Payable

      On September 11, 2002, the Company’s 8% convertible subordinated promissory notes in the aggregate principal amount of $6 million were paid in full to two former members of the Company’s Board of Directors and an affiliate of a former member of the Board of Directors.

Debentures

      The Company had $34.4 million of its 8.25% Convertible Subordinated Debentures (the “Debentures”) outstanding at both December 31, 2002 and March 31, 2002. The Debentures are convertible at any time prior to maturity (2012), unless previously redeemed, into common stock of the Company at a current conversion price of $8.24 per share, subject to adjustment under certain conditions. The Debentures are redeemable at any time, at the Company’s option, in whole or in part at 100% of the face amount. The Company is obligated to redeem annually 10% of the principal amount of the Debentures originally issued, commencing May 15, 2003, net of previous redemptions of approximately $5.6 million (therefore the first actual redemptions will occur on May 15, 2004). Such redemptions are calculated to retire 90% of the principal amount of the Debentures prior to maturity. The Debentures are unsecured and subordinated to all senior indebtedness of the Company. Interest is payable semi-annually on May 15 and November 15.

      Under financial covenants of the Indenture pursuant to which the Debentures were issued, the Company is required to maintain net worth of not less than $29.0 million. Should net worth fall below $29.0 million for two consecutive quarters, the Company is required to make an offer to purchase 20% of the outstanding Debentures at par, plus accrued interest.

14.	Fair Value of Financial Instruments

      In estimating the fair values of its financial instruments, the Company used the following methods and assumptions:

      Cash and cash equivalents: The amounts reported in the Consolidated Balance Sheets for cash and cash equivalents approximate fair value.

      Contracts receivable: The amounts reported in the Consolidated Balance Sheets for contracts receivable approximate fair value. Contracts receivable are non-interest bearing and generally convert into cash or an interest-bearing mortgage note receivable within thirty days.

      Notes receivable: The amounts reported in the Consolidated Balance Sheets for notes receivable approximate fair value based on discounted future cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.

      Retained interests in notes receivable sold: Retained interests in notes receivable sold are carried at fair value based on discounted cash flow analyses.

      Lines-of-credit, notes payable and receivable-backed notes payable: The amounts reported in the Consolidated Balance Sheets approximate their fair value for indebtedness that provides for variable interest rates. The fair value of the Company’s fixed-rate indebtedness was estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

      10.50% senior secured notes payable: The fair value of the Company’s 10.50% senior secured notes is based on the quoted market price in the over-the-counter bond market.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      8.00% convertible subordinated notes payable to related parties: The fair value of the Company’s $6 million notes was estimated using a discounted cash flow analysis, based on the Company’s incremental borrowing rate at March 31, 2002, for similar types of borrowing arrangements.

      8.25% convertible subordinated debentures: The fair value of the Company’s 8.25% convertible subordinated debentures is based on the quoted market price as reported on the New York Stock Exchange.

	December 31, 2002		March 31, 2002

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In thousands)
Cash and cash equivalents	$46,905	$46,905	$48,715	$48,715
Contracts receivable, net	16,230	16,230	21,818	21,818
Notes receivable, net	61,795	61,795	55,648	55,648
Retained interests in notes receivable sold	44,228	44,228	38,560	38,560
Lines-of-credit, notes payable, and receivable-backed notes payable	39,769	39,837	54,890	54,890
10.50% senior secured notes payable	110,000	90,200	110,000	85,800
8.00% convertible subordinated notes payable to related parties	—	—	6,000	6,084
8.25% convertible subordinated debentures	34,371	29,215	34,371	25,091

15.	Common Stock and Stock Option Plans

Treasury Stock

      During the year ended April 1, 2001, the Company repurchased approximately 198,000 common shares at an aggregate cost of $572,000 under a repurchase plan approved by the Company’s Board of Directors during the year ended March 28, 1999 and expanded during the year ended April 2, 2000. No common stock was repurchased during the nine months ended December 31, 2002 or the year ended March 31, 2002.

Stock Option Plans

      Under the Company’s employee stock option plans, options can be granted with various vesting periods. All options granted to employees prior to December 31, 2002, vest ratably over a five-year period and expire ten years from the date of grant. All options were granted at exercise prices that either equaled or exceeded fair market value at the respective dates of grant.

      The stock option plan covering the Company’s non-employee directors provides for the grant to the Company’s non-employee directors (the “Outside Directors”) of non-qualified stock options. All options granted to Outside Directors prior to December 31, 2002 vest ratably over a three-year period and expire ten years from the date of grant. Due to a “change in control” provision in the Outside Directors’ stock option agreements, all outstanding Outside Directors options as of April 10, 2002 immediately vested when Levitt Companies, LLC (“Levitt”), a subsidiary of BankAtlantic Bancorp, Inc. (NYSE: BBX), acquired an aggregate of approximately 8 million shares of the Company’s outstanding common stock from certain real estate funds associated with Morgan Stanley Dean Witter and Company and Grace Brothers, Ltd. in private transactions. As a result of these purchases, combined with prior holdings in the Company, Levitt and BankAtlantic Bancorp, Inc. now own approximately 40% of the Company’s outstanding common stock.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of stock option activity related to the Company’s Employee and Outside Directors Plans is presented below (in thousands, except per share data).

	Number of Shares	Outstanding	Exercise Price	Number of Shares
	Reserved	Options	Per Share	Exercisable

Employee Stock Option Plans
Balance at April 3, 2000	3,645	2,829	$1.25-$9.50	1,288
Granted	—	60	$2.26-$3.00
Forfeited	(5)	(185)	$3.13-$8.50
Exercised	(11)	(11)	$3.13

Balance at April 1, 2001	3,629	2,693	$1.25-$9.50	1,637
Granted	—	50	$2.29
Forfeited	(81)	(654)	$2.29-$9.50
Exercised	(78)	(78)	$1.25-$1.46

Balance at March 31, 2002	3,470	2,011	$1.46-$9.50	1,457
Forfeited	(10)	(145)	$2.60-$8.50
Exercised	(72)	(72)	$1.46-$3.13

Balance at December 31, 2002	3,388	1,794	$2.26-$9.50	1,489

Outside Directors Plans
Balance at April 3, 2000	903	613	$1.46-$9.31	408
Granted	—	105	$2.88

Balance at April 1, 2001	903	718	$1.46-$9.31	503
Granted	—	120	$2.11
Forfeited	(2)	(30)	$2.88
Exercised	(36)	(36)	$1.46

Balance at March 31, 2002	865	772	$1.77-$9.31	562
Forfeited	—	(45)	$2.88-$5.94
Exercised	(212)	(212)	$1.77-$3.50

Balance at December 31, 2002	653	515	$2.11-$9.31	515

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The weighted-average exercise prices and weighted-average remaining contractual lives of the Company’s outstanding stock options at December 31, 2002 (grouped by range of exercise prices) were:

			Weighted-Average		Weighted-
			Remaining	Weighted-	Average
	Number	Number of	Contractual Life	Average	Exercise Price
	of Options	Vested Options	(in years)	Exercise Price	(vested only)

	(In thousands, except per share data)
Employees:
$2.26-$3.13	470	384	5	$2.88	$3.01
$3.58-$4.88	598	567	3	$4.18	$4.14
$8.50-$9.50	726	538	6	$9.21	$9.26

	1,794	1,489

Directors:
$2.11	30	30	9	$2.11	$2.11
$2.82-$3.80	305	305	3	$3.27	$3.27
$5.94	90	90	4	$5.94	$5.94
$9.31	90	90	4	$9.31	$9.31

	515	515

Common Stock Reserved for Future Issuance

      As of December 31, 2002, common stock reserved for future issuance was comprised of shares issuable (in thousands):

Upon conversion of 8.25% debentures	4,171
Upon exercise of employee stock options	3,388
Upon exercise of outside director stock options	653

8,212

16.	Commitments and Contingencies

      At December 31, 2002, the estimated cost to complete development work in subdivisions or resorts from which lots or Timeshare Interests have been sold totaled $34.9 million. Development is estimated to be completed within the next three fiscal years and thereafter as follows: 2003 — $27.6 million, 2004 — $3.0 million, 2005 — $2.5 million, Thereafter — $1.8 million.

      The Company leases certain office space and equipment under various noncancelable operating leases. Certain of these leases contain stated escalation clauses while others contain renewal options.

      Rent expense for the nine months ended December 31, 2002, the year ended March 31, 2002 and the year ended April 1, 2001, totaled approximately $3.6 million, $4.4 million and $4.2 million, respectively.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Lease commitments under these noncancelable operating leases for each of the five fiscal years subsequent to December 31, 2002, and thereafter are as follows (in thousands):

2003	$3,444
2004	2,799
2005	1,826
2006	1,341
2007	1,095
Thereafter	4,596

Total future minimum lease payments	$15,101

      The Company has $1.4 million in outstanding commitments under stand-by letters of credit with banks, primarily related to obtaining an insurance bond regarding the development of project expected to be acquired during the year ending December 31, 2003, by Bluegreen® Communities.

      In the ordinary course of its business, the Company from time to time becomes subject to claims or proceedings relating to the purchase, subdivision, sale and/or financing of real estate. Additionally, from time to time, the Company becomes involved in disputes with existing and former employees. The Company believes that substantially all of the claims and proceedings are incidental to its business.

      On August 21, 2000, the Company received a Notice of Field Audit Action (the “Notice”) from the State of Wisconsin Department of Revenue (the “DOR”) alleging that two subsidiaries now owned by the Company failed to collect and remit sales and use taxes to the State of Wisconsin during the period from January 1, 1994 through September 30, 1997 totaling $1.9 million. The majority of the assessment is based on the subsidiaries not charging sales tax to purchasers of Timeshare Interests at the Company’s Christmas Mountain VillageTMresort. In addition to the assessment, the Notice indicated that interest would be charged, but no penalties would be assessed. As of December 31, 2002, aggregate interest was approximately $1.8 million. The Company filed a Petition for Redetermination (the “Petition”) on October 19, 2000, and, if the Petition is unsuccessful, the Company intends to vigorously appeal the assessment. The Company acquired the subsidiaries that were the subject of the Notice in connection with the acquisition of RDI on September 30, 1997. Under the RDI purchase agreement, the Company has the right to set off payments owed by the Company to RDI’s former stockholders pursuant to a $1.0 million outstanding note payable balance and to make a claim against such stockholders for $500,000 previously paid for any breach of representations and warranties. (One of the former RDI stockholders is currently employed by the Company in a key management position.) The Company has notified the former RDI stockholders that it intends to exercise these rights to mitigate any settlement with the DOR in this matter. In addition, the Company believes that, if necessary, amounts paid to the State of Wisconsin pursuant to the Notice, if any, may be further funded through collections of sales tax from the consumers who effected the assessed timeshare sales with RDI without paying sales tax on their purchases. Based on management’s assessment of the Company’s position in the Petition, the Company’s right of set off with the former RDI stockholders and other factors discussed above, management does not believe that the possible sales tax pursuant to the Notice will have a material adverse impact on the Company’s results of operations or financial position, and therefore no amounts have been accrued related to this matter.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Income Taxes

      The provision for income taxes consists of the following (in thousands):

	Nine Months Ended		Year Ended

	December 31, 2002	December 30, 2001	March 31, 2002	April 1, 2001

		(Unaudited)
Federal:
Current	$4,666	$—	$(394)	$(4,645)
Deferred	3,792	6,114	7,254	5,481

	8,458	6,114	6,860	836
State and other:
Current	—	—	—	—
Deferred	335	641	641	320

	335	641	641	320

Total	$8,793	$6,755	$7,501	$1,156

      The reasons for the difference between the provision for income taxes and the amount that results from applying the federal statutory tax rate to income before provision for income taxes and minority interest are as follows (in thousands):

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Income tax expense at statutory rate	$8,635	$6,141	$6,819	$1,051
Effect of state taxes, net of federal tax benefit	158	614	682	105

	$8,793	$6,755	$7,501	$1,156

      At December 31, 2002 and March 31, 2002, deferred income taxes consist of the following components (in thousands):

	December 31,	March 31,
	2002	2002

Deferred federal and state tax liabilities (assets):
Installment sales treatment of notes	$68,500	$53,115
Deferred federal and state loss carryforwards/AMT credits	(38,939)	(29,588)
Book over tax carrying value of retained interests in notes receivable sold	6,587	2,863
Book reserves for loan losses and inventory	(5,271)	(3,972)
Deferral of telemarketing costs incurred	—	2,431
Tax over book depreciation	1,411	1,721
Other	(1,080)	1,729

Deferred income taxes	$31,208	$28,299

Total deferred federal and state tax liabilities	$81,385	$62,286
Total deferred federal and state tax assets	(50,177)	(33,987)

Deferred income taxes	$31,208	$28,299

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has available net operating loss carryforwards of $84.3 million, which expire in 2021, 2022 and 2023, and alternative minimum tax credit carryforwards of $6.9 million, that never expire.

18.	Employee Retirement Savings Plan

      The Company’s Employee Retirement Plan is a code section 401(k) Retirement Savings Plan (the “Plan”). All employees at least 21 years of age with one year of employment with the Company are eligible to participate in the Plan. During the nine months ended December 31, 2002, the Company did not make a matching contribution to the Plan, but has accrued approximately $270,000 for a matching contribution to be determined and paid in April 2003 related to the Plan’s fiscal year ended December 31, 2002. During the year ended March 31, 2002, the Plan was amended when the Company agreed to make a minimum matching contribution to the Plan of $226,000, which was equivalent to 50% of the first 3% of each participating employee’s contribution to the Plan. During the year ended April 1, 2001, employer contributions to the Plan were at the sole discretion of the Company and no such contributions were made.

19.	Business Segments

      The Company has two reportable business segments. Bluegreen® Resorts develops, markets and sells Timeshare Interests in the Company’s resorts, primarily through the Club, and provides resort management services to resort property owners associations and Bluegreen Communities acquires large tracts of real estate, which are subdivided, improved (in some cases to include a golf course on the property) and sold, typically on a retail basis as home sites. The Company’s reportable segments are business units that offer different products. The reportable segments are each managed separately because they sell distinct products with different development, marketing and selling methods.

      The Company evaluates performance and allocates resources based on field operating profit. Field operating profit is operating profit prior to the allocation of corporate overhead, interest income, gain on sale of receivables, other income, provision for loan losses, interest expense, income taxes, minority interest and cumulative effect of change in accounting principle. Inventory is the only asset that the Company evaluates on a segment basis — all other assets are only evaluated on a consolidated basis. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 1).

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Required disclosures for the Company’s business segments are as follows (in thousands):

As of and for the nine months ended December 31, 2002

	Bluegreen®	Bluegreen
	Resorts	Communities	Totals

Sales	$144,026	$78,629	$222,655
Other resort and golf operations revenues	23,520	3,528	27,048
Depreciation expense	2,100	1,053	3,153
Field operating profit	17,218	13,570	30,788
Inventory	71,097	102,034	173,131

As of and for the nine months ended December 30, 2001 (Unaudited)

Sales	$110,846	$73,857	$184,703
Other resort and golf operations revenues	17,475	1,709	19,184
Depreciation expense	1,820	802	2,622
Field operating profit	14,970	14,209	29,179
Inventory	88,726	105,299	194,025

As of and for the year ended March 31, 2002

Sales	$144,226	$96,402	$240,628
Other resort and golf operations revenues	23,149	2,321	25,470
Depreciation expense	2,532	1,077	3,609
Field operating profit	19,729	15,415	35,144
Inventory	86,288	101,400	187,688

As of and for the year ended April 1, 2001

Sales	$140,975	$88,899	$229,874
Other resort and golf operations revenues	22,762	1,887	24,649
Depreciation expense	1,986	873	2,859
Field operating profit	9,724	12,991	22,715
Inventory	97,012	96,622	193,634

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliations to Consolidated Amounts

      Field operating profit for reportable segments reconciled to consolidated income before provision for income taxes and minority interest (in thousands):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Field operating profit for reportable segments	$30,788	$29,179	$35,144	$22,715
Interest income	12,235	11,855	15,447	17,317
Gain on sales of notes receivable	10,035	4,214	6,280	3,281
Other expense	(1,520)	(277)	(162)	(400)
Corporate general and administrative expenses	(14,211)	(13,614)	(19,359)	(19,530)
Interest expense	(9,824)	(10,129)	(13,017)	(15,494)
Provision for loan losses	(2,832)	(3,683)	(4,851)	(4,887)

Consolidated income before provision for income taxes and minority interest	$24,671	$17,545	$19,482	$3,002

      Depreciation expense for reportable segments reconciled to consolidated depreciation expense (in thousands):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Depreciation expense for reportable segments	$3,153	$2,622	$3,609	$2,859
Depreciation expense for corporate fixed assets	1,444	1,235	1,671	1,404

Consolidated depreciation expense	$4,597	$3,857	$5,280	$4,263

      Assets for reportable segments reconciled to consolidated assets (in thousands):

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
Inventory for reportable segments	$173,131	$194,025	$187,688	$193,634
Assets not allocated to reportable segments	260,861	238,663	247,473	226,047

Total assets	$433,992	$432,688	$435,161	$419,681

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Information

      Sales by geographic area are as follows (in thousands):

	Nine Months Ended		Year Ended

	December 31,	December 30,	March 31,	April 1,
	2002	2001	2002	2001

		(Unaudited)
United States	$216,973	$176,846	$230,179	$219,885
Aruba	5,671	7,849	10,441	9,964
Canada	11	8	8	25

Consolidated totals	$222,655	$184,703	$240,628	$229,874

      Inventory by geographic area is as follows (in thousands):

	December 31,	March 31,
	2002	2002

United States	$163,606	$177,575
Aruba	9,521	10,107
Canada	4	6

Consolidated totals	$173,131	$187,688

20.	Quarterly Financial Information (Unaudited)

      Summarized quarterly financial information for the nine months ended December 31, 2002 and the year ended March 31, 2002, is presented below (in thousands, except for per share information). Each quarter presented reflects the results of operations for a 13-week period.

	Three Months Ended

	June 30,	September 29,	December 31,
	2002	2002	2002

	(Restated)	(Restated)
Sales	$71,113	$83,386	$68,156
Gross profit	46,146	54,377	44,209
Income before cumulative effect of change in accounting principle	4,159	5,080	6,137
Net income (loss)	(1,420)	5,080	6,137
Earnings per common share before cumulative effect of change in accounting principle:
Basic	0.17	0.21	0.25
Diluted	0.17	0.19	0.23
Earnings (loss) per common share:
Basic	(0.06)	0.21	0.25
Diluted	(0.06)	0.19	0.23

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended

	July 1,	September 30,	December 30,	March 31,
	2001	2001	2001	2002

	(in thousands, except per share data)
Sales	$60,183	$69,235	$55,285	$55,925
Gross profit	40,112	45,157	35,301	33,533
Net income	4,135	4,577	1,972	1,048
Earnings per common share:
Basic	0.17	0.19	0.08	0.04
Diluted	0.16	0.17	0.08	0.04

      Income before cumulative effect of change in accounting principle and net income (loss) for the three months ended June 30, 2002 and September 29, 2002, as presented above, has been restated from the amounts previously disclosed in the Company’s Quarterly Reports on Form 10-Q for those periods to reflect the impact of the change in accounting principle discussed in Note 1. Net income as previously disclosed in the Company’s Quarterly Reports on Form 10-Q reconciled to the restated amounts above for the three month periods ended June 30, 2002 and September 29, 2002, is as follows (in thousands, except per share data):

	Three Months Ended

	June 30,	September 29,
	2002	2002

Net income, as previously reported	$5,158	$5,723
Impact of expensing telemarketing costs that were previously deferred in the computation of net income, as previously reported, net of income taxes and minority interest	(999)	(643)

Income before cumulative effect of change in accounting principle	4,159	5,080
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(5,579)	—

Net income (loss), as restated	$(1,420)	$5,080

Earnings per common share, as previously reported:
Basic	$0.21	$0.23
Diluted	0.19	0.21
Earnings (loss) per common share, as restated:
Basic	(0.06)	0.21
Diluted	(0.06)	0.19

21.	Subsequent Event

      In February 10, 2003, the Company entered into a $50.0 million revolving timeshare receivables credit facility (the “GMAC Receivables Facility”) with RFC. The borrowing period on the GMAC Receivables Facility expires on March 10, 2005, and outstanding borrowings mature no later than March 10, 2012. The GMAC Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GMAC Receivables Facility is 90% of the outstanding principal balance of eligible notes arising from the sale of Timeshare Interests. The GMAC Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GMAC Receivables Facility. Indebtedness under the facility will bear interest at LIBOR plus 4%. The Company was required to pay an upfront loan fee of $375,000 in connection with the GMAC Receivables Facility.

BLUEGREEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(Unaudited)	(Note)

	(Amounts in thousands, except
	per share data)
ASSETS
Cash and cash equivalents (including restricted cash of $36,000 and $20,551 at September 30, 2003 and December 31, 2002, respectively)	$55,782	$46,905
Contracts receivable, net	33,952	16,230
Notes receivable, net	108,306	61,795
Inventory, net	210,354	173,131
Prepaid expenses	12,944	11,630
Retained interests in notes receivable sold	55,684	44,228
Property and equipment, net	54,999	51,787
Intangible assets	3,779	13,269
Other assets	16,266	15,017

Total assets	$552,066	$433,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$7,174	$5,878
Accrued liabilities and other	52,803	31,537
Deferred income	19,529	19,704
Deferred income taxes	43,646	31,200
Receivable-backed notes payable	22,254	5,360
Lines-of-credit and notes payable	78,316	34,409
10.50% senior secured notes payable	110,000	110,000
8.25% convertible subordinated debentures	34,371	34,371

Total liabilities	368,093	272,459
Commitments and contingencies
Minority interest	5,125	3,250
Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 90,000 shares authorized; 27,510 and 27,343 shares issued at September 30, 2003 and December 31, 2002, respectively	275	273
Additional paid-in capital	124,216	123,535
Treasury stock, 2,756 common shares at cost at both September 30, 2003 and December 31, 2002	(12,885)	(12,885)
Accumulated other comprehensive income, net of income taxes	1,787	460
Retained earnings	65,455	46,900

Total shareholders’ equity	178,848	158,283

Total liabilities and shareholders’ equity	$552,066	$433,992

Note:	The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended

	September 30,	September 29,
	2003	2002

	(Unaudited)
		(Restated)

	(Amounts in thousands, except
	per share data)
Revenues:
Sales	$108,941	$83,386
Other resort and communities operations revenue	14,549	7,564
Interest income	4,441	4,018
Gain on sales of notes receivable	476	2,037

	128,407	97,005
Costs and expenses:
Cost of sales	31,033	29,009
Cost of other resort and communities operations	14,489	6,831
Selling, general and administrative expenses	59,132	47,102
Interest expense	3,650	3,321
Provision for loan losses	2,300	1,561
Other expense, net	515	676

	111,119	88,500

Income before minority interest and provision for income taxes	17,288	8,505
Minority interest in income of consolidated subsidiary	699	245

Income before provision for income taxes	16,589	8,260
Provision for income taxes	6,387	3,180

Net income	$10,202	$5,080

Earnings per common share:
Basic	$0.41	$0.21

Diluted	$0.36	$0.19

Weighted average number of common and common equivalent shares:
Basic	24,634	24,497

Diluted	29,377	28,749

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended

	September 30,	September 29,
	2003	2002

	(Unaudited)
		(Restated)

	(Amounts in thousands, except
	per share data)
Revenues:
Sales	$256,749	$210,424
Other resort and communities operations revenue	42,592	20,561
Interest income	12,308	11,373
Gain on sales of notes receivable	3,360	5,334
Other income, net	608	—

	315,617	247,692
Costs and expenses:
Cost of sales	76,366	76,368
Cost of other resort and communities operations	43,196	18,251
Selling, general and administrative expenses	148,859	121,456
Interest expense	9,626	9,432
Provision for loan losses	5,525	3,810
Other expense, net	—	1,020

	283,572	230,337

Income before minority interest and provision for income taxes	32,045	17,355
Minority interest in income of consolidated subsidiary	1,875	645

Income before provision for income taxes	30,170	16,710
Provision for income taxes	11,615	6,433

Income before cumulative effect of a change in accounting principle	18,555	10,277
Cumulative effect of a change in accounting principle, net of income taxes (Note 1)	—	(5,929)
Minority interest in cumulative effect of change in accounting principle, net of income taxes	—	(350)

Net income	$18,555	$4,698

Earnings per common share:
Basic:
Income before cumulative effect of a change in accounting principle	$0.75	$0.42
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(0.23)

Net income	$0.75	$0.19

Diluted:
Income before cumulative effect of a change in accounting principle	$0.68	$0.40
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	(0.19)

Net income	$0.68	$0.21

Weighted average number of common and common equivalent shares:
Basic	24,604	24,392

Diluted	29,089	28,705

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended

	September 30,	September 29,
	2003	2002

	(Unaudited)
		(Restated)

	(Amounts in thousands)
Operating activities:
Net income	$18,555	$4,698
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net	—	5,929
Minority interest in income of consolidated subsidiary	1,875	295
Depreciation and amortization	10,403	6,842
Amortization of discount on note payable	—	107
Gain on sales of notes receivable	(3,360)	(5,334)
(Gain) loss on sales of property and equipment	(212)	250
Provision for loan losses	5,525	3,810
Provision for deferred income taxes	11,615	6,433
Interest accretion on retained interests in notes receivable sold	(3,564)	(3,919)
Proceeds from sales of notes receivable	49,650	73,654
Proceeds from borrowings collateralized by notes receivable	22,086	3,175
Payments on borrowings collateralized by notes receivable	(4,970)	(4,713)
Changes in operating assets and liabilities:
Contracts receivable	(17,722)	(12,294)
Notes receivable	(115,197)	(94,167)
Inventory	11,232	31,881
Prepaids and other assets	(3,186)	(4,402)
Accounts payable, accrued liabilities and other	29,581	11,058

Net cash provided by operating activities	12,311	23,303

Investing activities:
Purchases of property and equipment	(7,527)	(5,232)
Sales of property and equipment	1,080	42
Cash received from retained interests in notes receivable sold	5,948	13,681

Net cash provided (used) by investing activities	(499)	8,491

Financing activities:
Proceeds from borrowings under line-of-credit facilities and other notes payable	32,000	32,018
Payments under line-of-credit facilities and other notes payable	(33,830)	(34,711)
Payment under 8% convertible subordinated notes payable to related parties	—	(6,000)
Payment of debt issuance costs	(1,642)	(2,641)
Proceeds from exercise of employee and director stock options	537	526

Net cash used by financing activities	(2,935)	(10,808)

Net increase in cash and cash equivalents	8,877	20,986
Cash and cash equivalents at beginning of period	46,905	38,477

Cash and cash equivalents at end of period	55,782	59,463
Restricted cash and cash equivalents at end of period	(36,000)	(24,620)

Unrestricted cash and cash equivalents at end of period	$19,782	$34,843

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Nine Months Ended

	September 30,	September 29,
	2003	2002

	(Unaudited)
		(Restated)

	(Amounts in thousands)
Supplemental schedule of non-cash operating, investing and financing activities:
Retained interests in notes receivable sold	$11,682	$19,396

Property and equipment acquired through financing	$2,250	$198

Inventory acquired through foreclosure or deedback in lieu of Foreclosure	$4,967	$6,695

Inventory acquired through financing	$43,488	$—

Net change in unrealized gains on investments	$2,158	$450

See accompanying notes to condensed consolidated financial statements.

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003
(Unaudited)

1.	Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements of Bluegreen Corporation (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

      The financial information furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods. The results of operations for the three and nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the year ending December 31, 2003. For further information, refer to the Company’s audited consolidated financial statements for the nine months ended December 31, 2002, which are included in the Company’s Transitional Annual Report on Form 10-KT, filed with the Securities and Exchange Commission on March 31, 2003.

      On October 14, 2002, the Company’s Board of Directors approved a change in the Company’s fiscal year from a 52- or 53-week period ending on the Sunday nearest the last day of March in each year to the calendar year ending on December 31. Accordingly, the financial information presented in the accompanying condensed consolidated financial statements is based on the Company’s new fiscal year.

Organization

      The Company is a leading marketer of vacation and residential lifestyle choices through its resort and residential land and golf communities businesses, which are located predominantly in the Southeastern, Southwestern and Midwestern United States. The Company’s resort business (“Bluegreen Resorts”) acquires, develops and markets vacation ownership interests (“VOIs”) in resorts generally located in popular, high-volume, “drive-to” vacation destinations. VOIs are of two types: one which entitles the buyer of the points-based Bluegreen Vacation Club (the “Club”) product to an annual allotment of “points” in perpetuity (supported by an underlying deeded fixed week being held in trust for the buyer) and the second which entitles the fixed-week buyer to a fully-furnished vacation residence for an annual one-week period in perpetuity. “Points” may be exchanged by the buyer in various increments for lodging for varying lengths of time in fully-furnished vacation residences at the Company’s participating resorts. The Company currently develops, markets and sells VOIs in 15 resorts located in the United States and Aruba. The Company also markets and sells VOIs in its resorts at five off-site sales locations. The Company’s residential land and golf communities business (“Bluegreen Communities”) acquires, develops and subdivides property and markets the subdivided residential home sites to retail customers seeking to build a home in a high quality residential setting, in some cases on properties featuring a golf course and related amenities. During the nine months ended September 30, 2003, sales generated by Bluegreen Resorts and Bluegreen Communities represented approximately 74% and 26%, respectively, of the Company’s total sales. The Company’s other resort and communities operations revenues are generated from mini-vacation package sales, vacation ownership tour sales, resort property management services, resort title services, resort amenity operations, hotel operations, realty resale commissions and daily-fee golf course operations. The Company also generates significant interest income by providing financing to individual purchasers of VOIs and, to a nominal extent, home sites sold by Bluegreen Communities.

Principles of Consolidation

      The condensed consolidated financial statements include the accounts of the Company, all of its wholly-owned subsidiaries and entities in which the Company holds a controlling financial interest. The

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

only non-wholly owned subsidiary, Bluegreen/Big Cedar Vacations LLC (the “Joint Venture”), is consolidated as the Company holds a 51% equity interest in the Joint Venture, has an active role as the day-to-day manager of the Joint Venture’s activities and has majority voting control of the Joint Venture’s management committee. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

      The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cumulative Effect of Change in Accounting Principle

      During the years ended March 31, 2002 and April 1, 2001, the Company deferred the costs of generating VOI tours through its telemarketing programs until the earlier of such time as the tours were conducted or the related mini-vacation packages expired, based on an accepted industry accounting principle. In December 2002, the Company elected to change its accounting policy to expense such costs as incurred, effective April 1, 2002. The Company believes that the new method of accounting for these costs is preferable over the Company’s previous method and has applied it prospectively. The Company believes accounting for these costs as period expenses results in improved financial reporting. The condensed consolidated statement of income for the three months ended September 29, 2002 has been restated from the amounts previously reported in the Company’s Quarterly Report on Form 10-Q to reflect the impact of the change in accounting principle. Net income as previously reported in the Company’s Quarterly Report on Form 10-Q for the three months ended September 29, 2002 reconciled to the restated amount is as follows (in thousands, except per share data):

Net income, as previously reported	$5,723
Impact of expensing telemarketing costs that were previously deferred in the computation of net income, as previously reported, net of income taxes and minority interest	(643)

Net income, as restated	$5,080

Earnings per common share, as previously reported:
Basic	$0.23

Diluted	$0.21

Earnings per common share, as restated:
Basic	$0.21

Diluted	$0.19

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The condensed consolidated statement of income for the nine months ended September 29, 2002 includes amounts restated to reflect the impact of the change in accounting principle as of April 1, 2002. However, the amounts included in this interim period related to the three months ended March 31, 2002, do not reflect the impact of the change in accounting principle. Accordingly, pro forma information is presented below to show the effect of a retroactive application of the change in accounting principle on the operating results of the Company for the nine months ended September 29, 2002 (in thousands, except per share data):

Net income	$3,563

Basic earnings per common share	$0.15

Diluted earnings per common share	$0.17

Earnings Per Common Share

      Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per common share is computed in the same manner as basic earnings per share, but also gives effect to all dilutive stock options using the treasury stock method and includes an adjustment, if dilutive, to both net income and shares outstanding as if the Company’s 8.25% convertible subordinated debentures were converted into common stock at the beginning of the periods presented. The Company excluded approximately 906,000 and 1.2 million anti-dilutive stock options from its computations of earnings per common share during the three and nine months ended September 30, 2003, respectively, and excluded approximately 1.6 million anti-dilutive stock options from its computations of earnings per common share during both the three and nine months ended September 29, 2002.

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Three Months Ended		Nine Months Ended

	September 30,	September 29,	September 30,	September 29,
	2003	2002	2003	2002

		(Restated)		(Restated)
Basic earnings per common share — numerators:
Income before cumulative effect of a change in accounting principle	$10,202	$5,080	$18,555	$10,277
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	—	—	(5,579)

Net income	$10,202	$5,080	$18,555	$4,698

Diluted earnings per common share — numerators:
Income before cumulative effect of a change in accounting principle — basic	$10,202	$5,080	$18,555	$10,277
Effect of dilutive securities, net of income taxes	441	436	1,308	1,318

Income before cumulative effect of a change in accounting principle — diluted	10,643	5,516	19,863	11,595
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	—	—	(5,579)

Net income — diluted	$10,643	$5,516	$19,863	$6,016

Denominators:
Denominator for basic earnings per common share—weighted-average shares	24,634	24,497	24,604	24,392
Effect of dilutive securities:
Stock options	572	81	314	142
Convertible securities	4,171	4,171	4,171	4,171

Dilutive potential common shares	4,743	4,252	4,485	4,313

Denominator for diluted earnings per common share — adjusted weighted-average shares and assumed conversions	29,377	28,749	29,089	28,705

Basic earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.41	$0.21	$0.75	$0.42
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	—	—	(0.23)

Net income	$0.41	$0.21	$0.75	$0.19

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended		Nine Months Ended

	September 30,	September 29,	September 30,	September 29,
	2003	2002	2003	2002

		(Restated)		(Restated)
Diluted earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.36	$0.19	$0.68	$0.40
Cumulative effect of a change in accounting principle, net of income taxes and minority interest	—	—	—	(0.19)

Net income	$0.36	$0.19	$0.68	$0.21

Sales of Notes Receivable and Related Retained Interests

      When the Company sells its notes receivable either pursuant to its vacation ownership receivables purchase facilities, term securitizations or, in the case of land mortgages receivable, private-placement Real Estate Mortgage Investment Conduits (“REMICs”), it evaluates whether or not such transfers should be accounted for as a sale pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and related interpretations. The evaluation of sale treatment under SFAS No. 140 involves legal assessments of the transactions, which include determining whether the transferred assets have been isolated from the Company (i.e. put presumptively beyond the reach of the Company and its creditors, even in bankruptcy or other receivership), determining whether each transferee has the right to pledge or exchange the assets it received, and ensuring that the Company does not maintain effective control over the transferred assets through either (1) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity or (2) the ability to unilaterally cause the holder to return specific assets (other than through a cleanup call).

      In connection with such transactions, the Company retains subordinated tranches, rights to excess interest spread and servicing rights, all of which are retained interests in the notes receivable sold. Gain or loss on the sale of the receivables depends in part on the allocation of the previous carrying amount of the financial assets involved in the transfer between the assets sold and the retained interests based on their relative fair value at the date of transfer.

      The fair value of the retained interests in the notes receivable sold is initially and periodically measured based on the present value of future expected cash flows estimated using management’s best estimates of the key assumptions — prepayment rates, loss severity rates, default rates and discount rates commensurate with the risks involved. The Company revalues its retained interests in notes receivable sold on a quarterly basis.

      The Company’s retained interests in notes receivable sold are considered to be available-for-sale investments and, accordingly, are carried at fair value in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accordingly, unrealized holding gains or losses on retained interests in notes receivable sold are included in shareholders’ equity, net of income taxes. Declines in fair value that are determined to be other than temporary are charged to operations.

      Interest on the Company’s retained interests in notes receivable sold is accreted using the effective yield method.

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

      On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The adoption of the new statement did not have an impact on the Company’s financial position or results of operations as of and for the nine months ended September 30, 2003.

      On January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The adoption of the new statement did not have an impact on the Company’s financial position or results of operations as of and for the nine months ended September 30, 2003.

      On January 1, 2003, the Company adopted the accounting provisions of Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The Company had previously adopted the disclosure requirements of FIN 45 during the nine months ended December 31, 2002. FIN 45 requires that certain guarantees be initially recorded at fair value, as opposed to the former practice of recording a liability only when a loss was probable and reasonably estimable. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees. The adoption of the accounting requirements of FIN 45 did not have an impact on the Company’s financial position or results of operations as of and for the nine months ended September 30, 2003.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46”), which addresses consolidation of variable interest entities. FIN 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, special purpose entities) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation’s consolidation provisions apply immediately to variable interests in variable interest entities created after January 31, 2003. It applies in the first period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not did not have an impact on the Company’s financial position or results of operations as of and for the nine months ended September 30, 2003 and is not expected to have an impact on the Company for the foreseeable future.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this statement did not have an impact on the results of operations or financial position of the Company as of and for the nine months ended September 30, 2003.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. With the exception of certain mandatorily redeemable

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial interests (such as the Company’s noncontrolling interest in the Joint Venture), SFAS No. 150 became effective for all other instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003. The application of SFAS No. 150 to certain mandatorily redeemable financial interests has been deferred indefinitely by the FASB. The adoption of this statement did not have an impact on the results of operations or financial position of the Company as of and for the nine months ended September 30, 2003.

      In February 2003, the FASB released for public comment an exposure draft of an American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”), “Accounting for Real Estate Time-Sharing Transactions” and a proposed FASB Statement, “Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and No. 67.” The proposed SOP, if adopted by the FASB, would primarily impact the Company’s recognition of certain sales of VOIs and the manner in which the Company accounts for the cost of sales of VOIs. Currently, it appears that a final pronouncement on VOI transactions would not be effective for the Company until the year ending December 31, 2005. The Company has not yet evaluated the impact of the proposed SOP on its results of operations or financial position, as the FASB and the AICPA are currently reconsidering the direction and scope of this proposed SOP in light of the comment letters received and the ongoing FASB project to develop global revenue recognition guidelines.

Stock-Based Compensation

      SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, encourages, but does not require companies to record compensation cost for employee stock options at fair value. The Company has elected to continue to account for stock options using the intrinsic value method pursuant to Accounting Principles Board Opinion No. 25 and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the exercise price of the option.

      Pro forma information regarding net income and earnings per share as if the Company had accounted for its grants of stock options to its employees under the fair value method of SFAS No. 123 is presented below. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the nine months ended September 30, 2003 and September 29, 2002, respectively: risk free investment rates of 2.8% and 2.0%; dividend yields of 0% and 0%; a volatility factor of the expected market price of the Company’s common stock of .631 and .698; and a weighted-average life of 6.0 years and 5.0 years, respectively. During the nine months ended September 30, 2003, the Company granted options to acquire 727,508 shares of its common stock.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 for the purpose of providing pro forma disclosures are not likely to be representative of the effects on reported pro forma net income for

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future years, due to the impact of the staggered vesting periods of the Company’s stock option grants. The Company’s pro forma information is as follows (in thousands, except per share data):

	Three Months Ended		Nine Months Ended

	September 30,	September 29,	September 30,	September 29,
	2003	2002	2003	2002

		(Restated)		(Restated)
Net income, as reported	$10,202	$5,080	$18,555	$4,698
Pro forma stock-based employee compensation cost, net of income taxes	(81)	(66)	(320)	95

Pro forma net income	$10,121	$5,014	$18,235	$4,793

Earnings per common share, as reported:
Basic	$0.41	$0.21	$0.75	$0.19
Diluted	$0.36	$0.19	$0.68	$0.21
Pro forma earnings per common share:
Basic	$0.41	$0.20	$0.74	$0.20
Diluted	$0.36	$0.19	$0.67	$0.21

Accumulated Other Comprehensive Income

      Accumulated other comprehensive income on the condensed consolidated balance sheets is comprised of net unrealized gains on retained interests in notes receivable sold, which are classified as available-for-sale investments.

      The following table discloses the components of the Company’s comprehensive income for the periods presented (in thousands):

	Three Months Ended		Nine Months Ended

	September 30,	September 29,	September 30,	September 29,
	2003	2002	2003	2002

		(Restated)		(Restated)
Net income	$10,202	$5,080	$18,555	$4,698
Net unrealized gains on retained interests in notes receivable sold, net of income taxes	551	1,423	1,327	1,700

Total comprehensive income	$10,753	$6,503	$19,882	$6,398

Reclassifications

      Certain reclassifications of prior period amounts have been made to conform to the current period presentation.

2.	Acquisition

      On October 2, 2002, Great Vacation Destinations, Inc. (f/k/a Leisure Plan, Inc.), a wholly-owned subsidiary of the Company (the “Subsidiary”), acquired substantially all of the assets and assumed certain liabilities of TakeMeOnVacation, LLC, RVM Promotions, LLC and RVM Vacations, LLC (the “Acquisition”). The Subsidiary was a newly-formed entity with no prior operations. As part of the Acquisition, the Subsidiary paid $2.3 million in cash at the closing of the Acquisition on October 2, 2002 (including a $292,000 payment for certain refundable deposits) and $500,000 in cash on March 31, 2003. The Subsidiary also agreed to pay contingent consideration up to a maximum of $12.5 million through

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2007, based on the Subsidiary’s Net Operating Profit (as that term is defined in Section 1.49 of the Asset Purchase Agreement), as follows:

(i) 75% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause is $2.5 million;

(ii) with respect to additional Net Operating Profit not included in the calculation under clause (i), 50% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause (ii) is $5.0 million; and

(iii) with respect to additional Net Operating Profit not included in the calculation under clauses (i) and (ii), 25% of the Subsidiary’s Net Operating Profit, until the cumulative amount paid under this clause (iii) is $5.0 million.

      Applicable payments will be made after the end of each calendar year, commencing with the year ending December 31, 2003. Should any contingent consideration be paid, the Company will record that amount as goodwill. Based on the Subsidiary’s results of operations to date, the Company has not accrued any contingent consideration as of September 30, 2003.

3.	Sale of Notes Receivable

      In June 2001, the Company executed agreements for a vacation ownership receivables purchase facility (the “Purchase Facility”) with Credit Suisse First Boston (“CSFB”) acting as the initial purchaser. In April 2002, ING Capital, LLC (“ING”), an affiliate of ING Bank NV, acquired and assumed CSFB’s rights, obligations and commitments as initial purchaser in the Purchase Facility by purchasing the outstanding principal balance under the facility from CSFB. The Purchase Facility utilizes an owner’s trust structure, pursuant to which the Company sells receivables to Bluegreen Receivables Finance Corporation V, a wholly-owned, special purpose finance subsidiary of the Company (the “Finance Subsidiary”), and the Finance Subsidiary sells the receivables to an owners’ trust (a qualified special purpose entity) without recourse to the Company or the Finance Subsidiary except for breaches of certain representations and warranties at the time of sale. The Company did not enter into any guarantees in connection with the Purchase Facility. The Purchase Facility has detailed requirements with respect to the eligibility of receivables for purchase and fundings under the Purchase Facility are subject to certain conditions precedent. Under the Purchase Facility, a variable purchase price of 85.00% of the principal balance of the receivables sold, subject to certain terms and conditions, is paid at closing in cash. The balance of the purchase price is deferred until such time as ING has received a specified return and all servicing, custodial, agent and similar fees and expenses have been paid. ING earned a return equal to the London Interbank Offered Rate (“LIBOR”) plus 1.00% through April 15, 2003, and LIBOR plus 1.25% through September 30, 2003. In addition, ING received a 0.25% annual facility fee through April 15, 2003. The ING Purchase Facility also provided for the sale of land notes receivable, under modified terms. The Company acted as the servicer under the ING Purchase Facility for a fee.

      On December 13, 2002, ING Financial Markets, LLC (“IFM”), an affiliate of ING, consummated a $170.2 million private offering and sale of VOI loan-backed securities on behalf of the Company (the “2002 Term Securitization”). The $181.0 million in aggregate principal of VOI receivables included in the 2002 Term Securitization included qualified receivables from three sources: 1) $119.2 million in aggregate principal amount of receivables that were previously sold to ING under the ING Purchase Facility; 2) $54.2 million in aggregate principal amount of receivables that were previously sold to General Electric Capital Real Estate (“GE”) and Barclays Bank, PLC (“Barclays”), under a completed purchase facility (the “GE/Barclays Purchase Facility”); and 3) $7.6 million in aggregate principal amount of receivables that were previously hypothecated with GE under a VOI receivables warehouse facility (the “GE Warehouse Facility”). The proceeds from the 2002 Term Securitization were used to pay ING, GE and

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Barclays all amounts then outstanding under the ING Purchase Facility, the GE/Barclays Purchase Facility and the GE Warehouse Facility, respectively.

      As a result of the 2002 Term Securitization, the availability under the Purchase Facility, as subsequently amended, allowed for sales of additional notes receivable for a cumulative purchase price of up to $75.0 million on a revolving basis through September 30, 2003, at 85.00% of the principal balance, subject to the eligibility requirements and certain conditions precedent. On October 8, 2003, Resort Finance, LLC (“RFL”), acquired and assumed ING’s rights, obligations and commitments as the initial purchaser in the Purchase Facility by purchasing the outstanding principal balance under the facility from ING. In connection with its assumption of the Purchase Facility, RFL expanded the size of the Purchase Facility to $100.0 million and extended the term of the Purchase Facility on a revolving basis through March 31, 2004.

      During the three months ended September 30, 2003, the Company sold approximately $8.4 million of aggregate principal balance of notes receivable under the Purchase Facility for a purchase price of $7.2 million. As a result of this sale, the Company recognized a gain of approximately $476,000 and recorded retained interests in notes receivable sold and servicing assets of approximately $1.7 million and $87,000, respectively. During the nine months ended September 30, 2003, the Company sold approximately $58.4 million of aggregate principal balance of notes receivable under the ING Purchase Facility for a cumulative purchase price of $49.7 million. In connection with these sales, the Company recognized an aggregate gain of approximately $3.4 million and recorded retained interests in notes receivable sold and servicing assets of approximately $11.7 million and $600,000, respectively.

      The following assumptions were used to measure the initial fair value of the retained interests in notes receivable sold during the nine months ended September 30, 2003: Prepayment rates ranging from 17% to 14% per annum as the portfolios mature; loss severity rate of 45%; default rates ranging from 7% to 1% per annum as the portfolios mature; and a discount rate of 14%.

4.	Receivable-backed Notes Payable

      On September 10, 2003, the Company amended the terms of its revolving vacation ownership receivables credit facility (the “GMAC Receivables Facility”) with Residential Funding Corporation (“RFC”), an affiliate of General Motors Acceptance Corporation, which was originally entered into on February 10, 2003. The amendment increased the borrowing capacity from $50.0 million to $75.0 million. The borrowing period on the GMAC Receivables Facility expires on March 10, 2005, and outstanding borrowings mature no later than March 10, 2012. The GMAC Receivables Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the GMAC Receivables Facility is 90% of the outstanding principal balance of eligible notes arising from the sale of VOIs. The GMAC Receivables Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the GMAC Receivables Facility. Indebtedness under the facility bears interest at LIBOR plus 4%. The Company was required to pay an upfront loan fee of $375,000 in connection with the GMAC Receivables Facility. During the nine months ended September 30, 2003, the Company borrowed an aggregate of $19.3 million pursuant to the GMAC Receivables Facility, with $16.0 million of such borrowings outstanding at September 30, 2003.

5.	Lines-of-Credit and Notes Payable

      On August 29, 2003, the Company borrowed $6.7 million in the form of two promissory notes pursuant to an existing, now expired, credit facility with Finova Capital Corporation. The proceeds from the borrowing were used to acquire 3,996 unsold VOIs and undeveloped land that can accommodate the construction of approximately 200 new vacation residences in a resort called the Grande Villas at World

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Golf VillageTM, located in St. Augustine, Florida for a total purchase price of $8.4 million. The balance of the purchase price was paid from operating cash. The promissory notes, which are secured by the underlying assets, require principal payments based on agreed-upon release prices as VOIs are sold, subject to certain minimum periodic principal reductions, and bear interest at the greater of 7% or the prime lending rate plus 2%, payable monthly. The final maturities of the promissory notes are February 28, 2005 for the $5.6 million promissory note and August 29, 2006 for the $1.1 million promissory note.

      On September 16, 2003, the Company borrowed $17.4 million pursuant to an existing credit facility with RFC. The proceeds from the borrowing were used to acquire The FountainsTM (f/k/a Oasis Lakes Resort), an existing vacation ownership resort in Orlando, Florida for a total purchase price of $20.5 million. The balance of the purchase price was paid from operating cash. The acquisition included certain unsold VOIs, land that can accommodate the construction of approximately 576 additional vacation residences, a 20,000 square-foot sales center, an adjoining parcel of land that is zoned for commercial use and certain notes receivable. The borrowing, which is secured by the underlying assets, requires principal payments based on agreed-upon release prices as VOIs are sold, subject to certain minimum periodic principal reductions, and bears interest at the LIBOR lending rate plus 4.75%, payable monthly. The final maturity of the note payable is September 16, 2007.

6.	Supplemental Guarantor Financial Information

      On April 1, 1998, the Company consummated a private placement offering (the “Offering”) of $110 million in aggregate principal amount of 10.5% senior secured notes due April 1, 2008 (the “Notes”). None of the assets of Bluegreen Corporation secure its obligations under the Notes, and the Notes are effectively subordinated to secured indebtedness of the Company to any third party to the extent of assets serving as security therefore. The Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s subsidiaries (the “Subsidiary Guarantors”), with the exception of Bluegreen/Big Cedar Vacations, LLC, Bluegreen Properties N.V., Resort Title Agency, Inc., any special purpose finance subsidiary, any subsidiary which is formed and continues to operate for the limited purpose of holding a real estate license and acting as a broker, and certain other subsidiaries which have individually less than $50,000 of assets (collectively, “Non-Guarantor Subsidiaries”). Each of the note guarantees cover the full amount of the Notes and each of the Subsidiary Guarantors is 100% owned, directly or indirectly, by the Company. Supplemental financial information for Bluegreen Corporation, its combined Non-Guarantor Subsidiaries and its combined Subsidiary Guarantors is presented below:

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	September 30, 2003

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
ASSETS
Cash and cash equivalents	$15,002	$25,335	$15,445	$—	$55,782
Contracts receivable, net	—	2,090	31,862	—	33,952
Intercompany receivable	115,071	—	—	(115,071)	—
Notes receivable, net	408	16,918	90,980	—	108,306
Inventory, net	—	22,024	188,330	—	210,354
Retained interests in notes receivable sold	—	55,684	—	—	55,684
Investments in subsidiaries	7,730	—	3,230	(10,960)	—
Property and equipment, net	11,415	1,925	41,659	—	54,999
Other assets	6,358	2,881	23,750	—	32,989

Total assets	$155,984	$126,857	$395,256	$(126,031)	$552,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable, deferred income, accrued liabilities and other	$12,658	$30,706	$36,142	$—	$79,506
Intercompany payable	—	3,918	111,153	(115,071)	—
Deferred income taxes	(19,455)	29,787	33,314	—	43,646
Lines-of-credit and receivable-backed notes payable	5,066	14,764	80,740	—	100,570
10.50% senior secured notes payable	110,000	—	—	—	110,000
8.25% convertible subordinated debentures	34,371	—	—	—	34,371

Total liabilities	142,640	79,175	261,349	(115,071)	368,093
Minority interest	—	—	—	5,125	5,125
Total shareholders’ equity	13,344	47,682	133,907	(16,085)	178,848

Total liabilities and shareholders’ equity	$155,984	$126,857	$395,256	$(126,031)	$552,066

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2002

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
ASSETS
Cash and cash equivalents	$22,373	$17,951	$6,581	$—	$46,905
Contracts receivable, net	—	1,457	14,773	—	16,230
Intercompany receivable	101,549	—	—	(101,549)	—
Notes receivable, net	1,740	9,434	50,621	—	61,795
Inventory, net	—	19,440	153,691	—	173,131
Retained interests in notes receivable sold	—	44,228	—	—	44,228
Investments in subsidiaries	7,730	—	3,230	(10,960)	—
Property and equipment, net	9,791	1,959	40,037	—	51,787
Other assets	6,576	1,792	31,548	—	39,916

Total assets	$149,759	$96,261	$300,481	$(112,509)	$433,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable, accrued liabilities and other	$8,510	$22,485	$26,124	$—	$57,119
Intercompany payable	—	8,392	93,157	(101,549)	—
Deferred income taxes	(19,344)	24,698	25,846	—	31,200
Lines-of-credit and notes payable	3,384	3,000	33,385	—	39,769
10.50% senior secured notes payable	110,000	—	—	—	110,000
8.25% convertible subordinated debentures	34,371	—	—	—	34,371

Total liabilities	136,921	58,575	178,512	(101,549)	272,459
Minority interest	—	—	—	3,250	3,250
Total shareholders’ equity	12,838	37,686	121,969	(14,210)	158,283

Total liabilities and shareholders’ equity	$149,759	$96,261	$300,481	$(112,509)	$433,992

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2003

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
REVENUES
Sales	$—	$9,857	$99,084	$—	$108,941
Management fees	11,803	—	—	(11,803)	—
Other resort and communities operations revenue	—	1,416	13,133	—	14,549
Interest income	64	1,542	2,835	—	4,441
Gain on sales of notes receivable	—	476	—	—	476

	11,867	13,291	115,052	(11,803)	128,407
COSTS AND EXPENSES
Cost of sales	—	2,566	28,467	—	31,033
Cost of other resort and communities operations	—	458	14,031	—	14,489
Management fees	—	298	11,505	(11,803)	—
Selling, general and administrative expenses	7,471	5,814	45,847	—	59,132
Interest expense	2,647	169	834	—	3,650
Provision for loan losses	—	303	1,997	—	2,300
Other expense, net	10	358	147	—	515

	10,128	9,966	102,828	(11,803)	111,119

Income before provision for income taxes and minority interest	1,739	3,325	12,224	—	17,288
Provision for income taxes	669	1,011	4,707	—	6,387
Minority interest in income of consolidated subsidiary	—	—	—	699	699

Net income	$1,070	$2,314	$7,517	$(699)	$10,202

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended September 29, 2002 (Restated)

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
REVENUES
Sales	$—	$7,125	$76,261	$—	$83,386
Management fees	8,719	—	—	(8,719)	—
Other resort and communities operations revenue	—	1,071	6,493	—	7,564
Interest income	64	1,781	2,173	—	4,018
Gain on sales of notes receivable	—	2,037	—	—	2,037

	8,783	12,014	84,927	(8,719)	97,005
COSTS AND EXPENSES
Cost of sales	—	1,992	27,017	—	29,009
Cost of other resort and communities operations	—	380	6,451	—	6,831
Management fees	—	226	8,493	(8,719)	—
Selling, general and administrative expenses	6,412	4,143	36,547	—	47,102
Interest expense	2,543	104	674	—	3,321
Provision for loan losses	—	100	1,461	—	1,561
Other expense, net	1	527	148	—	676

	8,956	7,472	80,791	(8,719)	88,500

Income (loss) before provision (benefit) for income taxes and minority interest	(173)	4,542	4,136	—	8,505
Provision (benefit) for income taxes	(67)	1,655	1,592	—	3,180
Minority interest in income of consolidated subsidiary	—	—	—	245	245

Net income (loss)	$(106)	$2,887	$2,544	$245	$5,080

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2003

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
REVENUES
Sales	$—	$26,227	$230,522	$—	$256,749
Management fees	28,370	—	—	(28,370)	—
Other resort and communities operations revenue	—	4,319	38,273	—	42,592
Interest income	228	5,314	6,766	—	12,308
Gain on sales of notes receivable	—	3,360	—	—	3,360
Other income (expense), net	50	(534)	1,092	—	608

	28,648	38,686	276,653	(28,370)	315,617
COSTS AND EXPENSES
Cost of sales	—	7,011	69,355	—	76,366
Cost of other resort and communities operations	—	1,345	41,851	—	43,196
Management fees	—	814	27,556	(28,370)	—
Selling, general and administrative expenses	22,066	15,313	111,480	—	148,859
Interest expense	6,870	434	2,322	—	9,626
Provision for loan losses	—	834	4,691	—	5,525

	28,936	25,751	257,255	(28,370)	283,572

Income (loss) before provision (benefit) for income taxes and minority interest	(288)	12,935	19,398	—	32,045
Provision (benefit) for income taxes	(111)	4,258	7,468	—	11,615
Minority interest in income of consolidated subsidiary	—	—	—	1,875	1,875

Net income (loss)	$(177)	$8,677	$11,930	$(1,875)	$18,555

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended September 29, 2002 (Restated)

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
REVENUES
Sales	$—	$18,696	$191,728	$—	$210,424
Management fees	22,180	—	—	(22,180)	—
Other resort and communities operations revenue	—	3,244	17,317	—	20,561
Interest income	223	5,058	6,092	—	11,373
Gain on sales of notes receivable	—	5,334	—	—	5,334

	22,403	32,332	215,137	(22,180)	247,692
COSTS AND EXPENSES
Cost of sales	—	5,177	71,191	—	76,368
Cost of other resort and communities operations	—	1,162	17,089	—	18,251
Management fees	—	666	21,514	(22,180)	—
Selling, general and administrative expenses	19,535	10,698	91,223	—	121,456
Interest expense	7,008	343	2,081	—	9,432
Provision for loan losses	—	284	3,526	—	3,810
Other expense (income), net	(248)	1,175	93	—	1,020

	26,295	19,505	206,717	(22,180)	230,337

Income (loss) before provision (benefit) for income taxes and minority interest	(3,892)	12,827	8,420	—	17,355
Provision (benefit) for income taxes	(1,499)	4,845	3,087	—	6,433
Minority interest in income of consolidated subsidiary	—	—	—	645	645

Income (loss) before cumulative effect of a change in accounting principle	(2,393)	7,982	5,333	(645)	10,277
Cumulative effect of a change in accounting principle, net of income taxes	—	(714)	(5,215)	—	(5,929)
Minority interest in cumulative effect of a change in accounting principle, net of income taxes	—	—	—	(350)	(350)

Net income (loss)	$(2,393)	$7,268	$118	$295	$4,698

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2003

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated

	(In thousands)

	(Unaudited)
Operating activities:
Net cash provided (used) by operating activities	$(5,857)	$2,757	$15,411	$12,311

Investing activities:
Purchases of property and equipment	(2,104)	(336)	(5,087)	(7,527)
Sales of property and equipment	854	—	226	1,080
Cash received from retained interests in notes receivable sold	—	5,948	—	5,948

Net cash (used) provided by investing activities	(1,250)	5,612	(4,861)	(499)

Financing activities:
Proceeds from borrowings under line-of-credit facilities and other notes payable	7,000	—	25,000	32,000
Payments under line-of-credit facilities and other notes payable	(7,528)	—	(26,302)	(33,830)
Payment of debt issuance costs	(273)	(985)	(384)	(1,642)
Proceeds from the exercise of employee and director stock options	537	—	—	537

Net cash used by financing activities	(264)	(985)	(1,686)	(2,935)

Net increase (decrease) in cash and cash equivalents	(7,371)	7,384	8,864	8,877
Cash and cash equivalents at beginning of period	22,373	17,951	6,581	46,905

Cash and cash equivalents at end of period	15,002	25,335	15,445	55,782
Restricted cash at end of period	(173)	(21,387)	(14,440)	(36,000)

Unrestricted cash and cash equivalents at end of period	$14,829	$3,948	$1,005	$19,782

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended September 29, 2002

		Combined	Combined
	Bluegreen	Non-Guarantor	Subsidiary
	Corporation	Subsidiaries	Guarantors	Consolidated

	(Unaudited)
	(In thousands)
Operating activities:
Net cash provided (used) by operating activities	$26,195	$(9,176)	$6,284	$23,303

Investing activities:
Purchases of property and equipment	(1,428)	(628)	(3,176)	(5,232)
Sales of property and equipment	1	—	41	42
Cash received from retained interests in notes receivable sold	—	13,681	—	13,681

Net cash provided (used) by investing activities	(1,427)	13,053	(3,135)	8,491

Financing activities:
Proceeds from borrowings under line-of-credit facilities and other notes payable	9,850	—	22,168	32,018
Payments under line-of-credit facilities and other notes payable	(9,883)	(2,356)	(22,472)	(34,711)
Payment of debt issuance costs	(23)	(1,250)	(1,368)	(2,641)
Payment under convertible subordinated debt notes payable to related parties	(6,000)	—	—	(6,000)
Proceeds from the exercise of employee and director stock options	526	—	—	526

Net cash used by financing activities	(5,530)	(3,606)	(1,672)	(10,808)

Net increase in cash and cash equivalents	19,238	271	1,477	20,986
Cash and cash equivalents at beginning of period	10,969	19,036	8,472	38,477

Cash and cash equivalents at end of period	30,207	19,307	9,949	59,463
Restricted cash and cash equivalents at end of period	(173)	(16,610)	(7,837)	(24,620)

Unrestricted cash and cash equivalents at end of period	$30,034	$2,697	$2,112	$34,843

7.	Contingencies

      In the ordinary course of its business, the Company from time to time becomes subject to claims or proceedings relating to the purchase, subdivision, sale and/or financing of real estate. Additionally, from time to time, the Company becomes involved in disputes with existing and former employees. The Company believes that substantially all of these claims and proceedings are incidental to its business.

      On August 21, 2000, the Company received a Notice of Field Audit Action (the “Notice”) from the State of Wisconsin Department of Revenue (the “DOR”) alleging that two subsidiaries now owned by the Company failed to collect and remit sales and use taxes to the State of Wisconsin during the period from January 1, 1994 through September 30, 1997 totaling $1.9 million. The majority of the assessment is based on the subsidiaries not charging sales tax to purchasers of VOIs at the Company’s Christmas Mountain VillageTM resort. In addition to the assessment, the Notice indicated that interest would be charged, but no penalties would be assessed. As of September 30, 2003, aggregate interest was approximately $2.1 million.

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company filed a Petition for Redetermination (the “Petition”) on October 19, 2000, and, if the Petition is unsuccessful, the Company intends to vigorously appeal the assessment. The Company acquired the subsidiaries that are the subject of the Notice in connection with the acquisition of RDI Group, Inc. (“RDI”) on September 30, 1997. Under the RDI purchase agreement, the Company has the right to offset payments owed by the Company to RDI’s former stockholders pursuant to a $1.0 million outstanding note payable balance and to make a claim against such stockholders for $500,000 previously paid for any breach of representations and warranties. (One of the former RDI stockholders is currently employed by the Company as its Senior Vice President of Sales for Bluegreen Resorts.) The Company has filed an action against the RDI stockholders for damages arising out of the Wisconsin assessments based on its right of indemnification and offset under the RDI purchase agreement and related promissory note. The RDI stockholders have filed a counterclaim against the Company and a third-party complaint against the Company and one of its wholly-owned subsidiaries alleging that the Company and its subsidiary have failed to make the payments required under the terms of the promissory note.

      On May 24, 2003, the Company received a second Notice of Field Audit Action (the “Second Notice”) from the DOR alleging that the two subsidiaries of the Company discussed above failed to collect and remit sales and use taxes to the State of Wisconsin during the period from April 1, 1998 through March 31, 2002 totaling $1.4 million. The majority of the assessment is based on the subsidiaries not charging sales tax to purchasers of VOIs at the Company’s Christmas Mountain VillageTM resort. In addition to the assessment, the Second Notice indicated that interest and penalties would be assessed. As of September 30, 2003, aggregate interest and penalties total approximately $1 million. The Company filed a Petition for Redetermination (the “Second Petition”) on July 9, 2003, and, if the Second Petition is unsuccessful, the Company intends to vigorously appeal the assessment. In addition, the Company believes that, if necessary, amounts paid to the State of Wisconsin pursuant to the Notice and the Second Notice, if any, may be further funded through collections of sales tax from the consumers who effected the assessed VOI sales with RDI without paying sales tax on their purchases.

      Based on management’s assessment of the Company’s position in the Petition and the Second Petition, the Company’s belief that its right of offset with the former RDI stockholders will be upheld and other factors discussed above, management does not believe that the possible sales tax assessment pursuant to the Notice and the Second Notice will have a material adverse impact on the Company’s results of operations or financial position, and therefore no amounts have been accrued related to this matter. Additionally, as the statute requiring the assessment of sales tax on VOIs in Wisconsin was repealed in December 1999 and based on the applicable statutes of limitations, the Company believes its exposure in these matters is limited to that discussed above.

8.	Business Segments

      The Company has two reportable business segments. Bluegreen Resorts acquires, develops and markets VOIs at the Company’s resorts and Bluegreen Communities acquires large tracts of real estate that are subdivided, improved (in some cases to include a golf course and related amenities on the property) and sold, typically on a retail basis.

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Required disclosures for the Company’s business segments are as follows (in thousands):

As of and for the three months ended September 30, 2003

	Bluegreen	Bluegreen
	Resorts	Communities	Totals

Sales	$83,925	$25,016	$108,941
Other resort and communities operations revenue	12,826	1,723	14,549
Depreciation expense	959	452	1,411
Field operating profit	21,799	2,028	23,827
Inventory, net	93,228	117,126	210,354

As of and for the three months ended September 29, 2002 (Restated)

Sales	$56,306	$27,080	$83,386
Other resort and communities operations revenue	6,050	1,514	7,564
Depreciation expense	630	347	977
Field operating profit	7,565	5,182	12,747
Inventory, net	68,588	100,251	168,839

For the nine months ended September 30, 2003

Sales	$191,060	$65,689	$256,749
Other resort and communities operations revenue	37,605	4,987	42,592
Depreciation expense	2,628	1,249	3,877
Field operating profit	40,796	5,644	46,440

For the nine months ended September 29, 2002 (Restated)

Sales	$131,912	$78,512	$210,424
Other resort and communities operations revenue	17,499	3,062	20,561
Depreciation expense	2,008	929	2,937
Field operating profit	16,949	13,079	30,028

BLUEGREEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Field operating profit for reportable segments reconciled to consolidated income before provision for income taxes and minority interest is as follows (in thousands):

	Three Months Ended		Nine Months Ended

		September 29,		September 29,
	September 30,	2002	September 30,	2002
	2003	(Restated)	2003	(Restated)

Field operating profit for reportable segments	$23,827	$12,747	$46,440	$30,028
Interest income	4,441	4,018	12,308	11,373
Gain on sales of notes receivable	476	2,037	3,360	5,334
Other income (expense), net	(515)	(676)	608	(1,020)
Corporate general and administrative expenses	(4,991)	(4,739)	(15,520)	(15,118)
Interest expense	(3,650)	(3,321)	(9,626)	(9,432)
Provision for loan losses	(2,300)	(1,561)	(5,525)	(3,810)

Consolidated income before provision for income taxes and minority interest	$17,288	$8,505	$32,045	$17,355

5,000,000 Shares

Levitt Corporation

Class A Common Stock

PROSPECTUS

Friedman Billings Ramsey

Raymond James
BB&T Capital Markets

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the expenses (other than underwriting discounts and commissions) to be borne by Levitt Corporation (the “Registrant”) in connection with the offering. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$15,139
Legal Fees and Expenses	400,000
Accounting Fees and Expenses	125,000
Printing and Mailing Expenses	75,000
Miscellaneous Expenses	84,861

TOTAL FEES AND EXPENSES	$700,000

Item 15.	Indemnification of Directors and Officers

      Section 607.0850 of the Florida Business Corporation Act and the amended and restated articles of incorporation and bylaws of the Registrant provide for indemnification of each of the Registrant’s directors and officers against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Registrant carries insurance permitted by the laws of the State of Florida on behalf of directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting solely as a director or officer of the Registrant, which acts may also include liabilities under the Securities Act.

Item 16.	Exhibits

      The following exhibits either are filed herewith, were previously filed or are incorporated by reference, as indicated below:

Exhibits	Description

1.1	Form of Underwriting Agreement between the Registrant and the Underwriters named therein.
4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form 8-A of the Registrant filed with the SEC on December 12, 2003).
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. as to the validity of the shares of Class A Common Stock being offered.**
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5).**
23.2	Consent of KPMG LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included with signature pages to the initial filing of this Registration Statement).**

**	Previously filed.

Item 17.	Undertakings

      (a) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on the 12th day of March, 2004.

LEVITT CORPORATION

By:	/s/ ALAN B. LEVAN

Alan B. Levan
Chairman of the Board of Directors,
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALAN B. LEVAN Alan B. Levan	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)	March 12, 2004

* John E. Abdo	Vice-Chairman of the Board, President	March 12, 2004

/s/ GLEN R. GILBERT Glen R. Gilbert	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 12, 2004

* James Blosser	Director	March 12, 2004

* William F. Scherer	Director	March 12, 2004

* Darwin C. Dornbush	Director	March 12, 2004

* S. Lawrence Kahn, III	Director	March 12, 2004

* William R. Nicholson	Director	March 12, 2004

Signature		Title	Date

* Joel A. Levy		Director	March 12, 2004

*By:	/s/ ALAN B. LEVAN Alan B. Levan, Attorney-in-fact

INDEX TO EXHIBITS

Exhibits	Description

1.1	Form of Underwriting Agreement between the Registrant and the Underwriters named therein.
4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form 8-A of the Registrant filed with the SEC on December 12, 2003).
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. as to the validity of the shares of Class A Common Stock being offered.**
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5).**
23.2	Consent of KPMG LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included with signature pages to the initial filing of this Registration Statement).**

** Previously filed.